Exhibit 2.1

Execution Version

TRANSACTION AGREEMENT
by and among
AMH HOLDINGS (CAYMAN), L.P.,
AR CAPITAL, LLC,
and
AR GLOBAL, LLC

Dated as of August 6, 2015

Page

ARTICLE I TRANSACTION	6

1.1	Reorganization 6

1.2	Contribution and Exchange 7

1.3	The Closing 9

1.4	Closing Deliveries 9

1.5	Post-Closing True-Up 10

1.6	Earn-Out 13

1.7	Exchange of Installment Notes 17

1.8	Partial Deferred Closing 18

1.9	Withholding 21

ARTICLE II REPRESENTATIONS AND WARRANTIES PERTAINING TO THE BUSINESS	21

2.1	Organization, Power 21

2.2	Authority 21

2.3	Non-Contravention 22

2.4	Consents, etc 23

2.5	Capitalization 23

2.6	Financial Statements 24

2.7	Litigation 25

2.8	Compliance with Laws; Permits and Licenses 26

2.9	Absence of Certain Changes; No Undisclosed Liabilities 27

2.10	Personnel and Employee Benefits Matters 28

2.11	Taxes 30

2.12	Properties and Assets 32

2.13	Certain Labor Matters 34

2.14	Material Agreements 34

2.15	Intellectual Property and IT Systems 34

2.16	Data Protection and Privacy 35

2.17	Compliance Matters 36

2.18	Clients 40

2.19	Funds 42

2.20	Section 15(f) 50

2.21	REITs 51

2.22	Books and Records 51

2.23	Product Performance Record 51

2.24	Insurance 51

2.25	Affiliate Arrangements 52

2.26	Compliance with Environmental Law 52

2.27	Brokers 52

2.28	No Other Representations and Warranties 52

ARTICLE III REPRESENTATIONS AND WARRANTIES OF AMH	52

3.1	Organization 52

3.2	Authority 53

3.3	Non-Contravention 53

3.4	Consents, etc 54

3.5	Financial Statements 54

3.6	Capitalization 55

3.7	Compliance with Law 55

3.8	Litigation 55

3.9	SEC Reports 56

3.10	Absence of Certain Changes 56

3.11	Available Funds 56

3.12	Investment Intent 56

3.13	Certain Regulatory Matters 57

3.14	Brokers 57

3.16	No Other Representations and Warranties 57

ARTICLE IV COVENANTS	57

4.1	Conduct of Business 57

4.2	Access; Confidentiality 60

4.3	Reasonable Best Efforts; Regulatory Approvals; Client Consents 61

4.4	Public Announcements; Confidentiality 65

4.5	Section 15 of the Investment Company Act 66

4.6	Supplemental Disclosure 66

4.7	Third Party Proposals 67

4.8	Financial Statements; Cooperation 67

4.9	Non-Competition and Non-Solicitation 68

4.10	Termination of Affiliate Agreements 69

4.11	Expenses 69

4.12	BDC Exemptive Relief 69

4.13	Preferred Stock Put 70

4.14	Employee Matters 70

4.15	OP Amendments 72

4.16	Separation 72

4.17	Leases 74

4.18	Further Assurances 74

ARTICLE V CONDITIONS TO THE CLOSING	75

5.1	Mutual Conditions 75

5.2	Additional Conditions to the Obligations of AMH 75

5.3	Additional Conditions to the Obligations of ARC and Newco 77

ARTICLE VI TERMINATION	78

6.1	Termination 78

6.2	Effect of Termination 79

ARTICLE VII INDEMNIFICATION	79

7.1	Indemnification by ARC 79

7.2	Indemnification by AMH 80

7.3	Indemnification Procedures 81

7.4	General 83

ARTICLE VIII TAX MATTERS	85

8.1	Tax Indemnity 85

8.2	Straddle Periods 85

8.3	Refunds 86

8.4	Tax Returns 86

8.5	Tax Contests 87

8.6	Books and Records; Cooperation 88

8.7	Transfer Taxes 88

8.8	Tax Agreements; Powers of Attorney 89

8.9	Overlap 89

8.10	Section 754 Elections 89

8.11	FIRPTA Certificate 89

8.12	Allocation 89

8.13	Tax Treatment of Certain Payments 89

ARTICLE IX GENERAL PROVISIONS	90

9.1	Survival 90

9.2	Notices 90

9.3	Interpretation 92

9.4	Amendment and Modification; Waiver 92

9.5	Entire Agreement 93

9.6	Disclosure Letters 93

9.7	Third Party Beneficiaries 93

9.8	Specific Performance 93

9.9	Assignment; Binding Effect 93

9.10	Governing Law 94

9.11	Jurisdiction; Waiver of Jury Trial 94

9.12	Severability 94

9.13	Counterparts 95

ARTICLE X DEFINITIONS	95

EXHIBITS

Exhibit A – Form of A&R Newco LLCA
Exhibit B – Sample Closing Statement

Exhibit C – Form of AGM Exchange Agreement
Exhibit D – Form of AOG Exchange Agreement
Exhibit E – Form of Employment Agreement
Exhibit F – Form of Installment Note
Exhibit G – Form of Newco Registration Rights Agreement
Exhibit H – Form of Pledge Agreement
Exhibit I – Accounting Principles
Exhibit J – Form of Equity Consideration Agreement
Exhibit K – Form of Joinder to Shareholders Agreement
Exhibit L – Illustrative Calculation of Qualifying Apollo Capital

SCHEDULES

Schedule A – Contributed Assets
Schedule B – Excluded Assets
Schedule C – Assumed Liabilities
Schedule D – Excluded Liabilities
Schedule E – Equity Consideration and Installment Note Allocation Methodology
Schedule F – Apollo Competitors
Schedule G – Employee Interests in Trailer Amounts

ARC Disclosure Letter
AMH Disclosure Letter

TRANSACTION AGREEMENT
This TRANSACTION AGREEMENT, dated as of August 6, 2015 (this “Agreement”), is made by and among AMH Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership (“AMH”), AR Capital, LLC, a Delaware limited liability company (“ARC”) and AR Global, LLC, a Delaware limited liability company (“Newco”). Capitalized terms used and not otherwise defined in this Agreement have the meanings specified in Article X.
RECITALS
A. ARC desires to transfer to AMH, and AMH desires to acquire from ARC, a 60% interest in ARC’s alternative investments business, consisting of the formation, sponsorship, advising and management of non-traded REITs, BDCs and certain other investment vehicles (the “Business”).
B. Prior to the Closing, and as further set forth in Section 1.1 below, ARC will transfer to Newco all of the assets (including equity interests in Subsidiaries) used in the conduct of the Business, other than Excluded Assets and (if applicable) the Deferred Assets, and Newco will assume certain liabilities relating to the Business, in exchange for 100% of the equity units of Newco (the “Reorganization”).
C. Following the Reorganization but prior to the Closing, ARC will amend and restate the limited liability company agreement of Newco to be substantially in the form attached hereto as Exhibit A (the “A&R Newco LLCA”).
D. At the Closing and in accordance with and subject to the terms and conditions set forth herein, ARC will transfer to AMH equity units of Newco that (after giving effect to the transactions contemplated by Section 1.2(b)) will result in AMH owning 60% of the equity units of Newco (the “Acquired Interests”) in exchange for the Consideration (the “Contribution and Exchange”).
E. The parties intend to treat the Contribution and Exchange, to the extent of the transaction consideration paid in the form of AMH Units, as a tax-free exchange under Section 721 of the Code.
F. Concurrently with this Agreement, the ARC Principals have entered into the Support Agreement.
G. Concurrently with this Agreement, Apollo Management Holdings, L.P., a Delaware limited partnership (“Apollo Management”) has entered into the Membership Interest Purchase Agreement with RCS Capital Corporation and RCS Capital Holdings LLC (the “RCS Purchase Agreement”) pursuant to which Apollo Management has agreed, subject to the terms and conditions set forth therein, to purchase Realty Capital Securities, LLC, American National Stock Transfer, LLC, and Strategic Capital Management Holdings, LLC (collectively, the “Acquired RCS Businesses”).
H. Concurrently with this Agreement, Apollo Management has entered into the Investment Agreement with RCS Capital Corporation pursuant to which Apollo Management has agreed, subject to the terms and conditions set forth therein, to purchase RCAP Preferred Stock.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:
Article I
TRANSACTION
1.1    Reorganization.
(a)    Reorganization. Prior to the Closing, ARC will, and will cause its applicable Subsidiaries to, contribute to Newco, and Newco will accept, all right, title and interest of ARC and its applicable Subsidiaries in and to the Contributed Assets, in each case free and clear of any Liens other than Permitted Liens. To such end, ARC will, or will cause its applicable Subsidiaries to, execute and deliver to Newco, prior to the Closing, as applicable, such instruments of conveyance, assignment and transfer as AMH may reasonably request.
(b)    Excluded Assets. Anything to the contrary herein notwithstanding, ARC will not, pursuant to this Agreement or any of the transactions contemplated hereby, transfer to Newco any right, title or interest in any Excluded Asset (and ARC shall cause to be removed from the Transferred Entities prior to the Reorganization any right, title or interest any such entity has to any Excluded Asset).
(c)    Assumed Liabilities. Prior to the Closing, Newco will assume the Assumed Liabilities and agree to satisfy and discharge when due the liabilities and obligations of ARC and its Affiliates pursuant to the Assumed Liabilities. Following the completion of the Reorganization, Newco will pay or cause to be paid all Assumed Liabilities as and when such liabilities become due. Newco will execute and deliver to ARC, prior to the Closing, an assumption agreement and such other agreements and instruments as AMH and ARC may reasonably agree upon in order to effect the foregoing assumption of liabilities.
(d)    Excluded Liabilities. Anything to the contrary herein notwithstanding, Newco will not, pursuant to this Agreement or any of the transactions contemplated hereby, assume or be obligated to pay, perform or otherwise discharge any Excluded Liability.
(e)    Issuance of Units. In exchange for the contribution of the Contributed Assets, Newco will issue to ARC 100% of the equity interests in Newco, free and clear of any Liens (other than Liens arising as a result of this Agreement, the A&R Newco LLCA or under applicable securities Laws). Prior to Closing, ARC will transfer a 1% interest in Newco to one or more existing members of ARC (or an entity controlled by one or more such members) pursuant to such documentation and in such manner as is reasonably acceptable to AMH.
(f)    Contributed Assets Subject to Third-Party Consent. To the extent that the contribution to Newco of any Contributed Asset is prohibited by any Applicable Law, or would require any governmental or third party Consents and such Consents shall not have been obtained prior to the Closing, ARC shall not be obligated to contribute such asset to Newco until such prohibition has been terminated or such Consents obtained. Except as set forth in Section 1.8, during the period commencing on the date hereof and continuing until 24 months after the Closing, (i) each of Newco and ARC will use reasonable best efforts in connection with securing such Consents and (ii) if any Consents are not secured prior to the Closing, pending the earlier of obtaining such Consent or the expiration of such 24-month period, Newco and ARC will use reasonable best efforts to cooperate in any lawful and reasonable arrangement reasonably proposed by either AMH or ARC under which Newco shall obtain the benefits and obligations of use of any such Contributed Asset held by ARC or any of its Subsidiaries following the Closing. If such Consent is obtained during such 24-month period, ARC will contribute, or cause its applicable Subsidiary to contribute, any such Contributed Asset to Newco for no additional consideration.
1.2    Contribution and Exchange.
(a)    Transfer of Acquired Interests. Subject to the terms and conditions of this Agreement, at the Closing, ARC will assign, transfer, convey and deliver to AMH, and AMH will acquire from ARC, the Acquired Interests, free and clear of any Liens (other than Liens arising as a result of this Agreement, the A&R Newco LLCA or under applicable securities Laws).
(b)    Contributions of Apollo Management. Subject to the terms and conditions of this Agreement, at the Closing, Apollo Management will contribute to Newco, and Newco will accept, all right, title and interest of Apollo Management to the Acquired RCS Businesses.
(c)    Consideration. In exchange for the Acquired Interests, AMH will pay and convey to ARC (i) an amount of cash equal to (A) two hundred million dollars ($200,000,000), minus (B) an amount equal to forty percent (40%) of the RCS Purchase Price, minus (C) the Estimated Apollo Priority Trailer Fee Amount (the “Closing Cash Consideration”) (provided that in no event shall the Closing Cash Consideration be less than $0); (ii) the Closing Equity Consideration; (iii) the Closing Installment Notes; (iv) the Deferred Consideration (if any); (v) any payments required by AMH under Section 1.5(c) and (vi) the Earn-Out Payments (if any) as and when due in accordance with Section 1.6 (the foregoing consideration, collectively, the “Consideration”).
(d)    Estimated Closing Net Working Capital and Closing Cash Consideration.
(i)    No later than the fifth (5th) Business Day prior to the Closing Date, ARC will deliver to AMH a written statement (the “Estimated Closing Statement”) setting forth, with reasonable supporting detail (w) (1) the estimated consolidated balance sheet of Newco and its Subsidiaries (including the Transferred Entities), other than Crestline and its Subsidiaries, as of the Closing Date and after giving effect to the Reorganization, calculated in accordance with the Accounting Principles (the “ARC Estimated Closing Date Balance Sheet”) and (2) the estimated consolidated balance sheet of Crestline and its Subsidiaries, as of the Closing Date and after giving effect to the Reorganization, calculated in accordance with the Accounting Principles (the “Crestline Estimated Closing Date Balance Sheet”, together with the ARC Estimated Closing Date Balance Sheet, the “Estimated Closing Date Balance Sheet”), (x) (1) an estimate of the ARC Closing Net Working Capital derived from the ARC Estimated Closing Date Balance Sheet (the “ ARC Estimated Closing Net Working Capital”) and (2) an estimate of the Crestline Closing Net Working Capital derived from the Crestline Estimated Closing Date Balance Sheet (the “Crestline Estimated Closing Net Working Capital”, together with the ARC Estimated Closing Net Working Capital, the “Estimated Closing Net Working Capital”), (y) a calculation of the amount of the Apollo Priority Trailer Fee Amount (the “Estimated Apollo Priority Trailer Fee Amount”), and (z) an estimate of the Closing Cash Consideration (the “Estimated Closing Cash Consideration”). An illustrative example of the unaudited consolidated balance sheet of Newco and its Subsidiaries (including the Transferred Entities), as of December 31, 2014 but pro forma for the Reorganization, and an illustrative calculation of the Net Working Capital is attached as Exhibit B (the “Sample Closing Statement”).
(ii)    In the event that prior to Closing AMH objects to or disputes the Estimated Closing Date Balance Sheet, the Estimated Closing Net Working Capital or the Estimated Apollo Priority Trailer Fee Amount (in each case, in whole or in part), ARC and AMH will each make a good faith effort to resolve such objections or disputes; provided that if any such objections or disputes are not resolved by the second (2nd) Business Day immediately prior to the Closing, the Estimated Closing Net Working Capital and the Estimated Apollo Priority Trailer Fee Amount, as applicable, will be adjusted (x) to reflect the resolution of any such objections and disputes that have been resolved and (y) such that the amounts included for any remaining disputed items shall be the position taken by ARC.
(e)    Estimated Closing Net Working Capital True-Up.
(i)    Not later than the third (3rd) Business Day prior to the Closing Date, AMH will deliver to ARC a written statement setting forth the calculation of the Closing Equity Consideration and the Closing Installment Notes, in each case calculated in accordance with Schedule E and with reasonable supporting detail.
(ii)    Immediately prior to the Closing, (x) if the ARC Estimated Closing Net Working Capital is less than the ARC Target Net Working Capital, ARC will transfer to Newco an amount of cash equal to such shortfall and (y) if the ARC Estimated Closing Net Working Capital is greater than the ARC Target Net Working Capital, Newco will transfer to ARC an amount of cash (or short term assets) equal to such excess.
(iii)    Immediately prior to the Closing, (x) if the Crestline Estimated Closing Net Working Capital is less than the Crestline Target Net Working Capital, ARC will transfer to Newco an amount of cash equal to sixty percent (60%) of such shortfall and (y) if the Crestline Estimated Closing Net Working Capital is greater than the Crestline Target Net Working Capital, Newco will transfer to ARC an amount of cash (or short term assets) equal to sixty percent (60%) of such excess.
(f)    Form of Consideration. Notwithstanding anything to the contrary in this Agreement, AMH may, with ARC’s prior written consent, elect to pay ARC cash in lieu of all or any portion of the Installment Notes to be issued to ARC under this Agreement, whether at Closing, on the Deferred Consideration Closing Date or pursuant to Section 1.6 and such cash will be treated in the same manner as such Installment Notes (including, for the avoidance of doubt, such cash being subject to the covenant under the AOG Exchange Agreement to be contributed to the AOG Principal Entities in exchange for AOG Principal Units) for all purposes of this Agreement and the AOG Exchange Agreement.
1.3    The Closing. The closing of the Contribution and Exchange (the “Closing”) will take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m. local time on the fifth Business Day following the Closing Condition Satisfaction Date (subject to the satisfaction or waiver of those conditions that by their terms are to be satisfied by actions taken at the Closing), provided that the parties may agree in writing on another time, date or place for the Closing. The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date”. Notwithstanding the foregoing, the Closing will not occur prior to October 1, 2015.
1.4    Closing Deliveries. At the Closing:
(a)    AMH will, subject to Section 1.8:
(i)    pay to ARC the Estimated Closing Cash Consideration by wire transfer of immediately available funds to the account of ARC designated by ARC to AMH in writing at least three Business Days prior to the Closing Date;
(ii)    issue to ARC the Closing Equity Consideration and the Closing Installment Notes (or pay cash to be substituted therefor in accordance with Section 1.2(f)); and
(iii)    issue to the Newco employees identified by ARC not less than five days prior to the Closing restricted stock units in respect of AGM Class A Shares with an aggregate value not to exceed $17.8 million (the “Apollo RSUs”), valued in a manner consistent with Schedule E, in the amounts for each such Newco employee proposed by ARC, subject in each case to the approval of AMH, not to be unreasonably withheld.
(b)    Each party will deliver, or will cause to be delivered, to each other party, as applicable, a copy of the following agreements, duly executed by such party or its Affiliates who are party thereto, and all previously undelivered documents required to be delivered by such party to the other party pursuant to this Agreement:
(i)    the A&R Newco LLCA;
(ii)    the AOG Exchange Agreement;
(iii)    the Pledge Agreement;
(iv)    the AGM Exchange Agreement;
(v)    the Equity Consideration Agreement;
(vi)    the Joinder to the Shareholders Agreement;
(vii)    the Employment Agreements;
(viii)    the certificate described in Section 8.11;
(ix)    the Newco Registration Rights Agreement;
(x)    the OP Amendments;
(xi)    the Transition Services Agreement.
1.5    Post-Closing True-Up.
(a)    Closing Statement. Not later than the sixtieth (60th) day following Closing, Newco will deliver to AMH and ARC (i) (1) a consolidated balance sheet of Newco and its Subsidiaries, other than Crestline and its Subsidiaries, as of the Closing Date (the “ARC Closing Date Balance Sheet”) and (2) a consolidated balance sheet of Crestline and its Subsidiaries as of the Closing Date (the “Crestline Closing Date Balance Sheet”, together with the ARC Closing Date Balance Sheet, the “Closing Date Balance Sheet”), in each case, prepared in accordance with GAAP, (ii) a written statement setting forth a calculation of the ARC Closing Net Working Capital and the Crestline Closing Net Working Capital, in each case, prepared in accordance with the Accounting Principles and reconciled to the ARC Closing Date Balance Sheet and the Crestline Closing Date Balance Sheet, respectively, and (iii) a calculation of the Apollo Priority Trailer Fee Amount (collectively, the “Closing Statement”). ARC will assist and cooperate with Newco in all commercially reasonable respects in the preparation of the Closing Statement and the calculations of the Closing Net Working Capital and the Apollo Priority Trailer Fee Amount, including by providing Newco with reasonable access to any relevant personnel, books and records related to Newco and its Subsidiaries, including the Transferred Entities, that are in its possession.
(b)    Disputes; Finalization of Closing Statement.
(iv)    AMH and ARC, and their respective accountants, will be provided with reasonable access to the work papers of Newco and its accountants and to the books and records of Newco and its Subsidiaries, including the Transferred Entities, in connection with their review of the Closing Statement and the calculation of the Closing Net Working Capital and the Apollo Priority Trailer Fee Amount (subject to AMH and ARC, and their respective accountants, signing customary agreements relating to access to such working papers in form and substance reasonably acceptable to Newco’s accountants).
(v)    AMH or ARC may dispute any amounts on the Closing Statement by notifying Newco and ARC or AMH, as the case may be, in writing, not later than the thirtieth (30th) day (the “Dispute Deadline”) following its receipt of the Closing Statement from Newco, of any such disputed amounts or calculations and setting forth, in reasonable detail, the basis for such dispute. In the event of such a dispute, Newco, ARC and AMH will attempt to reconcile their differences and any resolution by them as to any disputed amounts or calculations shall be in writing and will be final, binding and conclusive on the parties. If Newco, ARC and AMH are unable to reach a resolution with such effect within 30 days after the Dispute Deadline, any of Newco, ARC or AMH may elect to submit the items remaining in dispute for resolution to KPMG (the “Accounting Firm”), which will be instructed to determine and report to Newco, ARC and AMH, within forty-five (45) days after such submission, upon such remaining disputed items or calculations, and such report will be final, binding and conclusive on Newco, ARC and AMH. In resolving the disputed items, the Accounting Firm (A) will be bound by the provisions of this Section 1.5, (B) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by any of Newco, AMH or ARC and (C) will limit its decision to such items as are in dispute and to only those adjustments as are necessary for the Closing Statement and the calculation of the Closing Net Working Capital and the Apollo Priority Trailer Fee Amount to comply with the provisions of this Agreement. Newco, AMH and ARC will make reasonably available to the Accounting Firm all relevant books and records, any work papers (including those of the parties’ respective accountants, to the extent applicable) and supporting documentation relating to the Closing Statement, the calculation of the Closing Net Working Capital and the Apollo Priority Trailer Fee Amount and any other items reasonably requested by the Accounting Firm. The fees and disbursements of the Accounting Firm will be borne initially by Newco, but ultimately upon the Accounting Firm’s determination, by ARC, on the one hand, and AMH, on the other hand, in inverse proportion to the amounts by which their respective calculations at issue prevail relative to the total amount of the disputed items, all as finally determined by the Accounting Firm.
(vi)    The Closing Statement and calculation of the Closing Net Working Capital and the Apollo Priority Trailer Fee Amount will be deemed final for the purposes of this Section 1.5 upon the earliest of (i) the failure of both ARC and AMH to notify Newco and AMH or ARC, as the case may be, of a dispute by the Dispute Deadline, (ii) the resolution of all disputes, pursuant to this Section 1.5(b), by Newco, ARC and AMH or (iii) the resolution of all disputes, pursuant to this Section 1.5(b), by the Accounting Firm.
(c)    True-Up Payments. Not later than the tenth (10th) Business Day following the Closing Statement and calculation of the Closing Cash Consideration being deemed final pursuant to Section 1.5(b)(iii):
(i)    If the ARC Closing Net Working Capital calculated based on the Closing Statement is less than the ARC Estimated Closing Net Working Capital, ARC will pay to an account specified by Newco an amount equal the excess of the ARC Estimated Closing Net Working Capital over the ARC Closing Net Working Capital based on the Closing Statement.
(ii)    If the ARC Closing Net Working Capital calculated based on the Closing Statement exceeds the ARC Estimated Closing Net Working Capital, Newco will pay to an account specified by ARC an amount equal to the excess of the ARC Closing Net Working Capital based on the Closing Statement over the ARC Estimated Closing Net Working Capital.
(iii)    If the Crestline Closing Net Working Capital calculated based on the Closing Statement is less than the Crestline Estimated Closing Net Working Capital, ARC will pay to an account specified by Newco an amount equal to sixty percent (60%) of the excess of the Crestline Estimated Closing Net Working Capital over the Crestline Closing Net Working Capital based on the Closing Statement.
(iv)    If the Crestline Closing Net Working Capital calculated based on the Closing Statement exceeds the Crestline Estimated Closing Net Working Capital, Newco will pay to an account specified by ARC an amount equal to sixty percent (60%) of the excess of the Crestline Closing Net Working Capital based on the Closing Statement over the Crestline Estimated Closing Net Working Capital.
(v)    If the Apollo Priority Trailer Fee Amount set forth in the Closing Statement is less than the Estimated Apollo Priority Trailer Fee Amount, AMH will pay to an account specified by ARC an amount equal the excess of the Estimated Apollo Priority Trailer Fee Amount over the Apollo Priority Trailer Fee Amount set forth in the Closing Statement.
(vi)    If the Apollo Priority Trailer Fee Amount set forth in the Closing Statement exceeds the Estimated Apollo Priority Trailer Fee Amount, ARC will pay to an account specified by AMH an amount equal to the excess of the Apollo Priority Trailer Fee Amount set forth in the Closing Statement over the Estimated Apollo Priority Trailer Fee Amount.
(d)    The provisions in this Section 1.5 relating to resolutions of disputes by the Accounting Firm are not intended to and will not be interpreted to require that the parties refer to such a firm (i) any dispute arising out of a breach by any party of its obligations under this Agreement or (ii) any dispute the resolution of which requires the construction or interpretation of this Agreement (apart from the mathematical calculation of Closing Cash Consideration and Closing Net Working Capital and the accounting treatment of current assets and current liabilities insofar as such treatment affects the Closing Statement and the calculation of the Closing Cash Consideration).
(e)    Any amount paid in respect of any adjustments made pursuant to this Section 1.5 will be treated as an adjustment to the Consideration for tax reporting purposes.
1.6    Earn-Out.
(a)    Not later than 30 days following each Testing Date (or, if later, the third Business Day following the date on which any dispute pursuant to Section 1.6(c) is settled), if the aggregate amount of Qualifying New Capital raised as of such Testing Date is greater than twenty five billion dollars ($25,000,000,000), AMH will, subject to Section 7.4(a), pay the Incremental Earn-Out Amount to ARC in AMH Units and Installment Notes in accordance with Schedule E, provided that up to sixty percent (60%) of any Earn-Out Amounts that are due and payable after December 31, 2016 may, in AMH’s sole discretion, be paid in cash (by wire transfer of immediately available funds to an account specified by ARC) rather than AMH Units and Installment Notes. For the avoidance of doubt, the aggregate of all Incremental Earn-out Amounts, prior to taking into account any Replacement Compensation Amount or Resignation Event Adjustment Amount, cannot exceed five hundred million dollars ($500,000,000).
(b)    For purposes of this Section 1.6, the following terms shall have the following meanings:
“Earn-Out Termination Date” means the date that is the five year anniversary of the Closing Date.
“For Cause Event” means the termination of any ARC Principal by Newco or any of its Subsidiaries following a final, non-appealable conviction of or plea of nolo contendere to a felony prohibiting such ARC Principal from continuing to act as an employee, officer or director of Newco or any of its Subsidiaries due to legal restriction or physical confinement.
“Incremental Earn-Out Amount” means, as of any Testing Date, an amount equal to (i) five hundred million dollars ($500,000,000) multiplied by the quotient (which shall not be greater than one) equal to (A) the amount of Qualifying New Capital raised as of such Testing Date minus twenty five billion dollars ($25,000,000,000) divided by (B) fifteen billion dollars ($15,000,000,000), minus (ii) the sum of all Incremental Earn-Out Amounts paid prior to such Testing Date (the amount of (i) minus (ii), the “Base Incremental Earn-Out Amount”), minus (iii) the Resignation Event Adjustment Amount, if any, minus (iv) the Replacement Compensation Amount, if any.
“Qualifying Apollo Capital” means, as of a Testing Date, the aggregate amount of third-party equity capital raised by AGM and its Subsidiaries (other than Newco and its Subsidiaries to the extent such capital counts as Qualifying Newco Capital) after the Closing Date in investment vehicles sold to retail investors with respect to which Newco derives asset management fees or revenue shares that have (i) annual cash asset management fees to AGM and its Subsidiaries (other than Newco and its Subsidiaries to the extent such fees are included in the calculation of Qualifying Newco Capital) (net of any sub-advisory fees or similar amounts payable to any third party) equal to or greater than 1.25% on average for such third-party equity capital (calculated for any amount of third-party equity capital that has tiered fee rates by dividing the aggregate annual cash asset management fees that would be charged to such capital by the aggregate amount of such capital), provided that with respect to any Sponsored BDC, any incentive fees based on the capital gains and losses of such BDC will be excluded from the calculation of such annual cash asset management fees (but, for the avoidance of doubt, any incentive fees based on the pre-incentive fee net investment income of such BDC will be included), (ii) upfront fees, including transaction and acquisition fees, financing fees and reimbursements of expenses, to AGM and its Subsidiaries (other than Newco and its Subsidiaries) equal to or greater than 3.25% on average for such third-party equity capital (calculated for any amount of third-party equity capital that has tiered upfront fee rates by dividing the aggregate upfront fees that would be charged to such capital by the aggregate amount of such capital) and (iii) other deferred asset management fee rates, promote structures and incentive fee structures to AGM and its Subsidiaries (other than Newco and its Subsidiaries) that are in the aggregate reasonably consistent with those historically received by ARC and its Subsidiaries; provided that if any such vehicle has fees that do not meet the requirements of clauses (A)(i), (A)(ii) or (A)(iii) above, an amount calculated by taking the total amount of fees, expense reimbursements and similar amounts generated by any such vehicle and determining the amount of third-party equity capital that would have generated such fees, expense reimbursements and similar amounts if the thresholds in each of clauses (A)(i), (A)(ii) and (A)(iii) above were satisfied. For purposes of the foregoing calculation, (x) capital raised through dividend reinvestment plans will be included, (y) any capital raised by Cion 1 (up to an equity amount of $2 billion) will be excluded, and (z) any amounts committed but not yet funded will be excluded. An illustrative example of a calculation described in the proviso above will be set forth on Exhibit L prior to Closing.
“Qualifying New Capital” means, as of a Testing Date, the sum of Qualifying Newco Capital and Qualifying Apollo Capital.
“Qualifying Newco Capital” means, as of a Testing Date, the aggregate amount of new third-party equity capital raised by the RCS Wholesale Business and Newco and their respective Subsidiaries, and managed or advised by Newco and its Subsidiaries, since January 1, 2015 in investment vehicles that have (i) annual cash asset management fees to Newco and its Subsidiaries (net of any sub-advisory fees or similar amounts payable to any third party) equal to or greater than 1.25% on average for such third-party equity capital (calculated for any amount of third-party equity capital that has tiered fee rates by dividing the aggregate annual cash asset management fees that would be charged to such capital by the aggregate amount of such capital), provided that with respect to any Sponsored BDC, any incentive fees based on the capital gains and losses of such BDC will be excluded from the calculation of such annual cash asset management fees (but, for the avoidance of doubt, any incentive fees based on the pre-incentive fee net investment income of such BDC will be included), (ii) upfront fees, including transaction and acquisition fees, financing fees and reimbursements of expenses, to Newco and its Subsidiaries equal to or greater than 3.25% of such third-party equity capital (calculated for any amount of third-party equity capital that has tiered upfront fee rates by dividing the aggregate upfront fees that would be charged to such capital by the aggregate amount of such capital), and (iii) other deferred asset management fee rates, promote structures and incentive fee structures to Newco and its Subsidiaries that are in the aggregate reasonably consistent with those historically received by ARC and its Subsidiaries. For purposes of the foregoing calculation, (x) capital raised through dividend reinvestment plans will be included and (y) amounts committed but not yet funded will be excluded.
“Replacement Compensation” means, solely in the event that a For Cause Event has occurred with respect to an ARC Principal, sixty percent (60%) of the amount (if any) by which (i) the aggregate reasonable compensation (including the cost of equity awards and grants, perquisites and benefits) that has been paid or is reasonably expected to be paid by Newco or any of its Subsidiaries to any Person or Persons hired (in the case of more than one Person, after consultation with the remaining ARC Principals) to fulfill the duties of such ARC Principal from the date of such For Cause Event to the date that is five years following the Closing (calculating the annual value of any signing bonus or equity awards by dividing the aggregate amount of any such signing bonus or equity award by the term of such employment agreement and/or any vesting schedule) exceeds (ii) the aggregate compensation (including the cost of equity awards and grants, perquisites (including private air travel, to the extent provided in the applicable Employment Agreement) and benefits) that would have been paid or granted to such ARC Principal from the date of such For Cause Event to the date that is five years following the Closing, assuming that such ARC Principal would have remained employed at Newco for such period and that his aggregate annual compensation during such period would be no less than his aggregate compensation in the last full year prior to the For Cause Event. The Replacement Compensation for any ARC Principal shall be calculated by the parties at the time his replacement is hired.
“Replacement Compensation Amount” means as of any Testing Date an amount equal to the difference between (i) the sum of the Replacement Compensation for all the ARC Principals for which a For Cause Event has occurred less (ii) the aggregate amount by which the Incremental Earn-Out Amounts paid prior to such Testing Date have been reduced by the Replacement Compensation Amount.
“Resignation Event” means the resignation by any ARC Principal from Newco or any of its Subsidiaries other than for Good Reason (as defined in such ARC Principal’s Employment Agreement).
“Resignation Event Adjustment Amount” means, with respect to any Testing Date following a Resignation Event, the product of (i) the sum of the percentage(s) set forth on Section 1.7(b) of the ARC Disclosure Letter opposite the name of each ARC Principal, if any, with respect to which a Resignation Event has occurred prior to such Testing Date multiplied by (ii) the Base Incremental Earn-Out Amount as of such Testing Date.
“Testing Date” means (i) the last day of each calendar quarter that ends after the Closing Date and prior to the Earn-Out Termination Date and (ii) the Earn-Out Termination Date.
(c)    Within thirty (30) days following any Testing Date (or, if earlier, the date on which AMH pays any Incremental Earn-Out Amount with respect to such Testing Date), AMH will deliver to ARC a written statement setting forth its calculation of the amount of Qualifying New Capital as of such Testing Date and the Incremental Earn-Out Amount, if any, payable with respect to such Testing Date. ARC may dispute the calculation of the Incremental Earn-Out Amount or Qualifying New Capital set forth in AMH’s statement by notifying AMH in writing, not later than the 30th day following ARC’s receipt of such statement from AMH, of any such disputed amounts or calculations and setting forth, in reasonable detail, the basis for such dispute. In the event of such a dispute, ARC and AMH will attempt to reconcile their differences, and any resolution by them as to any disputed amounts or calculations will be in writing and will be final, binding and conclusive on the parties. If ARC and AMH are unable to reach a resolution with such effect within 30 days after the receipt by AMH of ARC’s written notice of dispute, ARC and AMH may each elect to submit the items remaining in dispute for resolution to the Accounting Firm, which will be instructed to determine and report to ARC and AMH, within 30 days after such submission, upon such remaining disputed items or calculations, and such report shall be final, binding and conclusive on ARC and AMH. In resolving the disputed items, the Accounting Firm (A) will be bound by the provisions of this Section 1.6, (B) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either AMH or ARC and (C) will limit its decision to such items as are in dispute and to only those adjustments as are necessary for the calculation of the Incremental Earn-Out Amount and Qualifying New Capital to comply with the provisions of this Agreement. AMH, Newco and ARC will make reasonably available to the Accounting Firm all relevant books and records, any work papers (including those of the parties’ respective accountants, to the extent applicable) and supporting documentation relating to the Incremental Earn-Out Amount and Qualifying New Capital and any other items reasonably requested by the Accounting Firm. The fees and disbursements of the Accounting Firm will be borne initially by Newco, but ultimately by ARC, on the one hand, and AMH, on the other hand, in inverse proportion to the amounts by which their respective calculations at issue prevail relative to the total amount of the disputed items, all as finally determined by the Accounting Firm.
(d)    AMH agrees that any Resignation Event Adjustment Amount will be contributed by AMH to Newco (in the form of cash, AMH Units and Installment Notes in the same proportion as the corresponding Incremental Earn-Out Amount is paid (unless otherwise agreed by ARC and AMH)) and will be used by Newco for the purposes of funding compensation plans established by the Newco board of directors for the benefit of Newco employees other than the ARC Principals. Any equity grants under such compensation plans will be subject to such transfer restrictions and vesting terms as are determined by the Newco board of directors.
1.7    Exchange of Installment Notes. Promptly upon receipt of any Installment Notes, ARC will contribute such Installment Notes to each AOG Principal Entity pursuant to the AOG Exchange Agreement, such that the aggregate number of units of each AOG Principal Entity received by ARC in exchange for Installment Notes up to and including the date of such exchange shall equal the aggregate number of AMH Units received by ARC up to and including the date of such exchange.
1.8    Partial Deferred Closing. In the event that at least 40 days have passed since the date hereof and all conditions set forth in Article V have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions at such time), except for the Shareholder Approval of one or more Regulated Funds (any such Regulated Fund, a “Deferred Fund”), the Closing Condition Satisfaction Date will be deemed to have occurred and the parties shall proceed with the Closing (subject to the satisfaction or waiver of those conditions that by their terms are to be satisfied by actions taken at the Closing) as provided herein, provided that notwithstanding anything to the contrary in this Agreement:
(a)    if any Deferred Fund is the Designated Sponsored BDC, (i) the aggregate consideration payable by AMH at Closing shall be reduced by eliminating the Closing Equity Consideration and the Closing Installment Notes (collectively, the “Deferred Consideration”) and (ii) AMH shall not issue the Apollo RSUs;
(b)    none of the equity interests owned by ARC (or its Subsidiaries) in each IA Subsidiary that advises or is otherwise related to any Deferred Fund will be contributed to Newco prior to Closing (each such subsidiary, a “Designated IA Subsidiary”);
(c)    at Closing, ARC will retain the assets set forth in Section 1.8 of the ARC Disclosure Letter necessary to continue to advise Deferred Funds that are not held in Designated IA Subsidiaries (all equity interests owned by ARC (or its Subsidiaries) in the Designated IA Subsidiaries and all such other retained assets, the “Deferred Assets”);
(d)    ARC will cause each such Designated IA Subsidiary to continue to operate in the ordinary course of business, consistent with past practice, except (i) as may be consented to by AMH (not to be unreasonably withheld, conditioned or delayed) or (ii) as required by Applicable Law, and to use its reasonable best efforts to obtain Shareholder Approval from each Deferred Fund;
(e)    ARC shall notify AMH promptly after the relevant Shareholder Approval in respect of any Deferred Fund has been obtained, and, on the fifth Business Day following such notification of Shareholder Approval, or such later date (but no later than the date that is six months from the date of this Agreement) selected by AMH in good faith, ARC will cause the Deferred Assets related to such Deferred Fund to be transferred to Newco;
(f)    from the Closing Date until the date that the retained equity interests owned by ARC in any Designated IA Subsidiary is transferred to Newco in accordance with the preceding clause (e), ARC will cause such Designated IA Subsidiary not to make any distribution to any holder of any equity interest of such Designated IA Subsidiary in excess of the net profits of such Designated IA Subsidiary, except for distributions to pay employee costs to the extent any employees providing services to the Designated IA Subsidiary are not employed by such Designated IA Subsidiary (provided that ARC shall endeavor to move all employees that are providing such services to a Designated IA Subsidiary to such Subsidiary and that such distributions to pay employee costs are treated as expenses of such Designated IA Subsidiary for purposes of determining the net profits which may be distributed pursuant to this provision);
(g)    if the date when the Deferred Assets related to the Designated Sponsored BDC are transferred to Newco in accordance with Section 1.8(e) (the “Deferred Consideration Closing Date”) occurs within five Business Days of ARC’s notice of Shareholder Approval for the Designated Sponsored BDC, AMH will cause to be paid (a) to ARC (i) the Deferred Consideration, plus (ii) an amount equal to the aggregate distributions on the Deferred Consideration (including on the AOG Principal Units that would have been received by ARC on the Closing Date in exchange for the portion of the Deferred Consideration consisting of Installment Notes) that would have been paid on and after the Closing Date if the Deferred Consideration had been issued at the Closing, minus (iii) 60% of all amounts distributed by any Designated IA Subsidiary that is related to the Designated Sponsored BDC pursuant to Section 1.8(f) and (b) to the Newco employees identified by ARC not less than five days prior to the Closing (which shall be subject to the approval of AMH, not be unreasonably withheld), the Apollo RSUs;
(h)    if, after a reasonable consultation with ARC, AMH determines that the Deferred Consideration Closing Date will occur later than the fifth Business Day following ARC’s notice of Shareholder Approval for the Designated Sponsored BDC (such fifth Business Day the “Potential Deferred Consideration Date”), AMH will cause to be paid (a) to ARC (i) promptly following the Potential Deferred Consideration Date (and promptly following dividend payments on AOG Principal Units) and prior to the Deferred Consideration Closing Date, an amount equal to the aggregate distributions on the Deferred Consideration (including on the AOG Principal Units that would have been received by ARC on the Closing Date in exchange for the portion of the Deferred Consideration consisting of Installment Notes) that would have been paid during the period after the Potential Deferred Consideration Date if the Deferred Consideration had been issued on such date, minus 60% of all amounts distributed by any Designated IA Subsidiary that is related to the Designated Sponsored BDC pursuant to Section 1.8(f) during such period and (ii) on the Deferred Consideration Closing Date, (I) the Deferred Consideration, plus (II) an amount equal to the aggregate distributions on the Deferred Consideration (including on the AOG Principal Units that would have been received by ARC on the Closing Date in exchange for the portion of the Deferred Consideration consisting of Installment Notes) that would have been paid on and after the Closing Date and prior to the Potential Deferred Consideration Date if the Deferred Consideration had been issued at the Closing, minus (iii) 60% of all amounts distributed by any Designated IA Subsidiary that is related to the Designated Sponsored BDC pursuant to Section 1.8(f) during such period and (b) to the Newco employees identified by ARC not less than five days prior to the Closing (which shall be subject to the approval of AMH, not be unreasonably withheld), on the Deferred Consideration Closing Date, the Apollo RSUs;
(i)    in the event that Shareholder Approval for any Deferred Fund is not obtained by the date that is nine months from the date of this Agreement or such subsequent date that is not more than eighteen months from the date of this Agreement as may be agreed in writing by AMH and ARC (such date, the “Approval Deadline”), then (A) ARC’s obligations to use reasonable best efforts to obtain any such Shareholder Approval and its obligations pursuant to Sections 1.8(d) and (f) shall terminate and be of no further force and effect and (B) ARC will thereafter use its reasonable best efforts (x) to cause such Deferred Fund to cease raising new capital and not to do any acquisitions as promptly as practicable (and in any event within three months after the Approval Deadline) and (y) to enter into a definitive agreement to sell all of ARC’s interest in the related Designated IA Subsidiary within 18 months following the date of this Agreement (or, if longer, 6 months after the Approval Deadline), provided that (1) ARC may not sell any Designated IA Subsidiary to any Apollo Competitor without the prior written consent of AMH (which may be withheld in AMH’s sole discretion), (2) ARC may obtain in connection with such disposition a minority interest in the Person acquiring the Designated IA Subsidiary so long as such interest is entirely passive and provides no governance or management rights, and (3) the parties acknowledge that any such action contemplated by this clause (B) shall be subject to approval by the board of directors of the relevant Deferred Fund;
(j)    Newco shall provide the transition services to the Designated IA Subsidiaries pursuant to a customary transition services agreement to be reasonably agreed by the parties and entered into at the Closing, which services shall be provided (A) with respect to any direct expenses (for example, air travel), at cost, and (B) with respect to other allocated expenses, at the greater of actual cost or $350,000 per month (which shall be prorated for any portion of any month), from and after the Closing until, with respect to any Designated IA Subsidiary, the earliest of (i) the date such Designated IA Subsidiary is transferred to Newco in accordance with Section 1.8(e), (ii) the date such Designated IA Subsidiary is sold to a third party in accordance with Section 1.8(i) and (iii) 24 months after the Closing Date;
(k)    if Shareholder Approval is not obtained for the Designated Sponsored BDC on or prior to the Approval Deadline, AMH shall pay ARC an amount equal to the current liabilities related to the Designated IA Subsidiary set forth on the Closing Statement and taken into account in the Closing Net Working Capital, and ARC shall pay AMH an amount equal to the current assets relating to the Designated IA Subsidiary set forth in the Closing Statement and taken into account in the Closing Net Working Capital (which amounts may be offset against each other with the agreement of AMH and ARC);
(l)    following the transfer of each Designated IA Subsidiary to Newco, the Net Working Capital of such Designated IA Subsidiary as of such date shall be determined. To the extent that the Net Working Capital of such Designated IA Subsidiary as of such date exceeds the Net Working Capital of such Designated IA Subsidiary reflected on the Closing Statement, Newco will pay to an account specified by ARC an amount in cash equal to such excess. To the extent that the Net Working Capital of such Designated IA Subsidiary reflected on the Closing Statement exceeds the Net Working Capital of such Designated IA Subsidiary as of such date, ARC will pay to an account specified by Newco an amount in cash equal to such excess. The principles of Section 1.5 shall apply to any determinations under this Section 1.8(l).
1.9    Withholding. Notwithstanding any other provision of this Agreement, (a) each payment made pursuant to this Agreement shall be made net of any Taxes required by Applicable Law to be deducted or withheld from such payment and (b) any amounts deducted or withheld from any such payment shall be remitted to the applicable taxing authority and shall be treated for all purposes of this Agreement as having been paid.
ARTICLE II
REPRESENTATIONS AND WARRANTIES PERTAINING TO THE BUSINESS
Except as set forth in the corresponding section of the ARC Disclosure Letter, ARC represents and warrants to AMH as follows:
2.1    Organization, Power. ARC and each of the Subject Companies is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and, where applicable, is duly qualified or licensed as a foreign limited liability company, corporation or other business entity to do business and is in good standing in each jurisdiction in which the nature of its business or the character or location of the properties, assets and rights owned, leased or operated by it makes such qualification or license necessary, and ARC and each of the Subject Companies has the requisite limited liability company, corporate or similar power and authority necessary to own all of its properties, assets and rights and to carry on its business as it is now being conducted, except where any failure to be so qualified, licensed or in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Complete and correct copies of the Organizational Documents of ARC and each Subject Company, as in effect as of the date hereof, have previously been provided to AMH. Neither ARC nor any Subject Company is in material violation of any provision of its Organizational Documents.
2.2    Authority. Each of ARC and Newco has the requisite power and authority to execute and deliver this Agreement and all Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of ARC and Newco of this Agreement and the Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and its consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary action of ARC and Newco, as applicable, and no other action on the part of ARC or Newco, as applicable, is necessary to authorize the execution and delivery by ARC and Newco of this Agreement and the Ancillary Agreements to which it is a party, the performance by it of its obligations hereunder and thereunder and its consummation of the transactions contemplated hereby and thereby. This Agreement has been, and at the Closing each of the Ancillary Agreements to which ARC or Newco, as applicable, is party will be, duly and validly executed and delivered by ARC or Newco, as applicable, and, assuming the due authorization, execution and delivery by the other parties thereto, constitute legal and binding obligations of ARC and Newco, as applicable, enforceable against ARC and Newco, as applicable in accordance with their terms, except as (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.
2.3    Non-Contravention. The execution and delivery by each of ARC and Newco of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder will not (with or without the giving of notice, the termination of any grace period or both): (a) violate, conflict with, or result in a breach or default under any provision of the Organizational Documents of ARC or any Subject Company or (b) assuming that all consents, authorizations, orders or approvals of, filings or registrations with, and notices to, each Governmental Authority referred to in Section 2.4(a), all Third Party Consents referred to in Section 2.4(b), and all Consents of Clients contemplated by Section 4.3, have been obtained or made, (i) violate any Applicable Law, (ii) violate, result in a violation or breach by ARC or any Subject Company of, or cause the termination, acceleration or cancellation or the loss, impairment or alteration of any right or benefit (including with respect to Intellectual Property) under, or conflict with or constitute a default (or give rise to a right of termination, acceleration, cancellation or the loss, impairment or alteration of any right or benefit (including with respect to Intellectual Property) under, any mortgage, indenture, lease, license, note, website terms of use, privacy policy or statement, contract or agreement (each a “Contract”) to which ARC or any Subject Company is a party or by which ARC or any Subject Company or any of their respective properties is bound, whether with the passage of time, giving of notice, or both or (iii) result in the creation of any Lien on the Acquired Interests or any of the assets or properties of ARC or any Subject Company, except, in the cases of clauses (i), (ii) and (iii), for any such violation, breach, termination, acceleration, conflict, default or Lien as would not, individually or in the aggregate, be materially adverse to the Business or the Subject Companies, in each case, taken as a whole, or prohibit or materially impair the ability of ARC and Newco to consummate the transactions contemplated by this Agreement or any Ancillary Agreement or perform its obligations hereunder or thereunder on a timely basis.
2.4    Consents, etc.
(f)    Except for (i) the filing of notice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) and any filing under any applicable non-U.S. merger control or competition law and any approval, authorization, consent, or expiration of applicable waiting period thereunder, and the expiration or early termination of the applicable waiting period thereunder, (ii) receipt of any required Client Consents and (iii) as described in Section 2.4(a) of the ARC Disclosure Letter, no consent, authorization, order or approval of, filing or registration with, or notice to, any Governmental Authority (collectively, “Governmental Approvals”) is required for the execution and delivery by ARC and Newco of this Agreement and the Ancillary Agreements to which it is a party, the performance by it of its obligations hereunder and thereunder and its consummation of the transactions contemplated hereby and thereby, except in any such case for any such Governmental Approval which is required solely by reason of the specific regulatory status of AMH or its Affiliates or the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.
(g)    Except as contemplated by Section 4.3, no consent, authorization, approval or waiver from any party (other than a Governmental Authority) to any Contract (collectively, “Third Party Consents”) is required for the execution and delivery by ARC and Newco of this Agreement and the Ancillary Agreements to which it is a party, the performance by it of its obligations hereunder and thereunder and its consummation of the transactions contemplated hereby or thereby, except in any such case for any such Third Party Consent the failure of which to be obtained or made would not, individually or in the aggregate, be materially adverse to the Business or the Subject Companies, in each case, taken as a whole, or prohibit or impair the ability of Newco to consummate the transactions contemplated by this Agreement or any Ancillary Agreement or perform its obligations hereunder and thereunder on a timely basis.
2.5    Capitalization.
(e)    Newco. As of the date hereof, Newco is a single member managed Delaware limited liability company, and following the Reorganization, the membership interests of Newco will consist of 100 equity units. All of the membership interests of Newco are owned beneficially and of record by ARC, free and clear of any Liens, have not been issued in violation of any preemptive or similar rights and were issued in compliance with applicable securities laws or exemptions therefrom. At Closing, ARC will owns the Acquired Interests, beneficially and of record, free and clear of any Lien (other than Liens arising as a result of this Agreement, the A&R Newco LLCA or under applicable securities Laws). At Closing, ARC will transfer and deliver to AMH good and valid title to such Acquired Interests, free and clear of any Lien (other than Liens arising as a result of this Agreement, the A&R Newco LLCA or under applicable securities Laws). There are no outstanding securities convertible into or exchangeable or exercisable for any membership interests or other equity interests of Newco, any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of any membership interests or other equity interests of Newco or any rights to receive payments based on the value of, or payments in respect of, any membership interests or other equity interests of Newco. Neither ARC nor Newco is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement with respect to the sale or voting of any membership interests or other equity interests of Newco or any securities convertible into or exchangeable or exercisable for any equity interests of Newco.
(f)    Subsidiaries. Section 2.5(b) of the ARC Disclosure Letter lists, as of the date hereof, all Subsidiaries of ARC, including the Transferred Entities, listing for each Subsidiary, including each Transferred Entity, its name, its jurisdiction of organization, its authorized equity interests, the number and type of its issued and outstanding equity interests and the ownership of such equity interests. All outstanding common stock or other equity interests of each of the Transferred Entities, are validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, and, except for equity interests designated on Section 2.5(b) of the ARC Disclosure Letter as “third-party equity” or “employee equity”, are owned, directly or indirectly, by ARC. There are no outstanding securities convertible into or exchangeable or exercisable for any common stock or other equity interests of any of the Transferred Entities, any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of any common stock or other equity interests of any of the Transferred Entities, or any rights to receive payments based on the value of, or payments in respect of, any common stock or other equity interests of any of the Transferred Entities. None of the Transferred Entities is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, limited liability company agreement or shareholders agreement, whether or not a Subsidiary of ARC, including any Transferred Entity, is a party thereto, with respect to the sale or voting of any common stock or other equity interests of the Transferred Entities, or any securities convertible into or exchangeable or exercisable for any common stock or other equity interests of the Transferred Entities.
(g)    The Company owns 60% of the outstanding Equity Securities of Crestline.
(h)    Section 2.5(c) of the ARC Disclosure Letter sets forth all Contracts under which Indebtedness for borrowed money in excess of $250,000 has been incurred by the Subject Companies.
2.6    Financial Statements.
(a)    ARC has previously provided to AMH complete and correct copies of the Financial Statements. Each balance sheet included in the Financial Statements presents fairly in all material respects the consolidated financial position of ARC and its Subsidiaries as of the date thereof, and the other financial statements included in the Financial Statements present fairly in all material respects the consolidated results of the operations and cash flows of ARC and its Subsidiaries for the periods set forth therein (subject, in the case of financial statements for interim periods, to normal year-end adjustments and the absence of footnote disclosure, which will not be material to the Business, taken as a whole). The Financial Statements have been prepared and presented in accordance with GAAP consistently applied during the periods involved (except as noted therein, and for the absence of footnotes in financial statements for interim periods and recurring year-end audit adjustments normal in nature and amount) and consistent with the books and records of ARC and its Subsidiaries.
(b)    ARC and its Subsidiaries maintain accounting records which fairly and accurately reflect, in all material respects, the transactions at ARC and its Subsidiaries, and ARC has devised and maintains accounting controls sufficient to provide reasonable assurances that (i) such transactions are executed in accordance with ARC and its Subsidiaries’ management’s general or specific authorization, (ii) such transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorizations and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
2.7    Litigation.
(m)    Section 2.7(a) of the ARC Disclosure Letter contains a complete and correct list, since January 1, 2012 through the date of this Agreement, of all material pending and, to ARC’s Knowledge, material threatened legal, administrative, arbitral or other proceeding (including disciplinary proceedings), action, cease and desist letter, offer to license in lieu of further action, demand, claim, suit or governmental or regulatory investigation or inquiry of any nature (collectively, “Proceedings”) against or relating to ARC or any Subject Company or any of its properties, assets or businesses. As of the date hereof, there is no Proceeding pending or, to ARC’s Knowledge, threatened against or relating to ARC or any Subject Company or any of its properties, assets or businesses that would, individually or in the aggregate, be materially adverse to the Business or the Subject Companies, in each case, taken as a whole, or prohibit or impair the ability of ARC or Newco to consummate the transactions contemplated by this Agreement or any Ancillary Agreement or perform its obligations hereunder and thereunder on a timely basis.
(n)    Section 2.7(b) of the ARC Disclosure Letter contains a complete and correct list of all material judgments, decrees, injunctions or orders of any Governmental Authority to which ARC or any Subject Company is or was subject or any of its properties is or was bound, in each case from January 1, 2012 through the date of this Agreement. As of the date hereof, there are no settlement agreements or similar written agreements with any Governmental Authority or outstanding judgments, decrees, injunctions or orders of any Governmental Authority to which ARC or any Subject Company is subject or any of its properties is bound that would, individually or in the aggregate, be materially adverse to the Business or the Subject Companies, in each case, taken as a whole, or prohibit or impair the ability of ARC or any Subject Company to consummate the transactions contemplated by this Agreement or any Ancillary Agreement or perform its obligations hereunder or thereunder on a timely basis. As of the date hereof, no Subject Company is, or has been, subject to any felony, misdemeanor, decree, order, proceeding or examination that would cause the Subject Company, or any issuer of which the Subject Company was a subsidiary at the time of such event, to be an ”ineligible issuer” as such term is defined in Rule 405 under the Securities Act of 1933, nor is there any Proceeding pending or, to the Knowledge of ARC, threatened by any Governmental Authority that would result in any Subject Company becoming an “ineligible issuer.”
2.8    Compliance with Laws; Permits and Licenses.
(a)    The operations of the Business and ARC and the Subject Companies are and since January 1, 2012 have been conducted in compliance in all material respects with all Applicable Laws. None of ARC or any Subject Company is in material default under any Applicable Law or, to the Knowledge of ARC, is under investigation by any Governmental Authority with respect to any material violation of any Applicable Law. ARC and each Subject Company holds, and at all times as required by Applicable Law has held, all permits, certificates, licenses, approvals and other authorizations (“Permits”) of each Governmental Authority that are necessary for the operation of its business as presently conducted and the ownership, operations or use of ARC’s and the Subject Companies’ properties, assets and rights, except where the failure to hold any such Permit would not, individually or in the aggregate, be materially adverse to the Business or Subject Companies, in each case, taken as a whole. Section 2.8(a) of the ARC Disclosure Letter sets forth a complete and correct list of all material Permits held by ARC and the Subject Companies. All such Permits are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the Knowledge of ARC, no such suspension, cancellation, modification or revocation or Proceeding is threatened. Each of ARC and the Subject Companies is in compliance in all material respects with all the Permits held by such Person. As of the date hereof, none of ARC or the Subject Companies has received any written notification from any Governmental Authority asserting that such Person is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces or that such Governmental Authority intends to revoke or suspend any Permit, except where such noncompliance, revocation or suspension would not, individually or in the aggregate, be materially adverse to the Business or the Subject Companies, in each case, taken as a whole. ARC and each Subject Company has, and until the Closing will have, all Governmental Approvals required in order for it to lawfully conduct its business in the manner presently conducted, and all such Governmental Approvals are in full force and effect and are being complied with in all respects, except where the failure to hold any such Governmental Approval would not, individually or in the aggregate, be materially adverse to the Business or Subject Companies, in each case, taken as a whole.
(b)    As of the date hereof, no proceeding, investigation, examination, audit or review (other than routine examinations, audits and reviews in the ordinary course of business consistent with past practice) with respect to ARC or any Subject Company has been initiated or is ongoing, unresolved or, to the Knowledge of ARC, threatened by any applicable Governmental Authority. Neither ARC nor any Subject Company has received any notice or communication of any unresolved violation or exception from any applicable Governmental Authority with respect to any report or statement by any applicable Governmental Authority relating to any examination that would reasonably be expected to have a Material Adverse Effect. Except to the extent restricted from doing so by Applicable Law, ARC has previously provided to AMH complete and correct copies of all written correspondence relating to any investigation or examination provided to or by ARC or any Subject Company by the SEC or any other Governmental Authority since January 1, 2012.
(c)    Neither ARC nor any Subject Company or manager, director or officer of ARC or any Subject Company acting for or on their behalf, and to the Knowledge of ARC, no employee or agent of ARC or any Subject Company or any Person acting for or on their behalf, has, directly or indirectly (i) used any funds for contributions, gifts, gratuities, entertainment or other expenses related to political activity, in each case in violation of Applicable Law, (ii) made any payment in violation of Applicable Law or offered, promised or authorized the payment of anything of value, regardless of form, whether in money, property or services, to or for the benefit of any U.S. or non-U.S. government official or employee, any official or employee of a public international organization, or any political party or candidate for political office in each case in violation of Applicable Law and for the purpose of influencing any act or decision of such individual or of any Governmental Authority or public international organization, or securing any improper advantage, in order to obtain or retain business or direct business to any Person in violation of Applicable Law, (iii) made any other payment, regardless of form, whether in money, property or services which constitutes criminal bribery under Applicable Law, or (iv) violated any applicable export control, money laundering or anti-terrorism law or regulation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery law or regulation, of any applicable jurisdiction, or any Applicable Law of similar effect.
2.9    Absence of Certain Changes; No Undisclosed Liabilities.
(a)    Since December 31, 2014, through the date of this Agreement, except as otherwise contemplated by this Agreement, (i) there has been no change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (ii) the Subject Companies have operated in the ordinary course of business consistent with past practice in all material respects and (iii) the Subject Companies have not taken any action that would have required consent under Section 4.1 of this Agreement had such Section 4.1 been applicable during such period.
(b)    Except as contemplated by this Agreement and except for (i) liabilities disclosed, reserved for or otherwise reflected in the Financial Statements, (ii) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect and (iii) liabilities incurred by the Subject Companies after December 31, 2014 in the ordinary course of business consistent with past practice, the Subject Companies do not have any liabilities (accrued, absolute, contingent or otherwise) whether or not required to be disclosed on a consolidated balance sheet in accordance with GAAP.
2.10    Personnel and Employee Benefits Matters.
(a)    Section 2.10 of the ARC Disclosure Letter lists each material Employee Benefit Plan (including a written description of any material oral Employee Benefit Plan) and specifically identifies any Employee Benefit Plans that are subject to the laws of any jurisdiction other than the Applicable Laws of the United States and those Employee Benefit Plans that ARC will transfer to Newco or any of the Transferred Entities prior to the Closing. With respect to each Employee Benefit Plan, ARC has delivered to AMH a complete and correct copy of: (i) such Employee Benefit Plan, including the plan document and any amendments or other writings constituting a part thereof, and each trust agreement, insurance contract and other funding vehicle related thereto; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent determination letter from the Internal Revenue Service, if any and (vii) all material communications received from or sent to the IRS, the PBGC, the Department of Labor or any other Governmental Authority. Except as delivered to AMH in the foregoing documents, no Subject Company has made a commitment to adopt, amend or terminate any Employee Benefit Plan.
(b)    No liability under Title IV or Sections 302, 303 or 304 of ERISA or Sections 412, 430 or 431 of the Code has been incurred by any Subject Company that has not been satisfied in full, and no condition exists that could present a material risk to any Subject Company of incurring any such liability. No Employee Benefit Plan is subject to Title IV of ERISA, and no Subject Company or any ERISA Affiliate thereof has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is (i) subject to Title IV or (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. No nonexempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the Code have occurred with respect to any Employee Benefit Plan, and no Subject Company has any material Tax liability under Section 4975 of the Code. All contributions required to be made to any Employee Benefit Plan by Applicable Law or by any Employee Benefit Plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, in each case for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Financial Statements.
(c)    Each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and Applicable Law, including ERISA and the Code. Each Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service that it is so qualified and that any trust maintained thereunder is exempt from taxation under Section 501(a) of the Code, in each case which letter has not been revoked, and, to ARC’s Knowledge, there are no existing circumstances or events that have occurred which could adversely affect the qualified status of any such Employee Benefit Plan or related trust.
(d)    No Employee Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of any Subject Company after retirement or other termination of service (other than coverage mandated by Section 4980B of the Code or Section 601 et seq. of ERISA or similar Applicable Law). There has been no written communication to employees, directors or other service providers of any Subject Company by any Subject Company which would reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.
(e)    There are no pending or, to ARC’s Knowledge, threatened or anticipated claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary under any such Employee Benefit Plan or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits) and, to ARC’s Knowledge, no set of circumstances exists which may reasonably give rise to such a claim.
(f)    Each of the Subject Companies is in compliance in all material respects with all Applicable Laws respecting labor, employment, worker classification, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, wages and hours, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters. No claim with respect to payment of wages, salary, compensation or benefits pay is pending or, to Knowledge of ARC, threatened, by or before any Governmental Authority with respect to any current or former employees, officers, directors, managers or consultants of any Subject Company. ARC and each Subject Company has paid all of its current and former employees, directors, officers and consultants or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, directors, officers, and consultants, except for immaterial omissions or errors. Each individual who renders services to any Subject Company who is classified by a Subject Company as having the status of an independent contractor or other non-employee status or the status of an exempt employee or nonexempt employee for any purpose, including for purposes of participation in any Employee Benefit Plan, is properly so characterized under all Applicable Laws.
(g)    The execution, delivery and performance of this Agreement by ARC and the consummation by ARC of the transactions contemplated by this Agreement will not (alone or in combination with any other event), (i) entitle any current or former employee, director, officer or consultant of any Subject Company to severance pay or any other payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any such employee, director, officer or consultant, (iii) result in any forgiveness of indebtedness, trigger any funding or payment obligation under any Employee Benefit Plan or impose any restrictions or limitations on any Subject Company’s rights to administer, amend or terminate any Employee Benefit Plan or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in section 280G(b)(1) of the Code). No person is entitled to receive any additional payment (including any tax gross-up or other payment) from any Subject Company as a result of the imposition of the excise Taxes required by section 4999 of the Code or any Taxes required by section 409A of the Code.
2.11    Taxes.
(a)    All material U.S. income and other Tax Returns required to be filed by, on behalf of or with respect to the Subject Companies have been duly and timely filed and all Tax Returns filed by, on behalf of, or with respect to the Subject Companies are true, complete and correct in all material respects, provided that nothing in this Agreement is intended to guarantee the availability of any Tax attribute in any Post-Closing Tax Period (other than any Tax attributes created in or as a result of the transactions contemplated by this Agreement). All material Taxes (whether or not reflected on such Tax Returns) required to be paid by or with respect to, or that could give rise to a Lien on the assets of, any of the Subject Companies have been duly and timely paid. All Taxes required to be withheld by any of the Subject Companies have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose. Except for Permitted Liens, there are no Liens for material Taxes on any of the assets of the Subject Companies.
(b)    All accounting entries (including charges and accruals) for Taxes with respect to the Subject Companies reflected on the books of the Subject Companies (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover any material Tax liabilities accruing through the end of the last period for which the Subject Companies ordinarily record items on their respective books.
(c)    No written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes with respect to any of the Subject Companies, and no written power of attorney with respect to any such Taxes has been filed or entered into with any Governmental Authority. The time for filing any Tax Return with respect to any of the Subject Companies has not been extended to a date later than the date of this Agreement. No Taxes with respect to any of the Subject Companies are currently under audit, examination or investigation by any Governmental Authority or the subject of any judicial or administrative proceeding. No Governmental Authority has asserted or threatened in writing to assert any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against any of the Subject Companies with respect to any taxable period for which the period of assessment or collection remains open. No jurisdiction (whether within or without the United States) in which any of the Subject Companies has not filed a particular type of Tax Return or paid a particular type of Tax has asserted in writing that any such Subject Company is required to file such Tax Return or pay such type of Tax in such jurisdiction.
(d)    None of the Subject Companies (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign law), in either case that would be binding upon any Subject Company after the Closing Date, (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes, except for groups whose only members are two or more Subject Companies or (iii) has any liability for the Taxes of any Person (other than another Subject Company) (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements (other than any customary tax sharing or allocation provisions in commercial contracts not primarily related to Taxes) (“Tax Agreements”), or otherwise).
(e)    None of the Subject Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign law) made with respect to any Pre-Closing Tax Period or (v) any distribution made by any Subject Company prior to the Closing. None of the Subject Companies has participated in a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b). None of the Subject Companies has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute a “plan” or “series of related transactions” in conjunction with the transaction contemplated by this Agreement.
(f)    Section 2.11(f) of the ARC Disclosure Letter (i) sets forth the classification of each Subject Company for U.S. federal income tax purposes and (ii) lists each entity classification election that has been made under Treasury Regulation Section 301.7701-3 with respect to each of the Subject Companies for U.S. federal income Tax purposes. Each Subject Company that reports its classification for U.S. federal income tax purposes as a partnership or disregarded entity is, and has been since its formation, properly so treated for tax purposes.
(g)    (i) None of the Subject Companies is or has been a controlled foreign corporation, as defined in Section 957 of the Code and (ii) no Subject Company holds an interest (directly or indirectly) in an entity that is or has been treated as a passive foreign investment company, as defined in Section 1297 of the Code.
(h)    Any incentive equity interests issued by any Subject Company or Fund that were intended to qualify as “profits interests” in a partnership for U.S. federal income tax purposes and any comparable provisions of state, local or non-U.S. tax law have been consistently treated as such by the issuers and holders thereof for all relevant taxable years and, to ARC’s Knowledge, there is no reason that any such interest does not so qualify.
(i)    None of the assets of any of the Subject Companies are “section 197(f)(9) intangibles” within the meaning of Treasury Regulations section 1.197-2(h)(1)(i).
(j)    The representations and warranties set forth in this Section 2.11 and in Sections 2.10, 2.19(e) and 2.21 are the exclusive representations and warranties of ARC with respect to Tax matters.
2.12    Properties and Assets.
(a)    Each Subject Company has a valid and enforceable leasehold interest in each of the leased premises in which it currently conducts its business, except as may be affected by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or general equitable principles. Section 2.12(a) of the ARC Disclosure Letter identifies, as of the date hereof, all of the leases for real property to which each Subject Company is a party (the “Leases”). The Leases constitute all real property leased, subleased, licensed or otherwise used in the operation of the business of the Subject Companies as presently conducted. Complete and correct copies of such Leases have been provided to AMH. As of the date hereof, there is no material default by the lessee or, to ARC’s Knowledge, the lessor under any such lease and to ARC’s Knowledge the use and operation of the property subject to the Leases does not violate in any material respect any Applicable Law. No Subject Company owns any real property. Except as may be affected by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or general equitable principles, (i) each Lease is the legal, valid and binding obligation of the Subject Company party thereto and, to the Knowledge of ARC, each other party to such Lease and (ii) each Lease is enforceable against such Subject Company and, to the Knowledge of ARC, each other party to such Lease.
(b)    The Subject Companies own and have good, valid and marketable title to or, in the case of leased property, good and valid leasehold interests in, or otherwise will have full or sufficient and legally enforceable rights to use, all of the tangible properties, assets and rights (real, personal or mixed) used or held for use in connection with, necessary for the conduct of, or otherwise material to the operations of, the Business, in each case free and clear of any Lien other than Permitted Liens, except for any failure to have such titles, interests or rights that would not, individually or in the aggregate, be materially adverse to the Business or the Subject Companies, in each case, taken as a whole. The Subject Companies have maintained in all material respects all tangible Assets in good repair, working order and operating condition, subject only to ordinary wear and tear, except for any failure to be in good repair, working order or operating condition that would not, individually or in the aggregate, be materially adverse to the Business or the Subject Companies, in each case, taken as a whole.
(c)    Except for the Deferred Assets and the Excluded Assets, the Contributed Assets and the assets, properties and rights that will be owned, leased or licensed by Newco and the Transferred Entities immediately following the Closing will constitute all the material assets, properties and rights necessary to conduct the Business as it is conducted as of the date hereof.
(d)    Trailer Amounts contemplated to be distributed pursuant to Section 5.02(c) of the A&R Newco LLCA (other than asset management fees received in or converted to cash by the ARC Member and its Subsidiaries on or prior to the Closing Date) shall be Contributed Assets.
2.13    Certain Labor Matters. No Subject Company is a party to any collective bargaining agreement.
2.14    Material Agreements. Section 2.14 of the ARC Disclosure Letter lists each Material Contract to which any Subject Company is a party or bound as of the date of this Agreement, and ARC has previously provided to AMH a complete and correct copy of each such Material Contract. Each such Material Contract is a legal, valid and binding obligation of the applicable Subject Company, and, to ARC’s Knowledge, each other party thereto, in each case in full force and effect and enforceable in accordance with its terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or general equitable principles. Neither ARC nor any Subject Company has received any written or, to ARC’s Knowledge, oral notice of cancellation or termination under any option or right reserved to the other party to any Material Contract or any written or, to ARC’s Knowledge, oral notice of default under such Material Contract. As of the date hereof, no condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a breach or default by ARC or any Subject Company or, to ARC’s Knowledge, any other party thereto under, or result in a right in termination of, any such Material Contract, except as would not reasonably be expected to have a Material Adverse Effect.
2.15    Intellectual Property and IT Systems.
(a)    Section 2.15(a) of the ARC Disclosure Letter sets forth a true, complete and correct list of all Owned Intellectual Property that is issued, registered or subject to an application for issuance or registration. The Owned Intellectual Property set forth in Section 2.15(a) of the ARC Disclosure Letter is subsisting, and, to ARC’s Knowledge, is valid and enforceable. Neither ARC nor any of the Subject Companies have conducted the Business in a manner that would reasonably be expected to result in (i) the cancellation or unenforceability of any issued, registered or applied for Owned Intellectual Property or (ii) the unauthorized disclosure of any material confidential Intellectual Property used in the Business. After giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements, the Subject Companies will (x) be the owners of all of the Owned Intellectual Property free and clear of any Liens other than Permitted Liens and (y) own, license or otherwise have the right to use all the Intellectual Property necessary and sufficient to conduct the Business as currently conducted.
(b)    Since January 1, 2012, (i) the conduct of the Business has not been and, as currently conducted, is not infringing, misappropriating, diluting or otherwise violating (“Infringing”) in any material respect the rights of any Person in respect of any Intellectual Property and (ii) to ARC’s Knowledge, none of the material Owned Intellectual Property has been or is being Infringed by any Person.
(c)    All Persons (including current and former employees and independent contractors) who create or contribute to any portion of, or otherwise would have rights in or to, Owned Intellectual Property have executed enforceable written agreements that validly and irrevocably assign to ARC or one or more of the Subject Companies all of their rights in and to such Owned Intellectual Property, or, pursuant to Applicable Law, ARC or one or more of the Subject Companies owns all such Owned Intellectual Property.
(d)    Neither ARC nor any of the Subject Companies use or have used any Software licensed, provided or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any Software that contains or is derived from any such Software, in any manner that would require any source code of Software owned by any of the Subject Companies to be disclosed, licensed for free, publicly distributed, attributed to any person or dedicated to the public.
(e)    The IT Systems (i) are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable (including with respect to working condition and capacity) for the purposes for which they are being used or held for use, and (ii) to ARC’s Knowledge, do not contain any Malware that would reasonably be expected to interfere with the ability of any of the Subject Companies to conduct the Business. ARC and the Subject Companies (x) have implemented and maintain commercially reasonable security, business continuity, and backup and disaster recovery plans and procedures with respect to the IT Systems, (y) act in material compliance therewith, and (z) have taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects. The Subject Companies have implemented or are in the process of implementing in a timely manner all security patches or security upgrades that are generally available for the IT Systems.
2.16    Data Protection and Privacy.
(a)    Since January 1, 2012, the Subject Companies and the Sponsored Funds have been and are in compliance in all material respects with any and all Applicable Laws, contractual requirements, terms of use and privacy policies pertaining to data protection or information privacy, security, collection, use, disclosure, disposal, maintenance and transmission.
(b)    ARC, the Subject Companies and the Sponsored Funds use commercially reasonable efforts to protect the secrecy of data and non-public information that any of them (or a third Person on behalf of any of them) collects, stores, uses, maintains or transmits and to prevent unauthorized access to, and use or disclosure of, such data or non-public information by any other Person. Since January 1, 2012, none of ARC, the Subject Companies or the Sponsored Funds, or, to ARC’s Knowledge, any third Person working on behalf of any of them, has had a breach of security or an incident of unauthorized (i) access, (ii) disclosure, (iii) use, (iv) destruction or (v) loss of any data or non-public information that any of the Subject Companies or the Sponsored Funds (or a third Person on behalf of any of them) collects, stores, uses, maintains or transmits, except as would not reasonably be expected to have a material effect on the Business.
2.17    Compliance Matters.
(a)    Registration.
(i)    No Subject Company other than the IA Subsidiaries is registered or required to be registered as an investment adviser or in any similar capacity with the SEC or the securities commission of any state. Each IA Subsidiary (i) is, and at all times required by Applicable Law since January 1, 2012 has been, registered as an investment adviser under the Advisers Act and (ii) is registered and licensed as an investment adviser or in any similar capacity under all other Applicable Laws or exempt therefrom, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each IA Subsidiary is in compliance in all material respects with the applicable provisions of the Advisers Act and the Investment Company Act, as applicable, and all Applicable Laws of the jurisdictions in which the IA Subsidiaries are registered as an investment adviser.
(ii)    Each officer or employee of a Subject Company who is required to be registered or licensed as an “investment adviser representative” (as such term is defined in Rule 203A-3 under the Advisers Act) or in any similar capacity with any Governmental Authority is duly registered or licensed to act in such capacity, and all such registrations and licenses are in full force and effect, except where the failure to be so registered or to have such registration in full force and effect would not reasonably be expected to have a Material Adverse Effect. At all times required by Applicable Law since January 1, 2012, all federal, state and foreign registration requirements have been complied with, and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete, except for any failures to so comply or to be accurate and complete that would not reasonably be expected to have a Material Adverse Effect.
(iii)    As of the date hereof, no Subject Company or, in connection with their service to the Subject Company, any of their respective directors, officers, employees, contractors, or agents, is required to be registered, licensed or qualified as a (i) a bank, broker, dealer, trust company, commodity pool operator, commodity trading advisor, approved swap firm, commodity broker-dealer, futures commission merchant, transfer agent, introducing broker, municipal advisor, municipal securities dealer, insurance company or insurance broker or agent, counseling officer, sales persons, or in any similar capacity with the SEC, the CFTC, the National Futures Association (“NFA”), Financial Industry Regulatory Authority, Inc. (“FINRA”), the securities commission or financial regulatory agency of any state or other jurisdiction or any self-regulatory body, except as would not reasonably be expected to have a Material Adverse Effect, or (ii) subject to any liability or disability by reason of any failure to be so registered, licensed or qualified. No Subject Company has received notice of, and, to the Knowledge of ARC, there is no basis to believe that there is any event that is reasonably likely to result in, any pending judicial, arbitral or administrative action, suit, proceeding or investigation concerning any failure to obtain any bank, broker, dealer, trust company, commodity pool operator, commodity trading advisor, approved swap firm, commodity broker-dealer, futures commission merchant, transfer agent, introducing broker, municipal advisor, municipal securities dealer, insurance company or insurance broker or agent, counseling officer, or sales person registration, license or qualification, except for as would not reasonably be expected to have a Material Adverse Effect.
(b)    Filings.
(i)    Each Subject Company has filed all regulatory reports, schedules, forms, registrations, financial statements, sales literature, statements, notices, filings and other documents (“Governmental Reports”), together with any amendments, since January 1, 2012 that were required to be filed with any Governmental Authority, including (x) with respect to each IA Subsidiary, each Form ADV and Form PF that was required to be filed in compliance with Applicable Law and (y) with respect to any investment adviser representative of an IA Subsidiary, each Form U4 that was required to be filed in compliance with Applicable Law.
(ii)    Each Subject Company has timely paid in full all fees and assessments due and payable in connection with the filing of all Government Reports. All Government Reports complied in all material respects with Applicable Law as in effect at the time they were filed and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. ARC has provided to AMH complete and correct copies of such material Government Reports as amended or supplemented as of the date hereof.
(c)    Disqualification.
(i)    None of Newco, any IA Subsidiary or any person “associated” (as defined under the Advisers Act) with either Newco or an IA Subsidiary has during the ten years prior to the date hereof been convicted of any crime or is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser or an investment adviser representative under Section 203(e) of the Advisers Act or Rule 206(4)-4(b) thereunder or that would prohibit an IA Subsidiary or any person associated with an IA Subsidiary or Newco from receiving a cash fee with respect to solicitation activities under Rule 206(4)-3 under the Advisers Act. There is no investigation pending or, to the Knowledge of ARC threatened, whether formal or informal, that is likely to result in, such disqualification.
(ii)    No Subject Company nor any “affiliated person” (as defined in the Investment Company Act) of any of Subject Company is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser, depositor or principal underwriter to a registered investment company nor is there any Proceeding pending or, to the Knowledge of ARC, threatened by any Governmental Authority that would result in the ineligibility of any Subject Company or any such “affiliated person” to serve as an investment adviser, depositor or principal underwriter to a registered investment company pursuant to Section 9(a) or 9(b) of the Investment Company Act.
(iii)    No Subject Company nor any director, executive officer or any other officer of a Subject Company is ineligible pursuant to Rule 506(d) of Regulation D under the Securities Act to serve as an investment manager, solicitor, promoter or in any other capacity (including beneficially owning 20% of the voting securities of an issuer relying on Rule 506 of Regulation D under the Securities Act) with respect to an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act, nor is there any Proceeding pending or, to the Knowledge of ARC, threatened by any Governmental Authority that would result in the ineligibility of any Subject Company or any director, executive officer or any other officer of a Subject Company to serve as an investment manager, solicitor, promoter or in any other capacity with respect an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act.
(iv)    No (A) director or trustee of a Sponsored Regulated Fund who is an “interested person” (as such term is defined in section 2(a)(9) of the Investment Company Act) (an “interested director or trustee”), (B) managing director, officer or employee, or, (C) to the Knowledge of ARC, director or trustee who is not an interested director or trustee (a “non-interested director or trustee”) of any Sponsored Regulated Fund is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as such. There is no proceeding pending or, to the Knowledge of ARC, threatened which would result in the ineligibility of any such Person to serve in any such capacities. No (x) interested director or trustee, (y) managing director, officer or employee; or, (z) to the Knowledge of ARC, non-interested director or trustee of any Sponsored Regulated Fund is, or at any time during the past three years has been, (1) subject to any cease and desist, censure or other disciplinary or similar order issued by, (2) a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (3) a party to any commitment letter or similar undertaking to, (4) subject to any order or directive by or (5) a recipient of any supervisory letter from, any Governmental Authority, regardless of whether such Subject Company expects or intends to provide investment advisory services to such Governmental Authority.
(v)    Section 2.17(c)(v) of the ARC Disclosure Letter lists each “contribution” made by a Subject Company or any “covered associate” of a Subject Company to an “official” of a “government entity,” excluding contributions that satisfy the “de minimis exception” in Rule 206(4)-5(b)(1) under the Advisers Act (all terms as defined in Rule 206(4)-5 under the Advisers Act), including, with respect to each contribution, (A) the name and title of the contributor, (B) the name and title of the recipient, (C) the name of the government entity, (D) the date of the contribution, and (E) the amount of the contribution.
(vi)    No Subject Company is an “affiliate” of any “banking entity” (as such terms are defined in the Volcker Rule).
(d)    Compliance Policies. Each IA Subsidiary has in effect, and at all times, to the extent required by Applicable Law, has had in effect, (A) a code of ethics and a written policy regarding and the protection of material non-public information, which comply in all material respects with all applicable provisions of the Advisers Act (including with respect to personal trading under Section 204A thereof and Rule 204A-1 thereunder); (B) policies and procedures with respect to the protection of nonpublic personal information about customers, clients and other third parties designed to assure compliance with Applicable Law; (C) a proxy voting policy as required by Rule 206(4)-6 under the Advisers Act; (D) policies and procedures with respect to business continuity plans in the event of business disruptions; (E) anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program in compliance with Applicable Law; (F) policies and procedures designed to detect, prevent, and mitigate identity theft; (G) policies and procedures designed to detect and prevent contributions and payments to U.S. state and local government officials, political parties and political action committees prohibited under Rule 206(4)-5 under the Advisers Act or any other applicable state or local law; and (H) all such other policies and procedures required by Rule 206(4)-7 under the Advisers Act (together with the policies described in clauses (A) through (G) above, “Adviser Compliance Policies”), including the designation of a chief compliance officer to review the Adviser Compliance Policies. ARC has provided to AMH complete and correct copies of all such Adviser Compliance Policies as of the date hereof. Such Adviser Compliance Policies comply in all material respects with Applicable Law and reflect, if applicable, modifications to such policies as requested in writing by any Governmental Authority. Except as described in Section 2.17(d) of the ARC Disclosure Letter, the IA Subsidiaries are in compliance in all material respects with the Adviser Compliance Policies and, since January 1, 2012, there have been no material violations of the Adviser Compliance Policies other than those disclosed in the annual reports pursuant to Rule 206(4)-7 under the Advisers Act and Rule 38a-1 under the Investment Company Act that have been provided to AMH. The IA Subsidiaries have conducted a review of the adequacy of such Adviser Compliance Policies for the twelve month periods ended December 31, 2012, December 31, 2013, and December 31, 2014, and have determined, based upon such review, that Adviser Compliance Policies have been effectively implemented in all material respects. Each IA Subsidiary has complied in all material respects with all recordkeeping requirements under Applicable Law, including Rule 204-2 under the Advisers Act (including with respect to records in any written or electronic format). All supervised persons of the IA Subsidiaries have executed acknowledgments that they are bound by the provisions of such Adviser Compliance Policies.
(e)    No Action Letters and Exemptive Orders. Section 2.17(e) of the ARC Disclosure Letter identifies each no-action letter and exemptive order issued by the SEC to any Subject Company or Fund that remains applicable to its business as conducted on the date of this Agreement. ARC has provided to AMH a complete and correct copy of each such no-action letter and exemptive order. Since January 1, 2012, the Subject Companies or Funds, as applicable, have complied with all terms and conditions of such no-action letters and exemptive orders necessary to rely on the relief granted thereby.
2.18    Clients.
(a)    Each applicable IA Subsidiary is, and at all times since January 1, 2012 has been, in compliance in all material respects with all applicable requirements, if any, as to portfolio composition, portfolio management, investment objectives, including the terms of the applicable Advisory Contract, written instructions from such Clients, prospectuses, offering or placement memorandums, board of director or trustee resolutions, Applicable Law and the Organizational Documents of each Client that is a Fund.
(b)    To ARC’s Knowledge, no Client has provided notice that it intends to (i) terminate its Advisory Contract, (ii) engage in negotiations to amend the terms and conditions of its Advisory Contract in a manner that is materially adverse to the Subject Companies, (iii) withdraw more than 25% of assets under management from any of its accounts under the applicable IA Subsidiary’s management, (iv) place under review any of its accounts or (v) initiate a search for a replacement distributor, fund manager or investment adviser, as the case may be.
(c)    Since January 1, 2012, each applicable IA Subsidiary has provided its investment advisory and related services to each Client in compliance with the Advisers Act, the Investment Company Act and all other Applicable Law, except for such failures to comply as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(i)    Each Advisory Contract includes all provisions required by Section 205 of the Advisers Act and is otherwise in compliance with all requirements of the Advisers Act. Each Advisory Contract with a Regulated Fund has been duly approved and continued in compliance with the Investment Company Act and complies in all respects with Section 15 of the Investment Company Act.
(ii)    Each applicable IA Subsidiary has provided, or confirmed the delivery by another person, to each Client all disclosures required by the Advisers Act including, to the extent applicable, (i) all brochures and brochure supplements required by Rule 204-3 under the Advisers Act and (ii) any disclosure required by Rule 206(3)-2, Rule 206(4)-2, Rule 206(4)-3 or Rule 206(4)-6 under the Advisers Act. All such disclosures have been provided in accordance with the Advisers Act and did not, at the time they were provided, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading, except, in each case, for such failures to comply or for any such statements or omissions as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(iii)    All contracts for the solicitation of Clients have been made in compliance with Rule 206(4)-3 under the Advisers Act and all other Applicable Law.
(iv)    Each IA Subsidiary has maintained since January 1, 2012 all assets of Clients in accordance with Rule 206(4)-2 under the Advisers Act and is otherwise in compliance with all aspects of Rule 206(4)-2 under the Advisers Act.
(v)    Since January 1, 2012, there has existed no material unremedied pricing error or similar condition with respect to any Client.
(vi)    The receipt of all soft dollar brokerage and research services by any IA Subsidiary since January 1, 2012 qualifies for the safe harbor afforded by Section 28(e) of the Exchange Act and each IA Subsidiary has complied with all related disclosure rules in all material respects. Section 2.18(c)(vi) of the Seller Disclosure Letter sets forth a correct and complete list of all brokerage and research services presently provided to any IA Subsidiary which are purchased with soft dollars.
(vii)    Each IA Subsidiary has satisfied in all material respects its duty of “best execution” (as such term is understood under the Advisers Act) for all Clients for whom it exercises trading discretion since January 1, 2012.
(viii)    To the Knowledge of ARC, none of the Clients or any limited partner, member or investor of the Clients is as of the date hereof, or has been since January 1, 2012, (i) listed on the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) list of Specially Designated Nationals and Blocked Persons or (ii) otherwise subject to sanctions administered by OFAC or any equivalent Governmental Authority in any jurisdiction.
(d)    Each of the Subject Companies has since January 1, 2012 conducted its activities with respect to Clients subject to ERISA and/or Section 4975 of the Code in accordance with in all material respects such law, rules and regulations, as the same may be in effect from time to time. To the extent that any Client to which any of the Subject Companies provides investment advice or investment management services (including sub-advisory services) is (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA; (ii) a plan subject to Section 4975 of the Code; (iii) a benefit plan investor, as defined in Section 3(42) of ERISA and the regulations promulgated thereunder, or any entity whose assets include the assets of any such plan described in clause (i) or (ii) above or any such benefit plan investor within the meaning of ERISA and applicable regulations; or (iv) a Person acting on behalf of any such plan described in clause (i) or (ii) above, or a benefit plan investor or entity, then (A) the applicable Subject Company has provided such advice or management or advisory services in compliance in all material respects with the applicable requirements of ERISA and any prohibited transaction exemption pursuant to which such service or advice is provided, and (B) neither such Subject Company nor any other Person has engaged in a non-exempt “Prohibited Transaction” within the meaning of Section 406 of ERISA or Section 4975(c) of the Code. With respect to any Client whose assets are subject to the provisions of Part 4 of Title I of ERISA, the Company is a qualified professional asset manager (as such term is used in Prohibited Transaction Class Exemption 84-14, as amended).
2.19    Funds.
(a)    Listing of Funds.
(vii)    Section 2.19(a)(i) of the ARC Disclosure Letter lists each Public Fund as of the date hereof, including each (i) Sponsored Registered Fund, (ii) Sub-Advised Registered Fund, (iii) REIT, (iv) Oil and Gas Fund and (v) Sponsored BDC, setting forth with respect to each Fund (A) its name, (B) the IA Subsidiary or other Subject Company that provides Investment Advisory Services to the Fund, (C) the capacity in which the Subject Company acts with respect to the Fund, (D) any Subject Company that provides underwriting, distribution or other services to the Fund, (E) the capacity in which any Subject Company acts with respect to the Fund, (F) the net asset value of (or regulatory assets under management attributable to) the Fund calculated in accordance with, as applicable, the disclosure requirement of the Investment Company Act, the Advisers Act or any other Applicable Law, and (G) the total value of each class of voting shares held by any Subject Company in the Fund as a percentage of the total value of all of the voting shares for each class, and (H) with respect to each Unregulated Fund, the date of the expiration of the Advisory Contract between the Subject Company and the Unregulated Fund, (I) the offering price per share of the REIT if it is currently conducting a public offering and (J) the estimated net asset value per share of the Unregulated Fund as reported in its most recent Form 10-K.
(viii)    Each Sponsored Registered Fund and, to the Knowledge of ARC, each Sub-Advised Registered Fund is, and at all times required under Applicable Law has been, duly registered with the SEC as an investment company under the Investment Company Act. Each Sponsored BDC has at all times required under Applicable Law elected to be regulated, and has at all times required under Applicable Law been regulated, as a business development company pursuant to section 54 of the Investment Company Act. No Unregulated Fund is, or has been at any time, required to be registered as an investment company under the Investment Company Act. No Subject Company acts as sponsor, investment adviser, investment manager, depositor, principal underwriter, distributor or in any other capacity with respect to any entity (other than the Funds) that (i) is registered, or is required to be registered, as an investment company, or that has elected to be regulated as a BDC, under the Investment Company Act or in any other jurisdiction or (ii) has made, or intends to make, a public offering in the United States or in any other jurisdiction.
(ix)    No Subject Company (other than with respect to a Sponsored Fund that is a wholly-owned Subsidiary of a Regulated Fund) acts as investment adviser, investment sub-adviser, general partner, managing member, manager or sponsor to any pooled investment vehicle that would be an investment company but for the provisions of Section 3(c)(1) or (7) of the Investment Company Act.
(x)    No Subject Company acts as commodity pool operator, commodity trading advisor, investment adviser, investment sub-adviser, general partner, managing member, manager or sponsor to any commodity pool (as defined under the Commodity Exchange Act) or to any pooled investment vehicle (other than the Funds).
(b)    Funds: Corporate Matters.
(ix)    Each Sponsored Fund and, to the Knowledge of ARC, each Sub-Advised Fund is duly organized, validly existing and, with respect to jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, limited liability company partnership or similar power and authority to own its assets and to carry on its business as it is currently conducted, and is duly qualified, licensed or registered to do business in each jurisdiction where it is required to be so qualified under Applicable Law (except for any failure to be so organized, existing, in good standing or qualified as would not reasonably expected to have a Material Adverse Effect). ARC has provided to AMH copies of (i) the Organizational Documents of each Fund and (ii) except as provided in Section 2.19(b)(i) of the ARC Disclosure Letter, the corporate minutes of the board of directors or trustees of each Fund (including any committees thereof) since January 1, 2012.
(x)    Each Operating Partnership is a duly organized, validly existing in good standing under the laws of the State of Delaware and has the requisite partnership or similar power and authority to own its assets and to carry on its business as it is currently conducted, and is duly qualified, licensed or registered to do business in each jurisdiction where it is required to be so qualified under Applicable Law (except for any failure to be so organized, existing, in good standing or qualified as would not reasonably expected to have a Material Adverse Effect). ARC has provided to AMH copies of the Organizational Documents of each Operating Partnership.
(xi)    ARC has provided to AMH complete and correct copies of the audited balance sheets of each Fund, as of the last day of the most recent three fiscal years of such Fund, and the related income statements and statements of cash flows for the years then ended, and the unaudited performance report of each, as of the last day of its most recent quarter. Each such balance sheet presents fairly in all material respects the consolidated financial position of the related Fund as of the date thereof, and each such financial statement presents fairly in all material respects the consolidated results of the operations and cash flows of the related Fund for the periods set forth therein (subject, in the case of financial statements for interim periods, to normal year-end adjustments and the absence of footnote disclosure). Each such financial statement has been prepared and presented in accordance with U.S. GAAP consistently applied during the periods involved (except as noted therein, and for the absence of footnotes and recurring year-end audit adjustments normal in nature and amount) by an independent public accountant that is (i) in accordance with the standards of independence described in rule 2-01(b) and (c) of Regulation S-X) and (ii) registered with, and subject to regular inspection as of the commencement of the professional engagement period, and as of each calendar year-end, by, the Public Company Accounting Oversight Board in accordance with its rules. Since January 1, 2012, no Fund has received a qualified opinion with respect to any financial statements. Each Sponsored Registered Fund (other than the Sponsored BDCs and Unregulated Funds) has established and maintains disclosure controls and procedures and internal controls over financial reporting that meet the requirements of Rule 30a-3 under the Investment Company Act in all material respects. The Sponsored BDCS and the Unregulated Funds have established and maintain disclosure controls and procedures and internal controls over financial reporting that meet the requirements of Rules 13a-15 and 15d-15 under the Exchange Act in all material respects. Since January 1, 2012, there have been no significant deficiencies or material weaknesses, and there are currently no other material control weaknesses, in the design or operation of internal controls over financial reporting that has adversely affected or would reasonably be expected to adversely affect any Sponsored Regulated Fund's or Unregulated Fund’s ability to record, process, summarize, and report financial information. Since January 1, 2012, there has been no fraud, whether or not material, that involves management or other employees who have a significant role in any such Sponsored Regulated Fund's internal controls over financial reporting.
(xii)    The shares, units, securities or other interests of each Sponsored Fund and, to the Knowledge of ARC, each Sub-Advised Fund (A) have since January 1, 2012 been issued and sold in compliance in all material respects with Applicable Law, (B) are qualified for public offering and sale in each jurisdiction where offers are made to the extent required under Applicable Law and (C) have been duly authorized and validly issued and are fully paid and non-assessable. In the past three years, all outstanding securities or other interests of each Sponsored Fund and, to the Knowledge of ARC, each Sub-Advised Fund that were required to be registered under the Securities Act have been sold in all material respects pursuant to an effective registration statement filed thereunder (and, where applicable, under the Investment Company Act) and are qualified in all material respects for sale, or an exemption from any requirement to so qualify is in full force and effect, in each state and territory of the United States and the District of Columbia and in any foreign jurisdiction to the extent required under Applicable Law and no such registration statement contained, as of its effective date, any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or is subject to any stop order or similar order restricting its use, other than, in each case, any failure to be registered or qualified or exempt, any inclusion of an untrue statement of a material fact or any failure to state a material fact that is required to be stated or any order restricting its use that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither (i) any intermediary, placement agent, distributor or solicitor (“Marketer”) that is an affiliate of any Subject Company or (ii) to the Knowledge of ARC, any Marketer that is an affiliate of any Subject Company, has unlawfully marketed any of the services of any Sponsored Fund or, to the Knowledge of ARC, any Sub-Advised Fund, or unlawfully marketed or sold any security or other interest in any Sponsored Fund or, to the Knowledge of ARC, any Sub-Advised Fund, in each case in any material respect, and there are no outstanding material claims against any Subject Company, any Sponsored Fund or, to the Knowledge of ARC, any Sub-Advised Fund with respect to such marketing or sale.
(xiii)    There is no injunction, order, judgment or decree imposed upon any Sponsored Fund or, to the Knowledge of ARC, any Sub-Advised Fund that would impair the ability of the Subject Companies to continue to operate its business as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect. All notifications to local regulatory and other bodies required by Applicable Laws have been made to permit such activities as are carried out by the Sponsored Funds and, to the Knowledge of ARC, the Sub-Advised Funds and all authorizations, licenses, consents and approvals required by Applicable Laws have been obtained in relation to the Sponsored Funds and, to the Knowledge of ARC, the Sub-Advised Funds, except where any such failure would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Subject Companies to continue to operate its business as currently conducted.
(c)    Funds: Compliance with Laws.
(i)    Each Sponsored Fund and, to the Knowledge of ARC, each Sub-Advised Fund is in compliance in all material respects with the applicable provisions of the Advisers Act, Investment Company Act, the Commodity Exchange Act, the Securities Act, the Exchange Act and all Applicable Law.
(ii)    No Sponsored Fund and, to the Knowledge of ARC, no Sub-Advised Fund, nor any director, executive officer or any other officer thereof, is ineligible pursuant to Rule 506(d) of Regulation D under the Securities Act with respect an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act, nor is there any Proceeding pending or, to the Knowledge of ARC, threatened by any Governmental Authority that would result in the ineligibility of any Sponsored Fund, any Sub-Advised Fund or any director, executive officer or any other officer thereof with respect an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act.
(iii)    ARC has provided to AMH complete and correct copies of (A) all agreements and arrangements for the distribution of shares of the Sponsored Funds, including selling agent and similar agreements; (B) all custody agreements, administration agreements, transfer agent agreements, accounting services agreements, shareholder services agreements and similar agreements by which a Sponsored Fund is bound or pursuant to which a Sponsored Fund receives services; (C) all administrative service and similar agreements by which a Sponsored Fund is bound or pursuant to which a Sponsored Fund receives services; and (D) any other agreements or contracts that are material to the business or operations of the Sponsored Funds (together with the agreements described in clauses (A), (B) and (C) above, the “Sponsored Fund Contracts”); provided that the term “Sponsored Fund Contract” shall not include any of the foregoing agreements, contracts, commitments, documents and other similar arrangements that are no longer effective or that relate to the purchase of specific portfolio investments by or for any Sponsored Fund. There does not exist under any Sponsored Fund Contract any event of default or violation or event or condition that, after notice or lapse of time or both, would constitute an event of default or violation thereunder on the part of the Subject Companies or, to the Knowledge of ARC, on the part of any other party thereto, except as would not reasonably be expected to have a Material Adverse Effect.
(iv)    The prospectus, summary prospectus, private placement memorandum or other principal offering document (each as amended or supplemented through the date hereof, a “Prospectus”) relating to each Fund in existence on the date hereof has been provided to AMH. Each such Prospectus, as amended or supplemented, of a Sponsored Fund or, to the Knowledge of ARC, a Sub-Advised Fund complies as to form with Applicable Law, including, in the case of Regulated Funds, the applicable requirements of the Securities Act and the Investment Company Act. Since January 1, 2012, each Sponsored Fund and, to the Knowledge of ARC, each Sub-Advised Fund has timely filed all Governmental Reports, except where a failure to timely file would not reasonably be expected to have a Material Adverse Effect. Such Governmental Reports have been prepared in all material respects in accordance with the requirements of Applicable Laws, and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. Each Sponsored Fund has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act, the Exchange Act and, in the case of any Regulated Funds, the Investment Company Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2012 (collectively, the “SEC Filings”). Each SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Investment Company Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(v)    Except as set forth on Section 2.19(c)(v) of the ARC Disclosure Letter, no proceeding, investigation, examination, audit or review (other than routine examinations, audits or reviews in the ordinary course of business consistent with past practice) with respect to any Sponsored Fund or, to the Knowledge of ARC, any Sub-Advised Fund has been initiated or is ongoing, unresolved or, to the Knowledge of ARC, threatened by any Governmental Authority. No Sponsored Fund and, to the Knowledge of ARC, no Sub-Advised Fund has received any notice or communication of any unresolved violation or exception from any Governmental Authority with respect to any report or statement by any Governmental Authority relating to any examination or any notice or communication threatening to revoke or condition the continuation of any permit or restricting or disqualifying such Fund’s activities. ARC has provided to AMH complete and correct copies of all non-routine correspondence relating to any investigation or examination provided to or by any Fund by the SEC, FINRA or any other Governmental Authority since January 1, 2012. There is no injunction, order, judgment or decree imposed upon any Unregulated Fund that would materially impair the ability of the Subject Companies to continue to operate its business as currently conducted.
(vi)    Except as set forth in Section 2.19(c)(vi) of the ARC Disclosure Letter, no Sponsored Fund is and, to the Knowledge of ARC, no Sub-Advised Fund is an “affiliate” of any “banking entity” (as such terms are defined in the Volcker Rule).
(d)    Regulated Funds: Compliance with Laws.
(i)    Each Subject Company has provided in a timely fashion to the Fund Board of each Regulated Fund all materials or other information (“Fund Board Materials”) requested by the Fund Board required for approval of the investment advisory contract under Section 15(c) of the Investment Company Act or for any other purpose required under the Investment Company Act or any other Applicable Law. All Fund Board Materials prepared by a Subject Company since January 1, 2012 have been prepared in all material respects in accordance with the requirements of Applicable Laws, and did not at the time they were provided to the Fund Board contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(ii)    Each IA Subsidiary that acts as investment adviser to a Regulated Fund has a written Advisory Contract pursuant to which such IA Subsidiary serves as investment adviser to such Regulated Fund. None of the Subject Companies nor any “interested person” of any of them (as such term is defined in the Investment Company Act) receives or is entitled to receive any compensation directly or indirectly (A) from any Person in connection with the purchase or sale of securities or other property to, from or on behalf of any Regulated Fund, other than bona fide ordinary compensation as principal underwriter, distributor or sponsor for such Regulated Fund or (B) from the Regulated Funds their respective security holders for other than bona fide investment advisory, accounting, shareholder servicing, transfer agency or similar services.
(iii)    No Sponsored BDC has acquired any asset in violation of Section 55 of the Investment Company Act. Each Sponsored BDC has made available significant managerial assistance (as defined in Section 2(a)(47) of the Investment Company Act) with respect to each company that is treated by such Sponsored BDC as satisfying the 70 per centum of the value of its total assets condition of Section 55 of the Investment Company Act.
(iv)    Since January 1, 2012, all payments by the Sponsored Registered Open-End Funds relating to the distribution of their shares (other than payments that are not required by Applicable Law to be paid pursuant to a 12b-1 Plan) have been made in compliance with the related 12b-1 Plan and each 12b‑1 Plan adopted by the Sponsored Registered Open-End Funds, and the operation of each such 12b-1 Plan currently complies with Rule 12b-1 of the Investment Company Act and other Applicable Laws. No Sponsored Registered Open-End Fund is paying, directly or indirectly, any amount to any person for the purpose of financing the distribution of its shares, except in accordance with a 12b-1 Plan.
(v)     Each Sponsored Regulated Fund has adopted and maintained, at all times, to the extent required by Applicable Law, (A) a Code of Ethics, which complies in all material respects with all applicable provisions of the Investment Company Act (including Section 17(j) and Rule 17j-1 thereof); (B) written policies and procedures which comply in all material respects with Rule 38a-1 under the Investment Company Act; (C) policies and procedures relating to an anti-money laundering and customer identification program in compliance with Applicable Law; (D) policies and procedures designed to detect, prevent and mitigate identity theft; (E) policies and procedures with respect to the protection of nonpublic personal information about Sponsored Regulated Fund shareholders designed to assure compliance with Applicable Law; and (F) all such other written compliance policies and procedures required by Applicable Law (together with the policies described in clauses (A) through (E) above, “Sponsored Regulated Fund Compliance Policies”). ARC has provided to AMH complete and correct copies of such Sponsored Regulated Fund Compliance Policies as amended or supplemented as of the date hereof. All such Sponsored Regulated Fund Compliance Policies have been reviewed annually as required by Rule 38a-1, and the annual reports for the past three years of the Sponsored Regulated Funds’ chief compliance officer required by Rule 38a-1 have been provided to AMH. The Sponsored Regulated Fund Compliance Policies are in compliance with Applicable Law in all material respects. Each Sponsored Regulated Fund is, and at all times required by Applicable Law since January 1, 2012 has been, in compliance in all material respects with such policies and procedures. Section 2.19(d)(v) of the ARC Disclosure Letter sets forth a complete and correct list of all strategies or plans currently contemplated by Newco or its Affiliates with respect to the Sponsored Regulated Funds to effect any merger or closure of, or any replacement of the portfolio management team for, any Sponsored Regulated Fund.
(vi)    The board of directors or trustees or general partner, as applicable, of each Sponsored Regulated Fund and, to the Knowledge of ARC, each Sub-Advised Registered Fund has been established and operated in conformity with the requirements and restrictions of Sections 10, 16 and 55, as applicable, of the Investment Company Act and satisfies the fund governance standards as defined in Rule 0-1 under the Investment Company Act. As of any Deferred Closing with respect to a Deferred Fund (or the Closing with respect to any Fund that is not a Deferred Fund), in compliance with the requirements of Section 15(f)(1)(A) of the Investment Company Act, each of the Sponsored Regulated Funds and, to the Knowledge of ARC, each of the Sub-Advised Registered Funds will be governed by a board of trustees, general partner or board of directors (if any) at least 75% of whom are not “interested persons” (as defined in the Investment Company Act) of the investment adviser to such Regulated Fund. No director or trustee, as applicable, of the Sponsored Regulated Funds, who has been identified as an “independent” or “non-interested” trustee in such Sponsored Registered Fund’s most recent registration statement on Form N-1A or such Sponsored BDC’s most recent registration statement on Form N-2 is an “interested person” of such Sponsored Regulated Fund, as that term is defined in Section 2(a)(19) of the Investment Company Act, or has had at any time since January 1, 2012, a material business or professional relationship with such Sponsored Registered Fund’s or Sponsored BDC’s investment adviser or principal underwriter or with the principal executive officer or any controlling person of such investment adviser or principal underwriter other than as set forth in such Sponsored Registered Fund’s registration statement on Form N1-A or such Sponsored BDC’s registration on Form N-2. To the Knowledge of ARC, no director trustee, as applicable, of any Sponsored Regulated Fund is ineligible under section 9(a) or section 9(b) of the Investment Company Act to serve as a director or trustee to a registered investment company.
(vii)    No Sponsored Regulated Fund (excluding any Sponsored Regulated Fund that is a “covered fund”) is an “affiliate” of any “banking entity.” For purposes of this Section, “covered fund”, “affiliate” and “banking entity” shall have the meaning given such term in the Volcker Rule.
(viii)    Section 2.19(d)(viii) of the ARC Disclosure Letter lists each material insurance policy, including each directors’ and officers’ and errors and omissions insurance policy and fidelity bond that has been obtained with respect to a Sponsored Fund or Sponsored BDC under which claims may still be made. Each Sponsored Regulated Fund has in full force and effect such insurance as is required by the Investment Company Act and such directors’ and officers’ and errors and omissions insurance policies as are listed in Section 2.19(d)(viii) of the ARC Disclosure Letter. All premiums that are due and payable under such policies have been paid.
(e)    Taxes. For all taxable years since its inception (except for an initial taxable period if such Regulated Fund did not have any outside investors, hold material assets or engage in material activities during such period), each Regulated Fund has (A) elected to be treated as, and has qualified to be classified as, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code and under any similar provision of applicable state, local or foreign law in any jurisdiction in which such Regulated Fund files, or is required to file, a Tax Return and (B) complied with all Applicable Laws necessary to preserve and retain such Regulated Fund’s election and status as a regulated investment company under Subchapter M and similar provisions of state, local or foreign law. Each Regulated Fund has timely (x) filed (or caused to be timely filed) all material U.S. income and other Tax Returns required to be filed by it (taking into account any applicable extensions or waivers) with any taxing authority and all Tax Returns filed by each Regulated Fund are true, complete and correct in all material respects, provided that nothing in this Agreement is intended to guarantee the availability of any Tax attribute in any Post-Closing Tax Period (other than any Tax attributes created in or as a result of the transactions contemplated by this Agreement) and (y) paid or withheld (or caused to be paid or withheld) all material Taxes required to be paid or withheld by such Regulated Fund whether or not shown as due on such Tax Returns. There is no currently pending or proposed in writing audit of such Tax Returns.
2.20    Section 15(f). No Subject Company or Sponsored Regulated Fund has any express or implied understanding or arrangement that would reasonably be expected to impose, or any intention to impose, an “unfair burden” (within the meaning of Section 15(f) of Investment Company Act) on any of the Sponsored Regulated Funds for purposes of Section 15(f) of the Investment Company Act as a result of the transactions contemplated by this Agreement.
2.21    REITs. Each of the REITs (i) for each taxable year of its existence (except for an initial taxable period if such REIT did not have any outside investors, hold material assets or engage in material activities during such period) has at all times properly been treated as and has qualified as a real estate investment trust within the meaning of Section 856 of the Code (a “Real Estate Investment Trust”), and has been organized and operated in conformity with the requirements for qualification and taxation as a Real Estate Investment Trust for such years, (ii) has operated in a manner that will permit it to qualify as a Real Estate Investment Trust for the taxable year that includes the date hereof. The REITs have not taken any action or omitted to take any action that, to ARC’s Knowledge, would reasonably be expected to result in a challenge by the IRS to their status as a Real Estate Investment Trust, and no challenge by a taxing authority to each of the REITs status as a Real Estate Investment Trust is pending or has been threatened in a writing delivered to any REIT or Subject Company or, to ARC’s Knowledge, otherwise threatened. No REIT has engaged at any time in any "prohibited transactions" within the meaning of Section 857(b)(6) of the Code.
2.22    Books and Records. The Books and Records of ARC and the Subject Companies and Sponsored Funds have been maintained in all material respects in accordance with all Applicable Laws. Complete and correct copies of the corporate minute books and records of ARC and the Subject Companies relating to meetings occurring and other corporate actions taken within the past three years have been provided to AMH.
2.23    Product Performance Record.
(a)    In the past three years, there has been no investment performance presented by a Subject Company that was earned at a firm other than that Subject Company or an Affiliate of the Subject Companies.
(b)    The performance track record and performance data relating to each Client has been prepared and presented in accordance with Applicable Law in all material respects.
2.24    Insurance. Section 2.24 of the ARC Disclosure Letter sets forth a complete and correct list and a description of all material insurance policies in force on the date hereof with respect to the business of, and assets managed by, the Subject Companies. Each of the Subject Companies maintains such worker’s compensation, comprehensive property and casualty, liability, errors and omissions, directors’ and officers’, fidelity and other insurance as it may be required to maintain under all Applicable Laws. Each of ARC and Subject Companies has complied in all material respects with the terms and provisions of such policies and such insurance policies are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis). As of the date hereof, there is no material claim by ARC or any Subject Company pending under any such policy as to which coverage has been denied or disputed by the underwriters of such policy or in respect of which such underwriters have reserved their rights. Since January 1, 2012, each of ARC and the Subject Companies has properly reported all material claims, acts, omissions, events, circumstances, occurrences and losses relating to the businesses of ARC and the Subject Companies to the extent required under each of the insurance policies described in this Section 2.24.
2.25    Affiliate Arrangements. Except as set forth on Section 2.25 of the ARC Disclosure Letter, there are no Contracts between any Subject Company, on the one hand, and ARC, any of its Affiliates (other than the Subject Companies) or any ARC Principal, on the other hand, other than Advisory Contracts (any such Contract, an “Affiliate Agreement”). No ARC Principal or any director, officer or employee of ARC or any Subject Company owns any material asset or right, real or personal, tangible or intangible, used in the Business by any Subject Company (other than ownership of equity interests listed in Section 2.5(b) of the ARC Disclosure Letter).
2.26    Compliance with Environmental Law. The Subject Companies have complied in the past three years and are in compliance with all applicable Environmental Laws pertaining to any of the properties, assets or rights of the Subject Companies and the use and ownership thereof and the operation of the Business, except as would not reasonably be expected to have a Material Adverse Effect. No violation by ARC or the Subject Companies is being or has been alleged in writing or, to the Knowledge of ARC, orally of any applicable Environmental Law relating to any of the properties, assets or rights of ARC and the Subject Companies or the use or ownership thereof or the operation of the Business. There are no Proceedings pending or, to the Knowledge of ARC, threatened against ARC or any of the Subject Companies under any Environmental Law.
2.27    Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from any Subject Company in connection with the transactions contemplated by this Agreement.
2.28    No Other Representations and Warranties. Except for the representations and warranties contained in this Article II, ARC makes no express or implied representations or warranties, and ARC hereby disclaims any such representations or warranties with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF AMH
Except as set forth in the corresponding section of the AMH Disclosure Letter, AMH represents and warrants to ARC and Newco as follows:
3.1    Organization. Each of AMH and the AOG Principal Entities is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. True and correct copies of the Organizational Documents of AMH and the AOG Principal Entities have been provided to ARC prior to the date hereof
3.2    Authority. AMH has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by AMH of this Agreement and the Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by AMH of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other organizational action, and no other corporate or other organizational action on the part of AMH is necessary to authorize the execution and delivery by AMH of this Agreement and the Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by AMH of the transactions contemplated hereby and thereby. This Agreement has been, and at the Closing each of the Ancillary Agreements to which it is party will be, duly and validly executed and delivered by AMH and, assuming the due authorization, execution and delivery by the other parties thereto, constitute a legal and binding obligation of AMH, enforceable against AMH in accordance with their terms, except as (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.
3.3    Non-Contravention. The execution and delivery by AMH of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation by AMH of the transactions contemplated hereby and thereby and the performance by AMH of its obligations hereunder and thereunder will not (with or without the giving of notice, the termination of any grace period or both): (a)  violate, conflict with, or result in a breach or default under any provision of its Organizational Documents or (b) assuming that all consents, authorizations, orders or approvals of, filings or registrations with, and notices to, each Governmental Authority referred to in Section 3.4(a) and all Third Party Consents referred to in Section 3.4(b) have been obtained or made, (i) violate any Applicable Law or (ii) violate, result in a violation or breach by AMH of, or the termination or the acceleration of, or conflict with or constitute a default under, any Contract to which AMH is a party or by which any of its property is bound, except, in the case of clauses (i) and (ii), for any such violation, breach, termination, acceleration, conflict or default as would not, individually or in the aggregate, be materially adverse to AMH and its Subsidiaries, in each case, taken as a whole, or prohibit or materially impair the ability of AMH to consummate the transactions contemplated by this Agreement or any Ancillary Agreement or perform its obligations hereunder or thereunder on a timely basis.
3.4    Consents, etc.
(i)    Except for (i) the filing of notice under the HSR Act, and the expiration or early termination of the applicable waiting period thereunder, and any filing under any applicable non-U.S. merger control or competition law and any approval, authorization, consent, or expiration of applicable waiting period thereunder, (ii) receipt of any required Client Consents and (iii) as described in Section 3.4(a) of the AMH Disclosure Letter, no Governmental Approval is required for the execution and delivery of this Agreement by AMH, the performance of its obligations hereunder and its consummation of the transactions contemplated hereby, except in any such case for (x) any such Governmental Approval which is required solely by reason of the specific regulatory status of ARC or its Affiliates and (y) any such Governmental Approval the failure of which to be obtained or made would not would not reasonably be expected to have an AMH Material Adverse Effect.
(j)    No Third Party Consent with respect to any contract to which AMH is a party or by which any of its property is bound is required for the execution and delivery of this Agreement by AMH, the performance by AMH of its obligations hereunder and the consummation by AMH of the transactions contemplated hereby, except in any such case for any such Third Party Consent, the failure of which to be obtained or made would not reasonably be expected to have a AMH Material Adverse Effect.
3.5    Financial Statements.
(c)    The financial statements contained in the AGM SEC Documents filed prior to the date hereof (the “AGM Financial Statements”) presents fairly in all material respects the consolidated financial position of AGM and its Subsidiaries as of the date thereof, and the other financial statements included in the AGM Financial Statements present fairly in all material respects the consolidated results of the operations and cash flows of AGM and its Subsidiaries for the periods set forth therein (subject, in the case of financial statements for interim periods, to normal year-end adjustments and the absence of footnote disclosure, which will not be material to AGM and its Subsidiaries, taken as a whole). The AGM Financial Statements have been prepared and presented in accordance with GAAP consistently applied during the periods involved (except as noted therein, and for the absence of footnotes in financial statements for interim periods and recurring year-end audit adjustments normal in nature and amount) and consistent with the books and records of AGM and its Subsidiaries.
(d)    AGM and its Subsidiaries maintain accounting records which fairly and accurately reflect, in all material respects, the transactions at AGM and its Subsidiaries, and AGM has devised and maintains accounting controls sufficient to provide reasonable assurances that (i) such transactions are executed in accordance with AGM and its Subsidiaries’ management’s general or specific authorization, (ii) such transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorizations and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
3.6    Capitalization. Section 3.6 of the AMH Disclosure Letter sets forth, as of the date hereof, the authorized equity interests, and the number and type of issued and outstanding equity interests, of AMH, AGM and each of the AOG Principal Entities. All outstanding equity interests of AMH, AGM and each of the AOG Principal Entities are validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights. Except as disclosed in the AGM SEC Documents (excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or that otherwise constitute risk factors or that are cautionary, predictive or forward looking in nature) or in the Organizational Documents of the applicable entity, there are no outstanding securities convertible into or exchangeable or exercisable for, rights to subscribe for or to purchase, agreements providing for the issuance (contingent or otherwise) of any equity interests of, or rights to receive payments based on the value of, or payments in respect of, any equity interests of AMH, AGM or any of the AOG Principal Entities.
3.7    Compliance with Law. Except as disclosed in the AGM SEC Documents (excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or that otherwise constitute risk factors or that are cautionary, predictive or forward looking in nature), (i) the operations of AMH, AGM and their respective Subsidiaries are and have been conducted in compliance in all material respects with Applicable Law and (ii) none of AMH, AGM or any of their respective Subsidiaries is in material default under any Applicable Law or, to the Knowledge of AMH, is under investigation with respect to any material violation of any Applicable Laws. As of the date hereof, (x) none of AMH, AGM or any of their respective Subsidiaries has received any written notification from any Governmental Authority asserting that such Person is not in material compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces, (y) no examination, audit or review (other than routine examinations, audits and reviews in the ordinary course of business consistent with past practice) with respect to AMH, AGM and their respective Subsidiaries has been initiated or is ongoing, unresolved or, to the Knowledge of AMH, threatened by any applicable Governmental Authority, and (z) none of AMH, AGM or their respective Subsidiaries has received any notice of any unresolved violation from any applicable Governmental Authority with respect to any such examination, audit or review that would reasonably be expected to have an AMH Material Adverse Effect.
3.8    Litigation. Except for any litigation disclosed in the AGM SEC Documents filed prior to the date hereof (excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or that otherwise constitute risk factors or that are cautionary, predictive or forward looking in nature), as of the date hereof, there is no Proceeding pending or, to the AMH’s Knowledge, threatened against AMH, AGM or any of their respective Subsidiaries or any of their properties, assets or businesses that would reasonably be expected to have a AMH Material Adverse Effect. As of the date hereof, there are no settlement agreements or similar written agreements with any Governmental Authority or outstanding judgments, decrees, injunctions or orders of any Governmental Authority to which AMH, AGM or any of their respective Subsidiaries is subject or any of their properties is bound that would, individually or in the aggregate, have an AMH Material Adverse Effect.
3.9    SEC Reports. AGM has filed each registration statement, report, proxy statement, information statement or schedule, together with all amendments thereto, that were required to be filed with the SEC by AGM (the “AGM SEC Documents”) since January 1, 2012. As of their respective dates, the AGM SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such AGM SEC Documents contained at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
3.10    Absence of Certain Changes. Since March 31, 2015 through the date hereof, except as otherwise contemplated by this Agreement or as disclosed in the AGM SEC Documents filed prior to the date hereof (excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or that otherwise constitute risk factors or that are cautionary, predictive or forward looking in nature), there has been no change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have an AMH Material Adverse Effect.
3.11    Available Funds. AMH has available all funds necessary to satisfy all of its obligations hereunder and in connection with the transactions contemplated hereby, and its ability to consummate such transactions is not dependent or conditional upon the receipt of financing (whether debt or equity) from any Third Party.
3.12    Investment Intent. AMH is acquiring the Acquired Interests for its own account, for investment purposes only and not with a view to, or for resale in connection with, the distribution thereof. AMH understands that the Acquired Interests may not be sold, transferred or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.
3.13    Certain Regulatory Matters.
(a)    Neither AMH nor, to AMH’s Knowledge, any person “associated” (as defined under the Advisers Act) with AMH has during the five years prior to the date hereof been convicted of any crime or is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the Exchange Act, or for disqualification as an investment adviser for any registered investment company pursuant to Section 9(a) of the Investment Company Act, and to AMH’s Knowledge, as of the date of this Agreement, there are no proceedings or investigations pending or threatened that would reasonably be expected to result in any such disqualification, denial, suspension or revocation.
(b)    Neither AMH nor any of its “affiliated persons” (as defined under the Investment Company Act) has any express or implied understanding or arrangement which would impose an unfair burden on any of the Sponsored Regulated Funds or would in any way cause or result in a failure of the conditions contained in Section 15(f) of the Investment Company Act with respect to the transactions contemplated hereby.
3.14    Brokers. No broker, investment banker, financial advisor or other Person, other than Lazard Ltd, the fees and expenses of which will be paid by AMH, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from AMH in connection with the transactions contemplated by this Agreement.
3.15    No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, AMH makes no express or implied representations or warranties, and AMH hereby disclaims any such representations or warranties with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
ARTICLE IV
COVENANTS
4.1    Conduct of Business. During the period from the date hereof and continuing through the Closing, except to the extent required by Applicable Law, as may be consented to by AMH or as expressly required by this Agreement, ARC will, and will cause the Subject Companies to, use reasonable best efforts to (i) carry on the Business in the ordinary course consistent with past practice; (ii) keep available the present services of ARC’s and the Subject Companies’ employees and other service providers; and (iii) preserve intact ARC’s and the Subject Companies’ rights, franchises, goodwill and relations with Clients and others with whom ARC and the Subject Companies conduct business. Without limiting the generality of the foregoing, except as (w) required by Applicable Law, (x) expressly permitted or required by this Agreement, (y) set forth on Section 4.1 of the ARC Disclosure Letter or (z) with AMH’s prior written consent (not to be unreasonably withheld, conditioned or delayed), ARC will cause that neither ARC nor any Subject Company shall:
(b)    amend the Organizational Documents of any Subject Company;
(c)    issue or agree to issue, sell, pledge, transfer, dispose of or encumber any Equity Securities of any Subject Company, or reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any Equity Securities of any Subject Company;
(d)    make any material change in any financial accounting methods, principles or practices used by the Subject Companies in the preparation of financial statements except as required by GAAP, Applicable Law or official interpretations thereof;
(e)    other than in the ordinary course of business consistent with past practice, enter into, renew, materially amend, assign, terminate or cancel any Material Contract of the type set forth in subsections (ii)-(xi) of the definition of Material Contract (other than Affiliate Agreements that are subadvisory agreements);
(f)    other than in the ordinary course of business consistent with past practice (i) sell, assign, transfer, license, lease, offer to sell, abandon or otherwise dispose of any of its properties, assets or rights, other than Excluded Assets; or (ii) grant or suffer to exist any Lien (other than Permitted Liens) on any of its properties, assets or rights, in each case of clauses (i) and (ii) above, with respect to properties, assets or rights that are material to the Business or the Subject Companies, in each case, taken as a whole;
(g)    cancel any debts in amounts in excess of $250,000 individually or $2,000,000 in the aggregate;
(h)    make or commit to make any capital expenditures in excess of $1,000,000 individually or $5,000,000 in the aggregate for all Subject Companies;
(i)    except as required by any Employee Benefit Plan in effect on the date hereof or Applicable Law, (A) increase the compensation or benefits payable or to become payable to any employees, directors or other service providers, other than to increase salary and wages for employees with annual total compensation opportunities no greater than $1,000,000 by not more than 10% on an individual employee basis in the ordinary course of business consistent with past practice, (B) grant any current or former employee, director or other service provider any increase in severance or termination pay or benefits, (C) enter into any employment, consulting, severance or termination agreement with any officer, director, employee or other service provider, other than offer letters with newly hired employees that are entered into in the ordinary course of business consistent with past practice, that provide for annual total compensation opportunities that are no greater than $1,000,000, are terminable by a Subject Company at will at any time for severance pay and benefits not exceeding 30 days of such employee’s base salary and that otherwise contain terms substantially comparable to the Subject Company’s standard offer letter, (D) pay any bonus or other incentive compensation (including any retention, change-in-control or transaction-related bonus) other than the payment of any bonus or other incentive compensation granted prior to the date hereof, in accordance with the terms of such compensation as in effect on the date hereof (including the satisfaction of any applicable performance or vesting criteria and timing of payment contemplated under such terms), (E) establish, adopt, enter or terminate any collective bargaining agreement or Employee Benefit Plan, (F) accelerate or enhance any rights or benefits or fund benefits under any Employee Benefit Plan or (G) terminate the employment of any employee or other service provider who has annual total compensation (base salary and incentive) opportunities of $1,000,000 or more;
(j)    incur or assume any Indebtedness or otherwise take any action with respect to Indebtedness that would result in the acceleration of any material amounts payable by any Subject Company;
(k)    merge or consolidate with, or acquire all or a material portion of the assets or Equity Securities of, any other Person; or acquire, including by way of merger, consolidation or purchase of any capital stock or assets, any business of any Person or other business organization or division thereof;
(l)    settle any Proceeding involving any liability for money damages in excess of $5,000,000, or in a manner involving non-monetary relief that results in any material restrictions upon the conduct of the Subject Companies (or, after the Closing, on AMH or any of its Affiliates); provided that for the avoidance of doubt, actions taken by ARC in connection with the litigation set forth on Section 5.2(a)(i) of the ARC Disclosure Letter shall not require consent of AMH so long as there is no direct economic impact on the Subject Companies;
(m)    enter into, amend, terminate modify or waive any material rights under, any Affiliate Agreement or make any loan or advance to any of its Affiliates, officers, directors, employees, consultants, agents or other representatives of any Subject Companies, other than advances of expenses to directors, officers and employees in the ordinary course of business;
(n)    launch any new investment products (other than as set forth on Section 4.1(m) of the ARC Disclosure Letter);
(o)    voluntarily divest itself of management of any Client, other than in the ordinary course of business following consultation with AMH;
(p)    accelerate the billing or other realizations of advisory, property management, administrative, incentive or performance fees payable by Clients to ARC or any of the Subject Companies or delay the payment of liabilities beyond the ordinary course of business consistent with past practice;
(q)    acquire any real property or enter into any lease of real property with annual rent payment in excess of $250,000 (other than (i) in connection with the management or advising of any REIT, provided that any such real property is acquired by the REIT) and (ii) any renewal of existing leases in the ordinary course of business consistent with past practice;
(r)    make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Returns or file any claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or fail to cause any REIT to operate in such a manner as to permit it to continue to qualify as a Real Estate Investment Trust for the taxable year of such REIT that includes the Closing;
(s)    subject itself or any Subject Company to any bankruptcy, receivership, insolvency or similar proceeding;
(t)    take any action that would result in a change of control or listing transaction of any Regulated Fund or REIT;
(u)    take any action that would have a materially negative impact on any fee arrangement with any Client or supplier or distributor;
(v)    enter into any new line of business not related to the investment management business; and
(w)    authorize, resolve, commit or agree, whether in writing or otherwise, to take any action prohibited by subsections (a) through (u) above.
4.2    Access; Confidentiality. ARC will provide AMH and its employees, accountants, counsel and other authorized representatives, during the period from the date hereof until the Closing (or any Partial Deferred Closing), with reasonable access to the premises, employees, books and records and properties of ARC and each Subject Company upon reasonable advance notice during normal business hours, provided that such access does not interfere with the normal operations of ARC and the Subject Companies. ARC will, and will cause each Subject Company to, furnish AMH with such financial and operational data and other information with respect to their respective businesses and properties as AMH may from time to time reasonably request. Any information concerning ARC and the Subject Companies obtained by AMH or its representatives pursuant to this Section 4.2 shall be subject to the terms of the Confidentiality Agreement, and such information shall be held by AMH and its representatives in accordance with the terms of the Confidentiality Agreement. Notwithstanding the obligations contained in this Section 4.2, ARC and the Subject Companies shall not be required to provide access to or to disclose information where such access or disclosure would result in the loss of any attorney-client privileges or protections or contravene any Applicable Law or binding agreement in effect; provided, that the parties hereto shall cooperate in seeking and use reasonable best efforts to find a way to allow disclosure of such information in a manner that does not result in any of the foregoing consequences. Notwithstanding anything to the contrary contained in this Agreement, neither AMH’s review of any matters related to the transactions contemplated by this Agreement, including the review of the business or financial and other conditions of ARC or any of the Subject Companies conducted by the officers, employees, accountants, counsel and other authorized representatives or agents of AMH or its Affiliates, nor the knowledge of AMH or any of its Affiliates with respect to any such matters, whether or not resulting from any such review, whether prior to or after the date hereof, shall affect (a) the representations and warranties made by ARC in or pursuant to this Agreement or (b) the remedies of AMH for breaches of such representations and warranties.
4.3    Reasonable Best Efforts; Regulatory Approvals; Client Consents.
(k)    Each of AMH, ARC and Newco will use its reasonable best efforts to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.
(l)    Each of AMH, ARC and Newco will (i) as soon as practicable after the date hereof, (A) file (on a confidential basis if reasonably requested by a party and permitted under Applicable Law) such applications, notices, registrations and requests as may be required or advisable to be filed by it with any Governmental Authority as set forth on Section 4.3 of the ARC Disclosure Letter (including applicable filings under the HSR Act and any applicable non-U.S. merger control or competition law) in order to consummate the transactions contemplated hereby, (B) use its commercially reasonable efforts to obtain all consents, authorizations, orders and approvals of all such Governmental Authorities referred to in the preceding clause (A) and (C) use its commercially reasonable efforts to satisfy all conditions, undertakings and requirements as may be necessary or appropriate to obtain all such consents, authorizations, orders and approvals or as may be set forth therein, (ii) subject to Applicable Law restricting the exchange of such information, furnish the other parties hereto with copies of all documents and correspondence (except for Item 4(c) and 4(d) documents) (x) prepared by or on behalf of such party for submission to any Governmental Authority and (y) received by or on behalf of such party from any Governmental Authority, in each case, in connection with the transactions contemplated hereby and (iii) subject to Applicable Law, use its commercially reasonable efforts to consult with and keep the other parties hereto informed as to the status of such matters. Subject to Applicable Law, to the extent that any application, notice, registration or request so filed by any party contains any significant information relating to the other parties hereto or any Subject Company, prior to submitting such application, notice, registration or request to any Governmental Authority, such party will permit the other parties to review such information and will consider in good faith the suggestions of such other parties with respect thereto.
(m)    Subject to Applicable Law, each of AMH, ARC and Newco will use commercially reasonable efforts to cooperate with the others in the preparation and filing of any applications, notices, registrations and responses to requests for additional information from Governmental Authorities in connection with the transactions contemplated by this Agreement, including providing such information as may be reasonably necessary for inclusion in such applications, notices, registrations and responses. Each of AMH, ARC and Newco will use commercially reasonably efforts to agree to any requirements of or remedies imposed by the applicable Governmental Authority; provided that in no case shall AMH or any of its Affiliates be required to agree to any such remedies or requirements that (i) would be materially adverse to AMH and its Affiliates, including, after the Closing, the Subject Companies, (ii) involves divestiture of an existing business of AMH or any of its Affiliates, including, after the Closing, the Subject Companies, (iii) involves unreasonable expense, or (iv) would otherwise materially adversely affect the expected benefits to AMH of the transactions contemplated by this Agreement (each of the foregoing, a “Burdensome Condition”). Each of AMH, ARC and Newco will promptly advise the other parties upon receiving any communication relating to the transactions contemplated by this Agreement or any Ancillary Agreement or otherwise materially affecting its ability to timely consummate the transactions contemplated by this Agreement pursuant to the terms hereof from any Governmental Authority.
(n)    To the extent that any Third Party Consent is required (i) under any Contract or (ii) in the case of Advisory Contracts relating to Regulated Funds, for the approval of a new Advisory Contract, in either such case in connection with the consummation of the transactions contemplated by this Agreement, ARC and the Subject Companies shall use their reasonable best efforts to obtain such Third Party Consent on or prior to the Closing Date. Notwithstanding anything to the contrary herein, ARC and the Subject Companies will not agree to any economic concessions (including any fee reduction or waiver, reimbursement obligation, expense cap or similar offset or arrangement, or any reduction in commitment amount, investment period or fund term), except as set forth on Section 4.3(d) of the ARC Disclosure Letter, without the written consent of AMH in its sole discretion. Upon the request of ARC, AMH shall provide reasonable assistance to ARC and the Subject Companies in obtaining such Third Party Consents, provided that AMH shall not be required to make any payment in connection with any Third Party Consent.
(o)    Regulated Funds.
(xi)    In furtherance (and without limitation) of Section 4.3(d), with respect to each Regulated Fund, ARC will cause the IA Subsidiaries to use their reasonable best efforts to obtain in accordance with Section 15 of the Investment Company Act, as promptly as practicable following the date hereof, the due consideration and approval by the Fund Board of such Regulated Fund (its “Board Approval”) of a new Advisory Contract (“New Advisory Contract”) that, except as provided in Section 4.3(e) of the ARC Disclosure Letter, will have advisory fees that are not less than the advisory fees applicable on the date hereof. To the extent the Board Approval has been obtained with respect to a New Advisory Contract relating to a Regulated Fund in accordance with the immediately preceding sentence, ARC will cause the IA Subsidiaries to use their reasonable best efforts to obtain in accordance with Section 15 of the Investment Company Act, as promptly as practicable following the date of such Board Approval, the due consideration and approval by the shareholders of such Regulated Fund (its “Shareholder Approval”) of such New Advisory Contract.
(xii)    In connection with obtaining Shareholder Approvals, ARC will use its reasonable best efforts to (A) cause each Regulated Fund to prepare and file (or cause to be prepared and filed), with the SEC and all other applicable Governmental Authorities, a proxy statement and solicitation material with respect to each Regulated Fund (each, a “Proxy Statement”) describing the transactions contemplated hereby and the New Advisory Contract approved by the Fund Board of such Regulated Fund, and mail such Proxy Statement promptly after clearance by the SEC and (B) cause the fund Board of each Regulated Fund to call a special meeting of the shareholders of each such Regulated Fund to be called for the purpose of obtaining Shareholder Approval. In connection with the foregoing, ARC will use its reasonable best efforts to cause each Regulated Fund to prepare and mail, in sufficient time to comply with requirements as to notice of each such special meeting of Regulated Fund shareholders, Proxy Statements for each of the Regulated Funds that comply in all material respects with the applicable provisions of Section 14 of the Exchange Act and Section 20 of the Investment Company Act. ARC, Newco and AMH each agree to promptly provide in writing all information concerning themselves and their respective Affiliates required to be included in the Proxy Statements under the Exchange Act or the Investment Company Act. AMH will have the right to review in advance of submission to the SEC any Proxy Statement (and any amendment or supplement thereto) to be furnished to the shareholders of any Regulated Fund and to (x) approve information or data that is provided by or on behalf of AMH specifically for inclusion in such proxy materials (such approval not to be unreasonably withheld, delayed or conditioned) and (y) provide reasonable comments on such material, which ARC shall reasonably consider. Any costs and expenses of the parties hereto incurred in connection with obtaining the Shareholder Approval and the preparation and distribution of the Proxy Statements shall be borne 50% by ARC and 50% by AMH.
(xiii)    ARC agrees that, except to the extent information relates to AMH and its Affiliates or includes information provided by AMH or its Affiliates (to which extent no such undertaking is made), none of the information in any Proxy Statement will, at the time such proxy statement is mailed to the shareholders of the applicable Regulated Fund, or at the time of the meeting of the shareholders of such Regulated Fund, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(xiv)    AMH will cooperate with ARC and the IA Subsidiaries and their respective advisers and will furnish to ARC, the IA Subsidiaries and their respective advisers such information and assistance as ARC, the IA Subsidiaries and their respective advisers may reasonably request in connection with seeking the Board Approvals and the Shareholder Approvals (it being understood that AMH will not be required to make any payment in connection with the foregoing assistance and cooperation). None of the information supplied by AMH for use in any Proxy Statement will, at the time such Proxy Statement is mailed to the shareholders of the applicable Regulated Fund, or at the time of the meeting of the shareholders of such Regulated Fund, contain, to the Knowledge of AMH, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(xv)    As soon as possible following the date hereof, ARC will, and will cause any Regulated Fund then engaged in a public offering of its shares to (A) file supplements to its prospectus forming a part of its registration statement then currently in use, which supplements or amendments shall reflect changes as necessary in such Regulated Fund’s affairs as a consequence of the transactions contemplated by this Agreement and (B) make any other filing necessary under any Applicable Law to satisfy disclosure requirements to enable the public distribution of the shares of that Regulated Fund to continue. AMH will have the right to provide comments on such materials, which ARC will reasonably consider prior to any such filing.
(p)    In connection with obtaining the Client Consents and other actions required by Section 4.3(e), at all times prior to the Closing (or any Partial Deferred Closing), ARC will take reasonable steps to keep AMH promptly informed in all material respects of the status of obtaining such Client Consents and such other actions and, upon AMH’s request, make available to AMH copies of all such executed Client Consents and other records relating to the Client Consent process. In connection with obtaining the Client Consents required by Section 4.3(e), AMH will have the right to review in advance of distribution any notices or other materials to be distributed by ARC or any Subject Company to Clients and ARC shall reasonably consider AMH’s comments prior to distribution.
(q)    AMH will use its reasonable best efforts to cause the sellers of the Acquired RCS Businesses to, as promptly as practicable and in no event later than ten (10) Business Days after the date hereof, file all documents and information required in connection with obtaining FINRA Approval (the “FINRA Notice”). AMH will waive the condition to closing in the RCS Purchase Agreement relating to the receipt of FINRA Approval if (i) at least 35 days have passed since the FINRA Notice was submitted, (ii) all of the other conditions to closing set forth in Article V (subject to the satisfaction or waiver of those conditions that by their terms are to be satisfied by actions taken at the Closing) have been satisfied or waived, (iii) FINRA has not denied the FINRA Approval and (iv) FINRA has not indicated that it may impose any FINRA Burdensome Condition for which indemnification pursuant to Article VII would be an inadequate remedy.
(r)    As promptly as practicable following the date hereof, ARC and AMH will cooperate in good faith to agree on the terms and conditions of the agreed equity participation by Newco management.
4.4    Public Announcements; Confidentiality.
(e)    Prior to the Closing, none of the parties to this Agreement shall, without the approval of the other parties, issue any press release announcing the execution of this Agreement or the transactions contemplated hereby, otherwise make any public statements regarding the transactions contemplated hereby or otherwise disclose any of the contents of this Agreement, unless otherwise required by Applicable Law, in which case the party making such public announcement or disclosure shall give prior written notice to the other parties and consider in good faith their suggestions with respect thereto. Promptly following the date hereof, the parties shall work together in good faith on a marketing plan for, and other public communications regarding, Newco, with such plan to be mutually agreed between the parties. If the Designated Sponsored BDC is a Deferred Fund under Section 1.8, none of the parties to this Agreement shall, without the approval of the other parties (not to be unreasonably withheld), issue any press release or other public written communication in respect of this Agreement or the transactions contemplated hereby during the period from the Closing Date until the earlier of the Deferred Consideration Closing Date and date that is six months following the Closing Date.
(f)    The parties to this Agreement agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement, the provisions of which are hereby incorporated herein by reference; provided that, effective upon the Closing, AMH’s and ARC’s obligations under the Confidentiality Agreement shall terminate with respect to information to the extent relating to ARC and the Subject Companies and with respect to disclosure relating to the transactions contemplated hereby.
4.5    Section 15 of the Investment Company Act. From and after the Closing Date, AMH will and will use reasonable best efforts to cause each of its Affiliates to assure that:
(o)    for a period of not less than three years following the Closing Date (or Partial Deferred Closing with respect to a Deferred Fund), at least 75% of the members of the board of directors of each Regulated Fund are not “interested persons” (as that term is defined under the Investment Company Act) of AMH or ARC; and
(p)    they will not impose or seek to impose on any Regulated Fund an “unfair burden” (within the meaning of Section 15(f) of the Investment Company Act) as a result of the transactions contemplated by this Agreement;
provided, however, that if AMH or any of its Affiliates obtains an exemptive order from the SEC as contemplated by Section 15(f)(3) of the Investment Company Act, then this covenant shall be deemed to be modified to the extent necessary to permit AMH and its Affiliates to act in a manner consistent with such SEC exemptive order. Notwithstanding anything to the contrary contained herein, the covenants of the parties contained in this Section 4.5 are intended only for the benefit of ARC and for no other Person.
4.6    Supplemental Disclosure.
(d)    Each ARC, Newco and AMH will, prior to the Closing, give prompt notice to the other parties (i) of the occurrence, or failure to occur, of any event or existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement such that the conditions to closing set forth in Sections 5.2 or 5.3, as applicable, would reasonably be expected not to be met; (ii) of the occurrence of any matter or event that would reasonably be expected to have, in the case of ARC, the Subject Companies and the Business, a Material Adverse Effect, or, in the case of AMH, a AMH Material Adverse Effect; (iii) of any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; (iv) of any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement and (v) of any lawsuit, action or proceeding pending or, to the Knowledge of AMH or to the Knowledge of ARC (as applicable), threatened against the party or the parties relating to the transactions contemplated herein; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that any failure to comply with this Section 4.6 will not constitute a breach or noncompliance of a covenant by such party for determining the satisfaction of the conditions set forth in Section 5.2(b) or Section 5.3(b). In addition, ARC shall provide to AMH promptly after the filing thereof a complete and correct copy of each Governmental Report filed by any Subject Company after the date hereof and prior to the Closing.
(e)    ARC shall notify AMH of (i) any material change in (x) investment guidelines of any Fund or (y) the use of leverage by any Fund (including a material change in policy relating to the leverage by such Fund or a material increase or reduction in the actual leverage used by such Fund), in each case reasonably promptly following such change and (ii) any correspondence (and provide AMH copies of any correspondence) received any ARC Principal or by the CEO, CFO, or general counsel of ARC with respect to any Fund’s management or advisory agreement, strategic alternatives, proposed changes in capitalization and proposed related party transactions.
(f)    ARC will promptly deliver to AMH, within 25 days of the end of each month from the date hereof and until the Closing, an unaudited consolidated statement of financial condition, an unaudited consolidated statement of operations and an unaudited consolidated statement of changes in members’ equity of ARC and its Subsidiaries.
4.7    Third Party Proposals. Except as specifically provided in Section1.8(i), ARC will not, nor will it permit any of its Affiliates, and will use reasonable best efforts to not permit any of its or its Affiliates’ officers, directors, employees, representatives or agents, including any investment banker, attorney or accountant engaged by any of them to, directly or indirectly solicit, encourage or facilitate inquiries or proposals, or enter into any agreement with respect to, or initiate or conduct any negotiations or discussions with any Person (other than AMH and its Affiliates) concerning, any purchase of all or a significant portion of the assets of the Business or any Subject Company or of any capital stock of or other ownership interest in any Subject Companies or any merger or business combination involving ARC or any Subject Company (each, an “Acquisition Proposal”), or furnish any information to any Person (other than AMH and its Affiliates) contacting them or making an inquiry with respect to a potential Acquisition Proposal.
4.8    Financial Statements; Cooperation.
(h)    If requested by AMH, ARC will prepare and deliver, or cause to be prepared and delivered, to AMH, at AMH’s expense, each of the following (the “Required Financial Statements”):
(iv)    as soon as practicable after the date hereof, the audited combined balance sheet of the Subject Companies as held and conducted by ARC and its Subsidiaries as of December 31, 2014, and the related audited combined statements of income, cash flows and changes in members’ equity and footnotes for the twelve months ended December 31, 2014; and
(v)    no later than the Stub Financials Delivery Date, (i) an unaudited balance sheet of the Subject Companies as held and conducted by ARC and its Subsidiaries as of the Stub Financial Date, and the related unaudited combined statements of income, cash flows and changes in members’ equity and footnotes for the period commencing January 1, 2015 and ending on the Stub Financial Date, and (ii) an unaudited balance sheet of the Subject Companies as held and conducted by ARC and its Subsidiaries as of the date that is one year prior to the Stub Financial Date, and the related unaudited combined statements of income, cash flows and changes in members’ equity for the period commencing January 1, 2014 and ending on the date that is one year prior to the Stub Financial Date.
(i)    If the Closing and any Partial Deferred Closing take place in different fiscal quarters, the Required Financial Statements will be adjusted to reflect such events. AMH and ARC shall work together diligently to determine, as soon as practicable, the Required Financial Statements.
(j)    The “Stub Financial Date” shall mean June 30, 2015, provided that if the Closing has not occurred by November 6, 2015, then the Stub Financial Date shall mean a quarter end date that occurs no more than one hundred thirty-five (135) days prior to the fourth Business Day after the Closing. The “Stub Financials Delivery Date” means the date that is ninety (90) days following the Stub Financial Date.
(k)    The Required Financial Statements (including the notes thereto) will be prepared from the books and records of ARC and present fairly in all material respects the consolidated financial position, consolidated results of the operations and consolidated cash flows of ARC or Newco, as applicable, for the periods set forth therein (subject, in the case of financial statements for interim periods, to normal year-end adjustments, which will not be material to the Business, taken as a whole). Prior to the Closing, each of ARC and Newco will use their reasonable best efforts to, and will cause the Subject Companies and its and their respective officers, employees, consultants, counsel, advisors and other representatives (collectively, “representatives”) to use reasonable best efforts to, provide such cooperation and assistance as may be reasonably requested by AMH or AGM (in each case as promptly as reasonably practicable following such request) in connection with preparing any financial statements or other information that will be consolidated with, or otherwise reflected or referenced in, any AGM SEC Documents. ARC and Newco agree that none of the information supplied in writing by or behalf of ARC or Newco prior to the Closing for use in any AGM SEC Document will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
4.9    Non-Competition and Non-Solicitation.
(k)    ARC understands that AMH shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by Applicable Law and that AMH would not have entered into this Agreement absent the provisions of this Section 4.9 and, therefore, ARC agrees that for the later of five (5) years after the Closing Date or so long as ARC owns any membership interest in Newco, neither ARC nor any controlled Affiliate of ARC shall, directly or indirectly, engage in any Competitive Business (as defined in the Support Agreement).
(l)    AMH and ARC agree that the covenants included in Section 4.9(a) are, taken as a whole, reasonable in their geographic and temporal coverage and are necessary to protect the goodwill of the businesses of the Business and Newco, and the substantial investment made by AMH, and ARC shall not raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenant, provided, however, that if the provisions of Section 4.9(a) should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by Applicable Law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the minimum extent required by Applicable Law to cure such problem and such provisions shall be enforced with such reforms.
(m)    From and after the Closing for the later of five (5) years after the Closing Date or so long as ARC owns any membership interest in Newco, ARC agrees that neither it nor any of its controlled Affiliates will, without AMH’s prior written consent, directly or indirectly (including, without limitation, through ARC’s or its controlled Affiliates’ representatives), solicit or hire for employment (whether as an employee, consultant or temporary employee) any employee of Newco and its Subsidiaries (including the Transferred Entities), except that this paragraph shall not preclude ARC or any other person from entering into discussions with or soliciting or hiring any person (i) who responds to any public advertisement or general solicitation or (ii) has left the employ of Newco or its Affiliates three months prior to commencement of discussions with the soliciting party.
4.10    Termination of Affiliate Agreements. Except as set forth in Section 4.10 of the ARC Disclosure Letter, effective at the Closing, all Affiliate Agreements will be terminated without any further right, obligation or liability of any Person thereunder.
4.11    Expenses. Except as otherwise provided in this Agreement, ARC will bear the fees, costs and expenses of it and its Subsidiaries (including the Subject Companies) incurred in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby (including legal, accounting and financial advisors) and AMH will bear the fees, costs and expenses of it and its Affiliates incurred in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby (including legal, accounting and financial advisors).
4.12    BDC Exemptive Relief. At the request of AMH following the date of this Agreement, ARC will, and will cause its Affiliates to, promptly use their reasonable best efforts to work collaboratively with AMH and its affiliates to prepare an application to be filed with the SEC under Rule 17d-1 of the Investment Company Act to permit the Sponsored BDCs to co-invest with the BDCs sponsored by Affiliates of AMH. At the request of AMH following the Closing, ARC, Newco and AMH will, and will cause their respective Affiliates to, promptly use their reasonable best efforts to obtain the due consideration and approval of such application by the boards of the applicable BDCs and subsequently file such application (as so approved) with the SEC.
4.13    RCAP Preferred Stock .
(f)    If this Agreement is terminated, Apollo Management or its Affiliates who at the time hold all or any portion of the RCAP Preferred Stock will have the right, at any time during the 60 days following such termination, to sell to ARC all of its RCAP Preferred Stock, and if Apollo Management or its Affiliates choose to exercise such put rights, ARC will have the obligation to purchase all of the RCAP Preferred Stock for $25 million plus accrued dividends and dividends that have been added to the liquidation preference.
(g)    If the Agreement is terminated and Apollo Management does not elect to exercise its put right described in Section 4.13(a) during the 60 days following such termination, ARC will have the right, during the succeeding 60-day period, to buy from Apollo Management all of its RCAP Preferred Stock, and if ARC chooses to exercise such call right, ARC will have the obligation to purchase all of the RCAP Preferred Stock for $25 million plus accrued dividends and dividends that have been added to the liquidation preference
(h)    At the time AMH has received cash distribution in respect of Apollo Priority Trailer Fee Amounts equal to $25 million, Apollo Management will contribute to Newco the RCAP Preferred Stock.
4.14    Employee Matters.
(c)    On or prior to the Closing Date or any Partial Deferred Closing as contemplated in Section 1.8, as applicable, (the “Applicable Closing Date”), ARC shall transfer the employment of any employees of the Business to any of the Subject Companies (the “ARC Employees”); provided that ARC shall be solely responsible for any severance pay or benefits that becomes due to any ARC Employees solely as a result of such transfer of employment. Notwithstanding the foregoing, to the extent AGM, its Subsidiaries (other than Newco and its Subsidiaries) or the Newco board of directors determines not to permit the transfer of employment of an ARC Employee to a Subject Company or otherwise indicates that an ARC Employee should not be transferred to a Subject Company, the cost of any severance pay or benefits for such ARC Employee shall be the responsibility of Newco. Newco agrees that, during the period commencing on the Closing Date and ending on the 12 month anniversary of the Closing Date (the “Continuation Period”), the employees of the Subject Companies who continue to be employed by the Subject Companies after an Applicable Closing Date (including the ARC Employees, but excluding the ARC Principals and employees of Crestline, the “Continuing Employees”) shall be provided with: (i) a base salary or hourly wage no less favorable to the base salary or hourly wage provided immediately prior to the date hereof to the Continuing Employee and (ii) other employee benefits (but excluding short-term annual incentives and equity-based and other long-term incentives, retention bonuses and other change in control entitlements and retirement compensation and benefits, other than a defined contribution plan, and fringe benefits and perquisites) that are substantially comparable in the aggregate to the employee benefits (subject to the same exclusions) that were provided immediately prior to the date hereof to the Continuing Employee.
(d)    For purposes of eligibility, participation, vesting and entitlement to vacation, sick leave and severance under the compensation and benefit arrangements that a Continuing Employee participates in after the Applicable Closing Date, service with or credited by the Subject Companies shall be treated as service with Newco and its Affiliates (except if such credit would result in a duplication of benefits). Newco shall cause any welfare benefit plans to which Continuing Employees participate in to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under welfare Employee Benefit Plans), and (ii) cause any deductible, coinsurance, or maximum out-of-pocket payments made by the Continuing Employees and their dependents under welfare Employee Benefit Plans in the year in which the Applicable Closing Date occurs to be credited to the Continuing Employees under the welfare benefit arrangements maintained by the Subject Companies in which such Continuing Employees participate following the Applicable Closing Date to the same extent, and subject to the same limits, as otherwise would have been provided under such welfare Employee Benefit Plans prior to the Applicable Closing Date, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by the Continuing Employees in such year.
(e)    On or prior to the Applicable Closing Date, ARC may, to the extent permitted by Applicable Law and the terms of the applicable Employee Benefit Plans, transfer any Employee Benefit Plans listed on Section 4.14(c) of the ARC Disclosure Letter (including any ancillary arrangements related thereto) as in effect on the date hereof or with any modifications permitted by Section 4.1 (collectively the “Transferred Plans”), to Newco to the extent maintained for the benefit of employees of the Subject Companies (including the ARC Employees), and Newco shall (i) assume the sponsorship of, maintain and/or become a party to, as applicable, the Transferred Plans in respect of Continuing Employees and (ii) assume all the liabilities and obligations related to such Transferred Plans; provided that a Transferred Plan or the liabilities or obligations related thereto shall not be assumed if the actual costs for fiscal year 2015 or the anticipated costs of such Transferred Plan for fiscal year 2016 exceed in a material amount the costs accrued in the Financial Statements for fiscal year 2015. To the extent any of the Transferred Plans cover employees other than the Continuing Employees and any other current or former employees of Newco and its Subsidiaries (“Non-Newco Employees”), ARC shall assume the liability in respect of such Non-Newco Employees under the applicable Transferred Plans within one year following the Closing Date.
(f)    Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Employee Benefit Plan, (ii) obligate the Subject Companies to (x) maintain any particular Employee Benefit Plan or (y) retain the employment of any particular employee of the Subject Companies. The parties hereto acknowledge and agree that the terms set forth in this Section 4.14 shall not create any right in any Continuing Employee or any other Person to any continued employment with Newco, any Subject Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever. This Section 4.14 shall inure exclusively to the benefit of, and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Section 4.14, express or implied, is intended to confer on any Person (including, without limitation, any Continuing Employees or the ARC Principals) other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities whatsoever.
4.15    OP Amendments. Prior to Closing, ARC will use its reasonable best efforts to, or will cause its applicable Subsidiaries to use reasonable best efforts to, obtain any amendments requested by AMH of (i) the Agreement of Limited Partnership of American Reality Capital Global II Operating Partnership, L.P., dated as of August 26, 2014, and (ii) the Agreement of Limited Partnership of American Reality Capital Healthcare Trust III Operating Partnership, L.P., dated as of August 20, 2014, in each case, to amend provisions in such agreements that could trigger quarterly revenue recognition by AMH or any of its Affiliates with respect to the vesting of B Units in respect of Global II and Healthcare II (the “OP Amendments”).
4.16    Separation.
(e)    Termination of ARC Services Agreement. Effective as of the Closing, ARC, on behalf of itself and its Affiliates, in cooperation with RCAP in accordance with its obligations pursuant to Section 4.9 of the RCS Purchase Agreement, will terminate the ARC Services Agreement and the RCS Services Agreement.
(f)    Transition Planning. By no later than ten (10) days after the date hereof, Newco and ARC shall, in cooperation with RCAP in accordance with its obligations pursuant to Section 4.14 of the RCS Purchase Agreement, appoint a transition team to cooperate in good faith to develop, and such transition team shall develop, a plan, subject to AMH’s reasonable satisfaction, for the separation described in this Section 4.16 so as to minimize the adverse impact of such separation on the businesses of each.
(g)    Transition Services Agreement. As promptly as practicable after the date hereof, and in any event prior to the Closing, AMH, ARC and Newco shall negotiate in good faith with one another and with RCAP, in accordance with its obligations pursuant to Section 4.14 of the RCS Purchase Agreement, the terms and conditions of a transition services agreement, to be entered into by ARC, Newco and RCAP at the Closing, pursuant to which, on the terms and subject to the conditions set forth therein, the parties will perform and receive certain transition services (which, with respect to RCAP and its Subsidiaries, will not exceed the scope of any services provided by ARC to RCAP and its subsidiaries pursuant to the ARC Services Agreement), at cost and for a reasonable period of time from and after the Closing not to exceed nine (9) months, with respect the Business, ARC’s retained businesses and RCAP’s retained businesses (the “Transition Services Agreement”).
(h)    Separation of IT Systems and Data. As soon as practicable after the date hereof, ARC shall, and shall cause each of its Affiliates to, in cooperation with RCAP in accordance with its obligations pursuant to Section 4.14 of the RCS Purchase Agreement, at ARC’s expense, in compliance with Applicable Law, separate logically and physically the Newco IT Systems from (a) the Retained ARC IT Systems and (b) the Retained RCAP IT Systems, in each case, in such a manner that the neither the Retained ARC IT Systems nor the Retained RCAP IT Systems are accessible to the Subject Companies and the Newco IT Systems are not accessible to ARC or RCAP or any of their Affiliates (other than the Subject Companies), except as and to the extent such access is necessary for the provision or receipt of services pursuant to the Ancillary Agreements (as such term is defined in each of this Agreement and the RCS Purchase Agreement) or as otherwise set forth herein, and, in undertaking such separation, shall take all commercially reasonable precautions necessary to safeguard the confidentiality of any confidential information (including all data) of the Business.
(i)    Commingled Contracts. Promptly after the date hereof, (a) ARC and Newco shall, and shall cause each of their Affiliates to, in cooperation with RCAP in accordance with its obligations pursuant to Section 4.14 of the RCS Purchase Agreement, use commercially reasonable efforts to identify all Commingled Contracts, provide a schedule of such identified Commingled Contracts to AMH, and supplement such schedule from time to time after the initial delivery thereof if additional Commingled Contracts are subsequently identified by either ARC or RCAP, and (b) ARC, Newco and AMH shall, and shall cause their respective Affiliates to, together with RCAP in accordance with its obligations pursuant to Section 4.14 of the RCS Purchase Agreement, cooperate in good faith to agree upon and execute, for each Commingled Contract, a treatment of such Commingled Contract that is reasonably acceptable to AMH, ARC, Newco and RCAP, which may include (i) using commercially reasonable efforts to cause the counterparty to such Commingled Contract to enter into a new contract with RCAP or Newco, or a designee of either of them, on terms substantially similar to those contained in such Commingled Contract including with respect to pricing, in order for the applicable business of any of them to receive the applicable benefits under such Commingled Contract (each such new contract, a “New Contract”), (ii) if practicable, assigning to RCAP or Newco, or a designee of either of them, the benefits and obligations under such Commingled Contract as they relate to the applicable business of any of them, or (iii) if ARC, Newco, AMH and RCAP and their respective Affiliates are not able to obtain a New Contract with a counterparty to any such Commingled Contract or assign such Commingled Contract, securing an alternative arrangement reasonably satisfactory to each of ARC, AMH, Newco and RCAP under which the applicable business of RCAP or Newco, as the case may be, would, in compliance with Applicable Law, obtain the benefits associated with the applicable Commingled Contract such that such business would be placed in a substantially similar position as if a New Contract were executed. All fees, costs and expenses incurred under or in connection with this Section 4.16(e) shall be borne by ARC and RCAP (in accordance with its obligations pursuant to Section 4.14 of the RCS Purchase Agreement) (other than the fees charged in the ordinary course of performance under any New Contract, which shall be borne by the party to such contract).
4.17    Leases. Prior to Closing, ARC will procure the assignment of the leases set forth in Section 4.17 of the ARC Disclosure Letter to the Subject Company indicated in Section 4.17 of the ARC Disclosure Letter.
4.18    Minority Interests.
(a)    Prior to Closing, ARC and Newco will take all actions necessary to acquire or otherwise eliminate any minority interests in the Equity Securities of the Subject Companies that will be Subsidiaries of Newco following the Reorganization (the “Minority Interests”) to result in 100% of the Equity Securities of all such Subsidiaries being owned, directly or indirectly, by Newco, provided that, the foregoing shall not apply to Crestline and PE-ARC Special Limited Partner II, LLC, the Equity Securities of which will be owned, directly or indirectly, 60% and 15%, respectively, by Newco. The documentation or evidence of such acquisition or elimination of the Minority Interests will be reasonably satisfactory to AMH.
(b)    If AMH waives the condition to closing set forth in Section 5.2(l), AMH will have the right to withhold from the Closing Cash Consideration an amount, determined in its reasonable discretion, necessary to acquire or otherwise eliminate any outstanding Minority Interests following the Closing.
4.19    Further Assurances. Each party shall cooperate with the others, and execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as such party may reasonably be requested to take by the other parties hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.
ARTICLE V
CONDITIONS TO THE CLOSING
5.1    Mutual Conditions. The respective obligations of AMH, ARC and Newco to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by the parties hereto) as of the Closing of the following conditions:
(a)    No Injunction. There shall be no (i) injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction in effect that restrains or prohibits the consummation of the transactions contemplated hereby or (ii) pending action, suit or proceeding brought by any Governmental Authority which seeks to restrain the consummation of the transactions contemplated hereby.
(b)    Regulatory Authorizations. All consents, authorizations, orders or approvals of any Governmental Authority set forth in Section 5.1(b) of the ARC Disclosure Letter shall have been obtained and any applicable waiting periods in respect thereof, including under the HSR Act and any non-U.S. merger control or competition laws, shall have expired or been terminated, and any approvals, authorizations or consents required under any applicable non-U.S. merger control or competition laws shall have been obtained.
5.2    Additional Conditions to the Obligations of AMH. The obligations of AMH to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by AMH) as of the Closing of each of the following additional conditions:
(b)    Representations and Warranties of ARC. The representations and warranties of ARC contained in Sections 2.1, 2.2, 2.5 and 2.27 (such representations and warranties, the “Fundamental Representations”) shall be true and correct in all respects (with only such exceptions as are de minimis) as of the Closing Date as though made at and as of the Closing Date, except to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct in all respects (with only such exceptions as are de minimis) as of such specified date. The representations and warranties of ARC contained in Sections 2.3, 2.4, 2.6, 2.7, 2.8 and 2.25 of this Agreement (read without giving effect to any qualifications or exceptions contained therein regarding materiality or similar qualification, except for references to “Material Adverse Effect” and references to “Material Contracts”) shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date. Other than the Fundamental Representations and the representations and warranties referred to in the immediately preceding sentence, the representations and warranties of ARC contained in Article II of this Agreement (read without giving effect to any qualifications or exceptions contained therein regarding materiality, “Material Adverse Effect” or similar qualification, except for references to “Material Contracts”) shall be true and correct as of the Closing Date as though made at and as of the Closing Date, except to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct as of such specified date and except, in each case, for such failures to be true and correct that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.
(c)    Performance of ARC and Newco Covenants. Each of ARC and Newco shall have performed and complied with in all material respects all covenants and conditions contained in this Agreement to be performed or complied with by it prior to or at the Closing.
(d)    Reorganization. ARC and Newco shall have completed the Reorganization as provided in Section 1.1.
(e)    No Material Adverse Effect. Since the date hereof, there shall not have occurred a Material Adverse Effect.
(f)    Company Certificate. AMH shall have received a certificate, dated as of the Closing Date, executed by a senior officer of ARC on behalf of ARC and Newco, to the effect that the conditions specified in paragraphs (a), (b), (c) and (d) have been fulfilled.
(g)    Required Financial Statements. ARC shall have delivered to AMH the Required Financial Statements in accordance with Section 4.8 if, in the reasonable determination of AMH, the acquisition contemplated by this Agreement meets the significance test of Rule 305 of Regulation S-X.
(h)    Ancillary Agreements. Each of ARC and Newco shall have delivered to AMH each of the Ancillary Agreements to which it or any of its Affiliates is a party.
(i)    Material Consents. Subject to Section 1.8, ARC and Newco shall have received the Consents set forth in Section 5.2(h) of the ARC Disclosure Letter.
(j)    Material Proceedings. Since the date hereof, there has been no (i) new administrative action instituted by a Governmental Authority or claim filed in state or federal court by any Person against any Subject Company (or any of the ARC Principals in their capacity as an officer or director of any Subject Company), in each case alleging actions, occurrences or omissions other than those set forth on Section 5.2(i) of the ARC Disclosure Letter, or (ii) new development in any Proceeding set forth in Section 2.7(a) of the ARC Disclosure Letter, in each case that would reasonably be expected to have a materially adverse impact on the Subject Companies or the Business.
(k)    Advisory Contracts. Since the date hereof and other than as set forth on Section 5.2(j) of the ARC Disclosure Letter, no Advisory Contract in effect as of the date hereof has been terminated, and ARC has not received written notice from any Client to terminate any Advisory Contract, in each case other than with respect to any Client who enters into an amended or new Advisory Contract with a Subject Company in accordance with Section 4.3.
(l)    Acquired RCS Businesses. The conditions set forth in Article V of the RCS Purchase Agreement shall have been satisfied or waived (other than the condition that the Closing shall have occurred) and the closing under the RCS Purchase Agreement shall occur substantially contemporaneously with the Closing.
(m)    Minority Interests. The Minority Interest shall have been acquired or otherwise eliminated in accordance with Section 4.18(a).
5.3    Additional Conditions to the Obligations of ARC and Newco. The obligations of ARC and Newco to consummate the transactions contemplated by this Agreement (other than the Reorganization) are subject to the satisfaction (or waiver in writing by ARC) as of the Closing of each of the following additional conditions:
(a)    Representations and Warranties. The representations and warranties of AMH contained in Sections 3.1, 3.2, 3.6, 3.10 and 3.14 shall be true and correct in all respects (with only such exceptions as are de minimis, provided such exception shall not apply with respect to Section 3.10) as of the Closing Date as though made at and as of the Closing Date, except to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct in all respects (with only such exceptions as are de minimis) as of such specified date. Other than the representations and warranties referred to in the immediately preceding sentence, the representations and warranties of AMH contained in Article III of this Agreement (read without giving effect to any qualifications or exceptions contained therein regarding materiality, “AMH Material Adverse Effect” or similar qualification) shall be true and correct as of the Closing Date as though made at and as of the Closing Date, except to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct as of such specified date and except, in each case, for such failures to be true and correct that individually or in the aggregate would not reasonably be expected to have a AMH Material Adverse Effect.
(b)    Performance of Covenants. AMH shall have performed and complied with in all material respects all covenants and conditions contained in this Agreement to be performed or complied with it prior to or at the Closing.
(c)    No Material Adverse Effect. Since the date hereof, there shall not have occurred an AGM Material Adverse Effect.
(d)    Certificate. ARC shall have received a certificate, dated as of the Closing Date, executed by AMH, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.
(e)    Ancillary Agreements. AMH shall have delivered to ARC each of the Ancillary Agreements to which it or any of its Affiliates is a party.
ARTICLE VI
TERMINATION
6.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(n)    by mutual written consent of ARC and AMH;
(o)    by AMH or ARC upon written notice to the other parties at any time following the termination of the RCS Purchase Agreement;
(p)    by ARC or AMH upon written notice to the other parties in the event that any Governmental Authority (including any court of competent jurisdiction) shall have issued an order, decree or ruling or taken any other official action enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable;
(q)    by ARC, if there shall be a breach by AMH of any representation or warranty or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 5.3(a) or (b) and which breach cannot be cured or has not been cured within 30 calendar days after the giving of written notice to AMH of such breach;
(r)    by AMH, if there shall be a breach by ARC or Newco of any representation or warranty or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 5.2(a), (b) or (c) and which breach cannot be cured or has not been cured within 30 calendar days after the giving of written notice to ARC of such breach; or
(s)    by ARC or AMH upon written notice given to the other parties in the event that the Closing shall not have taken place on or before June 30, 2016 (the “Outside Date”), unless such party has breached any covenant or agreement hereunder and such breach has resulted in the failure of the Closing to occur on or prior to the Outside Date.
6.2    Effect of Termination. In the event of the termination of this Agreement as provided above, this Agreement (other than this Section 6.2) shall become void and of no further force and effect, and there shall be no duties, liabilities or obligations of any kind or nature whatsoever on the part of any party hereto to the other parties based either upon this Agreement or the transactions contemplated hereby, provided that (a) no such termination (nor any provision of this Agreement) shall relieve any party from liability for any damages for any willful and material breach of any covenant hereunder prior to such termination and (b) the obligations of the parties referred to in the third sentence of Section 4.2, Section 4.4(b), Section 4.13 and Article IX shall continue to apply following any such termination of this Agreement. For purposes of this Agreement, “willful and material breach” means a material breach of any material covenant set forth in this Agreement that is a consequence of an act or failure to act by or on behalf of the breaching party with knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, result in a breach of this Agreement.
ARTICLE VII
INDEMNIFICATION
7.1    Indemnification by ARC.
(g)    From and after the Closing, subject to the other provisions of this Article VII, ARC will indemnify AMH and its officers, directors, employees and Affiliates, including the Subject Companies (collectively, the “Indemnified AMH Parties”), and hold each of them harmless from and against, any and all actions, suits, proceedings, demands, assessments, judgments, claims, liabilities, losses (including diminution of value), costs, damages, expenses, interest or penalties, and reasonable attorneys’ fees, expenses and disbursements, whether or not resulting from a Third Party Claim (collectively, “Damages”), suffered, paid or incurred by such Indemnified AMH Party arising out of, resulting from or caused by: (i) any breach of any of the representations and warranties (read without giving effect to any qualifications regarding materiality, Material Adverse Effect or similar qualifications) made by ARC in Article II as if such representation or warranty was made as of the Closing (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case as of such date or dates), (ii) any breach by ARC or, prior to the Closing, Newco, of any covenant or agreement of such party contained in this Agreement, (iii) the Excluded Liabilities, (iv) any violation of Law by ARC or any of the Subject Companies (or their directors, officers or employees in their capacity as such) or violation of any Contract by any of the Subject Companies in each case occurring prior to the Closing, (v) any Replacement Compensation Amount that does not actually reduce any payment otherwise required by Section 1.6, (vi) any RCS Damages Event, (vii) any RCS Bankruptcy Event (including any adverse consequence arising from or related to the loss of access to the RCS Wholesale Business) or (viii) any FINRA Burdensome Condition.
(h)    Notwithstanding anything to the contrary contained in this Section 7.1, except with respect to actual fraud or breaches of Fundamental Representations (and, for the avoidance of doubt, Section 2.11, the indemnification for which shall be governed under Article VIII), as to which the limitations in this Section 7.1(b) will not apply, the Indemnified AMH Parties will be entitled to indemnification for breaches of representations and warranties pursuant to Section 7.1(a)(i):
(i)    only if, and then only to the extent that, the aggregate Damages to all Indemnified AMH Parties (without duplication), with respect to all claims for indemnification pursuant to Section 7.1(a)(i), exceed $3.5 million (the “Deductible”), whereupon (subject to the provisions of clause (ii) below) ARC will be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of the amount of the Deductible; and
(ii)    only with respect to claims for indemnification in respect of which notice of the inaccuracy or breach giving rise to such claim shall have been given to ARC on or before the date that is eighteen (18) months after the Closing Date.
7.2    Indemnification by AMH.
(q)    From and after the Closing Date, subject to the other provisions of this Article VII, AMH will indemnify ARC and its officers, directors, employees and Affiliates (collectively, the “Indemnified ARC Parties”) and to hold each of them harmless from and against any and all Damages suffered, paid or incurred by such Indemnified ARC Party arising out of, resulting from or caused by: (i) any breach of any of the representations and warranties made by AMH in Article III as if such representation or warranty was made as of the Closing (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case as of such date or dates); (ii) any breach by AMH of any covenant or agreement of AMH contained in this Agreement; or (iii) any claim regarding violation or breach of the non-compete or similar restrictions with CION Investment Management, LLC and CION Investment Corporation restricting AGM and its Affiliates from directly or indirectly acting as an investment adviser pursuant to the Advisers Act to, or sponsoring, a closed-end management investment company that has elected to be regulated as a business development corporation under the 1940 Act and whose securities (i) are offered primarily through one or more independent broker-dealers and/or registered investment advisers with $500 million of assets or less under management and (ii) are not listed on a public securities exchange.
(r)    Notwithstanding anything to the contrary contained in this Section 7.2, except with respect to actual fraud or breaches of representations and warranties contained in Sections 3.1, 3.2, 3.6 and 3.14 as to which the limitations of this Section 7.2(b) will not apply, the Indemnified ARC Parties will be entitled to indemnification pursuant to Section 7.2(a)(i):
(i)    only if, and then only to the extent that, the aggregate Damages to all Indemnified ARC Parties (without duplication), with respect to all claims for indemnification pursuant to Section 7.2(a)(i), exceed the amount of the Deductible, whereupon (subject to the provisions of clause (ii) below) AMH will be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of the amount of the Deductible; and
(ii)    only with respect to claims for indemnification in respect of which notice of the inaccuracy or breach giving rise to such claim shall have been given to AMH on or before the date that is eighteen (18) months after the Closing Date.
7.3    Indemnification Procedures.
(g)    If an Indemnified AMH Party or an Indemnified ARC Party (each, an “Indemnified Party”) believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article VII (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified Party will assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to ARC (if indemnification is sought from ARC (an “Indemnifying ARC Party”)) or AMH (if indemnification is sought from AMH (an “Indemnifying AMH Party”)) (in either such case, the “Indemnifying Party”) (i) if the event or occurrence giving rise to such claim for indemnification is, or relates to, a claim, suit, action or proceeding brought by a Person not a party to this Agreement or affiliated with any such party (a “Third Party Claim”), promptly following receipt of notice of such claim, suit, action or proceeding by such Indemnified Party, or (ii) if the event or occurrence giving rise to such claim for indemnification is not, or does not relate to, a Third Party Claim, promptly after the discovery by the Indemnified Party of the circumstances giving rise to such claim for indemnity; provided, however, that any failure or delay in providing such notice will not release the Indemnifying Party from any of its obligations under this Article VII except to the extent the Indemnifying Party is actually prejudiced by such failure or delay. Each Claim Notice shall describe the claim in reasonable detail based on information available at the time.
(h)    If any claim or demand by an Indemnified AMH Party under this Article VII relates to Third Party Claim, the Indemnifying Party may elect to assume the defense of the Indemnified Party against such Third Party Claim (including using counsel of the Indemnifying Party's choosing). The Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the defense against (or settlement of) such Third Party Claim. Until the Indemnifying Party has assumed the defense of the Indemnified Party against such Third Party Claim, the Indemnified Party may defend such Third Party Claim but in no event shall the Indemnified Party negotiate a settlement or a compromise of such Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and if such Indemnifying Party provides such prior written consent, any such settlement or compromise by the Indemnified Party and the Indemnified Party’s reasonable costs and expenses arising out of such defense, settlement or compromise of such Third Party Claim will be Damages subject to indemnification hereunder to the extent provided herein. Except with the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), the Indemnifying Party shall not settle or otherwise compromise or pay such Third Party Claim; provided that any such settlement or compromise will be permitted hereunder without the written consent of the Indemnified Party if such settlement or compromise (w) involves only money damages paid by or on behalf of the Indemnifying Party (x) does not encumber any of the assets of any Indemnified Party or its Affiliates or include any restriction or condition that would apply to or adversely affect any Indemnified Party or any of its Affiliates or the conduct of any Indemnified Party’s or its Affiliates’ business, (y) includes a complete release by such Third Party of such Indemnified Party and (z) does not include any admission of wrongdoing or misconduct by such Indemnified Party.
(i)    Each Indemnified Party will make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such action or claim which is not confidential or proprietary in nature or which is made available under the terms of a confidentiality agreement or is delivered or obtained under appropriate protective orders reasonably satisfactory to such party. In addition, the parties shall render to each other such assistance as may reasonably be requested in order to help ensure the proper and adequate defense of any such action or claim. The party in charge of the defense shall keep the other parties reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.
(j)    Each Indemnifying Party will, subject to Section 7.4(a), pay any Damages payable pursuant to the terms of this Article VII or Section 8.1 to the applicable Indemnified Party within twenty (20) Business Days after receiving notice from such Indemnified Party that such amounts are payable pursuant to the terms of this Article VII or Section 8.1, unless the Indemnifying Party in good faith disputes the amount of the Damages and/or its obligation to provided indemnification hereunder. In the event of such a dispute, the Indemnifying Party shall pay the amount of Damages for which it is liable for within twenty (20) Business Days following the final determination of the amount of such Damages that the Indemnifying Party is liable hereunder. A “final determination” shall exist when (i) the parties agree in writing or (ii) a court of competent jurisdiction shall have made such determination in a final and non-appealable judgment.
7.4    General.
(c)    The Indemnified AMH Parties will, subject to the limitations set forth in Section 7.1(b) (if applicable), seek to recover any amounts required to be paid by ARC under this Article VII or Section 8.1 in the following order: (x) first, by setting off any amount then owed (or which becomes owed within 60 days after the date such amount is first required to be paid pursuant to Section 7.3(d) (such date, the “Initial Payment Date”)) to ARC pursuant to Section 1.6(a) (earn-out consideration) of this Agreement, Section 5.02(b) (Distributions (other than trailer)) or Section 5.02(c) (RE Trailer payments) of the LLC Agreement, (y) second, directly from ARC (including pursuant to the Pledge Agreement) and (z) third, pursuant to the Support Agreement.
(d)    The aggregate amount which the Indemnifying Party is or may be required to pay pursuant to this Article VII shall not exceed (i) $350,200,000 (or, solely in the case that the Deferred Consideration is not paid at Closing, $278,000,000 until such time that the Deferred Consideration is paid in accordance with Section 1.8(g) or (h)), less (ii) the aggregate amounts actually paid to the Indemnified AMH Parties under Article III of the Support Agreement (such amount, the “Cap”), provided that if at any time when the number of Apollo RSUs is reduced by any forfeiture, the Cap shall be increased retroactively by the value of the Apollo RSUs so forfeited, calculated in accordance with the allocation methodology set forth in Schedule E.
(e)    Notwithstanding anything herein to the contrary, no Indemnifying Party shall be liable for any Damages that are not reasonably foreseeable, that are speculative, or that are solely for reputational damages (as opposed to actual Damages or losses (including diminution in value) that relate to or arise from reputational injury or damages (for example, the termination of any Advisory Contract relating to or arising from reputational damage or injury to the Subject Companies or any of the ARC Principals)), or that constitute punitive or other exemplary Damages, except to the extent that such Damages have been awarded to a Third Party against an Indemnified Party.
(f)    The Indemnified AMH Parties will, prior to seeking indemnification of any Damages pursuant to Section 7.1(a)(vi) or (vii), seek in a commercially reasonable manner to collect such Damages under any of its indemnification rights pursuant to the RCS Purchase Agreement.
(g)    The amount which the Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this Article VII shall be reduced (retroactively, if necessary) by any insurance proceeds, indemnification from other sources or other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Damages, net of any deductibles or other similar expenses incurred in connection therewith, it being understood and agreed that an Indemnified Party shall use commercially reasonable efforts to seek recovery under any applicable insurance policies, other contracts or arrangements that provide for indemnification or from other sources that may provide recovery for such Damages. If an Indemnified Party shall have received payment from the Indemnifying Party in respect of Damages and shall subsequently receive insurance or indemnification proceeds or other amounts in respect of such Damages, then such Indemnified Party shall promptly repay to the Indemnifying Party a sum equal to the amount of such net insurance or indemnification proceeds or other net amounts actually received. The Indemnifying Party shall be subrogated to any right of action which the Indemnified Party may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder. Any Indemnified Party that becomes aware of Damages for which it seeks indemnification shall be required to use commercially reasonable efforts to mitigate the Damages.
(h)    The amount of any Damages for which indemnification is provided under this Article VII or Article VIII shall be adjusted to take account of any net Tax benefit (or cost) actually realized by the Indemnified Party or any of its Affiliates in the year such Damages are incurred or paid arising from the incurrence or payment of any such Damages. In computing the amount of any such Tax benefit (or cost), the Indemnified Party (or its applicable Affiliate) shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Damages.
(i)    An Indemnified Party will be entitled to indemnification pursuant to Sections 7.1(a)(ii) through (v) and Section 7.2(a)(ii) and (iii) only if a notice asserting the right to indemnification has been given to the Indemnifying Party not later than the earlier of (i) sixty days following the expiration of the relevant statute of limitations and (ii) the fifth anniversary of the Closing Date.
(j)    The indemnification provided in this Article VII shall be the exclusive post-Closing remedy available to any party with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement, except (i) in the case of actual fraud or with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available, or (ii) with respect to Taxes and other Damages in respect of Taxes (the indemnification for which is governed under by Article VIII). The Indemnified AMH Parties shall be entitled to pursue any claim under this Article VII prior to, concurrently with or after pursuit of any indemnification claim under the Support Agreement; provided that the Indemnified AMH Parties shall not be entitled to recover under both this Article VII and the Transaction Agreement for the same claim or from a claim arising under the same set or series of related facts.
ARTICLE VIII
TAX MATTERS
8.1    Tax Indemnity. Except to the extent taken into account in Closing Net Working Capital, ARC shall bear and pay, reimburse, indemnify and hold harmless the Indemnified AMH Parties for, from and against any and all Taxes and other Damages in respect of Taxes that (a) are imposed on, allocated or attributable to or incurred or payable by any of the Subject Companies for any Pre-Closing Tax Period, together with any interest, penalty or additions to Tax accruing after the Closing Date on Taxes described in this clause (a), (b) arise under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law by virtue of any of the Subject Companies having been a member of a consolidated, combined, affiliated, unitary or other similar tax group prior to the Closing, (c) are imposed by reason of any of the Subject Companies having liability for Taxes of another Person arising under principles of transferee or successor liability or by contract (other than as a result of any customary tax sharing or allocation provisions in commercial contracts not primarily related to Taxes) as a result of activities or transactions taking place at or prior to the Closing, (d) arise from or are attributable to any inaccuracy in or breach of any representation or warranty made in Section 2.11 (provided, that, any inaccuracy in or breach of the representations and warranties made in the first sentence of Section 2.11(e) shall be determined without regard to the ARC Disclosure Letter), (e) arise from or are attributable to any breach by ARC of any covenant made in this Article VIII or Section , (f) arise from or are attributable to any payment to ARC or any of its Affiliates pursuant to this Agreement, including any withholding tax imposed on any such payment, or (g) Taxes that are the responsibility of ARC under Section 8.7. The amount of any payments required to be made pursuant to this Section 8.1 shall be computed without regard to any net operating loss, net capital loss or other Tax deduction, credit or benefit that is attributable to, arises from or relates to any Post-Closing Tax Period. Notwithstanding any other provision of this Agreement and for the avoidance of doubt, the limitations in Section 7.1(b) and Section 7.4 shall not apply to this Section 8.1. ARC’s indemnification obligations set forth in this Article VIII shall be satisfied in the manner set forth in Section 7.4(a). The indemnity set forth in this Section 8.1 shall survive until sixty days following the expiration of the relevant statute of limitations provided, that this indemnity shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if notice of the claim giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.
8.2    Straddle Periods. For purposes of this Article VIII, any liability for Taxes attributable to a taxable period that begins before and ends after the Closing Date (a “Straddle Period”) shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date (a) in the case of real and personal property Taxes, by apportioning such Taxes on a per diem basis and (b) in the case of all other Taxes, on the basis of a closing of the books as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis. For the avoidance of doubt, for purposes of this Section 8.2, in the case of any income Tax attributable to the ownership of an entity that is taxed as a partnership or of any other entity that is treated as a “flow-through” entity for Tax purposes (excluding a “controlled foreign corporation” within the meaning of Section 957(a) of the Code), the portion of such income Tax that relates to the Pre-Closing Tax Period shall be deemed to be the amount that would be payable if the relevant Tax period of such “flow-through” entity ended on the Closing Date.
8.3    Refunds. All refunds of Taxes, to the extent such refunds were not taken into account by Closing Net Working Capital, (including interest actually received thereon from a relevant taxing authority) for which ARC is responsible pursuant to Section 8.1 (other than to the extent such refund results from the carryback of a Tax attribute of any of the Subject Companies relating to a Post-Closing Tax Period and other than any such refunds reflected on the Closing Statement as finally determined) shall be for the account of ARC, and AMH shall pay such amounts less AMH’s out-of-pocket expenses incurred in connection with obtaining such refund and less any Taxes incurred by AMH, its Affiliates or any of the Subject Companies in connection with the receipt of such refund or interest to ARC if such refunds are received by AMH or any of the Subject Companies. The applicable Subject Company shall be entitled to all other refunds of Taxes (including interest received thereon from a relevant taxing authority) in respect of any Taxes of any of the Subject Companies (including to the extent such refund results from the carryback of a Tax attribute of any of the Subject Companies relating to a Post-Closing Tax Period), and ARC shall pay such amounts to the applicable Subject Company if such amounts are received by ARC or any Affiliate thereof (less ARC’s out-of-pocket costs incurred in connection with obtaining such refund and less any Taxes incurred by ARC or its Affiliates in connection with the receipt of such refund or interest).
8.4    Tax Returns.
(l)    From the date of this Agreement through and after the Closing Date, ARC shall prepare and file as required by Applicable Law with the appropriate taxing authority (or cause to be prepared and filed) in a timely manner all Tax Returns of the Subject Companies that are required to be filed on or prior to the Closing Date. All such Tax Returns shall be prepared in a manner consistent with most recent past practice, except as otherwise required by Applicable Law.
(m)    ARC shall prepare and file as required by Applicable Law with the appropriate taxing authority (or cause to be prepared and filed) in a timely manner all other Pre-Closing Tax Period Tax Returns of the Subject Companies. All such Tax Returns shall be prepared in a manner consistent with most recent past practice, except as otherwise required by Applicable Law. AMH shall prepare and file as required by Applicable Law with the appropriate taxing authority (or cause to be prepared and filed) in a timely manner all Straddle Period Tax Returns of the Subject Companies. All such Tax Returns shall be prepared in a manner consistent with most recent past practice, except as otherwise required by Applicable Law.
(n)    Each party responsible for the preparation of a Tax Return under this Section 8.4 shall submit such Tax Return to the other party (together with schedules, statements and, to the extent requested by such other party, supporting documentation) at least 30 Business Days prior to the due date (including extensions) of such Tax Return. If such other party objects to any item on any such Tax Return (including a pro forma Tax Return) described in Section 8.4(b) it shall, within 15 Business Days after delivery of such Tax Return, notify the other party responsible for preparation of such Tax Return in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection is duly delivered, AMH and ARC shall negotiate in good faith and use their reasonable best efforts to resolve such items. In the event of any disagreement that cannot be resolved between AMH and ARC, such disagreement shall be resolved by an accounting firm of international reputation mutually agreeable to ARC and AMH (the “Tax Accountant”), and any such determination by the Tax Accountant shall be final. The fees and expenses of the Tax Accountant shall be borne equally by AMH and ARC. If the Tax Accountant does not resolve any differences between ARC and AMH with respect to such Tax Return at least five days prior to the due date therefor, such Tax Return shall be filed as prepared by AMH and amended to reflect the Tax Accountant’s resolution. The preparation and filing of any Tax Return that does not relate to a Pre-Closing Tax Period or a Straddle Period shall be exclusively within the control of AMH.
(o)    After the Closing, ARC shall not, and shall not permit any of its Affiliates to, amend any Tax Returns or change any Tax elections or accounting methods with respect to any of the Subject Companies relating to any Pre-Closing Tax Period to the extent such amendment or change could reasonably be expected to have a material cost to AMH or any of the Subject Companies.
8.5    Tax Contests. AMH shall promptly notify ARC in writing upon receipt by any of the Subject Companies, or by AMH or any of its Affiliates, of notice of any Tax audits, examinations or assessments that could give rise to a liability for which ARC is responsible under Section 8.1 of this Agreement, provided that AMH’s failure so to notify ARC shall not limit AMH’s rights under this Article VIII except to the extent ARC is materially prejudiced by such failure. ARC shall promptly notify AMH in writing upon receipt by ARC or any of its Affiliates of notice of any Tax audits, examinations or assessments that could give rise to Taxes of or with respect to any of the Subject Companies. Except as otherwise provided herein, (a) ARC shall control any such audit, examination or proceeding that relates exclusively to a Pre-Closing Tax Period and (b) AMH shall control any Tax audit, examination or proceeding that is not described in clause (a). In either case, the party controlling such Tax audit, examination or proceeding shall (w) notify the other party of significant developments with respect to such Tax audit, examination or proceeding and keep the other party reasonably informed and consult with the other party as to the resolution of any issue that would materially affect such other party, (x) give to the other party a copy of any Tax adjustment proposed in writing with respect to such Tax audit, examination or proceeding and copies of any other written correspondence with the relevant taxing authority relating to such Tax audit, examination or proceeding, (y) not settle or compromise any issue without the consent of such other party, which consent shall not be unreasonably withheld and (z) otherwise permit the other party to participate in all aspects of such Tax audit, examination or proceeding, at such other party’s own expense.
8.6    Books and Records; Cooperation. AMH, Newco and ARC shall (and shall cause their respective Affiliates to) (a) provide the other party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or claim for refund, the determination of a tax liability for Taxes or a right to refund of Taxes or the conduct of any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes and (b) retain (and provide the other party and its Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, claim for refund, Tax determination, audit, examination or proceeding. Such cooperation and information shall include providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations made by taxing authorities and records concerning the ownership and tax basis of property, which either party may possess. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Except as otherwise provided in this Agreement, the party requesting assistance hereunder shall reimburse the other for any reasonable out of pocket costs incurred in providing any Tax Return, document or other written information, and shall compensate the other for any reasonable costs (excluding wages and salaries and related costs) of making employees available, upon receipt of reasonable documentation of such costs. Any information obtained under this Section 8.6 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit, examination or other proceeding. AMH and ARC agree that the sharing of information and cooperation contemplated by this Section 8.6 shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.
8.7    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any real property transfer tax and any similar Tax, and including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including the Reorganization and any related transaction) shall be shared equally by ARC and AMH, and ARC shall file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, AMH shall, and shall cause its Affiliates to, join in the execution of any such Tax returns and other documentation.
8.8    Tax Agreements; Powers of Attorney. Prior to the Closing, ARC shall terminate all Tax Agreements to which any of the Subject Companies is a party (other than agreements to which the Subject Companies are the only parties) such that none of the Subject Companies shall have any obligations thereunder following the Closing. ARC shall cause any and all existing powers of attorney with respect to Taxes or Tax Returns to which any of the Subject Companies is a party to be terminated as of the Closing.
8.9    Overlap. To the extent of any inconsistency between this Article VIII and Article VII, this Article VIII shall control as to Tax matters.
8.10    Section 754 Elections. To the extent that an election described in this Section 8.10 is required by Applicable Law to be reflected on a Tax Return filed by ARC following the Closing in order to be effective at Closing, or to the extent that ARC’s consent to such an election is otherwise required, ARC shall cooperate with AMH in the making of a valid election under Section 754 of the Code and any analogous or similar provision of state or local law (such election to be effective as of no later than the Closing Date) with respect to any Subject Company and any Fund in which any Subject Company has an equity interest, in each case, that is properly classified as a partnership for U.S. federal income tax purposes.
8.11    FIRPTA Certificate. ARC will have delivered to AMH a statement, meeting the requirements of Section 1.1445-2(b) of the Treasury Regulations, to the effect that ARC is not a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder.
8.12    Allocation. Within 90 days after the Closing Date, AMH will provide to ARC a statement (the “Allocation Statement”) allocating the Consideration and any other items that are treated as additional Consideration for tax purposes among the Subject Companies and among the different assets of the Subject Companies. AMH will provide ARC a reasonable opportunity to review and comment on the Allocation Statement and cooperate in good faith with ARC to resolve any disagreement relating to the calculations or allocations set forth in the Allocation Statement. If AMH and ARC do not reach an agreement with respect to the Allocation Statement, any such disputed items shall be resolved by the Accounting Firm using the procedures set out in Section 1.5(b)(ii). AMH and ARC will file all Tax Returns in a manner that is consistent with the final Allocation Statement and refrain from taking any action inconsistent therewith.
8.13    Tax Treatment of Certain Payments.
(f)    The parties agree to treat the transaction, to the extent ARC receives cash or Installment Notes in exchange for interests in Newco, as in part a taxable sale, and to the extent ARC receives AMH Units in exchange for interests in Newco, as a contribution to a partnership governed by Section 721 of the Code for all U.S. federal, state, local and foreign Tax purposes to the extent permitted by law, and the parties shall, and shall cause their respective Affiliates to, file their Tax Returns accordingly.
(g)    The parties shall treat any (i) indemnity payment made under this Agreement or (ii) Earn-Out Payments as an adjustment to the Consideration for all U.S. federal, state, local and foreign Tax purposes to the extent permitted by law, and the parties shall, and shall cause their respective Affiliates to, file their Tax Returns accordingly. The parties agree to use commercially reasonable efforts to support such treatment in any audit or other tax controversy.
(h)    The parties agree to treat a portion of any payments made to ARC pursuant to Sections 1.4 and 1.6 hereof as interest for income Tax purposes in accordance with Section 483 of the Code (or any comparable provision of state, local or foreign law).
ARTICLE IX

GENERAL PROVISIONS
9.1    Survival. Except for the Fundamental Representations and the representations contained in Section 2.11, in each case, which shall survive until the earlier of (i) sixty days following the expiration of the relevant statute of limitations and (ii) the fifth anniversary of the Closing Date, each of the representations and warranties of the parties hereunder shall survive the Closing until the date which is eighteen (18) months after the Closing Date, at which time they shall terminate and be of no further force or effect; provided, that any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 9.1 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.
9.2    Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail with postage prepaid and return receipt requested or sent by commercial overnight courier, courier fees prepaid (if available; otherwise, by the next best class of service available), to the parties at the following addresses:
(b)    if to AMH, to it at:
AMH Holdings (Cayman), L.P.
9 West 57th Street, 43rd Floor
New York, New York 10019
Attn: John J. Suydam
Email: jsuydam@ApolloLP.com
with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attn:    Jeffery J. Rosen
    Gregory V. Gooding
Email: jrosen@debevoise.com
    ggooding@debevoise.com
(c)    if to ARC or, prior to the Closing, Newco, to it at:
AR Capital, LLC
405 Park Avenue, 14th Floor
New York, NY 10022
Attn: Jesse C. Galloway
Email: jgalloway@arlcap.com
with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Ave
NY, NY 10017
Attn: Lee Meyerson
Elizabeth Cooper
Email: lmeyerson@stblaw.com
ecooper@stblaw.com
(d)    following the Closing, if to Newco, to it at:
AR Global, LLC
9 West 57th Street, 43rd Floor
New York, New York 10019
Attn: John J. Suydam
Email: jsuydam@ApolloLP.com
with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attn:    Jeffery J. Rosen
    Gregory V. Gooding
Email: jrosen@debevoise.com
    ggooding@debevoise.com
or to such other Person or address as any party shall specify by notice in writing to the other parties in accordance with this Section 9.2. All such notices or other communications shall be deemed to have been received on the date of the personal delivery, on the third Business Day after the mailing or dispatch thereof, or in the case of electronic mail or facsimile transmission, on the date received, subject to confirmation of receipt; provided that notice of change of address shall be effective only upon receipt.
9.3    Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. All Disclosure Letters referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including any such date. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. All references to “$” or “dollars” set forth in this Agreement are to U.S. dollars.
9.4    Amendment and Modification; Waiver.
(n)    This Agreement may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of AMH and ARC.
(o)    At any time prior to the Closing (or any Partial Deferred Closing), any party that is entitled to the benefits hereof may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any Disclosure Letter or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid if set forth in an instrument in writing signed and delivered on behalf of such party. Waivers shall operate to waive only the specific matter described in the writing and shall not impair the rights of the party granting the waiver in other respects or at other times. A party’s waiver of a breach of a provision of this Agreement, or failure (on one or more occasions) to enforce a provision of, or to exercise a right under, this Agreement, shall not constitute a waiver of a similar breach, or of such provision or right other than as explicitly waived.
9.5    Entire Agreement. This Agreement (including the Disclosure Letters and the Ancillary Agreements) and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, of the parties with respect to the subject matter hereof.
9.6    Disclosure Letters. For purposes of the representations and warranties of ARC and AMH in this Agreement, items disclosed in one section of a Disclosure Letter shall be considered to be made for purposes of all other sections of such Disclosure Letter to the extent that the relevance of any such disclosure to any other such section of such Disclosure Letter is reasonably apparent from the text of such disclosure. The disclosure of any item or matter in any Disclosure Letter shall not be construed as an admission, representation or indication that such item or other matter is “material” or would have a Material Adverse Effect or AMH Material Adverse Effect (as applicable), or that such item or other matter is required to be referred to or disclosed in such Disclosure Letter. The disclosure of any item or matter relating to any possible breach or violation of any law or contract shall not be construed as an admission or indication that any such breach or violation exists or has actually occurred.
9.7    Third Party Beneficiaries. Except with respect to Indemnified Parties in their capacity as such pursuant to Articles VII and VIII, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
9.8    Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed by the parties in accordance with their specific terms or were otherwise breached thereby, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that each party hereto will be entitled to specific performance to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity.
9.9    Assignment; Binding Effect. This Agreement may not be assigned by any party without the prior written consent of the other parties, provided that AMH may assign this Agreement to an Affiliate of AMH without consent of the other parties, but any such assignment shall not relieve AMH of its obligations hereunder. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.
9.10    Governing Law. This Agreement shall be governed in all respects (including as to validity, interpretation and effect) by the internal laws of the State of New York, without giving effect to any conflict of laws rules or principles that would require or permit the application of another jurisdiction’s laws.
9.11    Jurisdiction; Waiver of Jury Trial.
(j)    Each party hereby irrevocably agrees that any action or proceeding arising out of any dispute in connection with this Agreement, any rights or obligations hereunder or the performance of such rights or obligations shall be brought exclusively in the courts of the State of New York located in the Borough of Manhattan or the federal courts of the United States of America located in the Southern District of New York (and appellate courts thereof) and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 9.2.
(k)    Each party hereby waives all rights to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement, any rights or obligations hereunder or the performance of such rights and obligations. Each party (i) certifies that no representative, agent or attorney of any party has represented, expressly or otherwise, that such party would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that the other parties have been induced to enter into this Agreement and the transactions contemplated hereby by, among other things, the waivers and certifications contained herein.
9.12    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
9.13    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
ARTICLE X
DEFINITIONS
The following terms when used in this Agreement shall have the following meanings:
“12b-1 Plan” means any distribution plan adopted by a Registered Fund in accordance with Rule 12b-1 under the Investment Company Act.
“A&R Newco LLCA” has the meaning set forth in the Recitals hereto.
“Accounting Firm” has the meaning set forth in Section 1.5(b).
“Accounting Principles” means, in the following order of priority: (i) the policies, practices and procedures set forth in Exhibit I, (ii) the policies, practices and procedures utilized by ARC and AMH in arriving at the Sample Closing Statement and (iii) to the extent not covered by clause (i) or (ii) hereof, GAAP, consistently applied.
“Acquired Interests” has the meaning set forth in the Recitals hereto.
“Acquired RCS Businesses” has the meaning set forth in the Recitals.
“Acquisition Proposal” has the meaning set forth in Section 4.7.
“Adviser Compliance Policies” has the meaning set forth in Section 2.17(d).
“Advisers Act” means the Advisers Act of 1940 and the rules and regulations thereunder.
“Advisory Contract” means any written agreement pursuant to which any Subject Company provides Investment Advisory Services (including sub-advisory services) to a Client.
“Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the first Person. “Control” (and “controlled by” and “under common control with”) means possessing, directly or indirectly, the power to direct or cause the direction of a Person’s management or policies, through owning voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
“AGM” means Apollo Global Management, L.L.C.
“AGM Exchange Agreement” means the agreement, between ARC and AGM, dated as of the date hereof, substantially in the form attached hereto as Exhibit C, concerning the contribution of AOG Principal Units and AMH Units in exchange for Class A Shares of AGM.
“AGM SEC Documents” has the meaning set forth in Section 3.9.
“Agreement” has the meaning set forth in the introductory paragraph hereof.
“Allocation Statement” has the meaning set forth in Section 8.12.
“AMH” has the meaning set forth in the introductory paragraph hereof.
“AMH Disclosure Letter” means the disclosure letter delivered by AMH to ARC at the time of execution hereof.
“AMH Material Adverse Effect” means any change, effect, event or occurrence that (a) is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the assets, liabilities, results of operations or financial condition of AGM and its Subsidiaries, taken as a whole, other than any such effect, change, event or occurrence to the extent resulting from (i) any change in the capital markets or securities markets after the date hereof, (ii) any change in general economic conditions or interest rates arising after the date hereof, (iii) any outbreak or substantial worsening of major hostilities in which the United States is involved or any act of terrorism within or involving the United States or its property or citizens arising after the date hereof, (iv) the failure of AGM or any Subsidiary to achieve any financial projections or forecasts in and of itself (but not including the underlying reasons therefor unless otherwise excepted pursuant to the other subsections of this definition), (v) the entering into of this Agreement or public announcement or consummation of the transactions contemplated hereby, (vi) any change after the date of this Agreement in Applicable Law or accounting principles or interpretations thereof, (vii) any natural disaster, earthquake, flood, hurricane or any acts of God or (viii) any action required by this Agreement or the omission to take an action prohibited by this Agreement, except, in each case of clauses (i), (ii), (iii) or (vi) to the extent that such change, effect, event or occurrence has a materially disproportionate adverse effect on AGM and its Subsidiaries, taken as a whole, relative to other alternative investment firms generally; or (b) would reasonably be expected to prevent or materially delay the ability of AMH or AGM to complete the transaction contemplated by this Agreement or perform its obligations hereunder.
“AMH Units” means limited partnership interests of AMH.
“Ancillary Agreements” means the documents to be delivered pursuant to Section 1.4(b) and all other agreements or instruments to be executed and delivered in connection with the transactions contemplated hereby.
“AOG Exchange Agreement” means the agreement, between ARC and the AOG Principal Entities, dated as of the Closing Date, substantially in the form attached hereto as Exhibit D, concerning the contribution of the Installment Notes to the AOG Principal Entities in exchange for AOG Principal Units.
“AOG Principal Entities” means, collectively, Apollo Principal Holdings I, L.P., a Delaware limited partnership, Apollo Principal Holdings II, L.P., a Delaware limited partnership, Apollo Principal Holdings III, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings IV, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings V, L.P., a Delaware limited partnership, Apollo Principal Holdings VI, L.P., a Delaware limited partnership, Apollo Principal Holdings VII, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings VIII, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings IX, L.P., a Cayman Islands exempted limited partnership, and Apollo Principal Holdings X, L.P., a Cayman Islands exempted limited partnership. The term “AOG Principal Entity” will include any other entity that after the date hereof has its interests included in an “AOG Unit” (as defined in the AGM Exchange Agreement).
“AOG Principal Unit” means limited partnership interests of an AOG Principal Entity.“Apollo Competitor” means the entities set forth on Schedule F.
“Apollo Management” has the meaning set forth in the recitals.
“Apollo Priority Trailer Fee Amount” means (i) 100% of all Trailer Amounts (excluding asset management fees) received in or converted to cash by ARC and its Subsidiaries on or prior to the Closing Date, up to a total of $25 million plus (ii) the product of (A) all Trailer Amounts (excluding asset management fees) received in or converted to cash by ARC and its Subsidiaries on or prior to the Closing Date in excess of $25 million, up to a total of $150 million and (B) 60%.
“Apollo RSUs” has the meaning set forth in Section 1.4(a).
“Applicable Closing Date” has the meaning set forth in Section 4.14(a).
“Applicable Law” means any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guidelines or other requirement applicable to the Business, ARC, ARC’s Subsidiaries, including the Subject Companies, any Client, AMH, or any of their respective Affiliates, holders of Equity Securities, properties, assets, officers, directors, employees or agents, as the case may be.
“Approval Deadline” has the meaning set forth in Section 1.8(i).
“ARC” has the meaning set forth in the introductory paragraph hereof.
“ARC Closing Date Balance Sheet” has the meaning set forth in Section 1.5(a).
“ARC Closing Net Working Capital” means the Net Working Capital of the Subject Companies (other than Crestline and its Subsidiaries) as of 12:01 am on Closing Date.
“ARC Disclosure Letter” means the disclosure letter delivered by ARC to AMH at the time of execution hereof.
“ARC Employees” has the meaning set forth in Section 4.14(a).
“ARC Estimated Closing Date Balance Sheet” has the meaning set forth in Section 1.2(d)(i).
“ARC Estimated Closing Net Working Capital” has the meaning set forth in Section 1.2(d)(i).
“ARC Principals” means Nicholas S. Schorsch, Peter M. Budko, William M. Kahane and Edward M. Weil, Jr.“ARC Services Agreement” means that certain Services Agreement, dated as of June 4, 2013 and effective as of January 1, 2013, between Realty Capital Securities, LLC; RCS Advisory Services, LLC; American National Stock Transfer, LLC; American Realty Capital Advisors, LLC; and ARC Advisory Services, LLC, as amended.
“ARC Target Net Working Capital” means $6 million.
“Assumed Liabilities” means all liabilities of ARC or any Subsidiary of ARC (other than the Subject Companies) described on Schedule C.
“BDC” means any entity that has elected to be regulated or is regulated as a business development company pursuant to section 54 of the Investment Company Act of 1940 (15 U.S.C. 80a-54)”.
“Board Approval” has the meaning set forth in Section 4.3(e)(i).
“Books and Records” means all books, records, files, data, reports, plans, catalogs, computer data, certificates and other documents of the Business and the Subject Companies (including records with respect to historic product performance), all sales and promotional literature, or copies thereof, used or held for use in connection with the conduct of the business and operations of the Business and the Subject Companies, and all pending customer proposals (including backup documentation and work papers) submitted by ARC or the Subject Companies.
“Burdensome Condition” has the meaning set forth in Section 4.3(c).
“Business” has the meaning set forth in the Recitals hereto.
“Business Day” means any day which is not a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to be closed.
“Cap” has the meaning set forth in Section 7.4(b).
“CFTC” means the Commodity Futures Trading Commission.
“Claim Notice” has the meaning set forth in Section 7.3(a).
“Client” means any Fund to which any Subject Company provides Investment Advisory Services (including any sub-advisory services).
“Client Consent” means (i) with respect to each Regulated Fund, the applicable Board Approval and Shareholder Approval (which, for the avoidance of doubt, shall not include the approval of an interim Advisory Contract that is approved in accordance with Rule 15a-4 under the Investment Company Act) and (ii) with respect to each Unregulated Fund, all consents required by the Advisory Contract and Organization Documents of such Unregulated Fund and any Applicable Law, to the continued management following the Closing of such Unregulated Fund by the applicable investment adviser, manager, general partner or managing member of the Unregulated Fund.
“Closing” has the meaning set forth in Section 1.3.
“Closing Cash Consideration” has the meaning set forth in Section 1.2(c).
“Closing Condition Satisfaction Date” means the date on which the conditions set forth in Article V have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions at such time).
“Closing Date” has the meaning set forth in Section 1.3.
“Closing Date Balance Sheet” has the meaning set forth in Section 1.5(a).
“Closing Equity Consideration” means the number of AMH Units to be issued to ARC on the Closing Date, calculated in accordance with the allocation methodology set forth in Schedule E, provided that the sum of the value of the Closing Equity Consideration plus the aggregate stated amount of the Closing Installment Notes will equal $160,200,000, provided further, that if at any time when the number of Apollo RSUs is reduced by any forfeiture, the sum of the value of the Closing Equity Consideration and stated amount of the Closing Installment Notes shall be increased retroactively by the value of the Apollo RSUs so forfeited, calculated in accordance with the allocation methodology set forth in Schedule E.
“Closing Installment Notes” means the Installment Notes to be issued to ARC on the Closing Date, calculated in accordance with the allocation methodology set forth in Schedule E, provided that the sum of the value of the Closing Equity Consideration plus the aggregate stated amount of the Closing Installment Notes will equal $160,200,000, provided further, that if at any time when the number of Apollo RSUs is reduced by any forfeiture, the sum of the value of the Closing Equity Consideration and stated amount of the Closing Installment Notes shall be increased retroactively by the value of the Apollo RSUs so forfeited, calculated in accordance with the allocation methodology set forth in Schedule E.
“Closing Net Working Capital” means the ARC Closing Net Working Capital and the Crestline Closing Net Working Capital.
“Closing Statement” has the meaning set forth in Section 1.5(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commingled Contract” means any Contract pursuant to which a person other than ARC, RCAP, or any of their respective Affiliates provides assets, services, rights or benefits to ARC, RCAP or any of their respective Affiliates in respect of (i) the businesses or activities of RCAP or any of its Affiliates (other than the Acquired Companies (as defined in the RCS Purchase Agreement)) and (ii) one or more businesses of the Subject Companies.
“Commodity Exchange Act” means the Commodity Exchange Act of 1936 and the rules and regulations thereunder.
“Confidentiality Agreement” means the confidentiality agreement, between ARC and Apollo Capital Management, L.P., dated November 30, 2014, as amended.
“Consent” means any consent, approval, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any Person, including any Governmental Authority, that is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
“Consideration” has the meaning set forth in Section 1.2(c).
“Continuation Period” has the meaning set forth in Section 4.14(a).
“Continuing Employees” has the meaning set forth in Section 4.14(a).
“Contract” has the meaning set forth in Section 2.3.
“Contributed Assets” means, all assets, properties and rights of ARC and its Subsidiaries that are used primarily in the Business, other than Excluded Assets and, to the extent applicable, Deferred Assets, as further set forth on Schedule A.
“Contribution and Exchange” has the meaning set forth in the Recitals hereto.
“Crestline” means Crestline Hotels & Resorts LLC, a Delaware limited liability company.
“Crestline Closing Date Balance Sheet” has the meaning set forth in Section 1.5(a).
“Crestline Closing Net Working Capital” means the Net Working Capital of Crestline and its Subsidiaries as of 12:01 am on Closing Date.
“Crestline Estimated Closing Date Balance Sheet” has the meaning set forth in Section 1.2(d)(i).
“Crestline Estimated Closing Net Working Capital” has the meaning set forth in Section 1.2(d)(i).
“Crestline Target Net Working Capital” means $4 million.
“Damages” has the meaning set forth in Section 7.1(a).
“Deductible” has the meaning set forth in Section 7.1(b)(i).
“Deferred Assets” has the meaning set forth in Section 1.8.
“Deferred Consideration” has the meaning set forth in Section 1.8.
“Deferred Consideration Closing Date” has the meaning set forth in Section 1.8.
“Deferred Fund” has the meaning set forth in Section 1.8.
“Designated IA Subsidiary” has the meaning set forth in Section 1.8(b).
“Designated Sponsored BDC” means Business Development Corporation of America.
“Disclosure Letters” means the ARC Disclosure Letter and the AMH Disclosure Letter.
“Dispute Deadline” has the meaning set forth in Section 1.5(b)(ii).
“Earn-Out Payments” means the aggregate sum of all Earn-Out Amounts paid pursuant to Section 1.6.
“Employee Benefit Plan” means each employee benefit plan, scheme, program, policy, arrangement or contract, whether written or unwritten, including, but not limited to, any “employee benefit plan”, as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, equity purchase, equity grant or other equity-based arrangement (including, to the extent applicable, under Organizational Documents of the Subject Companies or ARC and its other Subsidiaries), and any employment, termination, retention, bonus, change in control or severance plan, program, policy, arrangement or contract for the benefit of any current or former officer, employee, partner, director or other service provider of the business or any of the Subject Companies or in which any of them participate as of the date hereof, which in any such case is maintained or contributed to by any of the Subject Companies or ARC or any of its other Subsidiaries or with respect to which any of the Subject Companies could incur or has incurred liability under Applicable Law, including the Code or ERISA.
“Employment Agreements” means the employment agreements between Newco and each of the ARC Principals, in substantially the form attached hereto as Exhibit E.
“Environmental Law” means any law, code, license, permit, authorization, approval, consent, common law, legal doctrine, requirement or agreement with any Governmental Authority relating to (i) the protection, preservation or restoration of the environment (including air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances.
“Equity Consideration Agreement” means the Equity Consideration Agreement, dated as of the date hereof, substantially in the form attached hereto as Exhibit J.
“Equity Securities” means, with respect to any Person, any and all limited liability company interests, partnership interests, capital stock, options or other equity securities in such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code and the regulations promulgated thereunder.
“Estimated Apollo Priority Trailer Fee Amount” has the meaning set forth in Section 1.2(d)(i).
“Estimated Closing Cash Consideration” has the meaning set forth in Section 1.2(d)(i).
“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 1.2(d)(i).
“Estimated Closing Net Working Capital” has the meaning set forth in Section 1.2(d)(i).
“Estimated Closing Statement” has the meaning set forth in Section 1.2(d)(i).“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.
“Excluded Asset” means those assets described on Schedule B.
“Excluded Liability” means (a) all liabilities of ARC and the Excluded Assets of any nature whatsoever other than the Assumed Liabilities, (b) all liabilities of the Subject Companies of any nature whatsoever to the extent arising prior to Closing and (c) without duplication, all liabilities described on Schedule D, in each case other than (i) liabilities reflected in Closing Net Working Capital and (ii) executory liabilities under Contracts (x) that are Contributed Assets and (y) to which the Subject Companies are party and that were entered into in the ordinary course of business.
“Financial Statements” means (i) the audited consolidated financial statements of ARC and its Subsidiaries for the 12-month periods ending December 31, 2012, December 31, 2013, and December 31, 2014, including balance sheets as of December 31, 2012, December 31, 2013, and December 31, 2014 and the audited statements of income, statements of changes in owners’ equity and statements of cash flows for the above described periods and (ii) the unaudited financial and operations overview of ARC and its Subsidiaries for the period from January 1, 2015 through June 30, 2015, including, in each case, a balance sheet and statements of income or operations, cash flows and retained earnings of shareholder equity.
“FINRA” has the meaning set forth in Section 2.17(a)(iii).
“FINRA Approval” means that FINRA shall have approved the sale of the Acquired RCS Businesses to Apollo Management pursuant to NASD Rule 1017.
“FINRA Burdensome Condition” means any requirements of or remedies imposed by FINRA in connection with the FINRA Approval that (i) would be materially adverse to AMH and its Affiliates, including, after the Closing, the Subject Companies and the Acquired RCS Businesses, (ii) involves divestiture of an existing business of AMH or any of its Affiliates, including, after the Closing, the Subject Companies and the Acquired RCS Businesses, (iii) involves unreasonable expense, or (iv) would otherwise materially adversely affect the expected benefits to AMH of the transactions contemplated by this Agreement.
“FINRA Notice” has the meaning set forth in Section 4.3(g).
“Fund” means any Sponsored Fund or Sub-Advised Fund.
“Fund Board Materials” has the meaning set forth in Section 2.19(d)(i).
“Fundamental Representations” has the meaning set forth in Section 5.2(a).
“GAAP” means U.S. generally accepted accounting principles.
“Governmental Approvals” has the meaning set forth in Section 2.4(a).
“Governmental Authority” means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, CFTC or any other authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority, including FINRA and NFA.
“Governmental Reports” has the meaning set forth in Section 2.17(b)(i).
“HSR Act” has the meaning set forth in Section 2.4(a).
“IA Subsidiary” means (i) each of National Fund Advisors, LLC, BDCA Adviser, LLC, BDCA Senior Adviser, LLC (formerly known as BDCA Adviser II, LLC) and BDCA Venture Adviser, LLC (each, a “filing adviser”), (ii) any general partner, managing member or other special purpose vehicle formed or established by a filing adviser for the purpose of acting as a general partner, as a managing member or in a similar capacity with respect to any Fund, including those special purpose vehicles who are not required to file a separate Form ADV or registration form in reliance on ABA Subcommittee on Private Investment Entities, SEC Staff No-Action Letter (Dec. 8, 2005), American Bar Association, Business Law Section, SEC Staff No-Action Letter (Jan. 18, 2012) or any other Applicable Law, and (iii) any “relying adviser” of any filing adviser, as such term is defined in American Bar Association, Business Law Section, SEC Staff No-Action Letter (Jan. 18, 2012).
“Indebtedness” means, without duplication, all obligations of the Subject Companies, determined on a consolidated basis in accordance with GAAP, for (a) borrowed money, including all indebtedness evidenced by any note, bond, debenture or other debt security or any credit agreement or indenture, (b) indebtedness of Persons other than ARC or the Subject Companies of the type referred to in this definition which is directly or indirectly guaranteed by ARC or the Subject Companies, (c) accrued interest owed with respect to any indebtedness referred to in this definition and (d) any costs to eliminate hedging or swap arrangements outstanding as of the Closing. For the avoidance of doubt, Indebtedness excludes all prepayment penalties, “put” or “change of control” payment obligations or premia or any other premia, consent fees, “break fees,” “make whole payments,” premia or any other similar payments or contractual charges, including, in each case, any such amounts payable with respect to Indebtedness outstanding immediately prior to the Closing but payable as a result of the consummation of the transactions contemplated by this Agreement (which amounts will be borne by ARC).
“Indemnified AMH Parties” has the meaning set forth in Section 7.1(a). “Indemnified ARC Parties” has the meaning set forth in Section 7.2(a).
“Indemnifying AMH Party” has the meaning set forth in Section 7.3(a).
“Indemnifying ARC Party” has the meaning set forth in Section 7.3(a).
“Indemnified Party” has the meaning set forth in Section 7.3(a).
“Indemnifying Party” has the meaning set forth in Section 7.3(a).
“Information Technology” means hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment.
“Infringing” has the meaning set forth in Section 2.15(b).
“Initial Payment Date” has the meaning set forth in Section 7.4(a).
“Installment Notes” means installment notes issued by AMH, in substantially the form attached hereto as Exhibit F.
“Intellectual Property” means, in any and all jurisdictions throughout the world, any (i) trademarks, service marks, trade names, trade dress, Internet domain names, social media usernames (e.g., Twitter handles), personalized subdomains or vanity URLs and other indicia or origin, and the goodwill associated with any and all of the foregoing and symbolized thereby, (ii) copyrights and rights in copyrightable subject matter in published and unpublished works of authorship, (iii) rights in Software, (iv) all registrations and applications to register or renew the registration of any of the foregoing, (v) patents and patent applications, including all reissues, divisions, renewals, reexaminations, extensions, provisionals, continuations and continuations-in-part thereof, (vi) rights in Trade Secrets and (vii) all other intellectual property rights.
“Investment Advisory Services” means the provision by any Subject Company of investment advisory services with respect to securities, real estate, real estate-related assets, or working and other interests in producing and non-producing oil and gas properties.
“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.
“IRS” means the United States Internal Revenue Service.
“IT Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, leased or licensed by or to ARC or any of its Subsidiaries and used in the Subject Companies.
“Joinder to the Shareholders Agreement” means the Joinder by ARC, dated as of the date hereof, to the Shareholders Agreement of AGM, dated as of July 13, 2007, as amended, substantially in the form attached hereto as Exhibit K.
“Knowledge of AMH” or “AMH’s Knowledge” means the actual knowledge of any of the following individuals identified in Section 11 of the AMH Disclosure Letter.
“Knowledge of ARC” or “ARC’s Knowledge” means the actual knowledge of any of the individuals identified in Section 10 of the ARC Disclosure Letter.
“Leases” has the meaning set forth in Section 2.12(a).
“Lien” means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever (whether absolute or contingent), including but not limited to such as may arise under any Contracts.
“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software program designed to or able to, without the knowledge and authorization of the ARC or the Subject Companies, disrupt, disable, harm, interfere with the operation of or install itself within or on any Software, computer data, network memory or hardware.
“Marketer” has the meaning set forth in Section 2.19(b)(iv).
“Material Adverse Effect” means any change, effect, event or occurrence that (a) is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the assets, liabilities, results of operations or financial condition of the Subject Companies, taken as a whole, other than any such effect, change, event or occurrence to the extent resulting from (i) any change in the capital markets or securities markets after the date hereof, (ii) any change in general economic conditions or interest rates arising after the date hereof, (iii) any outbreak or substantial worsening of major hostilities in which the United States is involved or any act of terrorism within or involving the United States or its property or citizens arising after the date hereof, (iv) the failure of any Subject Company to achieve any financial projections or forecasts in and of itself (but not including the underlying reasons therefor unless otherwise excepted pursuant to the other subsections of this definition), (v) the entering into of this Agreement or public announcement or consummation of the transactions contemplated hereby, (vi) any change after the date of this Agreement in Applicable Law or accounting principles or interpretations thereof, (vii) any natural disaster, earthquake, flood, hurricane or any acts of God, (viii) any action required by this Agreement or the omission to take an action prohibited by this Agreement, except, in each case of clauses (i), (ii), or (iii) to the extent that such change, effect, event or occurrence has a materially disproportionate adverse effect on the Subject Companies, taken as a whole, relative to other alternative investment firms generally; or (b) would reasonably be expected to prevent or materially delay the ability of ARC to complete the transaction contemplated by this Agreement or perform its obligations hereunder.
“Material Contract” means any written or oral Contract that:
a.by its terms does not terminate or is otherwise not cancelable within one year without penalty, cost or liability in excess of $250,000 and requires aggregate payments by the Subject Companies in excess of $250,000 per year;
b.is a joint venture, partnership, limited liability company or other similar agreement material to any of the Subject Companies;
c.grants any right of first refusal or right of first offer or similar right on any assets that are material to the Subject Companies, taken as a whole;
d.provides for any payments that are conditioned, in whole or in part, on a change of control of ARC, any Transferred Entity or transactions of the type contemplated hereby;
e.is an employment, consulting, severance, bonus (including fee sharing), compensation or collective bargaining Contract relating to or for the benefit of current or, to the extent that any of the Subject Companies has continuing liabilities with respect thereto following the Closing, former employees, directors or other service providers;
(i)contains (A) a “clawback” or similar undertaking requiring the reimbursement or refund of any material fees (whether performance based or otherwise) paid to a Subject Company or (B) a “most favored nation” clause or other term providing preferential pricing or treatment to a third party in any material Contract;
(ii)contains provisions requiring future contingent or definitive “earnout” or similar payments to be made by a Subject Company in connection with acquisitions of assets or equity interests of a business or the hiring of any employees;
(iii)is an Affiliate Agreement;
(iv)any non-competition, non-solicitation or exclusive dealing agreement, or any other agreements that purports to limit or restrict in any material respect (A) the ability of any Subject Company to solicit customers or employees or investments or (B) the manner in which, or the localities in which, all or any portion of the business or operations of any of the Subject Companies or, following consummation of the transactions contemplated by this Agreement, the business or operations of AMH or any of its Affiliates, is or would be conducted;
(v)pertains to the solicitation or referral of customers and clients to ARC including, without limitation, consulting or brokerage arrangements;
(vi)any agreement relating to any interest rate, derivatives or hedging transaction;
(vii)any Contract with respect to the sharing or capping of fees or other payments received from any Client or the sharing of expenses of any other person or entity;
(viii)restricts or grants rights to use or practice Intellectual Property that is material to the Business, including licenses to use or practice Intellectual Property granted by (A) ARC or any of the Subject Companies to a third Person or (B) a third Person to ARC or any of the Subject Companies;
(ix)is a distribution agreement with a financial intermediary pursuant to which (A) such financial intermediary makes available to its clients investment products for which any Subject Company serves as an investment adviser, manager, sponsor or distributor or (B) any Subject Company or Affiliate thereof makes available to its clients investment products for which any Subject Company serves as an investment adviser, manager, sponsor or distributor;
(x)relates to Indebtedness of any Subject Company in excess of $250,000 in the aggregate, or the granting of any liens (other than Permitted Liens) or a security interest in the property of any Subject Company;
(xi)is a lease of real property which requires aggregate payments by the Subject Companies in excess of $100,000 per year;
(xii)is an agreement pursuant to which any third Person creates, develops or customizes for or on behalf of ARC or any of the Subject Companies any Intellectual Property that is material to the Business; and
(xiii)is an agreement pursuant to which any third Person provides support or maintenance for IT Systems or Software material to the Business (other than off-the-shelf Software) for aggregate annual or one-time fees in excess of $100,000.
“Minority Interests” has the meaning set forth in Section 4.18(a).
“Net Working Capital” means, following the Contribution, (x) current assets minus (y) current liabilities, on a consolidated basis, determined in accordance with GAAP.
“New Advisory Contract” has the meaning set forth in Section 4.3(e)(i).
“New Contract” has the meaning set forth in Section 4.16(e).
“Newco IT Systems” means the Information Technology owned, leased or licensed (or which will, following the consummation of the transactions contemplated in this Agreement and the Ancillary Agreements, be owned, leased or licensed) by or to ARC or any of its Subsidiaries and used in the Subject Companies.
“Newco Registration Rights Agreement” means the agreement, between ARC, AMH and Newco substantially in the form attached hereto as Exhibit G, concerning the registration rights with respect to the equity units of Newco.
“NFA” has the meaning set forth in Section 2.17(a)(iii).
“Non-Newco Employees” has the meaning set forth in Section 4.14(c).
“OFAC” has the meaning set forth in Section 2.18(c)(viii).
“Oil and Gas Fund” means any entity for which a Subject Company provides Investment Advisory Services that is primarily engaged in the business of acquiring, developing, operating, producing and selling working and other interests in producing and non-producing oil and gas properties.
“OP Amendments” has the meaning set forth in Section 4.15.
“Operating Partnership” means the operating partnership of each REIT pursuant to which the REIT owns and operates its real estate properties and for which the REIT serves as the general partner.
“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.
“Outside Date” has the meaning set forth in Section 6.1(f).
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by one or more of the Subject Companies or which will, after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements, be owned by one or more of the Subject Companies.
“Partial Deferred Closing” means, after the Closing, the contribution by ARC of any Deferred Assets relating to any Deferred Fund to Newco pursuant to Section 1.8.
“Permits” has the meaning set forth in Section 2.8(a).
“Permitted Liens” means (i) Liens for Taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been reflected on the Financial Statements in accordance with GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairman’s or other similar Liens arising in the ordinary course of business, (iii) easements, rights of way, building, zoning and other similar encumbrances or title defects arising in the ordinary course of business, (iv) Liens on assets securing debt incurred to finance the acquisition of such assets, (v) Liens on any Contributed Asset or on the assets of any Transferred Entity incurred in the ordinary course of business, and (vi) Liens on properties which do not materially impair business operations or the use of such properties in the ordinary course of business or materially affect the value of such properties.
“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, governmental entity or other entity.
“Pledge Agreement” mean the agreement by and among AMH and ARC, substantially in the form attached hereto as Exhibit H, pursuant to which ARC will pledge its equity interests in Newco, the AOG Principal Entities and AGM to support the indemnification obligations set forth in Article VII.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.
“Potential Deferred Consideration Date” has the meaning set forth in Section 1.8(h).
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.
“Proceedings” has the meaning set forth in Section 2.7(a).
“Prospectus” has the meaning set forth in Section 2.19(c)(iv).
“Proxy Statement” has the meaning set forth in Section 4.3(e)(ii).
“RCAP” means RCS Capital Corporation, a Delaware corporation.
“RCAP Preferred Stock” means the Series D-1 convertible preferred stock, par value $0.001 per share, issued by RCAP pursuant to the Certificate of Designation of 11% Series D-1 Convertible Preferred Stock.
“RCS Bankruptcy Event” means (a) the filing of an application for, or a consent to, the appointment of a trustee of RCAP’s assets; (b) the filing by RCAP of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing RCAP’s inability to pay its debts as they come due; (c) the making by RCAP of a general assignment for the benefit of RCAP’s creditors; (d) the filing of a petition to commence an involuntary bankruptcy against RCAP and (i) RCAP files an answer admitting the material allegations of or consenting to, or defaults in answering, such petition, (ii) such petition remains undismissed for a period of 30 days or (iii) an order for relief is entered against RCAP in such proceeding.
“RCS Damages Event” means any failure of the Indemnifying RCS Party (as defined in the RCS Purchase Agreement) to pay any Damages (as defined in the RCS Purchase Agreement) then owed to any Indemnified Apollo Party (as defined in the RCS Purchase Agreement) in accordance with Section 7.1 of the RCS Purchase Agreement, including due to (a) such Damages exceeding the limitations set forth in Section 7.4(a) of the RCS Purchase Agreement or (b) any RCS Bankruptcy Event.
“RCS Purchase Agreement” has the meaning set forth in the Recitals.
“RCS Purchase Price” means the Purchase Price, as defined in the RCS Purchase Agreement.
“RCS Services Agreement” means the Services Agreement, dated as of June 10, 2013, between ARC and RCS Advisory Services, LLC.
“RCS Wholesale Business” means the wholesale business that was purchased by Apollo Management pursuant to the RCS Purchase Agreement.
“Real Estate Investment Trust” has the meaning set forth in Section 2.21.
“Registered Fund” means an investment company registered under the Investment Company Act for which a Subject Company serves as an investment adviser, depositor, underwriter, principal underwriter or distributer or as a sub-adviser.
“Regulated Fund” means any Registered Fund or Sponsored BDC.
“REIT” means any real estate investment trust for which a Subject Company provides Investment Advisory Services.
“Retained ARC IT Systems” means the Information Technology owned, leased or licensed by or to ARC or any of its Subsidiaries other than the Newco IT Systems.
“Retained RCAP IT Systems” means the Information Technology owned, leased or licensed by or to RCAP or any of their Affiliates, other than any Information Technology owned, leased or licensed (or which will, following the consummation of the transactions contemplated pursuant to the RCS Purchase Agreement, be owned leased or licensed) by or to the Acquired Companies (as defined in the RCS Purchase Agreement).
“Reorganization” has the meaning set forth in the Recitals hereto.
“Sample Closing Statement” has the meaning set forth in Section 1.2(d)(i).
“SEC” means the Securities and Exchange Commission.
“SEC Filings” has the meaning set forth in Section 2.19(c)(iv).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.
“Shareholder Approval” has the meaning set forth in Section 4.3(e)(i).
“Software” means all computer software, including but not limited to application software, system software, firmware, middleware, mobile digital applications, assemblers, applets, compilers and binary libraries, including all source code and object code versions of any and all of the foregoing, in any and all forms and media, and all related documentation.
“Sponsored BDC” means a BDC for which a Subject Company serves as an investment adviser, depositor, underwriter, principal underwriter or distributer or otherwise sponsors.
“Sponsored Fund” means any Registered Fund, BDC or Unregulated Fund for which a Subject Company acts as sponsor or any wholly owned Subsidiaries thereof.
“Sponsored Fund Contracts” has the meaning set forth in Section 2.19(c)(iii).
“Sponsored Registered Fund” means a Registered Fund for which a Subject Company serves as an investment adviser, depositor, underwriter, principal underwriter or distributer or otherwise sponsors.
“Sponsored Registered Open-End Fund” is a Sponsored Registered Fund that is an open-end investment company.
“Sponsored Regulated Fund” means any Sponsored Registered Fund or Sponsored BDC.
“Sponsored Regulated Fund Compliance Policies” has the meaning set forth in Section 2.19(d)(v).
“Straddle Period” has the meaning set forth in Section 8.2.
“Sub-Advised Fund” means any Fund for which a Subject Company provides Investment Advisory Services acting as sub-adviser.
“Sub-Advised Registered Fund” means any Registered Fund for which a Subject Company provides Investment Advisory Services acting as a sub-adviser.
“Subject Companies” means Newco and each of its Subsidiaries, including each of the Transferred Entities.
“Subsidiary” means, with respect to a Person, any other Person (whether or not incorporated) that the first Person, directly or indirectly, owns or has the power to vote or control more than 50% of any class or series of capital stock or other equity interests of such Person; provided that the term “Subsidiary” shall not include any Fund or controlled Affiliate of any Fund in the case of ARC or any similar investment vehicle or controlled Affiliate thereof in the case of any other Person.
“Support Agreement” means the guarantee and support agreement, dated as of the date hereof, by each of the ARC Principals in favor of AMH. “Tax” means any U.S. federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).
“Tax Accountant” has the meaning set forth in Section 8.4(c).
“Tax Agreements” has the meaning set forth in Section 2.11(d).
“Tax Return” means any federal, state, local or foreign tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes.
“Third Party Claim” has the meaning set forth in Section 7.3(a).
“Third Party Consents” has the meaning set forth in Section 2.4(b).
“Trade Secrets” means all inventions, processes, designs, formulae, models, tools, algorithms, Software architectures, trade secrets, know-how, ideas, research and development, data and databases and confidential information.
“Trailer Amounts” mean, except as provided in the following sentence, (i) 100% of all asset management fees (prior to a public listing), incentive fees (including under an employee incentive plan and outperformance plan), promotes and proceeds in respect of B Units derived by ARC and its Subsidiaries in respect of any period from July 1, 2015 to three years after Closing (or, in the case of incentive fees from any publicly-listed vehicle, four years after Closing) with respect to any Trailer Vehicle other than Global II and Healthcare III, (ii) 50% of all asset management fees (prior to a public listing), incentive fees (including under an employee incentive plan and outperformance plan), promotes and proceeds in respect of B Units derived by ARC and its Subsidiaries in respect of any period from July 1, 2015 to five years after Closing with respect to Global II and Healthcare III, and (iii) 60% of all proceeds in respect of B Units derived by ARC and its Subsidiaries on or prior to July 1, 2015 with respect to any Trailer Vehicle (other than Global I and PE Shopping Centers I); provided that all such amounts will be calculated net of the interests therein of employees of ARC and its Subsidiaries that are set forth on Schedule G and (with respect to amounts to be granted after the date hereof) granted on terms and conditions that are substantially similar to those provided in the Global Advisors Profit Plan or otherwise reasonably acceptable to AMH. Trailer Amounts shall not include any B Units (or proceeds in respect of B Units) with respect to Global I and PE Shopping Centers I. With respect to promotes, such amounts will be treated as derived when the relevant liquidity event (sale or listing) occurs with respect to the relevant Trailer Vehicle. With respect to asset management fees, B Units and incentive fees (including under an employee incentive plan and outperformance plan), amounts will be treated as derived in the period with respect to which such amounts are calculated, or relate to, regardless of when actually received.
“Trailer Vehicles” means ARC V, NY Recovery REIT, NYCR, Healthcare II, Retail Centers of America, PE Shopping Centers I & II, ARC Global I, ARC Hospitality, Global II and Healthcare III.
“Transferred Entities” has the meaning set forth on Schedule A.
“Transferred Plans” has the meaning set forth in Section 4.14(c).
“Transition Services Agreement” has the meaning set forth in Section 4.16(c).
“Unregulated Fund” means any REIT or Oil and Gas Fund.
“Volcker Rule” means Section 13 of the Bank Holding Company Act and the implementing regulations adopted thereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

AMH HOLDINGS (CAYMAN), L.P.

By: AMH Holdings GP, Ltd., its general partner

By: Apollo Management Holdings GP, LLC, its sole director

By:   /s/ John Suydam
        Name: John Suydam
Title: Vice President

AR CAPITAL, LLC

By:   /s/ William M. Kahane
        Name: William M. Kahane
Title: Managing Member

AR GLOBAL, LLC

By:   /s/ William M. Kahane
        Name: William M. Kahane
        Title: Authorized Signatory

EXHIBIT A

Form of A&R Newco LLCA

See attached.
SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

AR GLOBAL, LLC

A DELAWARE LIMITED LIABILITY COMPANY

DATED AS OF [●], 2015

THE UNITS REFERRED TO IN THIS AGREEMENT (1) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION; (2) MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE AFORESAID ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE AFORESAID ACT AND SUCH LAWS; AND (3) ARE SUBJECT TO, AND ARE TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF THIS AGREEMENT.

Page

ARTICLE I DEFINITIONS AND USAGE	2

SECTION 1.01.	Definitions 2

SECTION 1.02.	Terms and Usage Generally 14

ARTICLE II THE COMPANY	15

SECTION 2.01.	Continuation 15

SECTION 2.02.	Name 15

SECTION 2.03.	Formation 15

SECTION 2.04.	Term 16

SECTION 2.05.	Registered Agent and Registered Office 16

SECTION 2.06.	Purposes 16

SECTION 2.07.	Powers of the Company 16

SECTION 2.08.	Partnership Status 16

SECTION 2.09.	Ownership of Property 16

SECTION 2.10.	Business Transactions of a Member with the Company 16

SECTION 2.11.	Certain Outside Activities 17

SECTION 2.12.	Shared Services 20

ARTICLE III MEMBERS; BOOKS AND RECORDS	21

SECTION 3.01.	Admission of Members 21

SECTION 3.02.	Substitute Members and Additional Members 21

SECTION 3.03.	Tax and Accounting Information 22

ARTICLE IV UNITS; PREEMPTIVE RIGHTS	23

SECTION 4.01.	Units 23

SECTION 4.02.	Additional Issuances of Units 23

SECTION 4.03.	Certificates 23

SECTION 4.04.	Preemptive Rights 24

ARTICLE V DISTRIBUTIONS AND ALLOCATIONS	27

SECTION 5.01.	Capital Accounts 27

SECTION 5.02.	Amounts and Priority of Distributions 29

SECTION 5.03.	Allocations 32

SECTION 5.04.	Other Allocation Rules 34

SECTION 5.05.	Tax Withholding; Withholding Advances 35

ARTICLE VI CERTAIN TAX MATTERS	37

SECTION 6.01.	Tax Matters Partner 37

SECTION 6.02.	U.S. Federal Income Tax Classification of the Company 37

SECTION 6.03.	Tax Elections 37

ARTICLE VII MANAGEMENT OF THE COMPANY	38

SECTION 7.01.	Management of the Company by the Board of Managers 38

SECTION 7.02.	Board Composition 38

SECTION 7.03.	Manager Term and Replacement 39

SECTION 7.04.	Meetings of the Board; Action by Written Consent 40

SECTION 7.05.	Expense Reimbursement 41

SECTION 7.06.	Agency Authority of Managers and Officers 41

SECTION 7.07.	Devotion of Time 42

SECTION 7.08.	Officers 42

SECTION 7.09.	Limited Liability 42

SECTION 7.10.	Management of Subsidiaries 43

SECTION 7.11.	Consent Rights of the ARC Member 43

SECTION 7.12.	2015 Bonus Payments 44

SECTION 7.13.	Operation of the Business During the Earn-out Period 44

SECTION 7.14.	Oversight and Consolidation Costs 44

SECTION 7.15.	AGM Stock Compensation 44

SECTION 7.16.	Newport Office 44

SECTION 7.17.	Board IPO 44

ARTICLE VIII TRANSFERS OF UNITS	45

SECTION 8.01.	Restrictions on Transfers 45

SECTION 8.02.	Tag-Along Rights 46

SECTION 8.03.	Drag-Along Rights 50

SECTION 8.04.	Right to Force a Qualified IPO; Exit Restructuring 51

SECTION 8.05.	Right of First Offer 54

ARTICLE IX REPRESENTATIONS AND WARRANTIES; CERTAIN OTHER AGREEMENTS	55

SECTION 9.01.	Representations and Warranties of the Company 55

SECTION 9.02.	Representations and Warranties of the Members 57

SECTION 9.03.	Fiduciary Duties; Competing Activities 57

ARTICLE X LIMITATION ON LIABILITY; EXCULPATION AND INDEMNIFICATION	58

SECTION 10.01.	Limitation on Liability 58

SECTION 10.02.	Exculpation and Indemnification 58

SECTION 10.03.	Insurance 60

ARTICLE XI DISSOLUTION AND TERMINATION	60

SECTION 11.01.	Dissolution 60

SECTION 11.02.	Winding Up of the Company 61

SECTION 11.03.	Distribution of Property 61

SECTION 11.04.	Termination 62

SECTION 11.05.	Survival 62

ARTICLE XII MISCELLANEOUS	62

SECTION 12.01.	Expenses 62

SECTION 12.02.	Further Assurances 62

SECTION 12.03.	Notices 62

SECTION 12.04.	No Third Party Beneficiaries 63

SECTION 12.05.	Waiver; Cumulative Remedies 63

SECTION 12.06.	Governing Law; Consent to Jurisdiction 63

SECTION 12.07.	Counterparts 64

SECTION 12.08.	Entire Agreement 64

SECTION 12.09.	Headings 64

SECTION 12.10.	Termination of Agreement 64

SECTION 12.11.	Severability 65

SECTION 12.12.	WAIVER OF JURY TRIAL 65

SECTION 12.13.	Amendment 65

SECTION 12.14.	Confidentiality 66

SECTION 12.15.	Representation by Counsel 67

SECTION 12.16.	Exhibits and Schedules 67

SECTION 12.17.	Specific Performance 67

SECTION 12.18.	Reliance on Authority of Person Signing Agreement 68

SCHEDULE A	Members

SCHEDULE B	Capital Accounts

SCHEDULE C	Managers

SCHEDULE D	Officers of the Company

SCHEDULE E	Oversight and Consolidation Costs

SCHEDULE F	Newport Lease Costs and Expenses

EXHIBIT A        Form of Addendum Agreement

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
AR GLOBAL, LLC
A DELAWARE LIMITED LIABILITY COMPANY
This Second Amended and Restated Limited Liability Company Agreement (as amended, supplemented or modified from time to time, this “Agreement”) of [Newco], LLC, a Delaware limited liability company (the “Company”), dated as of AR Global, 2015, is made and entered into by and among the Company and the Members. Unless otherwise specified, capitalized terms used herein shall have the respective meanings set forth in Article I. The Company and the Members are sometimes collectively referred to herein as the “Parties” and each is sometimes referred to herein as a “Party.”
RECITALS
A.    The Company was formed pursuant to the Delaware Act by the filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware on August 5, 2015 (the “Certificate of Formation”).
B.    The ARC Member and the ARC Principal Member (the “Original Members”), as the sole members of the Company, entered into that certain Limited Liability Company Agreement of the Company dated as of [●], 2015 (the “Original Agreement”).
C.    The Company, the Apollo Member and the ARC Member are party to that certain Transaction Agreement (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Transaction Agreement”), dated as of August [6], 2015.
D.    In connection with the transactions contemplated by the Transaction Agreement, prior to the Closing (as defined in the Transaction Agreement) the Original Members amended and restated the Original Agreement on [●], 2015 (the “First Amended and Restated LLC Agreement”).
E.    At the Closing, pursuant to the Transaction Agreement, the ARC Member transferred to the Apollo Member outstanding Units of the Company that after giving effect to the Transactions Contemplated by the Transaction Agreement resulted in the Apollo Member owning 60% of the outstanding units of the Company.
F.    The Parties deem it to be in their best interests to further amend and restate the First Amended and Restated LLC Agreement to, among other things, reflect the admission of the Apollo Member and the consummation of the other transactions that have taken place on the date hereof in connection with the Closing.
G.    Certain of the Parties’ registration rights following an IPO shall be governed by a separate Registration Rights Agreement, dated as of the date hereof, by and among the Company and the parties thereto (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Registration Rights Agreement”).
NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, acting pursuant to the Delaware Act, agree that this Agreement shall govern the relationship between the Company and the Members and do hereby amend and restate the First Amended and Restated LLC Agreement in its entirety as follows.
Article I
DEFINITIONS AND USAGE
SECTION 1.01.    Definitions. (%3) The following terms shall have the following meanings for the purposes of this Agreement:
“Addendum Agreement” means an Addendum Agreement in the form attached hereto as Exhibit A.
“Additional Member” means any Person admitted as a Member pursuant to Section 3.02 in connection with the new issuance of Units to such Person.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:
(i)    Credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the respective penultimate sentences of Treasury Regulations Sections 1.704‑2(g)(1) and 1.704‑2(i)(5); and
(ii)    Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704‑1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person; provided, however, that with respect to any Person an Affiliate shall not include any company controlled by an investment fund (including a private equity fund or a hedge fund) a majority of the equity interests of which are held by persons who are not Affiliates of such Person (a “portfolio company”).
“Allocation Year” means (i) the period commencing on the date hereof and ending on December 31, 2015, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Net Income, Net Loss, and other items of Company income, gain, loss, or deduction pursuant to Article V.
“Annual Business Plan” has the meaning set forth in Section 7.01.
“Apollo Member” means [●].
“Approval Deadline” has the meaning set forth in the Transaction Agreement.
“ARC Member” means AR Capital, LLC, a Delaware limited liability company.
“ARC Principals” means Nicholas S. Schorsch, Peter M. Budko, William M. Kahane and Edward M. Weil, Jr.
“ARC Principal Member” means [●].
“Assumed Tax Rate” means the highest effective marginal combined rate of United States federal, state and local income taxes (including any taxes under Section 1401 or 1411 of the Code) for an Allocation Year prescribed for an individual or corporate resident in New York, New York (taking into account (a) the non-deductibility of expenses subject to the limitations described in Section 67(a) of the Code and (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, but not taking into account the deductibility of state and local income taxes for United States federal income tax purposes). For the avoidance of doubt, the Assumed Tax Rate will be the same for all Members.
“Available Cash” means the amount of cash which the Board deems available for distribution to any of the Members taking into account all debts, liabilities, and obligations of the Company and its Subsidiaries then due, and working capital and other amounts, which the Board reasonably deems necessary for the Company’s and its Subsidiaries’ businesses or to place into reserves for expenditures, claims or contingencies with respect to such businesses.
“Business Day” means any day excluding Saturday, Sunday or any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions are authorized or required by law or other governmental action to close.
“Capital Account” means the capital account established and maintained for each Member pursuant to Section 5.01.
“Carrying Value” means with respect to any Property (other than money), such Property’s adjusted basis for U.S. federal income tax purposes, except as follows:
(i)    The initial Carrying Value of any such Property contributed by a Member to the Company shall be the Fair Market Value of such Property;
(ii)    The Carrying Values of all such Properties shall be adjusted to equal their respective Fair Market Values (taking Section 7701(g) of the Code into account), at the time of any Revaluation pursuant to Section 5.01(c);
(iii)    The Carrying Value of any Property distributed to any Member shall be adjusted to equal the Fair Market Value (taking Section 7701(g) of the Code into account) of such Property on the date of distribution; and
(iv)    The Carrying Values of such Properties shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Properties pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704‑1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Net Income” and “Net Loss” or Section 5.03(b)(vi); provided, however, that Carrying Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the Carrying Value of such Property has been determined or adjusted pursuant to subparagraph (i), (ii), or (iv), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Income and Net Loss.
“Change of Control” means: (i) an acquisition by any Person or group of Persons of Equity Securities of the Company, whether already outstanding or newly issued, in a transaction or series of transactions, if immediately thereafter such Person or group of Persons (other than the Apollo Member or its Affiliates or a wholly-owned Subsidiary of the Company) has, or would have, directly or indirectly, beneficial ownership of fifty percent (50%) or more of the combined Equity Securities or voting power of the Company; (ii) the sale of all or substantially all (i.e., eighty percent (80%) or more) of the assets of the Company and its Subsidiaries, taken as a whole, directly or indirectly, to any Person or group of Persons (other than the Apollo Member or its Affiliates or a wholly-owned Subsidiary of the Company) in a transaction or series of transactions; or (iii) the consummation of a tender offer, merger, recapitalization, consolidation, business combination, reorganization or other transaction, or series of related transactions, involving the Company and any other Person or group of Persons (other than the Apollo Member or its Affiliates or a wholly-owned Subsidiary of the Company); unless, in the case of clause (ii) or (iii) of this definition, both (1) then-existing Members, immediately prior to such transaction or the first transaction in such series of transactions, will beneficially own more than fifty percent (50%) of the combined Equity Securities or voting power of the Company (or, if the Company will not be the surviving entity in such transaction or series of transactions, such surviving entity) immediately after such transaction or series of transactions and (2) individuals who are Managers, immediately prior to such transaction or the first transaction in such series of transactions, will be entitled to cast at least a majority of the votes of the Board (or the board of directors or equivalent body of such surviving entity, as the case may be) after the closing of such transaction or series of transactions. As used in this definition of Change of Control, the term “group” shall have the same meaning of such term is used in Rule 13d-5 of the United States Securities Exchange Act of 1934, as amended. For the avoidance of doubt, this definition of Change of Control shall not include an IPO.
“Class A Member” means the Apollo Member, the ARC Principal Member and the ARC Member, or any of them.
“Class A Units” means Class A limited liability company interests in the Company.
“Closing” means the closing of the transactions contemplated by the Transaction Agreement.
“Closing Date” means the date on which the Closing occurs pursuant to the Transaction Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Minimum Gain” means “partnership minimum gain,” as defined in Treasury Regulation Sections 1.704‑2(b)(2) and 1.704‑2(d).
“Competitor” means any alternative asset management business that advises, manages or invests the assets of and/or makes investments in public or non-traded REITs, private equity funds, hedge funds, collateralized debt obligation funds, business development corporations, special purpose acquisition companies, other alternative asset investment vehicles, mutual funds, or similar investment vehicles, or the Persons who manage, advise or own such investment vehicles.
“control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“Covered Person” means (i) each Member or an Affiliate thereof, (ii) each Representative of the Company, its Subsidiaries or any Member or any Affiliate thereof (such Representatives shall exclude, solely for the purposes of clause (ii) of this definition, any attorneys, accountants, consultants, bankers and financial advisors of the Company, its Subsidiaries or any Member or any Affiliate thereof), (iii) each executive officer or authorized agent of the Company or of an Affiliate controlled by the Company, and (iv) each Manager, in each case described in the immediately preceding clauses (i) through (iv) of this definition, solely in such capacity.
“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq.
“Disabling Conduct” means, as to any Manager, any event that involves such Manager:
(i) being convicted of (x) any felony or (y) any misdemeanor involving the business of the Company and its Subsidiaries;
(ii) being indicted or charged with any felony or misdemeanor or becoming subject to any order, judgment or decree, in each case restraining such Manager from engaging in any practice or conduct, and in each case: (x) in connection with the purchase or sale of any security, (y) involving the Manager making any knowingly and intentionally false filing with the Securities and Exchange Commission (“SEC”), or (z) arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, or investment adviser;
(iii) becoming (x) ineligible pursuant to Rule 506(d) of Regulation D under the Securities Act to serve as an investment manager, solicitor, promoter or in any other capacity (including beneficially owning 20% of the voting securities of an issuer relying on Rule 506 of Regulation D under the Securities Act) with respect to an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act, (y) subject to an order of the SEC entered pursuant the Securities Exchange Act of 1934 or the Investment Advisers Act of 1940 that suspends or revokes such Manager’s registration as a broker, dealer, municipal securities dealer or investment adviser or places limitations on the activities, functions or operations of such person, (z) subject to an order of the SEC to cease and desist from committing or causing a violation or future violation of any anti-fraud provision of the federal securities laws or any rule or regulation thereunder or (zz) otherwise subject to a statutory disqualification under Section 3(a)(39) of the Exchange Act; or
(iv) being suspended or expelled from membership in, or suspended or barred from association with a member of, the New York Stock Exchange, Nasdaq Global Select Market or Financial Industry Regulatory Authority, Inc. for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade or otherwise becoming subject to a final order of a state securities commission (or an authority, agency or officer of a state performing like functions) that (x) bars such Manager from (1) association with an entity regulated by such commission (or authority, agency, or officer) or (2) engaging in the business of securities, insurance or banking or (y) constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct.
“Drag-Along Portion” means, with respect to each Class A Member in connection with a Drag-Along Sale, a number of Class A Units equal to (i) if the Prospective Drag-Along Seller(s) is not the Company, (A) the number of Class A Units held by such Class A Member, multiplied by (B) a fraction, expressed as a percentage, the numerator of which is the number of Class A Units to be acquired from the Prospective Drag-Along Seller in the Drag-Along Notice and the denominator of which is the number of Class A Units held by such Prospective Drag-Along Seller(s), or (ii) if the Prospective Drag-Along Seller(s) is the Company, (A) the number of Class A Units held by such Class A Member, multiplied by (B) a fraction, expressed as a percentage, the numerator of which is the number of Class A Units to be acquired by the Drag-Along Purchaser in the Drag-Along Notice and the denominator of which is the number of issued and outstanding Class A Units.
“Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) any legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (whether considered in a proceeding in equity or at law or under applicable legal codes).
“Equity Security” has the meaning ascribed to such term in Rule 405 under the Securities Act, and in any event, includes any security having the attendant right to vote for directors or similar representatives and any general or limited partner interest in any Person.
“Fair Market Value” means, with respect to Property (other than cash), the fair market value of such Property as determined in good faith by the Board using a reasonable valuation method consistently applied; provided that with respect to Trailer Amounts deemed distributed pursuant to Section 5.02(c) in the form of operating partnership units where a listing has occurred, the Fair Market Value shall be determined in good faith by the Board based on the volume weighted average price for the equity into which such operating partnership units are exchangeable for the 30 trading days prior to the date on which such operating partnership units are deemed distributed (or in the case of any operating partnership units deemed distributed prior to 30 trading days following listing, for the 30 trading days following listing).
“Fiscal Year” means the twelve (12)-month (or shorter) period ending on December 31 of each year.
“GAAP” means United States generally accepted accounting principles as in effect from time to time
“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) U.S. and other federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity, any court or other tribunal).
“Indebtedness” means, without duplication, all obligations of a Person for (a) borrowed money, including all indebtedness evidenced by any note, bond, debenture or other debt security or any credit agreement or indenture and (b) any guarantee of the indebtedness of any other Persons of the type referred to in this definition.
“IPO” means the first firm commitment underwritten public offering of Equity Securities of the IPO Entity conducted pursuant to an effective registration statement under the Securities Act (other than a registration statement on Forms S-4 or S-8 or any similar form).
“IRS” means the Internal Revenue Service of the United States.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.
“Losses” means, with respect to any indemnity specified herein, the amount of any liability, loss, cost, expense, claim, award, judgment, settlement, obligation, damage, injury, tax, fine, lien, penalty or deficiency incurred or suffered by any Person entitled to indemnification hereunder arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise, including interest thereon and reasonable fees, expenses and disbursements of attorneys, consultants, accountants or other Representatives and experts incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity.
“Marketable Securities” means Securities that are (i) traded on an established U.S. national or non-U.S. securities exchange, (ii) reported through NASDAQ or a comparable established non-U.S. over-the-counter trading system, or (iii) otherwise traded over-the-counter or purchased and sold in transactions effected pursuant to Rule 144A under the Securities Act and that are the subject of registration rights exercisable after customary lock-up periods or are otherwise freely tradable.
“Maximum Tag-Along Portion” means, with respect to any Tag-Along Member exercising its Tag-Along Rights, a number of Units (of the same class as proposed to be Transferred by the Tag-Along Seller) equal to (i) the number of Units held by such Tag-Along Member, multiplied by (ii) a fraction expressed as a percentage, the numerator of which is the number of Units proposed to be sold by the Tag-Along Seller in such Tag-Along Sale and the denominator of which is the aggregate number of Units held by such Tag-Along Seller.
“Member” means any Person named as a member (as such term is defined in the Delaware Act) of the Company (including, for the avoidance of doubt, any Class A Member) on Schedule A and on the books and records of the Company as the same may be amended from time to time to reflect any Person admitted as an Additional Member or a Substitute Member, in each case, for so long as such Person continues to be a member of the Company.
“Membership Interest” means the interest acquired by a Member in the Company, including such Member’s right, based on the type and class and/or series of Units or Units owned by such Member, as applicable, (i) to a distributive share of the Net Income, Net Losses, and other items of income, gain, loss, deduction and credits of the Company, (ii) to a distributive share of the assets of the Company, and (iii) to vote on, consent to or otherwise participate in any decision of the Members. Membership Interests shall be represented by issued and outstanding Units, which may be divided into one or more types, classes, series, or subseries of any type, class or series, with each type, class or series, or subseries thereof, having the rights and privileges, including voting rights, if any, set forth in this Agreement or (in the case of any Units other than Class A Units) as may be prescribed by the Board pursuant to a written resolution.
“Net Income” and “Net Loss” mean, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):
(i)    any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;
(ii)    any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704‑1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be subtracted from such taxable income or loss;
(iii)    in the event the Carrying Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Carrying Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Carrying Value of the asset) or an item of loss (if the adjustment decreases the Carrying Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Income and/or Net Loss;
(iv)    gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;
(v)    to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704‑(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss; and
(vi)    notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.03(b) or Section 5.03(c) shall not be taken into account in computing Net Income and Net Loss.
The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.03(b) or Section 5.03(c) shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (v) above.
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704‑2(b)(1) and 1.704‑2(c).
“Percentage Interest” means, as of any date of determination, (i) with respect to any Class A Member, a fraction, expressed as a percentage, the numerator of which is the number of Class A Units held by such Class A Member as of such date and the denominator of which is the aggregate number of Class A Units held by all of the Class A Members as of such date, and (ii) with respect to any Member of any other group or class of Members, a fraction, expressed as a percentage, the numerator of which is the number of Units or other Equity Securities of the Company (as the case may be) held by such Member as of such date and the denominator of which is the aggregate number of Units or other Equity Securities of the Company (as the case may be) held by all of the Members of such group or class as of such date.
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, Governmental Authority or other entity.
“Prime Rate” means the rate of interest from time to time identified by the Wall Street Journal as being the “prime” or “reference” rate.
“Property” means an interest of any kind in any real or personal (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property.
“Qualified IPO” means an IPO (i) for which cash proceeds to be received by the IPO Entity and the holders of Equity Securities participating in such offering (or series of related offerings and without deducting underwriting discounts, expenses and commissions) are at least $150,000,000, and (ii) where the Equity Securities being registered in such IPO are listed on a national securities exchange.
“Representatives” means with respect to any specified Person, such Person’s current, former or future (as applicable) officers, directors, managers, shareholders, partners, members, equity holders, parents, agents, employees, representatives (including attorneys, accountants, consultants, bankers and financial advisors of such Person or its Affiliates) and Affiliates (including, with respect to any Member, any Manager(s) designated by such Member).
“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the United States Securities Act of 1933 (as amended) and the rules and regulations thereunder.
“Shareholder Approval” has the meaning set forth in the Transaction Agreement.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of Units or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, excluding in each case any investment fund managed or otherwise controlled by any such Person or any portfolio company of any such investment fund.
“Substitute Member” means any Person admitted as a Member pursuant to Section 3.02 in connection with the Transfer of then-existing Units to such Person.
“Trailer Amounts” mean, except as provided in the following sentence, (i) 100% of all asset management fees (prior to a public listing), incentive fees (including under an employee incentive plan and outperformance plan), promotes and proceeds in respect of B Units derived by the Company and its Subsidiaries in respect of any period from July 1, 2015 to three years after Closing (or, in the case of incentive fees from any publicly-listed vehicle, four years after Closing) with respect to any Trailer Vehicle other than Global II and Healthcare III, (ii) 50% of all asset management fees (prior to a public listing), incentive fees (including under an employee incentive plan and outperformance plan), promotes and proceeds in respect of B Units derived by the Company and its Subsidiaries in respect of any period from July 1, 2015 to five years after Closing with respect to Global II and Healthcare III, and (iii) 60% of all proceeds in respect of B Units derived by the Company and its Subsidiaries on or prior to July 1, 2015 with respect to any Trailer Vehicle (other than Global I and PE Shopping Centers I); provided that all such amounts will be calculated net of the interests therein of employees of the Company and its Subsidiaries that are set forth on Schedule H and (with respect to amounts to be granted after the date of the Transaction Agreement) granted on terms and conditions that are substantially similar to those provided in the Global Advisors Profit Plan or otherwise reasonably acceptable to the Apollo Member. Trailer Amounts shall not include any B Units (or proceeds in respect of B Units) with respect to Global I and PE Shopping Centers I. With respect to promotes, such amounts will be treated as derived when the relevant liquidity event (sale or listing) occurs with respect to the relevant Trailer Vehicle. With respect to asset management fees, B Units and incentive fees (including under an employee incentive plan and outperformance plan), amounts will be treated as derived in the period with respect to which such amounts are calculated, or relate to, regardless of when actually received.
“Trailer Vehicles” means ARC V, NY Recovery REIT, NYCR, Healthcare II, Retail Centers of America, PE Shopping Centers I & II, ARC Global I, ARC Hospitality, Global II and Healthcare III.
“Transfer” means any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance, direct or indirect, in whole or in part, by operation of law or otherwise, and shall include all matters deemed to constitute a Transfer under Article VIII. The terms “Transferred,” “Transferring,” “Transferor,” “Transferee” and “Transferable” have meanings correlative to the foregoing.
“Treasury Regulations” mean the regulations promulgated under the Code.
“Units” means Class A Units and any other class of limited liability interests in the Company designated by the Board in accordance with Section 4.02, which may be issued in whole or fractional numbers; provided, that any type, class or series of Units shall have the designations, preferences and/or special rights set forth or referenced in this Agreement or (in the case of any Units other than the Class A Units) as otherwise prescribed by the Board pursuant to a written resolution (as the case may be) with respect to such type, class or series of Units, and the Membership Interests represented by such type, class or series of Units shall be determined in accordance with such designations, preferences and/or special rights.
(a)    As used in this Agreement, each of the following capitalized terms shall have the meaning ascribed to them in the Section set forth opposite such term:

Term	Section
Acceptance Notice	8.05(b)
Accounting Firm	3.03(b)
Act	4.03
Additional Credit Amount	5.02(d)
Additional Purchase Right	4.04(b)
Additional Securities	4.04(a)
Agreement	Preamble
Amended Tax Amount	5.02(d)
Apollo Permitted Transfer	8.01(b)
Board	7.01
Board Designation Right	7.02(d)
Bonus Plan	7.12
CEO	7.02(a)
Certificate of Formation	Recitals
Company	Preamble
Confidential Information	12.14(b)
Coordination Committee	8.04(a)
Covered Investor	9.03(a)
Credit Amount	5.02(d)
Disinterested Manager Approval	7.04(d)
Dissolution Event	11.01(c)
Drag-Along Notice	8.03(a)
Drag-Along Purchaser	8.03(a)
Drag-Along Sale	8.03(a)
Drag-Along Terms	8.03(a)
Drag-Along Units	8.03(a)
Exit Restructuring	8.04(b)
Final Tax Amount	5.02(d)
First Amended and Restated LLC Agreement	Recitals
Interim Period	4.04(d)(iii)
IPO Entity	8.04(b)
LLC Agreement	4.03
Major Exit	8.04(b)
Manager	7.02(a)
Member Parties	12.14(a)
Net Taxable Income	5.02(d)
Original Agreement	Recitals
Original Members Parties	Recitals Preamble
Party	Preamble
Preemptive Notice	4.04(b)
Preemptive Right	4.04(a)
Proposed Offeree(s)	4.04(a)
Proposed Sale Notice	8.05(a)
Proposed Sale Price	8.05(a)
Proposed Tag-Along Purchaser	8.02(a)
Prospective Drag-Along Seller	8.03(a)
Registration Rights Agreement	Recitals
Regulatory Allocations	5.03(c)
Related Party Transaction	7.04(d)
Resulting Entity	8.04(b)
Revaluation	5.01(c)
ROFO Sale	8.05(a)
Specified Private Sale	8.04(b)
Tag-Along Exercise \	8.02(c)
Tag-Along Member	8.02(c)
Tag-Along Notice	8.02(b)
Tag-Along Rights	8.02(a)
Tag-Along Sale	8.02(a)
Tag-Along Seller	8.02(a)
Tag-Along Terms	8.02(b)
Tag-Along Units	8.02(d)
Tax Amount	5.02(d)
Tax Distributions	5.02(d)
Tax Matters Partner	6.01
Third-Party Issuance	4.04(d)
Transaction Agreement	Recitals
Withholding Advances	5.05(b)

SECTION 1.02.    Terms and Usage Generally.
(a)    The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The terms “clause(s)” and “subparagraph(s)” shall be used herein interchangeably. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All accounting terms not defined in this Agreement shall have the meanings determined by GAAP. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a Person are also to its permitted successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified, supplemented or restated, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each reference herein (other than in any Schedule or Exhibit) to Unit numbers or amounts shall be appropriately adjusted for any Unit split, recapitalization, recombination, reclassification or the like with respect to such Units occurring after the date hereof. Any references herein to “US$”, “$” or “dollars” shall mean U.S. dollars and all Capital Contributions required hereunder shall be made in U.S. dollars. Any references herein to “the date hereof” shall mean [●], 2015.
(b)    As used in this Agreement and unless as otherwise specified herein, all references to “majority in interest” and phrases of similar import shall be deemed to refer to such percentage or fraction of interest based on the respective Percentage Interests of the Members subject to such determination.
(c)    For purposes of this Agreement, ownership of Class A Units by a Class A Member and each Permitted Transferee thereof and, in the case of the ARC Member, ownership of Class A Units by the ARC Member and the ARC Principal Member shall be aggregated for purposes of satisfying any ownership thresholds set forth herein.
Article II
THE COMPANY
SECTION 2.01.    Continuation. The Members hereby agree to continue the Company as a limited liability company pursuant to the Delaware Act, upon the terms and subject to the conditions set forth in this Agreement. Any authorized officer or Representative of the Company, as an “authorized person” within the meaning of the Delaware Act, shall file and record any amendments and/or restatements to the Certificate of Formation and such other certificates and documents (and any amendments or restatements thereof) as may be required under the laws of the State of Delaware and of any other jurisdiction in which the Company or its Subsidiaries may conduct business. Such authorized officer or Representative shall, on request, provide any Member with copies of each such document as filed and recorded. The Members hereby agree that the Company shall be governed by the terms and conditions of this Agreement and, except as provided herein, the Delaware Act.
SECTION 2.02.    Name. The name of the Company shall be [Newco], LLC.
SECTION 2.03.    Formation. The Company was formed pursuant to the Delaware Act by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware on August 5, 2015. The Members hereby agree that the Company shall be governed by, and the rights, duties and liabilities of the Members shall be as provided in, the Delaware Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.
(a)    Carla A. Thomas, as an “authorized person” within the meaning of the Delaware Act, has executed, delivered and filed the Certificate of Formation with the Secretary of State of the State of Delaware, and the Members hereby ratify and approve in all respects such execution, delivery and filing of the Certificate of Formation by such authorized person. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an authorized person ceased and any officer of the Company is hereby authorized, as an “authorized person” within the meaning of the Delaware Act, at any time that the Board (as defined below), and if required pursuant to this Agreement, the Members, have approved an amendment to the Certificate of Formation in accordance with Section 12.13, to promptly execute, deliver and file such amendment in accordance with the Delaware Act.
SECTION 2.04.    Term. The term of the Company began on August 5, 2015, the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware, and the Company shall have perpetual existence unless sooner dissolved and its affairs wound up as provided in Article XI.
SECTION 2.05.    Registered Agent and Registered Office. The name of the registered agent of the Company for service of process on the Company in the State of Delaware shall be The Corporation Trust Company, and the address of such registered agent and the address of the registered office of the Company in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. Such office and such agent may be changed to such place within the State of Delaware and any successor registered agent, respectively, as may be determined from time to time by the Board in accordance with the Delaware Act.
SECTION 2.06.    Purposes. The Company has been formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be organized under the Delaware Act.
SECTION 2.07.    Powers of the Company. The Company shall have the power and authority to take any and all actions necessary, appropriate or advisable to or for the furtherance of the purposes set forth in Section 2.06.
SECTION 2.08.    Partnership Status. Subject to Section 6.02, and Section 8.04(b), the Members intend that the Company shall be treated as a partnership for U.S. federal, state and local tax purposes to the extent such treatment is available, and agree to take such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent therewith.
SECTION 2.09.    Ownership of Property. Legal title to all Property, conveyed to, or held by the Company or its Subsidiaries shall reside in the Company or its Subsidiaries and shall be conveyed only in the name of the Company or its Subsidiaries and no Member or any other Person, individually, shall have any ownership of such Property.
SECTION 2.10.    Business Transactions of a Member with the Company. In accordance with Section 18-107 of the Delaware Act, a Member may lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, the Company and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a Person who is not a Member; provided, however, that such Member complies with this Agreement and any approval requirements applicable thereto, including the applicable provisions of Section 7.04(d).
SECTION 2.11.    Certain Outside Activities.
(a)    Neither the Apollo Member nor any other Restricted AGM Subsidiary shall sponsor or serve as an advisor to any Applicable Vehicle that has an investment strategy that is substantially similar to any Existing Company Strategy unless the Company has the right (whether by contract, membership or partnership interest, or otherwise) to receive 100% of the Net Revenues resulting from the management of such Applicable Vehicle. For the avoidance of doubt, the Company or a Subsidiary of the Company shall bear all the expenses related to any such Applicable Vehicle.
(b)    Neither the Apollo Member nor any other Restricted AGM Subsidiary shall sponsor or manage any Applicable Vehicle to which the restriction set forth in Section 2.11(a) is not applicable unless the Company has the right (whether by contract, membership or partnership interest, or otherwise) to receive 50% of the Net Revenues resulting from the management of such Applicable Vehicle; provided that (i) this provision shall not apply (x) to Cion 1 up to an equity amount of $2 billion or (y) any Applicable Vehicle that is managed by an Acquired Asset Manager at the time of the acquisition of such Acquired Asset Manager by the applicable Restricted AGM Subsidiary, and (ii) such 50% shall apply only after the applicable Restricted AGM Subsidiary has recovered all reasonable start-up and similar costs incurred by it in respect to such Applicable Vehicle. For the avoidance of doubt, the applicable Restricted AGM Subsidiary shall bear all the expenses related to such Applicable Vehicle except as otherwise provided herein.
(c)    With respect to any Applicable Vehicle that is based neither on an Existing Company Strategy nor on an Existing Apollo Strategy, the Board will determine, in its good faith judgment, whether or not the investment strategy is appropriate for and of interest to institutional investors. If the Board determines that such strategy would not be appropriate for and of interest to institutional investors, the Applicable Vehicle will be subject to Section 2.11(a). Otherwise, the Applicable Vehicle will be subject to Section 2.11(b).
(d)    Neither the Apollo Member nor any other Restricted AGM Subsidiary shall sponsor or manage any Other Covered Retail Product unless the Company has the right (whether by contract, membership or partnership interest, or otherwise) to receive the Applicable Percentage of the Net Revenues resulting from the management of such Other Covered Retail Product; provided that (i) this provision shall not apply to (x) any Other Covered Retail Product that is managed by an Acquired Asset Manager at the time of the acquisition of such Acquired Asset Manager by the applicable Restricted AGM Subsidiary and (y) any Other Covered Retail Product for which the Apollo Member or the applicable Restricted AGM Subsidiary do not receive at least 50% of the asset management fees, incentive fees, promote and similar amounts paid to any Person in respect of the management of such Other Covered Retail Product, and (ii) such Applicable Percentage shall apply only after the applicable Restricted AGM Subsidiary has recovered all reasonable start-up and similar costs incurred by it in respect to such Other Covered Retail Product. For the avoidance of doubt, the applicable Restricted AGM Subsidiary shall bear all the expenses related to such Other Covered Retail Product except as otherwise provided herein.
(e)    Prior to the distribution of an Other Retail Product through any Other Apollo Wholesale Business, the Apollo Member or the applicable Restricted AGM Subsidiary will consult in good faith with representatives of the Company and the RCS Wholesale Business regarding the relative capabilities of the RCS Wholesale Business, on the one hand, and any Other Apollo Wholesale Business, on the other hand, to distribute such Other Retail Product (provided that the Apollo Member or the applicable Restricted AGM Subsidiary will have sole discretion in determining which wholesale business will distribute such Other Retail Product). In addition, the Board will periodically discuss new product development at Newco and AGM, and opportunities to work together on new product development.
(f)    For purposes of this Section 2.11, the following terms shall have the following meanings:
“Acquired Asset Manager” means any asset manager acquired by a Restricted AGM Subsidiary after the Closing Date, provided that at the time of such acquisition less than 33% of the assets under management of such asset manager consist of Applicable Vehicles.
“Applicable Vehicle” means any REIT or BDC that has all of the following characteristics: (i) has one or more class of securities registered with the SEC under the Securities Act of 1933, as amended; (ii) is eligible for investment by U.S. retail investors; (iii) has defined time period for initial public offering; (iv) is closed ended in nature (i.e., subject only to limited investor redemption rights); and (v) is not listed on an exchange when launched, and any successor vehicle to such vehicle. In light of the evolving nature of the Company’s business, and the securities industry, the Board will periodically discuss in good faith whether additions to this definition would be appropriate, with a view to including new types of retail investment vehicles that are substantially similar to those now included herein.
“Applicable Percentage” means, with respect to any Other Covered Retail Product, 50% of the percentage of the assets under management of such Other Covered Retail Product that has been raised through the RCS Wholesale Business or the Other Apollo Wholesale Business.
“Bankruptcy Event” means the occurrence of any of the following: (a) the filing of an application for, or a consent to, the appointment of a trustee of the Company’s assets; (b) the filing by the Company of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing the Company’s inability to pay its debts as they come due; (c) the making by the Company of a general assignment for the benefit of the Company’s creditors; (d) the filing of a petition to commence an involuntary bankruptcy against the Company and (i) the Company files an answer admitting the material allegations of or consenting to, or defaults in answering, such petition, (ii) such petition remains undismissed for a period of 30 days or (iii) an order for relief is entered against the Company in such proceeding.
“Existing Apollo Strategy” means the investment strategies used by AGM and its Subsidiaries as of Closing and such other investment strategies as may be developed and implemented by AGM and the Restricted AGM Subsidiaries following Closing; provided, however, that an investment strategy shall be deemed “developed,” “used” or “implemented” by AGM and the Restricted AGM Subsidiaries if, and only if, at the time of determination for the pertinent Applicable Vehicle, AGM and the Restricted AGM Subsidiaries themselves have the personnel with the requisite investment expertise to use and implement such strategy.
“Existing Company Strategy” means the investment strategies used by the Company and its Subsidiaries as of Closing and such other investment strategies as may be developed and implemented by the Company and its Subsidiaries following Closing; provided, however, that an investment strategy shall be deemed “developed,” “used” or “implemented” by the Company and its Subsidiaries if, and only if, at the time of determination for the pertinent Applicable Vehicle, the Company and its Subsidiaries themselves have the personnel with the requisite investment expertise to use and implement such strategy.
“Net Revenues” means all asset management fees, incentive fees, promote and similar amounts paid to any Restricted AGM Subsidiary in respect of the management of any Applicable Vehicle or Other Retail Product, as the case may be, in each case net of third-party sub-advisory and placement fees and expenses.
“Other Apollo Wholesale Business” means any Restricted AGM Subsidiary that is a wholesale broker-dealer (i.e., a broker-dealer that markets retail products to other broker-dealers, in exchange for sales commissions, and not directly to investors,). For the avoidance of doubt, a Subsidiary of AGM that is operating in an institutional sales capacity does not constitute an Other Apollo Wholesale Business.
“Other Covered Retail Product” means any Other Retail Product that either (x) is raised through the RCS Wholesale Business, or (y) provides for monthly or more frequent liquidity and is raised through an Other Apollo Wholesale Business that has more than fifteen (15) dedicated licensed sale professionals (excluding institutional).
“Other Retail Product” means any product other than an Applicable Vehicle that has all of the following characteristics: (i) it has one or more class of securities registered with the SEC under the Securities Act of 1933, as amended; (ii) it is eligible for investment by U.S. retail investors; and (iii) it has average net management fees greater than 1.25% of assets under management.
“RCS Wholesale Business” means the wholesale business of Realty Capital Services LLC that was purchased by the Apollo Member and contributed to the Company.
“Restricted AGM Subsidiary” means any Subsidiary of AGM other than the Company and its Subsidiaries.
(g)    This Section 2.11 will terminate as of the earliest date on which (x) either the ARC Member or the Apollo Member ceases to own at least 12.5% of the Class A Units held by it immediately following Closing or (y) a Bankruptcy Event occurs.
SECTION 2.12.    Shared Services.
(a)    Following Closing, the overlapping and complementary operations of the Company and AGM and its Subsidiaries will be evaluated by the Board to maximize synergies. The Board will make such determination taking into account, among other factors, active fundraising that is ongoing so as to minimize the potential for a significant delay or reduction of fundraising.
(b)    Notwithstanding Section 2.12(a) above and 2.12(c) below, the businesses, assets and employees of the Company and its Subsidiaries shall not be transferred to, provide services to or be used by AGM and its Subsidiaries (other than the Company and its Subsidiaries) without the consent of the ARC Member, not to be unreasonably withheld, conditioned or delayed, provided that (i) employees of the Company may provide such cooperation and assistance as may be reasonably requested by the AMH Member or AGM in connection with preparing financial statements or other information that will be consolidated with, or otherwise reflected or referenced in, any filings required to be made by AGM with the Securities and Exchange Commission and (ii) notwithstanding the foregoing, the Board may make the determination, after reasonable consultation with the ARC Member and for legitimate business reasons, to transfer up to 50 investment professionals to become employees of the AMH Member or a Subsidiary of AGM.
(c)    In the event the evaluation referred to in this Section 2.12 results in services being provided by or to the Company or AGM and its Subsidiaries, the relevant entity, as the case may be, will reimburse the applicable party providing such services for its costs in providing management and other services. Such reimbursable costs will be determined by allocating to the Company or AGM and its Subsidiaries, as the case may be, a portion of the total costs of providing services to all of the investment vehicles to which it provides services (including the Company or the AGM entities and the vehicles managed or advised by any Subsidiary of Newco or AGM and its Subsidiaries), such method of allocation to be subject to the approval of the Board and the consent of the ARC Member, not to be unreasonably withheld, it being understood that the parties expectation that such method of allocation will result in a reduction in the total cost to the receiving party of obtaining the applicable services as compared to what such cost would have been if the foregoing arrangements had not be put into effect.
Article III
MEMBERS; BOOKS AND RECORDS
SECTION 3.01.    Admission of Members. The name, address, class and number of Units held of record of each Member, and the respective Percentage Interests of each Member, in each case as of the date hereof, are set forth on Schedule A. Notwithstanding anything to the contrary in this Agreement, when any Units are issued, repurchased, redeemed or Transferred in accordance with this Agreement, the Company shall promptly thereafter amend Schedule A to reflect such issuance, repurchase, redemption or Transfer, the admission of Additional or Substitute Members and the resulting Percentage Interests of each Member and no consent of any Member shall be required in connection with any such amendment.
SECTION 3.02.    Substitute Members and Additional Members.
(b)    No Transferee of any Units or Person to whom any Units are issued pursuant to this Agreement shall be admitted as a Member hereunder or acquire any rights hereunder, including any voting rights or the right to receive distributions and allocations in respect of the Transferred or issued Units, as applicable, unless (i) such Units are Transferred or issued in compliance with the provisions of this Agreement (including Article VIII) and (ii) such Transferee or recipient shall have executed and delivered to the Company such instruments as the Company deems necessary or desirable, in its reasonable discretion, to effectuate the admission of such Transferee or recipient as a Member and to confirm the agreement of such Transferee or recipient to be bound by all the terms and provisions of this Agreement, including an Addendum Agreement. Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a Transferee or recipient shall be deemed admitted to the Company as a Member. A Substitute Member shall enjoy the same rights, and be subject to the same obligations, as the Transferor; provided, that such Transferor shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer but shall be relieved of all future obligations with respect to the Units so Transferred. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission of a Substitute Member or Additional Member. Notwithstanding anything to the contrary herein, including Section 12.13, in the event of any admission of a Substitute Member or Additional Member pursuant to this Section 3.02(a), this Agreement shall be deemed amended to reflect such admission, and any formal amendment of this Agreement (including Schedule A attached hereto) in connection therewith shall only require execution by the Company and such Substitute Member or Additional Member, as applicable, to be effective.
(c)    If a Member shall Transfer all (but not less than all) its Units, the Member shall thereupon cease to be a Member; provided, however, that notwithstanding the foregoing, such Member shall continue to be bound by the provisions of Section 12.14.
SECTION 3.03.    Tax and Accounting Information.
(a)    Accounting Method. For financial reporting purposes, the books and records of the Company shall be kept on the accrual method of accounting and in accordance with GAAP, in each case, applied in a consistent manner and such books and records shall reflect all Company transactions.
(b)    Financial Reports. The books and records of the Company shall be audited as of the end of each Fiscal Year by a “Big Four” accounting firm (an “Accounting Firm”) initially selected by the Board. The Company shall provide to each Member (i) on an annual basis, within ninety (90) days after the end of each Fiscal Year, an audited consolidated balance sheet, statement of operations and statement of cash flow of the Company and its Subsidiaries, audited by the Accounting Firm; (ii) on a quarterly basis, within forty-five (45) days after the end of each fiscal quarter, an unaudited quarterly and year-to-date consolidated balance sheet and related statement of operation and statement of cash flow of the Company and its Subsidiaries; and (iii) within twenty-five (25) Business Days after each calendar month beginning on the first day of the first calendar month after the Closing Date, a monthly report of operations of the Company and its Subsidiaries. Such annual, quarterly and monthly financial information referred to in clauses (i) and (ii) above will be prepared in all material respects in accordance with GAAP, subject to year-end audit adjustments and the absence of notes in the case of such quarterly and monthly financial information.
(c)    Tax Returns.
(i)    The Company shall timely cause to be prepared by an Accounting Firm all U.S. federal, state, local and foreign tax returns (including information returns) of the Company and its Subsidiaries, which may be required by a jurisdiction in which the Company and its Subsidiaries operate or conduct business for each year or period for which such returns are required to be filed and shall cause such returns to be timely filed.
(ii)    Within ninety (90) days after the end of each Fiscal Year, the Company shall furnish to each Person that was a Member during such Fiscal Year all information required to be reported in the tax returns of such Person for tax jurisdictions in which the Company is doing business, including a report (including Schedule K-1, if applicable) indicating each such Person’s share in the Company’s taxable income, gain, credits, losses and deductions for such year, in sufficient detail to enable such Person to prepare its federal, state and other tax returns. The Company shall provide each such Person with an estimate of such information by March 1 of the following Fiscal Year. The Company shall provide the ARC Member with a draft tax return of the Company on Form 1065 at least 30 Business Days prior to the due date (including extensions) of such Tax Return. The ARC Member may review and comment on such draft tax return, and the Company shall consider in good faith any reasonable comment provided. The Company shall provide each such Person with sufficient information for such Person and its direct or indirect owners to pay estimated taxes with respect to the Company at least fifteen (15) days before such estimated taxes are due. The Company will provide each current or former Member with any information reasonably requested by such Member in connection with the filing of any tax return by such Member or an Affiliate of such Member, any tax audit or proceeding relating to such Member or an Affiliate of such Member or any tax planning of such Member or an Affiliate of such Member.
(d)    Inconsistent Positions. No Member shall take a position on its income tax return with respect to any item of Company income, gain, deduction, loss or credit that is different from the position taken on the Company’s income tax return with respect to such item, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or similar provision under state, local, or foreign law.
(e)    Audits. If any current or former Member or any Affiliate of a current or former Member would be materially adversely affected by any audit or administrative or judicial proceeding with respect to the Company and its Subsidiaries, the Company and its Subsidiaries shall (to the extent practicable under the circumstances) consult with such Member (or, if such Member is the ARC Principal Member, the Company shall consult with the ARC Member) in good faith in connection with the negotiation, settlement or the making of any material decision with respect to such audit or proceeding, provided that the Company and its Subsidiaries shall not settle any such audit or proceeding that would result in a disproportionate adverse effect to the ARC Member without the prior written consent of the ARC Member. The Company shall provide to such Member any information reasonably requested by such Member in connection with any such audit or proceeding.
Article IV
UNITS; PREEMPTIVE RIGHTS
SECTION 4.01.    Units. The Company has one class of Units as of the date hereof, which are Class A Units. From time to time, the Board may authorize the issuance of one or more new classes of Units having the designations, preferences and/or special rights prescribed in an amendment to this Agreement or by the Board pursuant to a written resolution with respect to such type, class or series of Units, and the Membership Interests represented by such type, class or series of Units shall be determined in accordance with such designations, preferences and/or special rights.
SECTION 4.02.    Additional Issuances of Units. Subject to Section 4.04, the Company may issue additional Units as the Board shall determine in good faith, with such designations, preferences, rights, powers and duties, as shall be fixed by the Board, and which may include additional classes of Units or Membership Interests reflecting additional Capital Contributions, to which the assets and liabilities and income and expenditure attributable or allocated to such class shall be applied or charged.
SECTION 4.03.    Certificates. In the sole discretion of the Board, issued and outstanding Units may be evidenced by certificates. In addition to any other legend which the Company may deem advisable under the Securities Act, all certificates representing issued and outstanding Units shall be endorsed as follows:
“THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO NUMEROUS CONDITIONS AND RESTRICTIONS, INCLUDING RESTRICTIONS ON TRANSFER, AS SPECIFIED IN THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “LLC AGREEMENT”) OF [NEWCO], LLC, A DELAWARE LIMITED LIABILITY COMPANY (THE “COMPANY”). A COPY OF THE LLC AGREEMENT AS IN EFFECT FROM TIME TO TIME SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.
THE UNITS REPRESENTED BY THIS CERTIFICATE (A) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION, (B) MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH LAWS, AND (C) ARE SUBJECT TO AND ARE TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF THE LLC AGREEMENT.”
SECTION 4.04.    Preemptive Rights.
(a)    Subject to Section 4.04(e), until the earlier of a Qualified IPO and a Change of Control, if the Company or any of its Subsidiaries proposes to issue any additional Units or other Equity Securities, or any rights to subscribe for, or option to purchase, or otherwise acquire, any of the foregoing (collectively, “Additional Securities”), to any Person(s), (the “Proposed Offeree(s)”) or enter into any contract relating to the issuance of such Additional Securities through a private issuance or private placement, then each Class A Member shall have the right to purchase (“Preemptive Right”), on the same terms and at the same purchase price per share or other unit of such Additional Securities offered to the Proposed Offeree(s), that number of Additional Securities so that such Class A Member would, in the aggregate, after the issuance of all such Additional Securities, hold a Percentage Interest of such Additional Securities in the same proportion as such Class A Member’s Percentage Interest of the Class A Units immediately prior to such issuance.
(b)    In connection with any Preemptive Right, the Company shall, by written notice (the “Preemptive Notice”), provide an offer to sell to each Class A Member that number of Additional Securities in accordance with Section 4.04(a), which Preemptive Notice shall include the applicable purchase price per share or other unit, aggregate amount of Additional Securities offered, number or amount of Additional Securities offered to such Member based on the respective Percentage Interests of the Class A Members immediately prior to such issuance, name of Proposed Offeree(s) (if then known), proposed closing date, place and time for the issuance thereof (which shall be no less than thirty (30) days from the date of such notice), and any other material terms and conditions of the offer. Within fifteen (15) days from the date of receipt of the Preemptive Notice, any Class A Member wishing to exercise its Preemptive Right concerning such Additional Securities shall deliver notice to the Company setting forth the number of Additional Securities which such Member commits to purchase (which may be for all or any portion of such Additional Securities offered to such Class A Member in the Preemptive Notice). Each Class A Member shall have the additional right (the “Additional Purchase Right”) to offer in its notice of exercise to purchase any or all of the Additional Securities not accepted for purchase by any other Class A Member, in which event such Additional Securities not accepted by any other Class A Member shall be deemed to have been offered to and accepted by the Class A Members exercising such Additional Purchase Right in proportion to their respective Percentage Interests immediately prior to such issuance on the same terms and at the same price per share or other unit as those specified in the Preemptive Notice, but in no event shall any Class A Member exercising its Additional Purchase Right be allocated a number of Additional Securities in excess of the maximum number such Class A Member has offered to purchase in its notice of exercise. Each Class A Member so exercising its right under this Section 4.04 shall be entitled and obligated to purchase that number of Additional Securities specified in such Class A Member’s notice on the terms and conditions set forth in the Preemptive Notice. Any Additional Securities not accepted for purchase by the Class A Members pursuant to this Section 4.04 shall be offered to the Proposed Offeree on the same terms and price per share or other unit as set forth in the Preemptive Notice; provided, however, if such Proposed Offeree does not consummate the purchase of such Additional Securities within ninety (90) days following delivery of the Preemptive Notice, any subsequent proposed issuance of Additional Securities shall once again be subject to the terms of this Section 4.04.
(c)    Notwithstanding anything to the contrary in Section 7.04(b), no issuance of Additional Securities by the Company to any Class A Member pursuant to the exercise by such Class A Member of its Preemptive Rights shall require Disinterested Manager Approval if all of the other Class A Members are entitled to Preemptive Rights in connection with such issuance.
(d)    Notwithstanding the requirements of this Section 4.04, the Company may proceed with any issuance of Additional Securities to a Proposed Offeree (other than any Member) that would otherwise be subject to this Section 4.04 prior to having complied with the provisions of this Section 4.04 (such issuance, a “Third-Party Issuance”); provided, that the Company shall:
(i)    provide to each Class A Member prompt notice of such Third-Party Issuance;
(ii)    within a reasonable period of time (but in any event not more than five (5) Business Days) following the Third-Party Issuance, offer to issue to each Class A Member such number or amount of Additional Securities of the type issued in the Third-Party Issuance as may be requested by such Class A Member (not to exceed the number or amount of such Additional Securities which is sufficient for such Class A Member to hold, after the issuance of all such Additional Securities, a Percentage Interest of such Additional Securities as their respective Percentage Interests immediately prior to the Third-Party Issuance), as it would have had if the Company had served a Preemptive Notice pursuant to, and such Class A Member had exercised its rights in full under Section 4.04(a) and Section 4.04(b) prior to the Third-Party Issuance, on the same terms and conditions (including price) with respect to such Additional Securities as the Proposed Offerees received in the Third-Party Issuance;
(iii)    keep such offer open for a period of fifteen (15) days, during which period, each such Class A Member may accept such offer by sending an irrevocable written acceptance to the Company committing to purchase in accordance with the procedures set forth in Section 4.04(b), an amount of such Additional Securities (not to exceed the amount specified in the offer made pursuant to Section 4.04(d)(ii)); and
provided, further, that (A) for all purposes under this Agreement, any issuance of Additional Securities to a Class A Member pursuant to this Section 4.04(d) shall be deemed to have occurred on the date of the consummation of the applicable Third-Party Issuance and (B) during the period commencing on the consummation of the applicable Third-Party Issuance and ending on the earlier of (x) the consummation of the issuance of Additional Securities to a Class A Member pursuant to this Section 4.04(d) and (y) the expiration of the 15-day period specified in clause (iii) above (such period, the “Interim Period”), the Additional Securities issued to the Proposed Offeree pursuant to this Section 4.04(d) shall not be taken into account in calculating the Percentage Interest of any Member for any purposes under this Agreement.
(e)    The provisions of this Section 4.04 shall not apply to issuances of Additional Securities by the Company or its Subsidiaries as follows:
(i)    any issuance of Additional Securities upon the exchange, exercise or conversion of any units, options, warrants, debentures or other convertible securities in accordance with their terms that are outstanding on the date hereof or issued after the date hereof in a transaction that complies with the provisions of this Section 4.04;
(ii)    any issuance of Additional Securities to officers, employees, managers or consultants of the Company or its Subsidiaries in connection with such Person’s employment or consulting arrangements with the Company or its Subsidiaries pursuant to plans or agreements approved by the Board;
(iii)    any issuance of Additional Securities in connection with (A) any bona fide, arm’s length direct or indirect merger, consolidation, business combination or other acquisition transaction involving the Company or its Subsidiaries (whether through merger, recapitalization, acquisition of stock or assets or otherwise) or (B) any bona fide, arm’s length joint venture or strategic partnership entered into primarily for purposes other than raising capital (as determined by the Board in its sole discretion), provided that if any such transaction is with an Affiliate of any Member or Manager, such transaction has been approved by a Disinterested Manager Approval in accordance with Section 7.04(d);
(iv)    any issuance of Additional Securities in connection with any Unit split, Unit dividend or similar distribution or recapitalization on a proportionate basis to all holders of Units; or
(v)    any issuance of Additional Securities pursuant to a registered public offering or in connection with an IPO.
Article V
DISTRIBUTIONS AND ALLOCATIONS
SECTION 5.01.    Capital Accounts.
(f)    Maintenance of Capital Accounts. The Company shall maintain a Capital Account for each Member on the books of the Company in accordance with the following provisions:
(iv)    As of the date hereof, the Capital Account of each Member is as set forth on Schedule B.
(v)    To each Member’s Capital Account there shall be credited: (A) the amount of money and the Fair Market Value of any Property (other than money) contributed by such Member pursuant to any provision of this Agreement; (B) such Member’s distributive share of Net Income and any item in the nature of income or gain that is allocated pursuant to Section 5.03; and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member. The principal amount of a promissory note that is not readily traded on an established market and that is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(d)(2).
(vi)    To each Member’s Capital Account there shall be debited: (A) the amount of money and the Fair Market Value of any Property (other than money) distributed to such Member pursuant to any provision of this Agreement; (B) such Member’s distributive share of Net Loss and any items in the nature of expenses or losses that are allocated to such Member pursuant to Section 5.03; and (C) and the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company.
(vii)    In determining the amount of any liability for purposes of subparagraphs (ii) and (iii) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Board shall determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed Property or that are assumed by the Company or the Members), the Board may make such modification so long as such modification is not likely to have a material effect on the amounts distributed to any Person pursuant to Article XI upon the dissolution of the Company. The Board also may (i) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(9) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704‑1(b).
(g)    Succession to Capital Accounts. In the event any Person becomes a Substitute Member in accordance with the provisions of this Agreement, such Substitute Member shall succeed to the Capital Account of the former Member to the extent such Capital Account relates to the Transferred Units.
(h)    Adjustments of Capital Accounts. The Company shall revalue the Capital Accounts of the Members in accordance with Treasury Regulations Section 1.704‑1(b)(2)(iv)(f) (a “Revaluation”) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for one or more Units; (ii) the distribution by the Company to a Member of more than a de minimis amount of property in respect of one or more Units; (iii) the issuance by the Company of more than a de minimis “profits interest” (as described in Treasury Regulations Section 1.704‑1(b)(2)(iv)(f)(5)(iii), IRS Revenue Procedure 93-27, 1993-2 C.B. 343 until superseded by IRS Notice 2005-43, 2005-24 I.R.B. 1221 (May 20, 2005) and any similar subsequent authority); and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704‑1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interest of the Members (it being hereby acknowledged that such adjustments may not ordinarily be necessary or appropriate in the case of a contribution for Units that do not represent a material Percentage Interest or are not issued at a valuation materially in excess of the book value of other Units of the same class, as then reflected in the Members’ Capital Accounts).
(i)    No Member shall be entitled to withdraw capital or receive distributions except as specifically provided herein. A Member shall have no obligation to the Company, to any other Member or to any creditor of the Company to restore any negative balance in the Capital Account of such Member. Except as otherwise may be expressly provided herein, no interest will be paid on the balance in any Member’s Capital Account.
(j)    Whenever it is necessary for purposes of this Agreement to determine a Member’s Capital Account on a per Unit basis, such amount shall be determined by dividing the Capital Account of such Member by the number of Units held of record by such Member.
SECTION 5.02.    Amounts and Priority of Distributions.
(a)    Distributions. Except as otherwise provided in this Section 5.02 or in Section 11.02, the Company may make distributions among the Members pursuant to clauses (b) and (c) of this Section 5.02 at such times and in such amounts as the Board (in its sole discretion) may determine.
(b)    Distributions of Available Cash Other than Trailer Amounts. Except as provided in Section 5.02(c) and Section 5.02(d), at such times and in such amounts as the Board (in its sole discretion) shall determine, distributions of Available Cash may be made to the Class A Members in respect of their Class A Units pro rata in accordance with each Class A Member’s Percentage Interest; provided that (x) at least once during each calendar quarter the Board shall make a distribution, in the manner set forth in this Section 5.02(b), of Available Cash in excess of the amount reasonably required to run the business pursuant to the Budget (as the same may be amended from time to time by the Board in its sole discretion, and (y) subject to the foregoing, and to the financial results of the business, the Board will use reasonable efforts, consistent with its good faith judgment as to the needs of the business, to distribute at least $6 million per month (not including distributions pursuant to Section 5.02(c) and Section 5.02(d)).
(c)    Distributions of Trailer Amounts. Trailer Amounts shall be deemed to have been received by the Company on, and shall be distributed to the Members as soon as practicable following, the date on which the Company or any of its Subsidiaries has received any such amount in cash, provided that the Company will not make any distributions under this Section 5.02(c), other than pursuant to Section 5.02(c)(i), until the earlier of (i) receipt of Shareholder Approval or (ii) the expiration of the Approval Deadline. With respect to Trailer Amounts that are received in the form of operating partnership units, (i) such amounts shall be deemed to have been received by the Company on the date that operating partnership units issued by the relevant Trailer Vehicle to the Company or any of its Subsidiaries become freely transferable, provided that if such operating partnership units would be distributed pursuant to Section 5.02(c)(iii) if distributed at the time of issuance, such operating partnership units shall be deemed received at such time, (ii) such amounts shall be deemed to have been distributed by the Company pursuant to this Section 5.02(c) at the time deemed received by the Company based on the Fair Market Value of such operating partnership units at such time, whether or not such operating partnership units are actually distributed in kind, (iii) any cash received by the Company with respect to such operating partnership units prior to the time that such units are deemed distributed under clause (ii) shall be distributed in accordance with Section 5.02(c), but such cash distributions will not otherwise be taken into account in determining subsequent distributions under this Section 5.02(c) and (iv) any cash received by the Company with respect to such operating partnership units following the time that such units are deemed distributed under clause (ii) shall be distributed in the same manner as such operating partnership units were deemed distributed under this Section 5.02(c), but such cash distributions will not otherwise be taken into account in determining subsequent distributions under this Section 5.02(c). Trailer Amounts shall be distributed (or deemed distributed) among the Members in the following manner:
(i)    first, to the Apollo Member, until the cumulative distributions to the Apollo Member pursuant to this Section 5.02(c)(i) equal (A) $25 million plus (B) any Trailer Amounts constituting asset management fees received in or converted to cash by the ARC Member and its Subsidiaries on or prior to the Closing Date minus (C) the amount described in clause (i) of the Apollo Priority Trailer Fee Amount (as defined in, and as finally determined pursuant to, the Transaction Agreement);
(ii)    second, (A) if Shareholder Approval was obtained, to the Class A Members in respect of their Class A Units pro rata in accordance with each Class A Member’s Percentage Interest, until the cumulative distributions to the Class A Members pursuant to this Section 5.02(c)(ii) equal (I) $150 million minus (II) the amount described in clause (ii)(A) of the Apollo Priority Trailer Fee Amount (as defined in, and as finally determined pursuant to, the Transaction Agreement, without multiplying such amount by 60%); and (B) if Shareholder Approval was not obtained, to the Apollo Member, until the cumulative distributions to the Apollo Member pursuant to this Section 5.02(c)(ii) equal (I) $150 million minus (II) the amount described in clause (ii) of the Apollo Priority Trailer Fee Amount (as defined in, and as finally determined pursuant to, the Transaction Agreement);
(iii)    third, to the ARC Member, until the cumulative distributions to the Class A Members pursuant to Section 5.02(c)(ii) and this Section 5.02(c)(iii) (excluding Trailer Amounts derived prior to the Closing Date) equal $600 million; and
(iv)    thereafter, to the Class A Members in respect of their Class A Units pro rata in accordance with each Class A Member’s Percentage Interest.
Amounts received by the Company in respect of (i) 40% of B Units (and all proceeds in respect of B Units) derived by the Company and its Subsidiaries on or prior to July 1, 2015 with respect to any Trailer Vehicle other than Global I and PE Shopping Centers I and (ii) 100% of B Units (and any proceeds in respect of B Units) with respect to Global I and PE Shopping Centers I shall, notwithstanding anything to the contrary in this Agreement, be distributed 100% to the ARC Member. Any such amounts received in cash shall be distributed to the ARC Member as promptly as practicable following receipt, and any amounts received in the form of operating units may be distributed in kind to the ARC Member at any time upon the request of the ARC Member.
(d)    Tax Distributions.
(i)    In addition to the foregoing, if the Board reasonably determines that the taxable income of the Company for an Allocation Year will give rise to taxable income for the Members (“Net Taxable Income”), the Board will cause the Company to distribute cash in respect of such tax liabilities (the “Tax Distributions”) out of Available Cash. The Tax Distributions payable with respect to any Allocation Year shall be computed based upon the Board’s estimate of the allocable Net Taxable Income in accordance with this Article V, multiplied by the Assumed Tax Rate (the “Tax Amount”). For purposes of computing the Tax Amount, the effect of any benefit under Section 743(b) of the Code will be ignored. Any Tax Distributions will be made to all Members, whether or not they are subject to such applicable United States federal, state and local taxes, pro rata in accordance with their distributive shares of Net Taxable Income for such Allocation Year. The amount distributable to any Member pursuant to the applicable clause of Section 5.02 will be reduced by any Tax Distributions made to such Member, so that to the extent possible each Member receives in the aggregate pursuant to Section 5.02 the amount such Member would have received absent this Section 5.02(d).
(ii)    Tax Distributions will be calculated and paid no later than one day prior to each quarterly due date for the payment by corporations on a calendar year of estimated taxes under the Code in the following manner: (A) for the first quarterly period, 25% of the Tax Amount, (B) for the second quarterly period, 50% of the Tax Amount, less the prior Tax Distributions for the Allocation Year, (C) for the third quarterly period, 75% of the Tax Amount, less the prior Tax Distributions for the Allocation Year and (D) for the fourth quarterly period, 100% of the Tax Amount, less the prior Tax Distributions for the Allocation Year. Following each Allocation Year, and no later than one day prior to the due date for the payment by corporations of income taxes for such Allocation Year, the Board will make an amended calculation of the Tax Amount for such Allocation Year (the “Amended Tax Amount”), and will cause the Company to distribute a Tax Distribution, out of Available Cash, to the extent that the Amended Tax Amount so calculated exceeds the cumulative Tax Distributions previously made by the Company in respect of such Allocation Year. If the Amended Tax Amount is less than the cumulative Tax Distributions previously made by the Company in respect of the relevant Allocation Year, then the difference (the “Credit Amount”) will be applied against, and will reduce, the amount of Tax Distributions made for subsequent Allocation Years. Within 30 days following the date on which the Company files a tax return on Form 1065, the Board will make a final calculation of the Tax Amount of such Allocation Year (the “Final Tax Amount”) and will cause the Company to distribute a Tax Distribution, out of Available Cash, to the extent that the Final Tax Amount so calculated exceeds the Amended Tax Amount. If the Final Tax Amount is less than the Amended Tax Amount in respect of the relevant Allocation Year, then the difference (the “Additional Credit Amount”) will be applied against, and will reduce, the amount of Tax Distributions made for subsequent Allocation Years. Any Credit Amount and Additional Credit Amount applied against future Tax Distributions will be treated as an amount actually distributed pursuant to this Section 5.02(d) for purposes for the computations herein.
(e)    Distributions in Kind. Subject to Section 11.03, in the event the Board determines to distribute any Company Property in kind, such distributions in kind shall be distributed based on their Fair Market Values, in the same proportions as if cash were distributed. If cash and property are to be distributed in kind simultaneously, the Company shall distribute such cash and property in kind in the same proportion to each Member entitled to such distribution pursuant to this Agreement, unless otherwise agreed by each class of Members. The Fair Market Value of any assets (other than cash) that are distributed pursuant to this Section 5.02 shall be determined as of the date that such distribution is made.
(f)    Guaranteed Payments. The Company will make the payments described on Schedule G.
SECTION 5.03.    Allocations.
(f)    Net Income and Net Loss. Except as otherwise provided in this Agreement, Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company for each Allocation Period shall be allocated among the Members in a manner that as closely as possible gives economic effect to the provisions of Article V, Article XI and the other relevant provisions of this Agreement.
(g)    Special Allocations. The following special allocations shall be made in the following order:
(i)    Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.03(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)    Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704‑2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704‑2(i)(5), shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704‑2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704‑2(i)(4) and 1.704‑2(j)(2). This Section 5.03(b)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704‑2(i)(4), and shall be interpreted consistently therewith.
(iii)    Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704‑1(b)(2)(ii)(d)(4), 1.704‑1(b)(2)(ii)(d)(5) or 1.704‑1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as promptly as possible; provided, that an allocation pursuant to this Section 5.03(b)(iii) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.03(b)(iii) were not in this Agreement.
(iv)    Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members in proportion to their Capital Contributions.
(v)    Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704‑2(i)(1).
(vi)    Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704‑1(b)(2)(iv)(m)(2) or Section 1.704‑1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s Membership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to such Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704‑1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704‑1(b)(2)(iv)(m)(4) applies.
(h)    Curative Allocations. The allocations set forth in Section 5.03(b)(i) through (vi) and Section 5.03(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.03(c). Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 5.03.
(i)    Loss Limitation. Net Loss allocated pursuant to Section 5.03 hereof shall not exceed the maximum amount of Net Loss that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss pursuant to Section 5.03 hereof, the limitation set forth in this Section 5.03(d) shall be applied on a Member by Member basis and Net Loss not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Net Loss to each Member under Treasury Regulations Section 1.704‑1(b)(2)(ii)(d).
SECTION 5.04.    Other Allocation Rules.
(a)    Interim Allocations Due to Percentage Interest Adjustment. If a Unit is the subject of a Transfer, or the Members’ Percentage Interests change pursuant to the terms of this Agreement during any Allocation Year, the amount of Net Income and Net Loss to be allocated to the Members for such entire Allocation Year shall be allocated to the portion of such Allocation Year which precedes the date of such Transfer or change (and if there shall have been a prior Transfer or change in such Allocation Year, which commences on the date of such prior Transfer or change) and to the portion of such Allocation Year which occurs on and after the date of such Transfer or change (and if there shall be a subsequent Transfer or change in such Allocation Year, which precedes the date of such subsequent Transfer or change), in accordance with any method permissible under Section 706, as determined by the Board.
(b)    Tax Allocations: Code Section 704(c). In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, with respect to any Property contributed to the Company, the income, gain, loss and deduction with respect to such Property shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for U.S. federal income tax purposes and its initial Carrying Value. In the event the Carrying Value of such Property is adjusted pursuant to clause (ii) of the definition of Carrying Value, subsequent allocations of income, gain, loss and deduction with respect to such Property shall be made in a manner to take account of any variation between the adjusted basis of such Property for U.S. federal income tax purposes and its Carrying Value as required by Code Section 704(c) and the applicable Treasury Regulations thereunder. For purposes of any allocations subject to this Section 5.04(b), the Company shall select from the allocation methods described in Treasury Regulation Section 1.704-3 any permissible method that the Board determines provided that with respect to the assets of Newco contributed by the ARC Member or its Affiliates, the Company shall select any permissible method agreed by both the Apollo Member and the ARC Member.
(c)    Certain Arrangements. Notwithstanding any other provision of this Agreement, all income and gain allocable to the Company (including through any Subsidiary or other flow-through entity in which the Company owns an interest) that relates to or arises in respect of any arrangement pursuant to which the ARC Member or any Affiliate thereof is or was entitled to receive special allocations of depreciation deductions (or similar items) directly or indirectly from any vehicle managed by any Subsidiary of the Company, shall be allocated solely to the ARC Member. The ARC Member will defend, indemnify and hold harmless the Company and the other Members from and against any and all Losses incurred or suffered by the Company or such Members (whether as a result of any claim by any third party or otherwise) by reason of any such arrangements. The Company shall not, and shall not permit any Subsidiary of the Company to, make any further special allocations pursuant to such arrangements without the consent of the Apollo Member.
SECTION 5.05.    Tax Withholding; Withholding Advances.
(a)    Tax Withholding.
(iii)    If requested by the Company, each Member shall, if able to do so, deliver to the Company: (A) an affidavit in form satisfactory to the Company that the applicable Member (or its direct or indirect owners, as the case may be) is not subject to withholding under the provisions of any U.S. federal, state, local, foreign or other law; (B) any certificate that the Company may reasonably request with respect to any such laws; and/or (C) any other form or instrument reasonably requested by the Company relating to any Member’s status under such law. In the event that a Member (or its direct or indirect owners, as the case may be) fails or is unable to establish to the satisfaction of the Board that no withholding is required with respect to such Member’s interest in the Company, the Company may withhold amounts from such Member in accordance with Section 5.05(b).
(iv)    After receipt of a written request of any Member, the Company shall provide such information to such Member and take such other action as may be reasonably necessary to assist such Member in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any foreign taxing authority with respect to amounts distributable or items of income allocable to such Member hereunder to the extent not adverse to the Company or any Member. In addition, the Company shall, at the request of any Member, make or cause to be made (or cause the Company to make) any such filings, applications or elections; provided, that any such requesting Member shall cooperate with the Company, with respect to any such filing, application or election to the extent reasonably determined by the Company and that any filing fees, taxes or other out-of-pocket expenses reasonably incurred by the Company and related thereto shall be paid and borne by such requesting Member or, if there is more than one requesting Member, by such requesting Members in accordance with their respective Percentage Interests.
(b)    Withholding Advances. To the extent the Company is required by law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., backup withholding) (“Withholding Advances”), the Company may withhold such amounts and make such tax payments as so required.
(c)    Deemed Withholding Advances. If amounts payable to the Company are reduced on account of taxes paid or withheld (directly or indirectly) by any Person, and such taxes are imposed on or with respect to one or more, but not all of the Members, the amount of the reduction shall be borne by the relevant Members and treated as if it were paid by the Company as a Withholding Advance with respect to such Members for all purposes of this Agreement.
(d)    Repayment of Withholding Advances. All Withholding Advances made on behalf of a Member, plus interest thereon at a rate equal to the Prime Rate as of the date of such Withholding Advances, plus two percent (2.0%) per annum, shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Member’s Capital Account), or (ii) with the consent of the Board, in their discretion, be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member. Whenever repayment of a Withholding Advance by a Member is made as described in clause (ii) above, for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon Dissolution) unreduced by the amount of such Withholding Advance and interest thereon.
(e)    Withholding Advances; Reimbursement of Liabilities. Each Member hereby agrees to reimburse the Company for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Member (including penalties imposed with respect thereto).
Article VI
CERTAIN TAX MATTERS
SECTION 6.01.    Tax Matters Partner. The “Tax Matters Partner” (as such term is defined in Section 6231(a)(7) of the Code) of the Company shall be the Apollo Member. The Tax Matters Partner shall use its reasonable efforts to comply with the responsibilities outlined in Sections 6221 through 6233 of the Code (including the Treasury Regulations promulgated thereunder) and shall have any powers necessary to perform fully in such capacity. The Tax Matters Partner is authorized to represent the Company before taxing authorities and courts in tax matters affecting the Company and the Members in their capacity as such, and shall keep the Members promptly informed of any such administrative and judicial proceedings. The Tax Matters Partner shall be entitled to be reimbursed by the Company for all reasonable third-party costs and expenses incurred by it in connection with any administrative or judicial proceeding affecting tax matters of the Company and the Members in their capacity as such. The Tax Matters Partner shall not bind any Member to any settlement agreement or closing agreement without such Member’s prior written consent. Any Member who enters into a settlement agreement with any tax authority with respect to any Company item shall notify the Tax Matters Partner of such settlement agreement and its terms within thirty (30) days after the date of settlement. This provision shall survive any termination of this Agreement.
SECTION 6.02.    U.S. Federal Income Tax Classification of the Company. The Tax Matters Partner shall, for and on behalf of the Company, take all steps as may be required to maintain the Company’s classification as a partnership for U.S. federal income tax purposes. By executing this Agreement, each of the Parties consents to the authority of the Tax Matters Partner to make any election consistent with such classification and shall cooperate in the making of any such election (including providing consents and other authorizations that may be required). Except as provided herein, each Member has not taken, and shall not take (or omit to take), any action that would be inconsistent with the classification of the Company as a partnership for U.S. federal income tax purposes. Notwithstanding anything to the contrary in this Section 6.02 but subject to Section 6.03, the Board or the Coordination Committee, as applicable, may cause the Company to elect to be classified as an association taxable as a corporation for U.S. federal income tax purposes pursuant to Section 8.04(b). By executing this Agreement, each of the Parties consents to the authority of the Board or the Coordination Committee, as applicable, to make such election and shall cooperate in the making of such election (including providing consents and other authorizations that may be required). Except as provided herein, each Member shall not take (or omit to take), any action that would be inconsistent with the classification of the Company as an association taxable as a corporation for U.S. federal income tax purposes for periods (or portions thereof) beginning on or after the effective date of such election.
SECTION 6.03.    Tax Elections. Notwithstanding anything contrary in this Agreement, the consent of the ARC Member (not to be unreasonably withheld, delayed or conditioned) shall be required for the Tax Matters Partner, the Apollo Member or its Affiliates, the Manager, the Board, or the Coordination Committee to take, commit to take, approve, or cause or allow any Person to take, commit to take or approve (i) material tax elections by the Company or any of its Subsidiaries, (ii) changes to the tax structure of the Company or any of its Subsidiaries or (iii) settle any material tax audit or lawsuit relating to taxes, in each case that would disproportionately adversely affect the ARC Member; provided, that in the case of (iii) or in connection with an Exit Restructuring, the consent of the ARC Member under this Section 6.03 shall not be required if the ARC Member holds, directly or indirectly, less than 25% of the Class A Units that it held immediately following the Closing.
Article VII
MANAGEMENT OF THE COMPANY
SECTION 7.01.    Management of the Company by the Board of Managers. The management of the Company is vested in a board of managers (the “Board”), which may delegate its power to the executive officers of the Company, including the power and authority to manage and direct the day-to-day business and affairs of the Company and its Subsidiaries pursuant to Section 7.08 and is hereby granted, the full and complete, power, authority and discretion for, on behalf of and in the name of the Company, to take such actions and manage and direct the business and affairs of the Company and its Subsidiaries, as it may, in its sole discretion, deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement and the Delaware Act. Each year, the Board will adopt an annual business plan for the Company reflecting the needs of the Company’s business (the “Annual Business Plan”). Except as otherwise expressly provided in this Agreement or required by the Delaware Act, the Members (in their capacity as Members) will not participate in the control of the Company or its Subsidiaries and will have no right, power or authority to act for or on behalf of or otherwise bind the Company, and will have no right to vote on or consent to any other matter, act, decision or document involving the Company, its Subsidiaries or their respective businesses.
SECTION 7.02.    Board Composition.
(d)    The Board shall initially be comprised of ten (10) members (each such member of the Board, a “Manager”), as follows: (i) six (6) Managers shall be designated by the Apollo Member and (ii) four (4) Managers shall be designated by the ARC Member. If the Chief Executive Officer of the Company (the “CEO”) is an ARC Principal, the CEO will be one of the Managers designated by the ARC Member. If the CEO is not an ARC Principal, the Board will be expanded to consist of six Managers, and with the CEO being the additional Manager, provided that in such event the CEO will not have a vote on any matter or action considered by the Board (but shall have all the other powers and rights of a Manager hereunder).
(e)    The Board may expand the size of the Board at any time by majority vote, provided that in the case of any such expansion: (i) the Apollo Member shall be entitled to designate 60% of the number of Managers (rounded up to the nearest whole number of Managers) constituting the full Board after giving effect to such expansion, (ii) the CEO will continue to be a Manager (provided that the CEO shall not have the right to vote on any matter or action considered by the Board unless the CEO is an ARC Principal), and (ii) the ARC Member shall be entitled to designate the remaining Managers constituting the full Board (which for the avoidance of doubt shall in no event be less than one).
(f)    The Apollo Member shall have the right to appoint any of its designated Managers as the Chairman of the Board.
(g)    Notwithstanding anything to the contrary herein, the right to designate Managers to the Board pursuant to this Section 7.02 (the “Board Designation Right”), is personal to each Class A Member to whom such right has been granted, and such right shall not be transferred in connection with the Transfer of any Class A Units held by such Class A Member or otherwise, except in connection with a Permitted Transfer, as set forth in Section 8.01(d) or with the consent of the Board.
(h)    The names of each Manager and the Class A Member who designated such Manager shall be set forth on Schedule C and the Company may amend Schedule C from time to time without the consent of the Board or any Member to reflect any resignation, retirement, removal, replacement or designation of any Manager that has been effected pursuant to this Agreement.
(i)    Notwithstanding Section 7.02(a) or (b), at such time as the Apollo Member shall cease to own a majority of the outstanding Class A Units, the Apollo Member shall cease to have the right to designate a majority of the Board. At such time, the number of Managers designated by the Apollo Member that will result in the Apollo Member having less than a majority of Managers designated by the Apollo Member shall resign and the Managers remaining in office shall decrease the size of the Board to eliminate such vacancy or vacancies.
SECTION 7.03.    Manager Term and Replacement.
(f)    Each Manager will serve on the Board until the earlier of such Manager’s death, incapacity, resignation or removal in accordance with the terms of this Agreement. A Manager that is appointed by the Apollo Member or by the ARC Member may be removed and replaced at any time and for any reason (or no reason) only at the direction and upon the approval of the Apollo Member or the ARC Member that designated such Manager to the Board; provided that a majority of the Board may remove any Manager for Disabling Conduct, subject to the right of the originally appointing Member to appoint the replacement for the Manager so removed in accordance with Section 7.02(a) or (b), as applicable. In the event any Manager is removed for Disabling Conduct but the indictment or charge causing such Disabling Conduct does not lead to a conviction (or any conviction causing such Disabling Conduct is successfully overturned on appeal), the ARC Member shall have the right to reappoint such Person as a Manager.
(g)    Any Manager may resign at any time by giving written notice to the Board. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which such Manager is a party.
(h)    The Apollo Member and the ARC Member shall have the right to designate a replacement Manager to the Board in the event of the death, incapacity, resignation or removal of such Member’s Board designee.
SECTION 7.04.    Meetings of the Board; Action by Written Consent.
(a)    The Board will meet at least quarterly (unless otherwise agreed to by the Managers) at such time and place as determined by the Board (or by telephone or other communications facility that permits all persons participating to hear and speak to each other), and may be called to a special meeting by the Chairperson of the Board or by the Secretary of the Company upon the request of any two (2) Managers. Notice shall be required for any meeting of the Board, which notice shall include a brief description of the action or actions to be considered by the Board. Unless waived by all Managers in writing (before or after a meeting), prior notice shall be given to each Manager (%3) ten (10) Business Days before the date of any regularly scheduled meeting of the Board and (%3) three (3) Business Days prior notice to all Managers before the date of any special meeting.
(b)    Each Manager shall be entitled to cast one (1) vote on any matter which Managers are entitled to vote thereon and the affirmative vote of a majority of all of the Managers then in office will be the act of the Board, except as otherwise expressly provided in this Agreement. Any Manager may be represented at a meeting of the Board by another Manager or, in each case designated by proxy, which proxy must be notified to the Board by letter or facsimile, signed by the Manager giving the proxy, addressed to the Secretary of the Company and delivered prior to the commencement of the meeting. The Board shall cause to be kept a book of minutes of all its actions by written consent and its meetings in which there shall be recorded the time and place of such meetings, whether it is a regular meeting or a special meeting, the notice thereof given, the names of those present and the proceedings thereof. Notwithstanding anything to the contrary in this Section 7.04(b), if there is a vacancy with respect to any Manager whom the Apollo Member is entitled to designate pursuant to Section 7.02(a), each Manager designated by the Apollo Member that is then serving on the Board shall be entitled to cast a number of votes equal to (x) the aggregate number of Managers that the Apollo Member is entitled to designate at such time pursuant to Section 7.02(a), divided by (y) the number of Managers designated by the Apollo Member and then serving on the Board.
(c)    Any action required or permitted to be taken at any meeting of the Board, other than the approval of the Annual Business Plan or any material amendments thereto or deviations therefrom, may be taken without a meeting, if a consent in writing, setting forth the actions so taken, shall be signed by the Managers having not less than the minimum number of votes required by this Agreement that would be necessary to authorize or take such action at a meeting at which all Managers entitled to vote thereon were present and voted, provided that if any such consent in writing is not circulated to all of the Managers of the Board at least 48 hours prior to its effectiveness, together with a brief description of the action or actions to be considered by the Board, the consent of at least one Manager appointed by the ARC Member shall be required to authorize or take such action.
(d)    The Board will not unreasonably withhold its approval of actions proposed to be taken by the ARC Member (directly or through the applicable manager) with respect to any Trailer Vehicle that would result in the realization of any Trailer Amounts. For the avoidance of doubt, the Board may disapprove any such proposal that it determines in good faith could reasonably be expected to be inconsistent with any fiduciary or contractual obligation owed to any Trailer Vehicle.
(e)    The consummation of any transaction or series of related transactions involving the Company or any of its Subsidiaries, on the one hand, and any Member, Manager or Affiliate of any Member or Manager (including any portfolio company controlled by any Affiliate of any Member), on the other hand, other than an acquisition of Additional Securities by a Class A Member pursuant to an exercise of its Preemptive Rights pursuant to Section 4.04; provided, that all of the other Class A Members are entitled to Preemptive Rights with respect to such acquisition (each such transaction, a “Related Party Transaction”), shall in each case require the approval of a majority of the Managers, other than those Managers that are (or whose Affiliates are) party to such Related Party Transaction or have been designated by the Class A Members that are party, or whose Affiliates are party to, such Related Party Transaction (such approval, a “Disinterested Manager Approval”).
(f)    Notwithstanding anything herein to the contrary, the Company shall not, without the prior approval of the Board and of each of the Apollo Member and the ARC Member, voluntarily liquidate, dissolve or wind up, except in the circumstances specifically contemplated by Section 11.01(c).
SECTION 7.05.    Expense Reimbursement. The Company and its Subsidiaries shall reimburse each Member for all reasonable, out-of-pocket fees and expenses incurred in connection with: (a) conducting the activities of the Board, or (b) material transactions approved by the Board such as public offerings, private placements, financings, amendments to this Agreement and Registration Rights Agreement, recapitalizations and any transactions that would involve a Change of Control; provided, that in the case of clause (b), such fees and expenses shall be reimbursed only if incurred in connection with the modification of such Member’s rights and obligations solely as a Member and as a result of the consummation of any such material transaction.
SECTION 7.06.    Agency Authority of Managers and Officers. The Board may authorize any Manager or officer to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company (but only for the purpose of deposit into the Company’s accounts) or to sign contracts and obligations on behalf of the Company.
SECTION 7.07.    Devotion of Time. No Manager (other than a Manager who is also an employee of the Company or any of its Subsidiaries, in which case, such Manager’s employment agreement shall prevail) is obligated to devote all or any specified portion of his or her time or business efforts to the affairs of the Company.
SECTION 7.08.    Officers.
(a)    Appointment of Officers. The Board may appoint officers at any time, provided that, if the Chief Executive Officer resigns, retires, or is removed or replaced, the Board will consult with the ARC Member or the Managers appointed by the ARC Member in good faith prior to its appointment of an individual to serve as Chief Executive Officer following such resignation, retirement, removal or replacement. The officers of the Company shall include a Chief Executive Officer and may also include a President, one or more Vice Presidents, a Secretary, or other positions as the Board deems necessary. The name and title of each officer of the Company as of and following the Closing shall be as set forth on Schedule D and the Company may amend Schedule D from time to time without the consent of the Board or any Member to reflect any resignation, retirement, removal, replacement or appointment of any officer that has been effected pursuant to this Agreement. The officers shall serve at the pleasure of the Board, subject to all rights, if any, of an officer under any contract of employment. Any individual may hold any number of offices or titles. The officers shall exercise such powers and perform such duties as specified in this Agreement and as shall be determined from time to time by the Board. In furtherance of the foregoing, and subject to the direction and control of the Board, the officers of the Company shall have the authority to manage the day-to-day affairs of the Company, subject to any limitations imposed thereon by the Board.
(b)    Removal, Resignation and Filling of Vacancy of Officers. Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Board at any time. Any officer may resign at any time by giving written notice to the Board. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Agreement for regular appointments to that office.
(c)    Salaries of Officers. Any salary of any officers of the Company shall be fixed by a resolution of the Board.
SECTION 7.09.    Limited Liability. Subject to Article X, no person who is a Manager or an officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager or an officer of the Company.
SECTION 7.10.    Management of Subsidiaries. The Members shall have the representation and rights on the boards (and committees thereof) of each Subsidiary of the Company in the same manner and in the same proportions as they have in respect of the Board as provided for herein.
SECTION 7.11.    Consent Rights of the ARC Member. So long as the ARC Member holds, directly or indirectly, at least 25% of the Class A Units that it held immediately following the Closing, the Company shall not (and shall cause its Subsidiaries not to), without the consent of either the ARC Member or at least one Manager appointed by the ARC Member (in either case, not to be unreasonably withheld, conditioned or delayed):
(a)    incur or assume any Indebtedness in excess of $150 million at any time outstanding;
(b)    sell, assign, transfer, offer to sell or otherwise dispose of any of its properties, assets or rights with an aggregate Fair Market Value in excess of $100 million in a single transaction or series of related transactions;
(c)    make any investment in, or acquire, the equity or assets of any Person, or the acquisition by any other means of any business, properties, assets or Persons, in one transaction or a series of related transactions, in an aggregate amount in excess of $50 million;
(d)    redeem, purchase or otherwise acquire any Equity Securities of the Company, other than any such redemption, purchase or acquisition that is (i) on a pro rata basis with respect to the Equity Securities held by Members of the class or series of Equity Securities so redeemed, purchased or acquired or (ii) a redemption, purchase or acquisition of the Equity Securities of the Company held by any current or former officer, employee, manager or consultant of the Company;
(e)    elect to liquidate, wind down or dissolve the Company or commence or make any filing with respect to a Bankruptcy Event; or
(f)    make any determination of Fair Market Value under this Agreement; provided that to the extent the ARC Managers disagree with the Board on such determination and such disagreement continues for a period of fifteen (15) days, the Board shall submit (at the Company’s expense) such Fair Market Value determination to an internationally recognized financial advisory or valuation firm to advise with respect to such determination of Fair Market Value, and such firm’s valuation determination, which may not be greater than the highest value proposed by the majority of the Board or the ARC Managers, as applicable, or lesser than the lowest value proposed by the Board or the ARC Mangers, as applicable, shall be final, conclusive, and binding.
SECTION 7.12.    2015 Bonus Payments. The ARC Member shall determine, subject to prior consultation with the Board, the bonus amounts to be paid to the Continuing Employees (as defined in the Transaction Agreement) who are participants in the Company’s annual bonus programs for the fiscal year ending December 31, 2015 fiscal year, provided that the aggregate bonus amounts do not exceed the annualized amount of the bonus accrual reflected in the calculation of Closing Net Working Capital (as defined in the Transaction Agreement).
SECTION 7.13.    Operation of the Business During the Earn-out Period. During the period beginning on the Closing and ending on the Earn-Out Termination Date, the Apollo Member (in its capacity as such) shall not, and shall use reasonable efforts to cause its designated Managers (in such capacity) to act in good faith and not to, take any actions or make any decisions with the intent to impede or prohibit the ARC Member from achieving any Incremental Earn-Out Amount (as defined in the Transaction Agreement) pursuant to Section 1.6 of the Transaction Agreement or any Trailer Amounts pursuant to Section 5.02(c).
SECTION 7.14.    Oversight and Consolidation Costs. The Company will reimburse the Apollo Member, on a quarterly basis in arrears, for the costs of the Apollo Member and its Affiliates (other than the Company and its Subsidiaries) set forth on Schedule E in connection with overseeing and consolidating the Company and its Subsidiaries, up to a maximum amount of $1 million per year (which maximum amount will be adjusted to reflect the growth of the Company’s business, as reasonably agreed by the Apollo Member and the ARC Member, with each such Member making good faith efforts to agree to such adjustment).
SECTION 7.15.    AGM Stock Compensation. If the Company uses Class A Shares of Apollo Global Management, L.L.C. (“AGM”) to compensate officers, employees, managers or consultants of the Company or its Subsidiaries, the Company shall purchase any Class A Shares so used for their fair market value on the date of acquisition in a manner substantially in accordance with the practice employed by the Apollo Member with respect to its use of Class A Shares of AGM to compensate its employees.
SECTION 7.16.    Newport Office. For so long as Nicholas S. Schorsch or William M. Kahane is employed by the Company or is a Manager, the Company will reimburse the ARC Member for the reasonable cost and expense, to lease and maintain its current office space in Newport, Rhode Island to be used by the ARC Principals for Company business, which costs and expenses, as of the date hereof, are set forth on Schedule F.
SECTION 7.17.    Board IPO. If the Board initiates an IPO, the Company shall be required to propose to issue in such IPO a number of Equity Securities that is equal to at least 10% of the number of total outstanding Equity Securities of the Company (taking into account the Equity Securities proposed to be issued in such IPO).
Article VIII
TRANSFERS OF UNITS
SECTION 8.01.    Restrictions on Transfers.
(j)    No Member shall Transfer all or any part of its Units or any right pertaining thereto, including the right to vote or consent on any matter or to receive distributions or advances from the Company pursuant thereto. Any such Transfer, either directly or indirectly, or issuance of Equity Securities by a Member with the purpose or effect of circumventing (as determined in good faith by the Board) the foregoing restriction, shall not be in compliance with the provisions of this Agreement, and shall be deemed a Transfer by such Member of Units in violation of this Agreement (and a breach of this Agreement by such Member) and shall be null and void ab initio. The restrictions on Transfer set forth in this Section 8.01 shall in any event expire upon a Qualified IPO or a Change of Control.
(k)    The following Transfers of Class A Units shall not be subject to the restrictions set forth in Section 8.01(a): (i) any Transfer by the Apollo Member to a direct or indirect subsidiary of Apollo Global Management L.L.C. (an “Apollo Permitted Transfer”) that does not cause the ARC Member to recognize gain for U.S. federal income tax purposes or to which the ARC Member has consented, such consent not to be unreasonably withheld, delayed or conditioned, (ii) after the eight (8th) anniversary of the Closing Date, any transfer by the Apollo Member in respect of which it is a Tag-Along Seller or a Drag-Along Seller, (iii) after the eighth (8th) anniversary of the Closing Date, subject to Section 8.05, any Transfer of Class A Units in connection with a Drag-Along Sale, (iv) any Transfer of Class A Units in connection with the valid exercise of Tag-Along Rights under Section 8.02, (v) after the eighth (8th) anniversary of the Closing Date, subject to Section 8.02 and Section 8.05, any transfer by the ARC Member or ARC Principal Member, or (vi) any Transfer of Class A Units in connection with a Qualified IPO.
(l)    It shall be a condition precedent to any Transfer otherwise permitted or approved pursuant to this Article VIII that:
(i)    the Transferor shall have provided to the Company prior written notice of such Transfer at least ten (10) Business Days in advance of the proposed date of such Transfer;
(ii)    the Transferee, in the case of a Transfer of Units, shall agree in writing to be bound by this Agreement and shall have executed and delivered an Addendum Agreement and an addendum agreement to the Registration Rights Agreement in the form attached thereto;
(iii)    the Transfer shall comply with all applicable federal, state or foreign laws, including securities laws;
(iv)    the Transfer will not subject the Company to the registration or reporting requirements of the Investment Company Act of 1940, as amended;
(v)    the Transfer shall not impose any material liability or reporting obligation on the Company or any Member (other than the Transferor or the Transferee) in any jurisdiction, whether domestic or foreign, or result in the Company any Member (other than the Transferor or Transferee) becoming subject to the jurisdiction of any court or governmental entity anywhere, other than the states, courts and governmental entities in which the Company or such Member is then subject to such material liability, reporting obligation or jurisdiction;
(vi)    if at the time of the Transfer the Company is classified as a partnership for U.S. federal income tax purposes, the Transfer shall satisfy one or more safe harbor provisions of Treasury Regulations Section 1.7704-1 including Sections 1.7704-1(e), (f), (g), (h) and (j), relating to “publicly traded partnerships;”
(vii)    the Transfer shall not cause a Dissolution Event or, if at the time of the Transfer the Company is classified as a partnership for U.S. federal income tax purposes, a termination of the Company pursuant to Section 708 of the Code (unless the Board determines to waive the foregoing requirement);
(viii)    the Transfer shall not cause all or any portion of the assets of the Company to constitute “plan assets” under United States Employee Retirement Income Security Act of 1974, as amended, or the Code;
(ix)    in the case of any Transfer pursuant to Section 8.01(b), except for a Qualified IPO, the transferee is not a Competitor of the Company or of the Apollo Member or its other Affiliates; and
(x)    upon the request of the Board, any Member undertaking a Transfer of such Units pursuant to this Article VIII shall have delivered an opinion of counsel, in form and substance reasonably satisfactory to the Board that such Transfer complies with the conditions set forth in this Section 8.01(c)(i) through (viii). The Board may also request officer certificates and representations and warranties from the Transferee and Transferor as to the matters set forth in this Section 8.01(c) and such other factual matters relating to the Transfer as the Board may reasonably request.
(m)    In the case of any Transfer pursuant to Section 8.01(b)(v), the Transferee will be entitled to appoint one Manager for so long as it owns at least 15% of the outstanding Class A Units, but no other provisions of this Agreement that apply specifically to the ARC Member (as opposed to any Member generally) may be Transferred or otherwise assigned to such Transferee.
SECTION 8.02.    Tag-Along Rights.
(i)    Subject to Section 8.04 and Section 8.05, in the event that the Apollo Member, the ARC Member or the ARC Principal Member (such Member, the “Tag-Along Seller”) shall propose to Transfer any of its Units (a “Tag-Along Sale”), to any Person or Persons (“Proposed Tag-Along Purchaser”) in a Transfer permitted or approved in accordance with this Agreement (other than (i) pursuant to an Apollo Permitted Transfer or (ii) in a connection with a Qualified IPO), each other Class A Member holding Units of the same class as proposed to be Transferred by the Tag-Along Seller shall have the right and option (“Tag-Along Rights”), but not the obligation, to participate in such Tag-Along Sale, at the same price per Unit as the Tag-Along Seller (which shall take into account all consideration proposed to be paid by the Proposed Tag-Along Purchaser to the Tag-Along Seller in connection with such Tag-Along Sale) and on the same terms as the Tag-Along Sale proposed by the Tag-Along Seller by Transferring up to its Maximum Tag-Along Portion.
(j)    Such Tag-Along Seller shall notify each Class A Member of any proposed Tag-Along Sale at least thirty (30) days prior to the proposed effective date of such proposed Tag-Along Sale (a “Tag-Along Notice”), which notice may be delivered only following compliance with all of the provisions of Section 8.04, if applicable. Any Tag-Along Notice shall set forth that the Proposed Tag-Along Purchaser has been informed of the Tag-Along Rights in Section 8.02(a) and has agreed to purchase Units held by the Class A Members, the number (and class) of Units proposed to be Transferred to the Proposed Tag-Along Purchaser, the identity of the Proposed Tag-Along Purchaser, the amount and type of consideration proposed to be paid per Unit, the terms of the Proposed Tag-Along Purchaser’s financing, if any, the proposed effective date for the Tag-Along Sale and any other terms and conditions of the Transfer (the “Tag-Along Terms”).
(k)    Each other Class A Member (each, a “Tag-Along Member”) may exercise its Tag-Along Rights in connection with a Tag-Along Sale described in a Tag-Along Notice by delivering notice to the Tag-Along Seller within twenty (20) days from the date of receipt of the Tag-Along Notice. The Tag-Along Rights of the Tag-Along Members pursuant to this Section 8.02 shall terminate with respect to such proposed Transfer if not exercised within such twenty (20)-day period. Such notice from a Tag-Along Member shall specify the number of Units which such Tag-Along Member wishes to include in the proposed Transfer if less than the Maximum Tag-Along Portion. In no event shall any Tag-Along Member be permitted to sell more than its Maximum Tag-Along Portion in connection with a Tag-Along Sale. The exercise by a Tag-Along Member of Tag-Along Rights as set forth in such notice (the “Tag-Along Exercise”) shall be irrevocable, and, to the extent such offer is accepted, the Tag-Along Member shall be bound and obligated to Transfer on the same terms and conditions, with respect to each Unit Transferred, as the Tag-Along Seller, up to such number of Units specified in such Tag-Along Exercise; provided, however, that if the principal terms of the Tag-Along Sale change with the result that the per Unit price shall be less than the per Unit price set forth in the Tag-Along Notice or the other terms and conditions shall be less favorable to the Tag-Along Members than those set forth in the Tag-Along Notice, such Tag-Along Member shall have five (5) Business Days to consider such changes and shall be permitted to withdraw its Tag-Along Exercise by written notice to the Tag-Along Seller and upon such withdrawal shall be released from its obligations thereunder.
(l)    The Tag-Along Seller shall attempt to obtain the inclusion in the Tag-Along Sale of (i) all of the Units that each Tag-Along Member has elected to Transfer in its Tag-Along Exercise, and (ii) all of the Units that the Tag-Along Seller proposed to Transfer in its Tag-Along Notice (such Units collectively, the “Tag-Along Units”). In the event the Tag-Along Seller shall be unable to obtain the inclusion of such entire number of Tag-Along Units in the Tag-Along Sale, the number of Tag-Along Units shall be allocated among the Tag-Along Members which have delivered a Tag-Along Exercise in accordance with Section 8.02(c) and the Tag-Along Seller in proportion, as nearly as practicable, as follows:
(i)    there shall be first allocated to each such Tag-Along Member a number of Units equal to the lesser of (A) the number of Units included by such Tag-Along Member in its Tag-Along Exercise, and (B) a number of Units equal to (x) the number of Units that the Proposed Tag-Along Purchaser has agreed to acquire in such Tag-Along Sale, multiplied by (y) such Tag-Along Member’s Percentage Interest;
(ii)    there shall then be allocated to the Tag-Along Seller a number of Units equal to the lesser of (A) the number of Units included by the Tag-Along Seller in its Tag-Along Notice, and (B) a number of Units equal to (x) the number of Units that the Proposed Tag-Along Purchaser has agreed to acquire in such Tag-Along Sale, multiplied by (y) such Tag-Along Seller’s Percentage Interest; and
(iii)    the balance, if any, not allocated pursuant to clauses (i) and (ii) above shall be allocated to the Tag-Along Seller and the Tag-Along Members which have delivered a Tag-Along Exercise in accordance with Section 8.02(c) in proportion to their respective Percentage Interests; provided that no Tag-Along Member shall be entitled to sell a number of Units in excess of the number of Units included by such Tag-Along Member in its Tag-Along Exercise.
(m)    Following the expiration of the twenty (20)-day period referred to in Section 8.02(c) and Section 8.02(d), the Tag-Along Seller shall notify each Tag-Along Member, which shall have exercised its Tag-Along Rights in accordance with this Section 8.02, of the number of Tag-Along Units that such Tag-Along Member may include in the Tag-Along Sale pursuant to this Section 8.02. Each such Tag-Along Member shall then be entitled and obligated to sell to the Proposed Tag-Along Purchaser such number of Tag-Along Units on the Tag-Along Terms, subject to the proviso in Section 8.02(c). Each participating Tag-Along Member shall, and shall cause each of its Affiliates to, cooperate in connection with such Tag-Along Sale and take all steps reasonably necessary or reasonably requested by the Company, the Tag-Along Seller, the Proposed Tag-Along Purchaser and the other participating Tag-Along Members to Transfer its Tag-Along Units in such Tag-Along Sale to the Proposed Tag-Along Purchaser and otherwise consummate such Tag-Along Sale on the Tag-Along Terms (including by executing any purchase agreements, escrow agreements or related documents, including instruments of Transfer and providing customary several, but not joint, representations, warranties and indemnities concerning such participating Tag-Along Member’s valid ownership of its Tag-Along Units, free and clear of all Liens and encumbrances (other than those arising under this Agreement, applicable securities laws or in connection with such Tag-Along Sale) and such Tag-Along Member’s authority, power and right to enter into and consummate agreements relating to such transactions without violating any applicable law or other agreement; provided, however, that such agreements, documents or instruments shall not contain any non-competition or similar restrictive covenants). Without limiting the generality of the immediately preceding sentence, each participating Tag-Along Member and the Tag-Along Seller shall, subject to the provisions of any definitive agreement (including any limitations on indemnification set forth therein) entered into in connection with such Tag-Along Sale, indemnify, defend and hold harmless the Proposed Tag-Along Purchaser in any Tag-Along Sale, pro rata in accordance with the amount of consideration received by such Tag-Along Member or the Tag-Along Seller, as applicable, in connection with such Tag-Along Sale as a proportion of the aggregate amount of consideration received by all such Tag-Along Members and the Tag-Along Seller in connection with such Tag-Along Sale, from and against any losses, damages and liabilities arising from or in connection with (i) any breach of any representation, warranty, covenant or agreement of the Company in connection with such Tag-Along Sale, and (ii) any other indemnification obligation in connection with such Tag-Along Sale relating to the business or potential liabilities of the Company and its Subsidiaries; provided, that (A) the terms of such indemnification obligation applicable to each Tag-Along Member shall be the same as the terms applicable to the Tag-Along Seller, (B) such indemnification obligation shall be several and not joint, and (C) the aggregate maximum amount of such indemnification obligation shall not exceed the amount of consideration received by such Tag-Along Member or the Tag-Along Seller in connection with such Tag-Along Sale. All reasonable fees and expenses incurred by the Tag-Along Seller and each Tag-Along Member (including in respect of financial advisors, accountants and counsel) in connection with a Tag-Along Sale pursuant to this Section 8.02 shall be shared by the Tag-Along Seller and each Tag-Along Member participating in such Tag-Along Sale pro rata in accordance with the amount of proceeds to be received by the Tag-Along Seller and each such Tag-Along Member in such Tag-Along Sale.
(n)    In the event that, following delivery of a Tag-Along Notice, the twenty (20)-day period set forth in Section 8.02(c) shall have expired without any valid exercise of the rights under Section 8.02(c) by any Tag-Along Member, the Tag-Along Seller shall have the right, during the ninety (90)-day period following the expiration of such twenty (20)-day period, to Transfer to the Proposed Tag-Along Purchaser, its Units on the Tag-Along Terms without any further obligation under this Section 8.02. In the event that the Tag-Along Seller shall not have consummated such Transfer within such ninety (90)-day period, any subsequent proposed Tag-Along Sale shall once again be subject to the terms of this Section 8.02.
(o)    The provisions of this Section 8.02 shall terminate upon the earlier of the consummation of a Qualified IPO and the consummation of a Change of Control.
SECTION 8.03.    Drag-Along Rights.
(g)    In the event that following the eighth (8th) anniversary of the Closing (i) (A) the Company or the Apollo Member (the “Prospective Drag-Along Seller”) receives an offer from a third party (a “Drag-Along Purchaser”) to purchase or otherwise acquire a number of Class A Units in a transaction (or series of related transactions) that would result in a Change of Control and (B) at least eighty percent (80%) of the consideration offered by the Drag-Along Purchaser consists of cash or Marketable Securities (such transaction, a “Drag-Along Sale”), then the Prospective Drag-Along Seller shall provide written notice to each Member at least thirty (30) days prior to the proposed effective date of the proposed Drag-Along Sale (the “Drag-Along Notice”) which notice shall set forth that the Drag-Along Purchaser has been informed of the provisions of this Section 8.03 and has agreed to consummate a Drag-Along Sale, the number of Class A Units (the “Drag-Along Units”) proposed to be acquired in such proposed Drag-Along Sale by the Drag-Along Purchaser (where applicable), the identity of the Drag-Along Purchaser, the amount and type of consideration proposed to be paid per Drag-Along Unit, the proposed closing date of such proposed Drag-Along Sale and any other material terms and conditions of such proposed Drag-Along Sale (the “Drag-Along Terms”).
(h)    If the Prospective Drag-Along Seller consummates the proposed Drag-Along Sale, each Class A Member shall (i) be bound and obligated to sell its Drag-Along Portion of its Class A Units in the proposed Drag-Along Sale on the Drag-Along Terms; and (ii) shall receive the same form and amount of consideration per Class A Unit to be received by each other Class A Member in such proposed Drag-Along Sale for its Class A Units. If any Class A Member is given an option as to the form and amount of consideration to be received, each other Class A Member will be given the same option. Unless otherwise agreed by the Class A Members, any non-cash consideration shall be allocated among the Class A Units pro rata based on the aggregate amount of such consideration to be received in respect of such Class A Units. If the Prospective Drag-Along Seller has not completed the proposed Drag-Along Sale within 180 days after the date of delivery of the Drag-Along Notice, the Drag-Along Notice shall be null and void, each Class A Member shall be released from its obligations under the Drag-Along Notice and it shall be necessary for a separate Drag-Along Notice to be furnished and the terms and provisions of this Section 8.03 separately complied with, in order to consummate such proposed Drag-Along Sale pursuant to this Section 8.03; provided, however, that if a Majority-in-Interest of the Class A Members shall have executed a definitive agreement within such period, the terms of any such definitive agreement shall continue to apply to such Drag-Along Sale and the Class A Members shall not be released from their obligations under this Section 8.03 unless and until such definitive agreement is terminated.
(i)    Each Member shall, and shall cause each of its Affiliates to, cooperate in connection with the Drag-Along Sale and take all steps reasonably necessary or reasonably requested by the Company, the Drag-Along Purchaser and the other Members to Transfer its Drag-Along Units in such Drag-Along Sale to the Drag-Along Purchaser and otherwise consummate the Drag-Along Sale on the Drag-Along Terms (including by waiving any appraisal or dissenter’s rights that may exist under any applicable law, voting for or consenting to any merger, consolidation, sale of assets or similar transaction, executing any purchase agreements, merger agreements, escrow agreements or related documents, including instruments of Transfer and providing customary several, but not joint, representations, warranties and indemnities concerning such Member’s valid ownership of its Units, free and clear of all Liens and encumbrances (other than those arising under applicable securities laws or in connection with the Drag-Along Sale) and such Member’s authority, power, and right to enter into and consummate agreements relating to such transactions without violating any applicable law or other agreement; provided, however, that such agreements, documents or instruments shall not contain any non-competition or similar restrictive covenants). Without limiting the generality of the immediately preceding sentence, each Member shall, subject to the provisions of any definitive agreement (including any limitations on indemnification set forth therein) entered into in connection with a Drag-Along Sale, indemnify, defend and hold harmless the Drag-Along Purchaser in any Drag-Along Sale, pro rata in accordance with the amount of consideration received by such Member in connection with such Drag-Along Sale as a proportion of the aggregate amount of consideration received by all such Members in connection with such Drag-Along Sale, from and against any losses, damages and liabilities arising from or in connection with (i) any breach of any representation, warranty, covenant or agreement of the Company in connection with such Drag-Along Sale, and (ii) any other indemnification obligation in connection with such Drag-Along Sale relating to the business or potential liabilities of the Company and its Subsidiaries; provided, that (A) if the Prospective Drag-Along Seller is a Class A Member, the terms of such indemnification obligation applicable to each other Member shall be the same as the terms applicable to the Prospective Drag-Along Seller, (B) such indemnification obligation shall be several and not joint, and (C) the aggregate maximum amount of such indemnification obligation shall not exceed the amount of consideration received by such Member in connection with such Drag-Along Sale.
(j)    The provisions of this Section 8.03 shall terminate upon the consummation of a Change of Control.
SECTION 8.04.    Right to Force a Qualified IPO; Exit Restructuring.
(a)    If after the later of (x) the fifth (5th) anniversary of the Closing Date and (y) the date on which the Company has raised at least twenty five billion dollars ($25,000,000,000) of Qualifying New Capital (as defined in the Transaction Agreement), a Change of Control has not occurred and the Company has not consummated an IPO, then either the Apollo Member or the ARC Member shall have the right to cause the Company to consummate a Qualified IPO without the approval of the Board and without the consent of the other Members; provided that (i) if the ARC Member initiates the Qualified IPO pursuant to this Section 8.04(a), it shall be required to propose to sell at least 25% of its Class A Units (or such Registrable Securities (as defined in the Registration Rights Agreement) issued in exchange for or in respect of Class A Units) in such Qualified IPO, and if the Apollo Member initiates the Qualified IPO pursuant to this Section 8.04(a), it shall be required to propose to sell at least 15% of its Class A Units (or such Registrable Securities (as defined in the Registration Rights Agreement) issued in exchange for or in respect of Class A Units) in such Qualified IPO, and (ii) the actual size of the Qualified IPO shall be determined by the Coordination Committee in accordance with this Section 8.04(a). In connection with any IPO, the Class A Members shall form a committee (the “Coordination Committee”) that shall control, and shall make all decisions regarding, the process of such IPO, including the terms and conditions of such IPO, the pricing of Equity Securities to be offered in such IPO, the Exit Restructuring, the hiring of underwriters and advisors and the drafting of documentation, to the fullest extent permitted by applicable law and subject to the terms and conditions set forth in this Agreement. The Members shall cooperate with the Coordination Committee and each other in connection with such IPO and shall take all actions reasonably required by the Coordination Committee in connection therewith. The Coordination Committee shall comprise three (3) Managers. In connection with a Qualified IPO initiated pursuant to this Section 8.04(a) (A) if the number of Class A Shares proposed to be sold by the ARC Member is equal to or greater than the number of Class A Shares proposed to be sold by the Apollo Member, the ARC Member shall designate two (2) Managers and the Apollo Member shall designate one (1) Manager to the Coordination Committee and (B) if the number of Class A Shares proposed to be sold by the Apollo Member is greater than the number of Class A Shares proposed to be sold by the ARC Member, the Apollo Member shall designate two (2) Managers and the ARC Member shall designate one (1) Manager to the Coordination Committee. Otherwise, the Coordination Committee will be determined by the Board, provided that it will include at least one (1) Manager designated by the Apollo Member and at least one (1) Manager designated by the ARC Member. The Coordination Committee shall act by affirmative vote of a majority of its members, provided that (x) the selection of managing underwriter(s) for any such IPO shall be subject to the prior written consent of each of the Apollo Member and the ARC Member, such consent not to be unreasonably withheld and (y) each of the Apollo Member and the ARC Member shall have the right to consent to the material terms of the Exit Restructuring, such consent not to be unreasonably withheld. The Coordination Committee shall take action only at a meeting held upon at least two (2) Business Days’ prior notice to all members thereof (unless such notice is waived by all such members in writing).
(b)    Subject to Section 6.03, in anticipation of or in connection with any proposed IPO, a Qualified IPO commenced pursuant to Section 8.04(a) or otherwise, any private Transfer of Units permitted by this Agreement that would result in a Change of Control, any Drag-Along Sale or any other disposition of the Company (a “Major Exit”), in order to maximize tax efficiency and otherwise facilitate a Major Exit, the Board or the Coordination Committee, as applicable, may, and the Members shall cooperate with the Board or the Coordination Committee, as applicable, and each other, and shall take such actions reasonably required in connection therewith, to: (i) convert or restructure the Company, whether by merger or otherwise, in accordance with the laws of the State of Delaware to a corporation or such other capital structure as the Board or the Coordination Committee, as applicable, may determine and amend this Agreement to provide for such conversion or restructuring; (ii) distribute shares of common stock or other equivalent Equity Securities of the resulting entity to each Member; (iii) form a Subsidiary holding company and distribute its shares of common stock or other equivalent Equity Securities of such entity to the Members; (iv) move the Company or any successor to another jurisdiction to facilitate any actions contemplated by this Section 8.04(b); (v) wind up, dissolve or liquidate the Company pursuant to this Agreement; (vi) cause the resulting entity to enter into a stockholders, operating or similar agreement with the Members containing such rights and obligations as are provided in this Agreement with respect to the Units that expressly survive the consummation of such Major Exit; (vii) cause the Company or any successor thereto to make any U.S. federal income or other tax election (including to be classified as a corporation for U.S. federal income and other tax purposes) that the Board or the Coordination Committee, as applicable, deems necessary or appropriate to consummate a Major Exit; (viii) create a newly organized Delaware corporation or limited partnership (or other entity) to serve as the IPO Entity (as defined below) and to be admitted as a Member of the Company in order to facilitate taking such entity public through one or more primary (or, depending on the precise structure, secondary) offerings, with the proceeds either being used by the Company for whatever purposes it deems appropriate or being distributed to such Members seeking liquidity at the time (or, in the case of a secondary offering structured as an acquisition of Company interests by the IPO Entity from such Members, being retained by the selling Members) and (ix) take such other steps as the Board or the Coordination Committee, as applicable, deems necessary or appropriate (including by amending this Agreement in accordance with the Delaware Act and applicable law and as permitted by this Agreement) to create a suitable vehicle for an offering or sale, in each such case in accordance with the Delaware Act and applicable law (the Company, in its capacity as the entity which undertakes an IPO or such other entity resulting from an IPO, as determined by the Board or the Coordination Committee, as applicable, the “IPO Entity”, and in its capacity as the entity which undertakes a Major Exit or such other entity resulting from such Major Exit, as determined by the Board or the Coordination Committee, as applicable, the “Resulting Entity”), and in each case for the express purpose of consummating a Major Exit (an “Exit Restructuring”); provided, that with respect to any Major Exit that is (x) a private Transfer of Units permitted by this Agreement that would result in a Change of Control or (y) any other disposition of the Company, in each case, that does not constitute a Drag-Along Sale, IPO or a Qualified IPO (any such Major Exit, a “Specified Private Sale”), the Board or the Coordination Committee, as applicable, may not undertake an Exit Restructuring or take any of the actions described in clauses (i) through (ix) above in connection with such Specified Private Sale without the prior written consent of each Class A Member that does not participate in such Specified Private Sale and that would be materially adversely affected by such Exit Restructuring or any such actions; and provided further, that the Board may not take any of the actions described in clauses (i) through (ix) above without the written consent of each of the ARC Member if such action would disproportionately affect the ARC Member, such consent not to be unreasonably withheld.
(c)    If the Board or the Coordination Committee, as the case may be, elects to exercise its rights under Section 8.04(b), the Members shall take such actions as may be reasonably required by, and shall otherwise cooperate in good faith with, the Board or the Coordination Committee, as applicable, in connection with consummating the Exit Restructuring (including the voting of any Class A Units as may be necessary to effect a Transfer by continuation or to authorize share capital, whether by liquidation of the Company and creation of a new entity, amendment to this Agreement or otherwise) and shall take any other actions reasonably required in order to effectuate the Exit Restructuring; provided, that the Members shall not be required to enter into a stockholders, operating or similar agreement with the Resulting Entity unless such agreement (i) is consistent with the requirements of Section 8.04(d) and (ii) contains such rights and obligations as are provided in this Agreement with respect to the Units that expressly survive the consummation of a Major Exit (including, for the avoidance of doubt, to the extent that such rights have not terminated pursuant to Section 12.10, with respect to the board of directors or similar governing body of the Resulting Entity). Without limiting the generality of the foregoing, the Board or the Coordination Committee, as applicable, and the Members shall use reasonable efforts to cooperate to ensure that any Exit Restructuring is undertaken in a reasonably tax efficient manner for all Members and their respective direct or indirect members, partners, shareholders or other equity holders.
(d)    Notwithstanding anything to the contrary contained in this Agreement, (i) the shares, membership interests or other ownership interests of the Resulting Entity shall be divided into classes and series and shall be allocated to and among the Members in such manner as shall result in each Member having substantially the same relative economic rights, privileges, preferences, priorities and obligations in respect of the Resulting Entity as such Member had in respect of the Company immediately prior to the Exit Restructuring (including the right to sell securities of the Resulting Entity held by such Member upon the expiration of the applicable lock-up period (which in any case shall be applicable to all Members equally and subject to the provisions of the Registration Rights Agreement)), (ii) all Class A Units shall be converted or redeemed for the same class or series of, and the same number of, Equity Securities of the Resulting Entity and (iii) the Board or the Coordination Committee, as applicable, shall establish the terms of the organizational documents of any Resulting Entity and any stockholders, operating or similar agreement by and among the Resulting Entity and the Members in a manner consistent with the terms of this Section 8.04. In the case of a Qualified IPO structured pursuant to Section 8.04(b)(viii), the Members shall have the right to exchange their Membership Interests for interests in the IPO Entity having rights and preferences that are substantially similar to those of the class of Company interests being so exchanged, at such times and with such limitations as determined by the Board or the Coordination Committee, as the case may be.
SECTION 8.05.    Right of First Offer.
(h)    If, at any time on or after the eighth (8th) anniversary of the Closing Date the Apollo Member or the ARC Member (or any other Member) (such Member for purposes of this Section 8.05, a “ROFO Seller”) proposes to Transfer any or all of its Class A Units, other than in the case of the Apollo Member pursuant to an Apollo Permitted Transfer (a “ROFO Sale”), such ROFO Seller shall first notify the Apollo Member or the ARC Member, as applicable (such other Member, the “Non-Transferring Member”); in the case of a Transfer by the ARC Principal Member, the Non-Transferring Member shall be the Apollo Member. Such ROFO Seller’s notice to the Non-Transferring Member (the “Proposed Sale Notice”) shall (i) state such ROFO Seller’s intention to sell Class A Units, the identity of the proposed purchaser, if any, the amount of Class A Units to be sold, the price that the ROFO Seller proposes to be paid for such Class A Units (the “Proposed Sale Price”), and the other material terms of the Proposed Sale and (ii) contain an irrevocable offer to sell such Class A Units to the Non-Transferring Member (in the manner set forth below) at the Proposed Sale Price and on the same terms and conditions described in the Proposed Sale Notice.
(i)    At any time within 30 days after the date of the receipt by the Non-Transferring Member of the Proposed Sale Notice, the Non-Transferring Member shall have the right and option to purchase, or to designate another Person to purchase, any or all of the Class A Units covered by the Proposed Sale Notice at the Proposed Sale Price (or, if the Proposed Sale includes any consideration other than cash, then, at the sole option of the Non-Transferring Member, at the equivalent all cash price) and on the terms and conditions described in the Proposed Sale Notice, by delivering an irrevocable written notice (the “Acceptance Notice”) to the ROFO Seller indicating that the Non-Transferring Member (or a designee thereof) shall purchase the Class A Units being offered in the Proposed Sale and designating a date for the closing that is within 30 days after delivery of the Acceptance Notice. The closing will be effected by the delivery by the Non-Transferring Member (or its designee) of immediately available funds by wire transfer (and the ROFO Seller shall provide to the Non-Transferring Member (or its designee) wire transfer instructions) (and any such non-cash consideration to be paid) to the ROFO Seller at the principal office of the Company against delivery of any instruments representing the Class A Units so purchased, appropriately endorsed by the ROFO Seller (or other documentation reasonably requested by the purchaser in the case of uncertificated Class A Units). If at the end of the 30-day period, the Non-Transferring Member has not delivered an Acceptance Notice, the ROFO Seller may, during the succeeding 120-day period, sell any or all of the Class A Units covered by the Proposed Sale to a transferee for consideration having a value of not less than 100% of the Proposed Sale Price and on terms no less favorable to the ROFO Seller than those contained in the Proposed Sale Notice. Promptly after such sale, the ROFO Seller shall notify the Non-Transferring Member and the Company of the consummation thereof and shall furnish such evidence of the completion of such sale and of the terms thereof as may reasonably be requested by the Company. If, at the end of 120 days following the expiration of the 30-day period during which the Non-Transferring Member is entitled hereunder to deliver an Acceptance Notice, the ROFO Seller has not completed the sale of such Class A Units as aforesaid, such Class A Units will again be subject to the provisions of this Section 8.05 with respect to a proposed subsequent Transfer.
Article IX
REPRESENTATIONS AND WARRANTIES;
CERTAIN OTHER AGREEMENTS
SECTION 9.01.    Representations and Warranties of the Company. By executing and delivering this Agreement, the Company hereby represents and warrants to each of the Members that the following statements are true and correct as of the date hereof and as of each date on which a Class A Member makes a Capital Contribution:
(p)    The Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Since the date of its formation, the Company has not conducted any business or incurred any liabilities or obligations, other than liabilities and obligations pursuant to the Delaware Act or the Original Agreement and liabilities and obligations pursuant to the Transaction Agreement and the Ancillary Agreements.
(q)    Except as expressly disclosed in writing to the Members on the date hereof, the execution, delivery and performance by the Company of this Agreement are within the Company’s organizational powers, have been duly authorized by all necessary organizational action on its behalf, require no consent, approval, permit, license, order or authorization of, notice to, action by or in respect of, or filing with, any Governmental Authority, and do not and will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any provision of applicable law or of any judgment, order, writ, injunction or decree or any agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of the Company’s properties is bound. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.
(r)    As of the date hereof, (i) the capitalization of the Company and the ownership of Class A Units will be as set forth in Schedule A, (ii) other than the Class A Units set forth in Schedule A, there are no outstanding Equity Securities of the Company, including options, warrants or convertible securities, (iii) other than this Agreement and the Registration Rights Agreement, there are no agreements on the part of the Company to issue, sell or distribute any of its Securities or material assets, (iv) other than as set forth in this Agreement, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its Securities or to pay any dividend or make any distribution in respect thereof, (v) other than as set forth in the Registration Rights Agreement, no Person is entitled to any rights with respect to the registration of any Securities of the Company under the Securities Act (or the securities laws of any other jurisdiction), and (vi) other than as set forth in this Agreement, none of the outstanding Equity Securities of the Company is subject to any preemptive rights, rights of first refusal or similar rights on the part of the Company or any other Person.
(s)    As of the date hereof, there are no actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or its controlled Affiliates that would be reasonably expected to be material to the Company or its controlled Affiliates.
(t)    The Company is duly qualified under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on its business, operations, financial condition, properties or assets taken as a whole or its ability to perform its obligations under this Agreement or the Registration Rights Agreement.
SECTION 9.02.    Representations and Warranties of the Members. By executing and delivering this Agreement, each Member hereby represents and warrants to the Company and each other Member that the following statements are true and correct as of the date hereof:
(k)    Such Member’s Units are being held for its own account solely for investment and not with a view to resale or distribution thereof other than in compliance with all applicable securities laws and this Agreement.
(l)    Such Member is duly organized and validly existing under the laws of its jurisdiction of organization.
(m)    Except as expressly disclosed in writing to the Company and the other Members on the date hereof, the execution, delivery and performance by such Member of this Agreement are within such Member’s corporate or other powers, as applicable, have been duly authorized by all necessary corporate or other action on its behalf, require no consent, approval, permit, license, order or authorization of, notice to, action by or in respect of, or filing with, any Governmental Authority, and do not and will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any provision of applicable law or of any judgment, order, writ, injunction or decree or any agreement or other instrument to which such Member is a party or by which such Member or any of such Member’s properties is bound. This Agreement has been duly executed and delivered by such Member and constitutes a valid and binding agreement of such Member, enforceable against such Member in accordance with its terms, subject to the Enforceability Exceptions.
SECTION 9.03.    Fiduciary Duties; Competing Activities.
(e)    To the fullest extent permitted by applicable law and notwithstanding any other provision of this Agreement, the Members hereby agree that pursuant to the authority of Sections 18-1101(c)-(e) of the Delaware Act, the Members hereby eliminate any and all fiduciary duties of the Members and their respective officers, directors, managers, advisors, shareholders, partners, members, equity holders, parents, agents, employees, Representatives and Affiliates (including the Managers designated by such Members), other than those Persons who are employees of the Company or its Subsidiaries (each, a “Covered Investor”) that are owed to the Company, the Company’s Subsidiaries and the other Members and hereby agree that such Persons shall have no fiduciary duty to the Company, the Company’s Subsidiaries or any other Member; provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.
(f)    In furtherance of the foregoing, the Members hereby agree that each Covered Investor may engage or invest in, independently or with others, any business activity of any type or description, including those that might be in the same business as or similar to the Company’s and its Subsidiaries’ business and that might be in direct or indirect competition with the Company or its Subsidiaries, except as set forth in Section 2.11. Neither the Company, its Subsidiaries nor any other Members shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom. The pursuit of any such ventures or activities by a Covered Investor, even if competitive with the business of the Company and its Subsidiaries, shall not be deemed wrongful or improper and shall not constitute a conflict of interest or breach of fiduciary or other duty by such Covered Investor with respect to the Company, its Subsidiaries or the other Members. No Covered Investor who is not an employee of the Company or its Subsidiaries shall be obligated to present any investment opportunity or prospective economic advantage to the Company or its Subsidiaries, even if the opportunity is of the character that, if presented to the Company or its Subsidiaries, could be taken by the Company or its Subsidiaries, and such Covered Investor shall have the right to hold such investment opportunity or prospective economic advantage for its own account or the account of its portfolio companies (as applicable) or to recommend such opportunity to Persons other than the Company, its Subsidiaries and the other Members. In addition, to the maximum extent permitted from time to time under applicable law, the Company, its Subsidiaries and the other Members renounce any interest or expectancy in being offered an opportunity to participate in business opportunities that are from time to time presented to any Covered Investor who is not an employee of the Company or its Subsidiaries, and the Company, its Subsidiaries and the Members waive any claim related to the foregoing. Each Member acknowledges that the Covered Investors may own and/or manage other businesses, including businesses that may compete directly or indirectly with the Company or the Company’s Subsidiaries and for such Covered Investors’ time, and each such Member hereby waives any and all rights and claims which it may otherwise have against the Covered Investors as a result of any such activities, except as set forth in Section 2.11.
Article X
LIMITATION ON LIABILITY; EXCULPATION
AND INDEMNIFICATION
SECTION 10.01.    Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Representative of the Company or its Subsidiaries, Manager or the Members or their Representatives shall be obligated personally for any such debt, obligation or liability of the Company; provided, that the foregoing shall not alter a Member’s obligation to return funds wrongfully distributed to such Member.
SECTION 10.02.    Exculpation and Indemnification.
(g)    To the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit, the Company shall defend, indemnify and hold harmless each Covered Person from and against any and all Losses incurred or suffered by such Covered Person (whether as a result of any claim by any Member or any third party or otherwise) by reason of: (i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company or its Subsidiaries or any Member or otherwise in connection with the business of the Company or its Subsidiaries; (ii) the fact that he or she is or was a Covered Person, or that such Covered Person is or was serving at the request of the Company as a manager, director, officer, member, partner, parent or other Representative of any other Person; or (iii) any other act or omission or alleged act or omission arising out of or in connection with the Company or its Subsidiaries or the businesses of the Company or its Subsidiaries, to the extent not reimbursed by insurance or other coverage, in each case, if: (A) such Covered Person acted or omitted to act in good faith and in the belief that such act or omission was in, or was not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reason to believe his or her conduct was unlawful, (B) such Covered Person’s conduct did not constitute fraud, gross negligence or willful misconduct, and (C) if such Covered Person is a Member, such Member’s conduct did not constitute a willful breach or violation of this Agreement. In the event of any Change of Control, the Company or Class A Member(s) effecting such transaction shall ensure that the successor to the Company shall assume the Company’s indemnification obligations with respect to this Section 10.02 to the extent the form of such transaction requires such assumption (as in the case of a sale of assets). The obligations of the Company under this Section 10.02 shall be satisfied solely out of and to the extent of the Company’s assets, and no Covered Person shall have any personal liability on account thereof. There shall be, and each Covered Person shall be entitled to, a rebuttable presumption that such Covered Person acted in good faith and is otherwise entitled to indemnification under this Section 10.02(a) and advancement of expenses under Section 10.02(b).
(h)    To the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit the Company (i) shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any threatened, pending or completed lawsuit, action, investigation, suit or proceeding to which such Covered Person is a party to or is threatened to be made a party to, relating to any Losses for which such Covered Person may be indemnified pursuant to Section 10.02(a) and (ii) reimburse the Apollo Member for all reasonable costs and expenses incurred by it in performing in its capacity as the Tax Matters Partner or in connection with any administrative or judicial proceeding affecting tax matters of the Company and the Members in their capacity as such; provided, in each case, that such reimbursement and/or advancement shall only be provided to such Covered Person or the Tax Matters Partner (as applicable) upon receipt by the Company of an undertaking by or on behalf of such Covered Person or Tax Matters Partner (as applicable) that if it is finally judicially determined that such Person is not entitled to the indemnification provided pursuant to Section 10.02(a), then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.
(i)    A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters such Covered Person reasonably believes are within his, her or its professional or expert competence.
(j)    The rights to indemnification and advancement of expenses and the remedies provided for in this Section 10.02 are not and shall not be deemed exclusive of any other rights or remedies to which any Covered Person may at any time be entitled under any applicable law, agreement, vote of Members, Disinterested Manager Approval, or otherwise, but each such right or remedy under this Article X shall be cumulative with all such other rights and remedies. No amendment, modification or repeal of this Section 10.02 or any provision hereof shall limit or restrict any right of any Covered Person under this Section 10.02 in respect of any action that such Covered Person has taken or omitted in that Covered Person’s capacity as such prior to such amendment, modification or repeal.
(k)    For the avoidance of doubt, nothing in this Section 10.02 shall, or shall be construed to, limit the indemnification rights and obligations of any Person set forth in the Transaction Agreement or the Guarantee and Support Agreement.
SECTION 10.03.    Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any Covered Person against any liability asserted against such Covered Person and incurred by such Covered Person in any such capacity, or arising out of such Person’s status as a Covered Person, whether or not the Company would have the power to indemnify such Covered Person against such liability under the provisions of Section 10.02 or under applicable law.
Article XI
DISSOLUTION AND TERMINATION
SECTION 11.01.    Dissolution.
(l)    The Company shall not be dissolved by the admission of Additional Members or Substitute Members pursuant to Section 3.02.
(m)    No Member shall (i) resign from the Company prior to the dissolution and winding up of the Company except in connection with a Transfer of Units pursuant to the terms of this Agreement, or (ii) take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by applicable law, hereby waives any rights to take any such actions under applicable law, including any right to petition a court for judicial dissolution under Section 18-802 of the Delaware Act.
(n)    The Company shall be dissolved and its business wound up upon the earliest to occur of any one of the following events (each a “Dissolution Event”):
(i)    the expiration of forty-five (45) days after the sale or other disposition of all or substantially all the assets of the Company;
(ii)    if, at any time, there are no Members, unless the Company is continued in accordance with the Delaware Act;
(iii)    the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act, in contravention of this Agreement; or
(iv)    if, at any time, the Board or the Coordination Committee, as applicable, deems it advisable or appropriate, for the express purpose of consummating a Major Exit, to the extent permitted by Section 8.04(b) and in accordance with the terms and conditions set forth therein.
(o)    The death, retirement, resignation, expulsion, bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member shall not in and of itself cause dissolution of the Company.
SECTION 11.02.    Winding Up of the Company.
(j)    The Board shall promptly notify the Members of any Dissolution Event. Upon the occurrence of a Dissolution Event, the Company’s business shall be liquidated in an orderly manner. The Board shall appoint a liquidating trustee to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Members.
(k)    The proceeds of the liquidation of the Company shall be distributed in the following order and priority:
(i)    first, to the creditors (including any Members or their respective Affiliates that are creditors) of the Company in satisfaction of all of the Company’s Indebtedness (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidating trustee, reasonably necessary therefor); and
(ii)    second, to the Members, in accordance with Section 5.02, subject to the limitations of Article V, as promptly as practicable.
SECTION 11.03.    Distribution of Property. In the event it becomes necessary in connection with the liquidation of the Company to make a distribution of Property in-kind, subject to the priority set forth in Section 11.02, the liquidating trustee shall have the right to compel each Member to accept a distribution of any Property in-kind (even if the percentage of the Property distributed to such Member differs from a percentage of that Property which is equal to such Member’s Percentage Interest), with such distribution being based upon the amount of cash that would be distributed to such Members if such Property were sold for an amount of cash equal to the fair market value of such Property, as determined by the liquidating trustee in good faith.
SECTION 11.04.    Termination. The Company shall terminate when all of the assets of the Company, after payment of or reasonable provision for the payment of all debts and liabilities of the Company, shall have been distributed to the Members in the manner provided for in this Article XI, and the Certificate of Formation shall have been cancelled in the manner required by the Delaware Act.
SECTION 11.05.    Survival. Termination, dissolution, liquidation or winding up of the Company for any reason shall not release any Party from any liability which at the time of such termination, dissolution, liquidation or winding up already had accrued to any other Party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution, liquidation or winding up.
Article XII
MISCELLANEOUS
SECTION 12.01.    Expenses. Except as otherwise provided herein, each Member shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby including all fees and expenses of its Representatives.
SECTION 12.02.    Further Assurances. Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the reasonable judgment of the Board, may be necessary or advisable to carry out the intent and purposes of this Agreement.
SECTION 12.03.    Notices.
(d)    Except as otherwise expressly provided in this Agreement, all notices, requests and other communications to any Party hereunder shall be in writing (including a facsimile or similar writing) and shall be given to such Party at the address or facsimile number specified for such Party on Schedule A or Schedule D hereto, as applicable (or in the case of the Company, this Section 12.03(b)) or as such Party shall hereafter specify for the purpose by notice to the other Parties. Notwithstanding the foregoing, any notice, request or other communication delivered to the ARC Member on behalf of the ARC Principal Member shall be deemed to have been delivered to the ARC Principal Member and any notice, request or other communication delivered to the ARC Member that does not expressly state that it is not to be delivered to the ARC Principal Member shall be deemed to also have been delivered to the ARC Principal Member for all purposes of this Agreement. Each such notice, request or other communication shall be effective (i) if personally delivered, on the date of such delivery, (ii) if given by facsimile, at the time such facsimile is transmitted and the appropriate confirmation is received, (iii) if delivered by an internationally-recognized overnight courier, on the next Business Day after the date when sent, (iv) if delivered by registered or certified mail, three (3) Business Days (or, if to an address outside the United States, seven (7) days) after such communication is deposited in the mails with first-class postage prepaid, addressed as aforesaid, or (v) if given by any other means, when delivered at the address specified on Schedule A, Schedule D or in Section 12.03(b), as applicable.
(e)    All notices, requests or other communications to the Company hereunder shall be delivered to the Company at the following address and/or facsimile number in accordance with the provisions of Section 12.03(a):
SECTION 12.04.    No Third Party Beneficiaries. Notwithstanding anything herein or in any other agreement to the contrary, this Agreement is not intended to confer any rights or remedies upon, and shall not be enforceable by any Person other than (a) the actual Parties hereto, (b) their respective successors and permitted assigns, and (c) solely with respect to the provisions of Article X, each Covered Person.
SECTION 12.05.    Waiver; Cumulative Remedies. No failure by any Party to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy consequent upon a breach of such or any other covenant, agreement, term or condition shall operate as a waiver of such or any other covenant, agreement, term or condition of this Agreement. Any Member by notice given in accordance with Section 12.03 may, but shall not be under any obligation to, waive any of its rights or conditions to its obligations hereunder, or any duty, obligation or covenant of any other Member. No waiver shall affect or alter the remainder of this Agreement but each and every covenant, agreement, term and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach. The rights and remedies provided by this Agreement are cumulative and the exercise of any one right or remedy by any Party shall not preclude or waive its right to exercise any or all other rights or remedies.
SECTION 12.06.    Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The Parties hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the Parties: (a) agrees that this Agreement involves at least US $100,000.00; (b) agrees that this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. § 2708(a); (c) irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware with respect to all actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby; (d) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such courts and agrees not to commence any action or proceeding relating to this Agreement or the transactions contemplated hereby except in such courts; (e) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum; (f) irrevocably acknowledges and agrees that it is a commercial business entity and is a separate entity distinct from its ultimate equity holder and/or the executive organs of the government of any state and is capable of suing and being sued; (g) agrees that its entry into this constitutes, and the exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts performed for private and commercial purposes that shall not be deemed as being entered into in the exercise of any public function; (h) irrevocably appoints The Corporation Trust Company as its agent for the sole purpose of receiving service of process or other legal summons in connection with any such dispute, litigation, action or proceeding brought in such courts and agrees that it will maintain The Corporation Trust Company at all times as its duly appointed agent in the State of Delaware (and the Company shall reasonably assist each Member, to the extent requested by such Member, with such appointment, including by informing The Corporation Trust Company of such appointment and assisting such Member with the delivery of any documentation required for such appointment to The Corporation Trust Company) for the service of any process or summons in connection with any such dispute, litigation, action or proceeding brought in such courts and, if it fails to maintain such an agent during any period, any such process or summons may be served on it by mailing a copy of such process or summons by an internationally-recognized courier service to the address set forth next to its name in Schedule A or Schedule D (as applicable) or with respect to the Company, the address set forth in Section 12.03(b), with such service deemed effective on the fifth (5th) day after the date of such mailing; and (i) agrees that a final judgment in any such action or proceeding and from which no appeal can be made shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Parties agree that any violation of this Section 12.06 shall constitute a material breach of this Agreement and shall constitute irreparable harm.
SECTION 12.07.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or pdf attachment to electronic mail shall be effective as delivery of a manually executed counterpart to this Agreement.
SECTION 12.08.    Entire Agreement. This Agreement together with the Transaction Agreement, the Registration Rights Agreement, and the Ancillary Agreements constitute the entire agreement among the Parties pertaining to the subject matter hereof and thereof and supersedes all prior agreements and understandings of the Parties in connection herewith and therewith, and no covenant, representation or condition not expressed in this Agreement, the Transaction Agreement, the Registration Rights Agreement, and the Ancillary Agreements shall affect, or be effective to interpret, change or restrict, the express provisions of this Agreement.
SECTION 12.09.    Headings. The titles of Articles and Sections of this Agreement are for convenience only and do not define or limit the provisions hereof.
SECTION 12.10.    Termination of Agreement. Upon the earlier of the consummation of a Qualified IPO and the consummation of a Change of Control, all rights and obligations of the Members under the terms and conditions of this Agreement shall terminate without any further liability or obligation to the Company, the Members or otherwise, except for the rights and obligations set forth in or provided for under (a) Section 6.01 and Articles X, XI and XII, which shall survive such termination in accordance with their terms, and (b) Section 8.01 and Section 8.03, which shall not terminate upon the consummation of a Qualified IPO and shall survive until the consummation of a Change of Control.
SECTION 12.11.    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
SECTION 12.12.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
SECTION 12.13.    Amendment. Except as otherwise expressly provided herein, this Agreement, the Registration Rights Agreement and/or the Certificate of Formation may be amended, modified or supplemented, and any provision hereof and/or thereof may be waived, only by a written instrument duly approved by (i) the Board, (ii) the ARC Member (for so long as it holds at least twelve and one-half percent (12.5%) of the Class A Units that it held immediately following the Closing) and (iii) the Class A Members that together hold, in the aggregate, at least a sixty-six and two-thirds (66 2/3) Percentage Interest and duly executed by the Company; provided, however, that the Company may, without the consent of any Member, amend or modify this Agreement (including Schedule A) or waive any provision of this Agreement (other than this Section 12.13) and/or the Certificate of Formation pursuant to a written instrument duly approved by the Board solely to the extent necessary in connection with the issuance of new Units, Membership Interests or other Securities of the Company in accordance with, and subject to the limitations set forth in Section 4.02, and in accordance with the terms of this Agreement and the Registration Rights Agreement; provided, further, that no amendment, modification or waiver which would disproportionately and materially adversely affect the interests of any Member (in relation to any other Member or class of Members after taking into account or giving effect to the relative designations, preferences and/or special rights of the Units held by such other Member or class of Members immediately prior to such amendment, modification or waiver) hereunder and/or thereunder (as applicable) shall be effective without the written approval of such Member. In the event of the amendment or modification of this Agreement in accordance with its terms, the Board shall meet within thirty (30) days following such amendment or modification (or as soon thereafter as is practicable) for the purpose of adopting any amendment to the Certificate of Formation that may be advisable as a result of such amendment or modification to this Agreement, and, to the extent the Company is not permitted to effect such amendment to the Certificate of Formation without the approval of the Class A Members, proposing such amendments to the Certificate of Formation to the Class A Members entitled to vote thereon. The Class A Members hereby agree to vote in favor of such amendments to the Certificate of Formation.
SECTION 12.14.    Confidentiality.
(a)    Each of the Members shall, and shall direct those of its directors, officers, members, stockholders, partners, employees, attorneys, accountants, consultants, trustees, Affiliates and other Representatives (the “Member Parties”) who have access to Confidential Information to, keep confidential and not disclose any Confidential Information without the express consent, in the case of Confidential Information acquired from the Company, of the Board or, in the case of Confidential Information acquired from another Member, such other Member, unless:
(i)    such disclosure shall be required by applicable law, governmental rule or regulation, court order, administrative or arbitral proceeding;
(ii)    such disclosure is reasonably required in connection with any tax audit involving the Company or any Member;
(iii)    such disclosure is reasonably required in connection with any litigation against or involving the Company or any Member or Member Party, and the disclosing Member or Member Party uses reasonable efforts to preserve the confidentiality of such information; or
(iv)    such disclosure is reasonably required in connection with any proposed Transfer of all or any part of such Member’s Units in the Company; provided, that with respect to any such use of any Confidential Information referred to in this clause (iv), advance notice must be given to the Board so that it may require any proposed Transferee that is not a Member to enter into a confidentiality agreement with terms substantially similar to the terms of this Section 12.14 (excluding this clause (iv)) prior to the disclosure of such Confidential Information.
(b)    “Confidential Information” shall mean any information related to the activities of the Company, the Members and their respective Affiliates that a Member may acquire from the Company or the Members, other than information that (i) is already available through publicly available sources of information (other than as a result of disclosure by such Member), (ii) was available to a Member on a non-confidential basis prior to its disclosure to such Member by the Company or another Member, or (iii) becomes available to a Member on a non-confidential basis from a third party, provided such third party is not known by such Member to be bound by this Agreement or another confidentiality agreement with the Company. Such Confidential Information may include information that pertains or relates to the business and affairs of any other Member or any other Company matters. Except as provided in Section 12.14(a), Confidential Information may be used by a Member and its Member Parties only in connection with Company matters and in connection with the maintenance of its Membership Interest.
(c)    In the event that any Member or any Member Parties of such Member intends to disclose any of the Confidential Information pursuant to Section 12.14(a)(i) or (ii), such Member shall use commercially reasonable efforts to provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and such Member shall use commercially reasonable efforts to cooperate with the Company in any effort any it undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Section 12.14, such Member and its Member Parties shall furnish only that portion of the Confidential Information that is legally required and shall exercise all reasonable efforts to obtain reasonably reliable assurance that the Confidential Information shall be accorded confidential treatment.
SECTION 12.15.    Representation by Counsel. Each of the Parties has been represented by and has had an opportunity to consult with legal counsel in connection with the drafting, negotiation and execution of this Agreement. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any Party by any court or arbitrator or any Governmental Authority by reason of such Party having drafted or being deemed to have drafted such provision.
SECTION 12.16.    Exhibits and Schedules. All Exhibits and Schedules attached to this Agreement are incorporated and shall be treated as if set forth herein.
SECTION 12.17.    Specific Performance. The Parties acknowledge that money damages may not be an adequate remedy for breaches or violations of this Agreement and that any Party, in addition to any other rights and remedies which the Parties may have hereunder or at law or in equity, may, in its sole discretion, apply to a court of competent jurisdiction in accordance with Section 12.06 for specific performance or injunction or such other equitable relief as such court may deem just and proper in order to enforce this Agreement in the event of any breach of the provisions of this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each Party hereby waives (a) any objection to the imposition of such relief, and (b) any requirement for the posting of any bond or similar collateral in connection therewith.
SECTION 12.18.    Reliance on Authority of Person Signing Agreement. If a Member is not a natural person, neither the Company nor any other Member will (a) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual, or (b) be responsible for the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.
THE COMPANY:
AR GLOBAL, LLC
By: ____________________________
Name:
Title:
APOLLO MEMBER:

ARC MEMBER:

EXHIBIT A

ADDENDUM AGREEMENT
This Addendum Agreement (this “Addendum Agreement”) is made this [___] day of [_____________], 20[__], by and between [_____________________] (the “Transferee”)[, [_____________________] (the “Transferor”)]
and [Newco], LLC, a Delaware limited liability company (the “Company”), pursuant to the terms of that certain Second Amended and Restated Limited Liability Company Agreement of the Company dated as of _______, 2015, including all exhibits and schedules thereto (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
WITNESSETH:
WHEREAS, the Company and the Members entered into the Agreement to impose certain restrictions and obligations upon themselves, and to provide certain rights, with respect to the Company, the Members and the Units;
WHEREAS, the Transferee is acquiring Units issued by the Company or pursuant to a Transfer, in either case in accordance with the Agreement and in such amount as set forth in Section 4 below (the “Acquired Units”); and
WHEREAS, the Agreement requires that any Person to whom Units are transferred and any other Person acquiring Units must enter into an Addendum Agreement binding the Transferee to the Agreement to the same extent as if it were an original party thereto and imposing the same restrictions and obligations upon the Transferee and the Acquired Units as are imposed upon the Members and the Units under the Agreement.
NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and as a condition of the purchase or receipt by the Transferee of the Acquired Units, the Transferee acknowledges and agrees as follows:
1.The Transferee has received and read the Agreement and acknowledges that the Transferee is acquiring the Acquired Units in accordance with and subject to the terms and conditions of the Agreement.
2.By the execution and delivery of this Addendum Agreement, the Transferee represents and warrants to, and agrees with the Company [and the Transferor] that the following statements are true and correct as of the date hereof:
(a)The Transferee is holding the Acquired Units for its own account solely for investment and not with a view to resale or distribution thereof other than in compliance with all applicable securities laws and the Agreement.
(b)If the Transferee is an entity, the Transferee is duly organized and validly existing under the laws of its jurisdiction of organization. If the Transferee is a natural person, such Transferee has full legal capacity.
(c)Except as expressly disclosed in writing to the Company and the other Members, the execution, delivery and performance by the Transferee of this Addendum Agreement are within the Transferee’s corporate or other powers, as applicable, have been duly authorized by all necessary corporate or other action on its behalf (or, if the Transferee is an individual, are within such Transferee’s legal right, power and capacity), require no consent, approval, permit, license, order or authorization of, notice to, action by or in respect of, or filing with, any Governmental Authority on the part of the Transferee (except as expressly disclosed in writing to the Board prior to the date hereof), and do not and will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any provision of applicable law or of any judgment, order, writ, injunction or decree or any agreement or other instrument to which the Transferee is a party or by which the Transferee or any of the Transferee’s properties is bound. This Addendum Agreement has been duly executed and delivered by the Transferee and constitutes a valid and binding agreement of the Transferee, enforceable against the Transferee in accordance with its terms, subject to (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) any legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (whether considered in a proceeding in equity or at law or under applicable legal codes).
(d)The Transferee acknowledges that the Transfer of the Acquired Units and any related offering have not been and will not be registered under the Securities Act, and, to the extent an offer or sale is involved, are being made in reliance upon federal and state exemptions for transactions not involving a public offering. In furtherance thereof, the Transferee represents and warrants that it is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act) and the Transferee has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks of its investment in the Acquired Units. The Transferee agrees that it will not take any action that could have an adverse effect on the availability of the exemption from registration provided by Regulation D promulgated under the Securities Act with respect to the offer and sale of the interests in the Company. In connection with its acquisition of the Acquired Units, the Transferee meets all the applicable suitability standards imposed on it by applicable law.
(e)[The Transferee has been given the opportunity to (i) ask questions of, and receive answers from, the Company concerning the terms and conditions of the Acquired Units and other matters pertaining to an investment in the Company and (ii) obtain any additional information necessary to evaluate the merits and risks of an investment in the Company that the Company can acquire without unreasonable effort or expense. In considering its investment in the Acquired Units, the Transferee has evaluated for itself the risks and merits of such investment, and is able to bear the economic risk of such investment, including a complete loss of capital, and in addition has not relied upon any representations made by, or other information (whether oral or written) furnished by or on behalf of, the Company or its Subsidiaries or any director, officer, employee, agent or Affiliate of such Persons, other than as set forth in the Agreement and the Interim Investors Agreement. The Transferee has carefully considered and has, to the extent it believes necessary, discussed with legal, tax, accounting and financial advisors the suitability of an investment in the Company in light of its particular tax and financial situation, and has determined that the Acquired Units are a suitable investment for such Transferee.]
(f)The Transferee does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the execution, delivery or performance of this Addendum Agreement by the Transferee.
3.The Transferee agrees that the Acquired Units are bound by and subject to all of the terms and conditions of the Agreement, and hereby joins in, and agrees to be bound by, and shall have the benefit of, all of the terms and conditions of the Agreement to the same extent as if the Transferee were an original party to the Agreement or an initial Member, as the case may be; provided, however, that the Transferee’s joinder in the Agreement shall not constitute admission of the Transferee as a Member unless and until the Company executes this Addendum Agreement confirming the due admission of the Transferee. This Addendum Agreement shall be attached to and become a part of the Agreement.
4.[For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Transferee, the Transferor hereby transfers and assigns absolutely to the Transferee the Acquired Units, including, for the avoidance of doubt, all rights, title and interest in and to the Acquired Units, with effect from the date hereof. It is hereby confirmed by the Transferor that the Transferor has complied in all respects with the provisions of the Agreement with respect to the transfer of the Acquired Units. The number of Units currently held by the Transferor, and the number of Acquired Units to be transferred and assigned pursuant to this Addendum Agreement, are as follows:]

Number of Units Held by the Transferor	Number of Acquired Units

[ ]	[ ]

5.The Transferee hereby agrees to accept the Acquired Units and hereby agrees and consents to become a Member and hereby is admitted as a Member.
6.Any notice required as permitted by the Agreement shall be given to Transferee at the address listed beneath the Transferee’s signature below.
7.This Addendum Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

THE COMPANY:	[NEWCO], LLC
By: __________________________ Name: Title:
[TRANSFEROR:	[INSERT NAME]
By: __________________________ Name: Title: ]
TRANSFEREE:	[INSERT NAME] By: ______________________________ Name: Title:
[INSERT TRANSFEREE’S ADDRESS]

EXHIBIT G

Form of Newco Registration Rights Agreement

See attached.

REGISTRATION RIGHTS AGREEMENT
by and between
AR CAPITAL, LLC,
AMH HOLDINGS CAYMAN, L.P.,
and
AR GLOBAL, LLC

Dated as of [●], 2015

Page

ARTICLE I DEFINITIONS	2

1.1	Definitions 2

1.2	Terms Defined in the LLC Agreement 6

1.3	Interpretation 6

ARTICLE II REGISTRATION RIGHTS	7

2.1	Demand Registration 7

2.2	Piggyback Registration 12

2.3	Withdrawal Rights 14

2.4	Holdback Agreements 15

2.5	Registration Procedures 15

2.6	Registration Expenses 22

2.7	Indemnification 23

ARTICLE III TRANSFER RESTRICTIONS	27

3.1	Permitted Transferees 27

ARTICLE IV TERM	28

ARTICLE V MISCELLANEOUS	29

5.1	Transfers and Related Matters 29

5.2	Notices 29

5.3	Severability 29

5.4	Counterparts 29

5.5	Entire Agreement; No Third Party Beneficiaries 29

5.6	Further Assurances 29

5.7	Governing Law 30

5.8	Consent to Jurisdiction 30

5.9	Alternative IPO Entity 30

5.10	Amendments; Waivers 30

5.11	Assignment 31

5.12	No Inconsistent Agreements 31

5.13	Exercise of Rights 31

5.14	Investor Cooperation 31

5.15	Rights Terminate 32

REGISTRATION RIGHTS AGREEMENT, dated as of [●], 2015 (this “Agreement”), by and between AR Global, LLC, a Delaware limited liability company (the “Company”), AR Capital, LLC, a Delaware limited liability company (“ARC”) and AMH Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership (“AMH”).
RECITALS
A. The Company, AMH, ARC and Apollo Global Management, LLC (“AGM”) have entered into a Transaction Agreement, dated as of August 6, 2015 (as such agreement may be amended, supplemented, restated or otherwise modified from time to time, the “Transaction Agreement”), pursuant to which, and subject to the terms and conditions set forth therein, ARC intends to transfer to AMH, and AMH intends to acquire from ARC, a 60% interest in the Company.
B. In connection with the transactions contemplated by the Transaction Agreement, the Company, AMH and ARC have entered into the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof (the “LLC Agreement”).
C. In connection with the transactions contemplated by the Transaction Agreement and the LLC Agreement, the Company, AMH and ARC desire to address certain terms and conditions relating to the transfer restrictions and registration rights applicable to ARC’s and AMH’s Class A Units.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:
Article I
DEFINITIONS
1.1    Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
“Alternative IPO Entity” has the meaning set forth in Section 5.9.
“AMH” has the meaning set forth in the Recitals to this Agreement.
“AHM Investors” means AMH and its Permitted Transferees.
“Applicable Law” has the meaning set forth in the Transaction Agreement.
“ARC” has the meaning set forth in the introductory paragraph to this Agreement.
“ARC Investors” means ARC and its Permitted Transferees.
“Closing” has the meaning set forth in the Transaction Agreement.
“Closing Date” has the meaning set forth in the Transaction Agreement.
“Company” has the meaning set forth in the introductory paragraph to this Agreement.
“Demand” has the meaning set forth in Section 2.1(a).
“Demand Registration” has the meaning set forth in Section 2.1(a).
“Disclosure Package” has the meaning set forth in Section 2.5(a)(iii).
“Equity Securities” means (i) capital stock or other equity interests (including, the Class A Units) of the Company then outstanding and any other securities issued by the Company or any Affiliate of the Company (including an Alternative IPO Entity) in respect thereof (whether as a dividend or split off, pursuant to a reorganization, pursuant to the exercise of any preemptive right or otherwise) or (ii) options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other equity interests of the Company (or Alternative IPO Entity).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.
“Free-Writing Prospectus” has the meaning set forth in Section 2.5(a)(iii).
“GAAP” means generally accepted accounting principles in the United States in effect from time to time, consistently applied.
“Inspectors” has the meaning set forth in Section 2.5(a)(viii).
“Investors” means the ARC Investors and the Apollo Investors.
“LLC Agreement” has the meaning set forth in the Recitals to this Agreement.
“Losses” has the meaning set forth in Section 2.7(a).
“Marketed Underwritten Shelf Offering” means any Underwritten Offering for a Shelf Offering where the plan of distribution set forth in the applicable Take-Down Notice includes a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Company and the underwriters.
“NASD” means the National Association Of Securities Dealers.
“National Securities Exchange” means any of the New York Stock Exchange, The NASDAQ Stock Market, the American Stock Exchange or the London Stock Exchange.
“Other Proposed Sellers” has the meaning set forth in Section 2.2(b).
“Permitted Transferee” with respect to an Investor, means such Investor’s Affiliates and other Persons so long as such other Persons are “accredited investors” within the meaning of Regulation D promulgated under the Securities Act or “qualified institutional buyers” as defined in Rule 144A; provided, however, that the transferee shall not become a “Permitted Transferee” until (a) such Transfer is made in accordance with the terms of the Transaction Documents, and (b) such transferee has executed and delivered to the Company a joinder to each Transaction Document in the form annexed hereto as Annex A pursuant to which such Permitted Transferee agrees to be bound by the Transaction Documents and to be treated as an “Investor” for all purposes of the Transaction Documents.
“Piggyback Notice” has the meaning set forth in Section 2.2(a).
“Piggyback Registration” has the meaning set forth in Section 2.2(a).
“Piggyback Seller” has the meaning set forth in Section 2.2(a).
“Proceeding” has the meaning set forth in the Transaction Agreement.
“Records” has the meaning set forth in Section 2.5(a)(viii).
“Registrable Amount” means a number of Registrable Securities representing at least $10 million (such value shall to be determined based on the value of such Registrable Securities on the date immediately preceding the date upon which the Demand has been received by the Company).
“Registrable Securities” means any Class A Units (or other Equity Securities) currently owned or hereafter held by any Member of the Company. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a registration statement registering such securities under the Securities Act has been declared effective and such securities have been sold or otherwise transferred by the holder thereof pursuant to such effective registration statement or (ii) such securities are freely saleable in accordance with Rule 144 without any limitation as to volume.
“Registration Expenses” has the meaning set forth in Section 2.6(a).
“Requested Information” has the meaning set forth in Section 2.7(g).
“Requesting Investor” has the meaning set forth in Section 2.1(a).
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“SEC” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.
“Selling Investors” has the meaning set forth in Section 2.5(a)(i).
“Selling Investors’ Counsel” has the meaning set forth in Section 2.5(a)(i).
“Shelf Offering” has the meaning set forth in Section 2.1(j)(iii).
“Shelf Registration Statement” has the meaning set forth in Section 2.1(j)(i).
“Subsidiary” has the meaning set forth in the Transaction Agreement.
“Take-Down Notice” has the meaning set forth in Section 2.1(j)(iii).
“Transaction Agreement” has the meaning set forth in the Recitals to this Agreement.
“Transaction Documents” means this Agreement and the LLC Agreement.
“Transfer Restriction Termination Date” has the meaning set forth in Section 3.1(a).
“Unaffiliated Transferee” has the meaning set forth in Section.
“Underwritten Offering” means a sale of equity securities of the Company to an underwriter or underwriters for reoffering to the public.
“United States Dollars” means the lawful currency of the United States.
“Well-Known Seasoned Issuer” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act and which (i) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (ii) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to register a primary offering of its securities relying on General Instruction I.B.1 of Form S‑3 or Form F‑3 under the Securities Act.
1.2    Terms Defined in the LLC Agreement. Capitalized terms used herein without other definition have the respective meanings assigned thereto in the LLC Agreement.
1.3    Interpretation. In this Agreement, unless the context otherwise requires:
(a)    words importing the singular include the plural and vice versa;
(b)    pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;
(c)    a reference to a clause, party, annex, exhibit or schedule is a reference to a clause of, and a party, annex, exhibit and schedule to this Agreement, and a reference to this Agreement includes any annex, exhibit and schedule hereto;
(d)    a reference to a statute, regulation, proclamation, ordinance or by‑law includes all statues, regulations, proclamations, ordinances or by‑laws amending, consolidating or replacing it, whether passed by the same or another Governmental Authority with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by‑laws issued under the statute;
(e)    a reference to a document includes all amendments or supplements to, or replacements or novations of that document;
(f)    a reference to a party to a document includes that party’s, successors, permitted transferees and permitted assigns;
(g)    the use of the term “including” means “including, without limitation”;
(h)    the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole, including the annexes, schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement;
(i)    the section and paragraph headings used in this Agreement are for convenience of reference only and shall not govern of affect the interpretation of any of the terms or provisions in this Agreement;
(j)    the language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party;
(k)    where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates;
(l)    unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1 (or in the case of January 29, 30 or 31, the following month shall be March 1));
(m)    unless otherwise specified herein, all statements or references to dollar amounts or “$” set forth herein shall refer to United States Dollars; and
(n)    accounting terms not defined in this Agreement shall have the respective meanings given to them under GAAP.
Article II
REGISTRATION RIGHTS
2.1    Demand Registration.
(a)    Subject to the terms and conditions hereof (including Section 3.1(a)), at any time after 180 days following a Qualified IPO or in order to cause a Qualified IPO pursuant to Section 8.04 of the LLC Agreement, ARC and AMH shall each be entitled to make a written request of the Company (a “Demand” and upon making a Demand, ARC or AMH, as applicable, to be a “Requesting Investor”) for registration under the Securities Act of an amount of Registrable Securities owned by the ARC Investors or the AMH Investors, as applicable that either (x) equals or is greater than the Registrable Amount, or (y) constitutes all of the Registrable Securities of all of the ARC Investors or AMH Investors, as applicable (a “Demand Registration”) and thereupon the Company will, subject to the terms of this Agreement, use its reasonable best efforts to effect the registration as promptly as practicable under the Securities Act of:
(i)    the Registrable Securities which the Company has been so requested to register by the Requesting Investor for disposition in accordance with the intended method of disposition stated in such Demand; and
(ii)    all equity securities of the Company which the Company may elect to register in connection with any offering of Registrable Securities pursuant to this Section 2.1, but subject to Section 2.1(g), all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities and the additional securities, if any, to be so registered.
(b)    Each Demand shall specify: (i) the aggregate number of Registrable Securities requested to be registered in such Demand Registration, (ii) the intended method of disposition in connection with such Demand Registration, to the extent then known and (iii) the identity of the Requesting Investor and any of its Permitted Transferees who are participating in the Demand.
(c)    ARC shall be entitled to an aggregate of five (5) Demand Registrations. AMH shall be entitled to an aggregate of six (6) Demand Registrations.
(d)    A Demand Registration shall not be deemed to have been effected and shall not count as a Demand:
(i)    unless a registration statement with respect thereto has become effective and has remained effective for a period of at least ninety (90) days (or such shorter period in which all Registrable Securities included in such Demand Registration have actually been sold thereunder);
(ii)    if, after it has become effective, such Demand Registration becomes subject, prior to ninety (90) days after effectiveness, to any stop order, injunction or other order or requirement of the SEC or other Governmental Authority for any reason;
(iii)    unless at least seventy-five percent (75%) of the number of Registrable Securities requested to be registered by ARC in any Demand Registration for which ARC is the Requesting Investor are actually sold in such Demand Registration;
(iv)    if such Demand Registration is withdrawn pursuant to Section 2.3 after the Company exercises its right to postpone the filing or effectiveness of a registration statement pursuant to Section 2.1(f); or
(v)    if the conditions to closing specified in the underwriting agreement entered into in connection with such Demand Registration are not satisfied, other than by reason of any act or omission by such Requesting Investors.
(e)    Demand Registrations shall be on Form S‑1 or any similar long-form registration, (ii) on Form S‑3 or any similar short-form registration (other than a shelf registration), if such a short-form registration is then available to the Company or (iii) on Form S‑3ASR if the Company is, at the time a Demand is made, a Well-Known Seasoned Issuer.
(f)    The Company shall not be obligated to:
(i)    subject to the proviso in Section 2.5(a)(ii), maintain the effectiveness of a registration statement under the Securities Act filed pursuant to a Demand Registration for a period longer than ninety (90) days; or
(ii)    effect any Demand Registration:
(A)    within six months after the effective date of a registration statement with respect to a “firm commitment” Underwritten Offering in which all Piggyback Sellers were given “piggyback” rights pursuant to Section 2.2 (subject to Section 2.2(b)) and at least fifty percent (50%) of the number of Registrable Securities requested by such Piggyback Seller to be included in such Demand Registration were included; or
(B)    within four months after the effective date of a registration statement (or prospectus supplement for a Marketed Underwritten Shelf Offering) with respect to any other Demand Registration.
In addition, the Company shall be entitled to postpone (upon written notice to the Requesting Investor) the filing or the effectiveness of a registration statement for any Demand Registration (but no more than twice in any period of 12 consecutive months and in no event for more than an aggregate of sixty (60) days in any 365 day period) if the Board determines in its reasonable judgment that the filing or effectiveness of the registration statement relating to such Demand Registration would cause the disclosure of material, non-public information that the Company has a bona fide business purpose for preserving as confidential (and such information would not otherwise be required to be publicly disclosed by the Corporation at that time in a periodic report to be filed with or furnished to the SEC under the Exchange Act but for the filing of such Registration Statement) or because of the unavailability of audited or other required financial statements; provided that the Company shall have used and shall use best efforts to make available as soon as possible such financial statements. In the event of a postponement by the Company of the filing or effectiveness of a registration statement for a Demand Registration, the Requesting Investors shall have the right to withdraw such Demand in accordance with Section 2.3.
(g)    The Company shall not include any securities in a Demand Registration except Registrable Securities held by the Investors, or other securities with the written consent of each of ARC and AMH. If, in connection with a Demand Registration, the lead bookrunning underwriters (or, if such Demand Registration is not an Underwritten Offering, a nationally recognized independent investment bank selected by the Company and reasonably acceptable to Investors holding a majority of the Registrable Securities included in such Demand Registration, and whose fees and expenses shall be borne solely by the Company) advise the Company in writing that, in their reasonable opinion, the inclusion of all of the securities, including securities of the Company that are not Registrable Securities, sought to be registered in connection with such Demand Registration would adversely affect the marketability of the Registrable Securities sought to be sold pursuant thereto, then the Company shall include in such registration statement only such securities as the Company is reasonably advised by such underwriters or investment bank can be sold without such adverse effect as follows and in the following order of priority: (i) first, up to the number of Registrable Securities requested to be included in such Demand Registration by any Investors which, in the opinion of the underwriter or investment bank can be sold without adversely affecting the marketability of the offering, pro rata among such Investors based upon the number of Registrable Securities initially requested by such Investor (in either a Demand or Piggyback Notice) to be included in such Demand Registration, (ii) second, securities the Company proposes to sell for its own account and (iii) third, all other equity securities duly requested to be included in such registration statement, pro rata on the basis of the amount of such other securities requested to be included or such other method determined by the Company, ARC and AMH, acting jointly.
(h)    Any time that a Demand Registration involves an Underwritten Offering, (i) the Requesting Investor shall select a nationally-recognized investment banking firm (reasonably acceptable to the Company) to act as a co‑lead bookrunning underwriter with respect to the offering of such Registrable Securities, (ii) the Company shall select a nationally-recognized investment banking firm (reasonably acceptable to the Requesting Investor) to act as a co‑lead bookrunning underwriter with respect to the offering of such Registrable Securities and (iii) the Company shall enter into an underwriting agreement that is reasonably acceptable to the Company and the Requesting Investor, with such agreement containing representations, warranties, indemnities and agreements customarily included (but not inconsistent with the covenants and agreements of the Company contained herein) by an issuer of securities similar to the Registrable Securities in underwriting agreements with respect to offerings of securities similar to the Registrable Securities for the account of, or on behalf of, such issuers.
(i)    In connection with any Underwritten Offering under this Section 2.1, (i) the Company shall not be required to include the Registrable Securities of an Investor (other than a Requesting Investor) in the Underwritten Offering unless such Investor accepts the terms of the underwriting (pursuant to the underwriting agreement to be negotiated and entered into as specified in Section 2.1(h)) as reasonably agreed upon between the Company and the underwriters selected by the Company, in accordance with the terms hereof, and (ii) any Requesting Investor shall enter into the underwriting agreement referred to in Section 2.1(h)(iii) above.
(j)    Shelf Registration Statement.
(i)    Following the IPO, the Company shall use its reasonable best efforts to qualify for registration on Form S-3 and file a Registration Statement that is a “shelf” Registration Statement (including as an automatic shelf registration if so eligible) providing for the offer and sale of Registrable Securities by the ARC Investors and the AMH Investors on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of the Registrable Securities then held by the ARC Investors and the AMH Investors (in which the intended method of distribution may be general in nature or contemplate multiple methods of distribution) (a “Shelf Registration Statement”).
(ii)    The Company shall use reasonable best efforts (x) for such Shelf Registration Statement to become effective as soon as reasonably practicable after the Company is eligible use a Shelf Registration Statement and (y) to keep such Shelf Registration Statement (or its replacement thereof) continuously effective under the Securities Act until the earlier of the date on which all Registrable Securities held by the ARC Investors and the AMH Investors have been sold thereunder, or otherwise cease to be Registrable Securities. Upon written request of any Investor, the Company will as promptly as practicable file a post-effective amendment to register additional Registrable Securities on the Shelf Registration Statement.
(iii)    At any time that a Shelf Registration Statement is effective, if an Investor delivers a notice to the Company (a “Take-Down Notice”) stating that it intend to sell all or part of its Registrable Securities included on the Shelf Registration Statement (a “Shelf Offering”), then the Company shall as promptly as practicable amend or file such prospectus supplements to the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to such Shelf Offering (taking into account if applicable the inclusion of Registrable Securities by any other Investors pursuant to Section 2.1(j)(iv)). A Take-Down Notice shall not constitute a Demand unless such Shelf Offering is a Marketed Underwritten Shelf Offering.
(iv)    If any Investor delivers a Take-Down Notice for a Shelf Offering that is Underwritten Offering or a Marketed Underwritten Shelf Offering, the Company shall give each other Investor prompt written notice thereof to permit each other Investor to include its Registrable Securities already included on the Shelf Registration Statement in such Shelf Offering by notifying the initiating Investor and the Company within 48 hours after delivery of the Take-Down Notice to such other Holder (or such shorter period as may be required (as reasonably determined by the initiating Investor) in connection with an overnight “block trade” or similar transaction). The Investor delivering the Take-Down Notice shall have the right to select the lead underwriters, except with respect to a Marketed Underwritten Shelf Offering for which the selection of underwriters is governed by Section 2.1(h). If the lead underwriter advises the Company in writing that, in its reasonable opinion, the inclusion of all the Registrable Securities sought to be included in such Shelf Offering, would adversely affect the marketability of the Registrable Securities sought to be sold pursuant thereto or the timing of the Shelf Offering, then only such Registrable Securities as the underwriter advises can be sold without such an effect, with the number of Registrable Securities each Investor may include in such Shelf Offering to be allocated pro rata among such Investors based upon the number of Registrable Securities each Investor so requested to be included.
(k)    All rights of Investors under this Section 2.1 shall be subject to the restrictions of Article III.
2.2    Piggyback Registration.
(b)    Subject to the terms and conditions hereof (including Section 3.1(a)), whenever (i) the Company proposes to register any of its equity securities under the Securities Act (including in an IPO but other than a registration by the Company on a registration statement on Form S‑4 or a registration statement on Form S‑8, any successor forms thereto), whether for its own account or for the account of others, (ii) ARC or AMH makes a Demand or (iii) ARC or AMH causes a Qualified IPO pursuant to Section 8.04 of the LLC Agreement (each of the foregoing, a “Piggyback Registration”), in each case the Company shall give each Investor prompt written notice thereof (but not less than ten (10) Business Days prior to the filing by the Company with the SEC of any registration statement with respect thereto). Such notice (a “Piggyback Notice”) shall specify, at a minimum, the number of equity securities proposed to be registered, the proposed date of filing of such registration statement with the SEC, the proposed means of distribution, the proposed managing underwriter or underwriters (if any and if known) and a reasonable estimate by the Company of the proposed minimum offering price of such equity securities. Upon the written request of any Persons that on the date of the Piggyback Notice constitute an Investor (together with the ARC Investors or AMH Investors who made the Demand or caused the Qualifying IPO pursuant to Section 8.04 of the LLC Agreement, each a “Piggyback Seller”) (which written request shall specify the number of Registrable Securities then presently intended to be disposed of by such Piggyback Seller) given within ten (10) days after such Piggyback Notice is received by such Piggyback Seller, the Company, subject to the terms and conditions of this Agreement, shall use its reasonable best efforts to cause all such Registrable Securities held by Piggyback Sellers with respect to which the Company has received such written requests for inclusion to be included in such Piggyback Registration on the same terms and conditions as the other Equity Securities being sold in such Piggyback Registration.
(c)    If, in connection with a Piggyback Registration, the lead bookrunning underwriter (or, if such Piggyback Registration is not an Underwritten Offering, a nationally recognized independent investment bank selected by the Company and reasonably acceptable to Investors holding a majority of the Registrable Securities included in such Piggyback Registration, and whose fees and expenses shall be borne solely by the Company) advises the Company in writing that, in its reasonable opinion, the inclusion of all the equity securities of the Company sought to be included in such Piggyback Registration by (i) the Company, (ii) the Piggyback Sellers and (iii) any other proposed sellers of equity securities of the Company pursuant to “piggyback” or other incidental or participation registration rights granted in accordance with Section 5.12 (such Persons being “Other Proposed Sellers”), as the case may be, would adversely affect the marketability of the securities sought to be sold pursuant thereto, then the Company shall include in the registration statement applicable to such Piggyback Registration only such equity securities of the Company as the Company is so advised by such underwriter can be sold without such an effect, as follows and in the following order of priority:
(vi)    if the Piggyback Registration relates to an offering for the Company’s own account (other than in any Qualified IPO caused by ARC or AMH pursuant to Section 8.04 of the LLC Agreement), then (A) first, such number of equity securities of the Company to be sold by the Company for its own account, (B) second, the Registrable Securities requested to be included in such Piggyback Registration by the Piggyback Sellers, pro rata among such Piggyback Sellers based upon the number of Registrable Securities so requested to be included and (C) third, other equity securities of the Company proposed to be sold by any Other Proposed Sellers (excluding the Investors); or
(vii)    if the Piggyback Registration relates to an offering other than for the Company’s own account (including any Qualified IPO caused by ARC or AMH pursuant to Section 8.04 of the LLC Agreement), then (A) first, the Registrable Securities requested to be included in such Piggyback Registration by the ARC Investors and AMH Investors, pro rata among such Investors based upon the number of Registrable Securities requested to be included in such offering (whether through a Demand or a Piggyback Notice) and (B) second, the other equity securities of the Company proposed to be sold by any Other Proposed Sellers (excluding Investors) or to be sold by the Company as determined by the Company.
(d)    In connection with any Underwritten Offering under this Section 2.2, the Company shall not be required to include the Registrable Securities of an Investor in the Underwritten Offering unless such Investor accepts the terms of the underwriting as reasonably agreed upon between the Company and the underwriters.
(e)    If, at any time after giving written notice of its intention to register any of its equity securities as set forth in this Section 2.2 and prior to the time the registration statement filed in connection with such Piggyback Registration is declared effective, the Company shall determine, at its election, for any reason not to register such equity securities, the Company may give written notice of such determination to each Piggyback Seller within five (5) days thereof and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned Piggyback Registration (but not from its obligation to pay the Registration Expenses in connection therewith as provided herein); provided, however, that Investors may continue the registration as a Demand Registration pursuant to the terms of Section 2.1.
(f)    All rights of Investors under this 2.2 shall be subject to the restrictions of Article III.
2.3    Withdrawal Rights. Any Requesting Investor having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement. No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn. If the Requesting Investor withdraws its notification or direction to the Company to include Registrable Securities in a registration statement in accordance with this Section 2.3, such Investor shall be required to promptly reimburse the Company for all expenses incurred by the Company in connection with preparing for the registration of such Registrable Securities and such withdrawn registration request shall also count as a Demand for purposes of Section 2.1(c). Notwithstanding anything to the contrary, with respect to any such registration withdrawn as a result of a Company postponement pursuant to Section 2.1(f), (i) such Investor shall not be required to reimburse the Company for any expenses incurred by the Company in connection with preparing for such registration and (ii) such registration shall not count as a Demand for purposes of Section 2.1(c).
2.4    Holdback Agreements.
(a)    To the extent (i) requested (x) by the Company or the Requesting Investor, as the case may be, in the case of a non-Underwritten Offering or (y) by the lead bookrunning underwriter in the case of an Underwritten Offering, and (ii) the Company and all of the Company’s executive officers, directors and holders in excess of 5% of its outstanding equity securities (on a fully-diluted and as‑converted basis) execute agreements substantially identical to or more restrictive than those referred to in this Section 2.4(a), each Investor agrees not to effect any public sale or distribution (including sales pursuant to Rule 144) of, or make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of or agree to dispose of, equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such equity securities of the Company (in each case subject to customary exceptions as may be agreed), during any time period reasonably requested by the Company (which shall not exceed ninety (90) days) with respect to an IPO, any Demand Registration or any Piggyback Registration (in each case, except as part of such registration), or, in each case, during any time period (which shall not exceed ninety (90) days other than with respect to an IPO, which shall not exceed one hundred and eighty (180) days) required by any underwriting agreement with respect thereto; provided, that any release from such “lock-up” or holdback agreements shall be made pro rata among all holders of Registrable Securities on the basis of the number of Registrable Securities owned by each such holder.
(b)    With respect to each relevant offering, the Company shall use its reasonable best efforts to cause all of its officers, directors and holders of more than 5% of the Registrable Securities (or any securities convertible into or exchangeable or exercisable for such Registrable Securities) to execute holdback agreements that contain restrictions that are no less restrictive than the restrictions contained in the holdback agreements executed by the Company.
2.5    Registration Procedures.
(a)    If and whenever the Company is required to use reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 2.1 and Section 2.2, the Company shall as expeditiously as reasonably possible:
(i)    prepare and file with the SEC a registration statement to effect such registration and thereafter use reasonable best efforts to cause such registration statement to become and remain effective pursuant to the terms of this Agreement and cause such registration statement to contain a “Plan of Distribution” that permits the distribution of securities pursuant to all legal means; provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; provided, further, that a reasonable time before filing such registration statement, prospectus or any amendments thereto, the Company will furnish to the counsel (“Selling Investors’ Counsel”) selected by the Investors that are including Registrable Securities in such registration (“Selling Investors”) copies of all such documents proposed to be filed, which documents will be subject to the review of Selling Investors’ Counsel, and such review to be conducted with reasonable promptness;
(ii)    prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until the earlier of such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement, or:
(A)    in the case of a Demand Registration pursuant to Section 2.1, the expiration of ninety (90) days after such registration statement becomes effective;
(B)    in the case of a Piggyback Registration pursuant to Section 2.2, the expiration of ninety (90) days after such registration statement becomes effective;
provided, that in each case, if the Company shall have exercised its right to postpone the filing or effectiveness of a registration statement pursuant to Section 2.1(f), the Company shall be obligated to extend the effectiveness of such registration statement by the duration of any such postponement;
(iii)    furnish to each Selling Investor and each underwriter, if any, of the securities being sold by such Selling Investors, prior to filing a registration statement, at least one copy of such registration statement as is proposed to be filed, and thereafter such number of conformed copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Investor and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Investors (the “Disclosure Package”);
(iv)    use reasonable best efforts to register or qualify such Registrable Securities covered by such registration statement under such other securities laws or blue sky laws of such jurisdictions as any Selling Investor and any underwriter of the securities being sold by such Selling Investor shall reasonably request, and take any other action which may be reasonably necessary or advisable to enable such Selling Investor and underwriter to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Investor, except that the Company shall not for any such purpose be required to:
(A)    qualify generally to do business as a foreign limited liability company in any jurisdiction wherein it would not but for the requirements of this clause (iv) be obligated to be so qualified;
(B)    subject itself to taxation in any such jurisdiction; or
(C)    file a general consent to service of process in any such jurisdiction;
(v)    use reasonable best efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use reasonable best efforts to cause such Registrable Securities to be listed on a National Securities Exchange;
(vi)    use reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other Governmental Authorities as may be necessary to enable each Selling Investor thereof to consummate the disposition of such Registrable Securities;
(vii)    in connection with an Underwritten Offering, obtain for each Selling Investor and underwriter:
(A)    an opinion of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such Selling Investor and underwriters, and
(B)    a “comfort” letter (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 100, an “agreed upon procedures” letter) signed by the independent public accountants who have certified the Company’s financial statements included in such registration statement;
(viii)    promptly make available for inspection by any Selling Investor, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained by any such Selling Investor or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility in connection with such registration statement, and cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such registration statement; provided, however, that unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or the release of such Records is required by Applicable Law or is ordered pursuant to a subpoena or other order from a court, other Governmental Authority or self-regulatory organization of competent jurisdiction, the Company shall not be required to provide any information under this subparagraph (viii) if:
(A)    the Company reasonably believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information; or
(B)    if either: (x) the Company has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (y) the Company reasonably determines that such Records are confidential and so notifies the Inspectors in writing, unless prior to furnishing any such information with respect to (A) or (B) above, such Selling Investor requesting such information agrees, and causes each of its Inspectors (other than attorneys), to enter into a confidentiality agreement on terms reasonably acceptable to the Company (which terms shall include customary exceptions and shall permit disclosure of such Records (i) as necessary to avoid or correct a misstatement or omission in the registration statement, (ii) as required by Applicable Law or (iii) as ordered pursuant to a subpoena or other order from a court, other Governmental Authority or self-regulatory organization of competent jurisdiction); and provided, further, that each Selling Investor and Inspector agrees that it will, upon learning that disclosure of such Records by such Selling Investor or Inspector is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential;
(ix)    promptly notify in writing each Selling Investor and the underwriters, if any, of the following events:
(A)    the filing of the registration statement, the filing of a prospectus or any prospectus supplement related thereto or the filing of any amendment to the registration statement or the filing of any Free Writing Prospectus utilized in connection therewith, and, with respect to the registration statement or any amendment thereto, when the same has become effective;
(B)    any request by the SEC or any other Governmental Authority for amendments or supplements to the registration statement or the prospectus or for additional information;
(C)    the issuance by the SEC or any other Governmental Authority of any stop order suspending the effectiveness of the registration statement or the initiation or threat of any Proceedings by any Person for that purpose; and
(D)    the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation or threat of any Proceeding for such purpose;
(x)    notify each Selling Investor, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly prepare and furnish to such Selling Investor a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;
(xi)    use reasonable best efforts to prevent the issuance of and, if issued, to obtain the withdrawal of any order suspending the effectiveness of such registration statement or any suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction;
(xii)    otherwise use reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to each Selling Investor, as soon as reasonably practicable but in no event later than fifteen (15) months after the effective date of the registration statement, an earnings statement of the Company covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first day of the Company’s first full quarter after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;
(xiii)    cooperate with the Selling Investors and the managing underwriter to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under Applicable Law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or such Selling Investor may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates, or, if requested by a Selling Investor or an underwriter, to facilitate the delivery of such securities in book-entry form;
(xiv)    have appropriate officers of the Company prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, and other information meetings organized by the underwriters, take other actions to obtain ratings for any Registrable Securities (if they are eligible to be rated) and otherwise use its reasonable best efforts to cooperate as reasonably requested by the Selling Investors and the underwriters in the offering, marketing or selling of the Registrable Securities; provided that such presentations, meetings, actions and efforts do not cause unreasonable disruption to the management of the Company’s business;
(xv)    with respect to each Free Writing Prospectus or other materials to be included in the Disclosure Package, ensure that no Registrable Securities be sold “by means of” (as defined in Rule 159A(b) promulgated under the Securities Act) such Free Writing Prospectus or other materials without the prior written consent of the Investors holding the Registrable Securities covered by such registration statement, which Free Writing Prospectuses or other materials shall be subject to the prior reasonable review of the Selling Investors and Selling Investors’ Counsel;
(xvi)    (A) as expeditiously as possible and within the deadlines specified by the Securities Act, make all required filings of all prospectuses and Free Writing Prospectuses with the SEC and (B) after the consummation of a Qualified IPO, within the deadlines specified by the Exchange Act, make all filings of periodic and current reports and other materials required by the Exchange Act;
(xvii)    as expeditiously as possible and within the deadlines specified by the Securities Act, make all required filing fee payments in respect of any registration statement or prospectus used under this Agreement (and any offering covered thereby);
(xviii)    as expeditiously as practicable, keep Selling Investors’ Counsel advised as to the initiation and progress of any registration under Article II;
(xix)    cooperate with each Selling Investor and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD;
(xx)    furnish the Selling Investors (and Selling Investors’ Counsel) and the underwriters, as expeditiously as possible, copies of all correspondence with or from the SEC, the NASD, any stock exchange or other self-regulatory organization relating to the registration statement or the transactions contemplated thereby and, a reasonable time prior to furnishing or filing any such correspondence to the SEC, the NASD, stock exchange or self-regulatory organization, furnish drafts of such correspondence to the Selling Investors (and Selling Investors’ Counsel) and the underwriters for review and comment, such review and comment to be conducted with reasonable promptness;
(xxi)    cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc., (“FINRA”);
(xxii)    provide and cause to be maintained a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and
(xxiii)    to take all other reasonable steps necessary to effect the registration and disposition of the Registrable Securities contemplated hereby.
(b)    The Company may require each Selling Investor and each underwriter, if any, to furnish the Company in writing such information regarding each Selling Investor or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request to complete or amend the information required by such registration statement.
(c)    Without limiting the terms of this Article II, in the event that the offering of Registrable Securities is to be made by or through an underwriter, the Company, if requested by the underwriter, shall enter into an underwriting agreement with a managing underwriter or underwriters in connection with such offering containing representations, warranties, indemnities and agreements customarily included (but not inconsistent with the covenants and agreements of the Company contained herein) by an issuer of securities similar to the Registrable Securities in underwriting agreements with respect to offerings of securities similar to the Registrable Securities for the account of, or on behalf of, such issuers.
(d)    Each Selling Investor agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.5(a)(ix)(C), Section 2.5(a)(ix)(D) or Section 2.5(a)(x), such Selling Investor shall forthwith discontinue such Selling Investor’s disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such Selling Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.5(a)(ix) or lifting of any suspension of (i) effectiveness of the Registration Statement or (ii) qualification of any Registrable Security contemplated by Section 2.5(a)(x) and, if so directed by the Company, deliver to the Company, at the Company’s expense, all copies, other than permanent file copies, then in such Selling Investor’s possession of the prospectus current at the time of receipt of such notice relating to such Registrable Securities. In the event the Company shall give such notice, any applicable ninety (90) day period during which such registration statement must remain effective pursuant to this Agreement shall be extended by the number of days during the period from the date of giving of a notice pursuant to Section 2.5(a)(ix)(C), Section 2.5(a)(ix)(D) or Section 2.5(a)(x) to the date when all such Selling Investors are again able to sell their Registrable Securities under such registration statement with an appropriate a supplemented or amended prospectus and any such prospectus shall have been filed with the SEC.
2.6    Registration Expenses.
(a)    All expenses incident to the Company’s performance of, or compliance with, its obligations under this Article II including, all registration and filing fees, all fees and expenses of compliance with securities and “blue sky” laws, all fees and expenses associated with filings required to be made with the NASD (including, if applicable, reasonable and customary fees and expenses of any “qualified independent underwriter” as such term is defined in Schedule E of the By‑Laws of the NASD) or FINRA, all fees and expenses of compliance with securities and “blue sky” laws, all printing (including, expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by a holder of Registrable Securities) and copying expenses, all messenger and delivery expenses, all fees and expenses of the Company’s independent certified public accountants and counsel (including, with respect to “comfort” letters and opinions), the reasonable and customary fees and expenses of one firm of counsel to the Selling Investors (which firm shall be selected by the Selling Investors that hold a majority of the Registrable Securities included in such registration), all customary “road show” expenses and other expenses relating to investor and analyst presentations, transfer agents’ and registrars’ fees and expenses and underwriters’ fees and expenses (excluding discounts or commissions attributable to the sale of the Registrable Securities) (collectively, the “Registration Expenses”) shall be borne by the Company, regardless of whether a registration is effected. The Company will pay its internal expenses (including, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit and the expense of any liability insurance) and the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by the Company are then listed or traded. Each Selling Investor shall pay its portion of all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of such Selling Investor’s Registrable Securities pursuant to any registration.
2.7    Indemnification.
(a)    By the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each of the Selling Investors and its Affiliates and their respective officers, directors, employees, managers, partners and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Selling Investor or such other Person indemnified under this Section 2.7(a) from and against all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively, the “Losses”) to which they are or any of them may become subject under the Securities Act, the Exchange Act or other U.S. federal or state statutory law (including any applicable “blue sky” laws), rule or regulation, at common law or otherwise, insofar as such Losses arise out of, are based upon, are caused by or relate to (i) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package, the Registration Statement, the Prospectus, any Free Writing Prospectus, any filing or document incidental to such registration or qualification of the securities as required by this Agreement or in any amendment or supplement to any of the foregoing, and (ii) the omission or alleged omission to state in the Disclosure Package, the Registration Statement, the Prospectus, any Free Writing Prospectus, any filing or document incidental to such registration or qualification of the securities as required by this Agreement or in any amendment or supplement to any of the foregoing any material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are made in conformity with and reliance on information furnished in writing to the Company by such Selling Investor expressly for use therein. In connection with an Underwritten Offering and without limiting any of the Company’s other obligations under this Agreement, the Company shall also indemnify such underwriters, their officers, directors, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriters or such other Person indemnified under this Section 2.7(a) to the same extent as provided above with respect to the indemnification (and exceptions thereto) of the Selling Investors. Reimbursements payable pursuant to the indemnification contemplated by this Section 2.7(a) will be made by periodic payments during the course of any investigation or defense, as and when bills are received or expenses incurred.
(b)    By the Selling Investors. In connection with any registration statement in which a Selling Investor is participating, each such Selling Investor will furnish to the Company in writing information regarding such Selling Investor’s ownership of Registrable Securities and its intended method of distribution thereof and, to the extent permitted by law, shall severally and not jointly indemnify the Company, its Affiliates and their respective directors, officers, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company or such other Person indemnified under this Section 2.7(b) against all Losses to which they are or any of them may become subject under the Securities Act, the Exchange Act or other U.S. federal or state statutory law (including any applicable “blue sky” laws), rule or regulation, at common law or otherwise, insofar as such Losses arise out of, are based upon, are caused by or relate to (i) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package, the Registration Statement, the prospectus, any Free Writing Prospectus, any filing or document incidental to such registration or qualification of the securities as required by this Agreement or in any amendment or supplement to any of the foregoing, and (ii) the omission or alleged omission to state in the Disclosure Package, the Registration Statement, the prospectus, any Free Writing Prospectus, any filing or document incidental to such registration or qualification of the securities as required by this Agreement or in any amendment or supplement to any of the foregoing any material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in conformity with and reliance on information so furnished in writing by such Selling Investor. In connection with an Underwritten Offering and without limiting any of each Selling Investors other obligations under this Agreement, each Selling Investor shall also severally and not jointly indemnify such underwriters, their officers, directors, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriters or such other Person indemnified under this Section 2.7(b) to the same extent as provided above with respect to the indemnification (and exceptions thereto) of the Company. Notwithstanding the foregoing, no Selling Investors shall be liable under this Section 2.7(b) for amounts in excess of the net amount received by such Selling Investor in the offering giving rise to such liability.
(c)    Notice. Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has forfeited substantive rights or defenses as a result of such failure to provide such notice on a timely basis.
(d)    Defense of Actions. In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party, (ii) counsel to the indemnifying party has informed the indemnifying party that the joint representation of the indemnifying party and one or more indemnified parties could be inappropriate under applicable standards of professional conduct or (iii) the indemnifying party shall have failed within a reasonable period of time to assume such defense (with counsel reasonably satisfactory to the indemnified party), in any such event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining separate legal counsel). No indemnifying party shall be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed, but if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party to the extent provided elsewhere herein against any Losses by reason of such settlement or judgment. The indemnifying party shall lose its right to defend, contest, litigate and settle a matter if it shall fail to diligently contest such matter (except to the extent settled in accordance with the next following sentence). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed it being understood that the indemnified party shall not be deemed to be unreasonable in withholding its consent if the proposed settlement imposes any obligation on the indemnified party other than the payment of monetary damages which will be fully indemnified by the indemnifying party). No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.
(e)    Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Registrable Securities and the termination of this Agreement.
(f)    Contribution. If recovery is not available or is insufficient under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Selling Investor shall be required to make a contribution in excess of the net amount received by such Selling Investor from its sale of Registrable Securities in connection with the offering that gave rise to the contribution obligation.
(g)    Request for Information. Not less than ten (10) Business Days before the expected filing date of each registration statement pursuant to this Agreement, the Company shall notify each Investor who has timely provided the requisite notice hereunder entitling such Investor to register Registrable Securities in such registration statement of the information, documents and instruments from such Investor that the Company or any underwriter reasonably requests in connection with such registration statement, including, but not limited to a questionnaire, custody agreement, power of attorney, holdback agreement (subject to the requirements of Section 2.4) and underwriting agreement (the “Requested Information”). If the Company has not received, on or before the second (2nd) day before the expected filing date, the Requested Information (or a written assurance from such Investor that the Requested Information that cannot be practicably provided prior to the filing of the registration statement shall be provided in a timely fashion) from such Investor, the Company may file the registration statement without including Registrable Securities of such Investor (or amend such registration statement to exclude the Registrable Securities of an Investor who fails to provide information when needed). The failure to so include in any registration statement the Registrable Securities of an Investor (with regard to that registration statement) shall not in and of itself result in any liability on the part of the Company to such Investor.
Article III
TRANSFER RESTRICTIONS
3.1    Permitted Transferees.
(g)    Except as permitted pursuant to the LLC Agreement, ARC and Apollo shall not Transfer any of its Equity Securities prior to a Qualified IPO. In a Qualified IPO initiated by ARC or Apollo pursuant to Section 8.04(a) of the LLC Agreement, (x) if ARC is initiating such Qualified IPO, it shall be required to propose to sell at least 25% of the Equity Securities held by such party (and its Permitted Transferees) in accordance with Section 8.04(a) of the LLC Agreement and Apollo shall be permitted to request the Transfer of its Registrable Securities pursuant to Section 2.2 and (y) if Apollo is initiating such Qualified IPO, it shall be required to propose to sell at least 15% of the Equity Securities held by such party (and its Permitted Transferees) in accordance with Section 8.04(a) of the LLC Agreement and ARC shall be permitted to request the Transfer of its Registrable Securities pursuant to Section 2.2. In any Qualified IPO not initiated by ARC or Apollo, both ARC and Apollo shall be permitted to request the Transfer of its Registrable Securities pursuant to Section 2.2. Following a Qualified IPO, (i) ARC and its Affiliates may Transfer (including to its Permitted Transferees, pursuant to a Demand Registration or a Piggyback Registration, or otherwise) up to an aggregate of twenty percent (20%) of the remaining Equity Securities held by ARC and its Affiliates immediately following the consummation of the Qualified IPO, and (ii) Apollo and its Affiliates may Transfer (including to its Permitted Transferees, pursuant to a Demand Registration or a Piggyback Registration, or otherwise) up to an aggregate of twenty percent (20%) of the remaining Equity Securities held by Apollo and its Affiliates immediately following the consummation of the Qualified IPO, in each case of clauses (i) and (ii), in each of the five years following the date of the closing of the Qualified IPO (the end of such five-year period, the “Transfer Restriction Termination Date”), provided that Transfers to Permitted Transferees that are Affiliates shall not be included in determining the twenty percent (20%) yearly cap (provided that any Transfers by such Affiliates remain subject to this Section 3.1) and any Equity Securities permitted to be Transferred but not so Transferred in any such year may be Transferred in any succeeding year (such that, for example, if no Equity Securities are Transferred in the first year following the closing of the Qualified IPO, up to 40% of the Equity Securities may be Transferred in the second year following the closing of the Qualified IPO). Following the Transfer Restriction Termination Date, the Investors shall not be subject to a cap on the amount of Equity Securities they may Transfer and the transfer restrictions set forth in this Section 3.1 shall expire.
(h)    The Company shall not be obligated to register any proposed Transfer of Equity Securities by any Investor pursuant to this Article III on the transfer books of the Company until the Company shall have received an opinion of counsel reasonably satisfactory to the Company, to the effect that the proposed transfer is in compliance with the Securities Act or any such other Applicable Laws and/or representation letters in form and substance reasonably satisfactory to the Company, in each case to the extent necessary to ensure compliance with the provisions of the Securities Act and any other Applicable Laws. Upon satisfaction of conditions described in the immediately preceding sentence and the execution and delivery to the Company of a joinder to the Transaction Documents, as required under the terms of the definition of “Permitted Transferee” hereunder, the applicable Permitted Transferee shall be treated as an “Investor” for all purposes under this Agreement.
(i)    Notwithstanding anything to the contrary contained in this Agreement, in the event any Permitted Transferee that is an Affiliate of ARC and holds any Equity Securities pursuant to this Section 3.1 ceases to be an Affiliate of ARC (an “Unaffiliated Transferee”), such Unaffiliated Transferee and ARC shall promptly give notice to the Company of the change in circumstances and such Unaffiliated Transferee shall immediately and unconditionally Transfer any Equity Securities held by it back to ARC unless at such time the Transfer of such Equity Securities to a non-Affiliate would be permitted pursuant to Section 3.1(a).
(j)    Notwithstanding anything to the contrary contained herein, each Investor that is an entity that was formed for the primary purpose of directly or indirectly acquiring equity securities of the Company or that has no substantial assets other than the equity securities of the Company or direct or indirect interests in the equity securities of the Company agrees that (i) certificates for units of its common stock or other instruments reflecting equity interests in such entity (and the certificates for units of common stock or other equity interests in any similar entities controlling such entity) will note the Transfer restrictions contained in this Agreement as if such common stock or other equity interests were equity securities of the Company, (ii) no units of such common stock or other equity interests may be Transferred (including any Transfer or issuance by such entity) to any Person other than in accordance with the terms and provisions of this Agreement as if such common stock or other equity interests were equity securities of the Company and (iii) any Transfer of such common stock or other equity interests shall be deemed to be a Transfer of a proportionate percentage of equity securities of the Company.
Article IV
TERM
The provisions of this Agreement shall become effective immediately upon consummation of the Closing and shall terminate and become void and of no further force and effect when the Investors no longer hold any Registrable Securities; provided that the provisions of Section 2.7 and Article V shall survive any termination of this Agreement; provided, further, that the right by a party to commence a Proceeding against any other party for any breach of this Agreement by such other party that occurs prior to the earlier of (x) termination of this Agreement and (y) the termination of the applicable provision, shall survive such termination, unimpaired, for a period of eighteen (18) months from the date of such termination.
Article V
MISCELLANEOUS
5.1    Transfers and Related Matters. Any Transfer or attempted Transfer not in conformity with this Agreement and the Transaction Documents shall be null, void and of no effect. In connection with any attempted Transfer not in conformity therewith or herewith, the Company may hold and refuse to Transfer any Class A Units, or any certificates therefore, in addition to, and without prejudice to, any and all other rights and remedies that may be available to it.
5.2    Notices. All notices, requests, consents and other communications hereunder to any party shall be given in the manner described in Section 12.03 of the LLC Agreement.
5.3    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
5.4    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
5.5    Entire Agreement; No Third Party Beneficiaries. The Transaction Documents constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, of the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person, other than the parties hereto, their Permitted Transferees, except as provided in Section 2.7(a) and Section 2.7(b) of this Agreement, any rights or remedies hereunder or under the LLC Agreement.
5.6    Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.
5.7    Governing Law. This Agreement shall be governed in all respects (including as to validity, interpretation and effect) by the internal laws of the State of New York, without giving effect to any conflict of laws rules or principles that would require or permit the application of another jurisdiction’s laws.
5.8    Consent to Jurisdiction.
(a)    Each party hereby irrevocably agrees that any action or proceeding arising out of any dispute in connection with this Agreement, any rights or obligations hereunder or the performance of such rights or obligations shall be brought exclusively in the courts of the State of New York or the federal courts of the United States of America located in the State of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address as provided in Section 5.2, such service to become effective 10 days after such mailing.
(b)    Each party hereby waives all rights to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement, any rights or obligations hereunder or the performance of such rights and obligations. Each party (i) certifies that no representative, agent or attorney of any person has represented, expressly or otherwise, that any person would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that the other parties have been induced to enter into this Agreement and the transactions contemplated hereby by, among other things, the waivers and certifications contained herein.
5.9    Alternative IPO Entity. In the event that the Company, ARC or AHM elects pursuant to the LLC Agreement to effect an IPO of equity securities of any subsidiary or parent of the Company (an “Alternative IPO Entity”) rather than the equity securities of the Company, whether as a result of an Exit Restructuring or other reorganization of the Company or otherwise, the Investors and the Company shall cause the Alternative IPO Entity to become a party to this Agreement and for all obligations of the Company hereunder to be assigned to and assumed by the Alternative IPO Entity.
5.10    Amendments; Waivers
(a)    The terms and provisions of this Agreement may be modified or amended, and any of the provisions thereof be waived, temporarily or permanently, pursuant to a written instrument executed by the Company, ARC and AMH; provided, further that any such amendment, modification or waiver that would adversely affect the rights hereunder of any Investor, in its capacity as an Investor, without similarly affecting the rights hereunder of all Investors, in their capacities as Investors, shall not be effective as to such Investor without its prior written consent.
(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
5.11    Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided that (a) the Company may assign its rights and/or obligations, in whole or in part, under this Agreement to the IPO Entity; provided, that the IPO Entity execute and deliver to Investors a joinder to this Agreement and (if applicable) the LLC Agreement pursuant to which such Affiliate agrees to be bound by all of the obligations of the Company to the such agreements; and (b) each Investor may assign all or any portion of its rights under this Agreement to a Permitted Transferee (including in any Transfer permitted under the LLC Agreement) to the extent that such Investor Transfers Equity Securities to such Person; provided, however, that such ARC Investors or AMH Investors, as applicable, will not as a group have greater rights with respect to any provision of this Agreement than ARC or AMH is entitled to under such provision, including with respect to the aggregate number of demand rights pursuant to Section 2.1(c). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
5.12    No Inconsistent Agreements. No Investor hereunder shall enter into any investor agreements or arrangements of any kind with any Person with respect to any Class A Units on terms inconsistent with the Transaction Documents (whether or not such agreements or arrangements are with other holders of securities of the Company or with Persons that are not parties to the Transaction Documents), including agreements or arrangements with respect to the acquisition or disposition of any securities of the Company in a manner inconsistent with the Transaction Documents. The Company shall not grant any other Person (i) any demand registration rights, (ii) any registration rights that conflict with or are equal to or more favorable in any respect than the registration rights provided herein to the Investors or (iii) any piggy-back registration rights that provide for a right to include in any registration or offering any Equity Securities of the Company other than after all Registrable Securities being sold by the Investors, in each case unless otherwise agreed in writing by each of ARC and AMH.
5.13    Exercise of Rights. In the event that any Investor exercises any rights hereunder, such Investor will be deemed to have exercised such right on behalf of itself and its Affiliates.
5.14    Investor Cooperation. Without limitation to any rights of the Investors hereunder, each Investor shall, and shall cause its Subsidiaries to, provide all reasonable cooperation requested by the Company to the extent necessary or helpful to permit the Company and its Affiliates to comply with Applicable Laws or obtain approvals from any Governmental Authority or make filings with any Governmental Authority necessary or helpful to carry out the businesses of the Company and its Subsidiaries, including in connection with an IPO.
5.15    Rights Terminate. Any Investor who disposes of all of its Equity Securities in conformity with the terms and conditions set forth in this Agreement shall cease to be a party to this Agreement and shall have no further rights hereunder; provided, that any such disposal of Equity Securities by an Investor shall not serve to release such Investor from any liability arising from its breach of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed and delivered, all as of the date first set forth above.
AR GLOBAL, LLC
By:
        Name:
        Title:
AR CAPITAL, LLC
By:
        Name:
        Title:
AMH HOLDINGS (CAYMAN), L.P.
By:
        Name:
        Title:

Annex A

Form of Joinder Agreement
Reference is made to (i) the Second Amended and Restated Limited Liability Company Agreement of AR Global, LLC dated as of [●], 2015 and as amended, restated, supplemented or otherwise modified from time to time (the “LLC Agreement”), by and among the Company, AMH and ARC, and (ii) the Registration Rights Agreement, dated as of [●], 2015 and as amended, restated, supplemented or otherwise modified from time to time (the “Registration Rights Agreement” and, together with the LLC Agreement, the “Transaction Documents”), by and among ARC and the Company. Capitalized terms used but not defined in this Joinder Agreement have the meanings ascribed to them in the Registration Rights Agreement.
You hereby agree to be bound by, and to act in accordance with, the terms and conditions of the Transaction Documents as if you had signed the Transaction Documents and been a party thereto.
You agree that you will be an “Investor” for all purposes under the Registration Rights Agreement.
Please sign and return to us this joinder agreement to indicate your acceptance of the terms and conditions set forth herein.

Name:
Address:
Date:

EXHIBIT H

Form of Pledge Agreement

See attached.

PLEDGE AGREEMENT
by and between
AMH HOLDINGS (CAYMAN), L.P.
and
AR CAPITAL, LLC,

Dated as of [●], 2015

Page

ARTICLE I DEFINITIONS	3

1.1	Terms Defined in the Transaction Agreement 3

1.2	Terms Defined in the UCC 3

1.3	Additional Definitions 3

1.4	Terms Generally 6

ARTICLE II THE SECURITY INTERESTS	6

2.1	Grant of Security Interests 6

2.2	Security Interests Absolute 7

2.3	Continuing Liability of the Pledgor 9

ARTICLE III REPRESENTATIONS AND WARRANTIES	9

3.1	Title to Collateral 9

3.2	Perfection and Priority of Security Interests 9

3.3	Collateral 10

3.4	No Consents 10

ARTICLE IV COVENANTS	10

4.1	Delivery of Collateral 10

4.2	Change of Name or Location 10

4.3	Further Actions 11

4.4	Disposition of Collateral 11

4.5	Additional Collateral 11

4.6	Information Regarding Collateral 11

ARTICLE V DISTRIBUTIONS ON COLLATERAL; VOTING	12

5.1	Right to Receive Distributions on Collateral; Voting 12

ARTICLE VI GENERAL AUTHORITY; REMEDIES	13

6.1	General Authority 13

6.2	Remedies upon Remedies Event 14

6.3	Other Rights of the Collateral Agent 16

6.4	Limitation on Duty of the Collateral Agent in Respect of Collateral 16

6.5	Waiver and Estoppel 17

6.6	Application of Proceeds 17

6.7	Exercise of Remedies with Respect to Pledged Equity Interests 17

ARTICLE VII MISCELLANEOUS	18

7.1	Notices 18

7.2	No Waivers; Non-Exclusive Remedies 18

7.3	Protection of Collateral; Indemnification 18

7.4	Amendments and Waivers 19

7.5	Successors and Assigns 19

7.6	Governing Law; Jurisdiction; Waiver of Jury Trial 19

7.7	Severability 20

7.8	Counterparts 20

7.9	Termination and Release 20

7.10	Entire Agreement 21

7.11	Specific Performance 21

7.12	Collateral Agent 21

SCHEDULES
Schedule I – Filing Office
Schedule II – Pledged Equity Interests

PLEDGE AGREEMENT
This PLEDGE AGREEMENT, dated as of [●], 2015 (as amended, restated, or otherwise modified from time to time, this “Agreement”), is made by AR Capital, LLC, a Delaware limited liability company (the “Pledgor”) in favor of AMH Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership (“AMH”), as collateral agent for the benefit of the Secured Parties (in such capacity, the “Collateral Agent”).
RECITALS
A. The Pledgor entered into that certain Transaction Agreement, dated as of [●], 2015 (as amended, restated, or otherwise modified from time to time, the “Transaction Agreement”), among the Pledgor, AMH, and AR Global, LLC, a Delaware limited liability company (“Newco”).
B. To induce AMH to enter into the Transaction Agreement, the Pledgor agreed to grant a continuing security interest in favor of the Collateral Agent for its own benefit and for the benefit of each other Secured Party in and to the Collateral (as hereinafter defined) to secure the Obligations.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:
Article I
DEFINITIONS
1.1    Terms Defined in the Transaction Agreement. Capitalized terms used herein without other definition have the respective meanings assigned thereto in the Transaction Agreement.
1.2    Terms Defined in the UCC. Unless otherwise defined herein or in the Transaction Agreement or the context otherwise requires, the following terms, together with any uncapitalized terms used herein which are defined in the UCC (as defined below), have the respective meanings provided in the UCC: (i) Certificated Security; (ii)  Proceeds; (iii) Securities Intermediary; and (iv) Uncertificated Security.
1.3    Additional Definitions. The following additional terms, as used herein, have the following respective meanings:
“AGM” means Apollo Global Management, L.L.C.
“AGM Shares” means the [Class A Shares] (as defined in the AGM Exchange Agreement) of AGM.
“Agreement” has the meaning set forth in the Preamble.
“AMH” has the meaning set forth in the Preamble.
“Collateral” has the meaning set forth in Section 2.1.
“Collateral Agent” has the meaning set forth in the Preamble.
“Collateral Agent Indemnitees” has the meaning set forth in Section 7.12(f).
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Delivery” and the corresponding term “Delivered” when used with respect to Collateral means:
(i)    in the case of Collateral which constitutes Certificated Securities, transfer thereof to the Collateral Agent or its nominee or custodian by physical delivery to the Collateral Agent or its nominee or custodian, such Collateral to be in suitable form for transfer by delivery, or accompanied by undated instruments of transfer or assignment duly executed in blank;
(ii)    in the case of Collateral which constitutes Uncertificated Securities, (A) registration thereof on the books and records of the issuer thereof in the name of the Collateral Agent or its nominee or custodian (who may not be a Securities Intermediary) or (B) the execution and delivery by the issuer thereof of an effective control agreement, in form and substance reasonably acceptable to the Collateral Agent (which approval shall be deemed given by execution of such agreement), pursuant to which such issuer agrees that it will comply with instructions originated by the Collateral Agent without further consent of the registered owner of such Collateral or any other Person; and
and in each case such additional or alternative procedures as may hereafter become reasonably appropriate to grant control of any Collateral in favor of the Collateral Agent or its nominee or custodian, consistent with changes in applicable Law or regulations or the interpretation thereof.
“Discharge of Obligations” means the time at which the Pledgor no longer has any Obligations arising under Article VII or Section 8.1 of the Transaction Agreement.
“Equity Interests” means the AOG Principal Units, the AGM Shares, the AMH Units, the Newco Units and any proceeds that constitute warrants, options or other rights for the purchase or acquisition from any Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Federal Securities Laws” has the meaning set forth in Section 6.3.
“Issuer” means (i)  with respect to AMH Units, AMH, (ii) with respect to any AOG Principal Units, the AOG Principal entity that issued such AOG Principal Unit, (iii) with respect to Newco Units, Newco and (iv) with respect to AGM Shares, AGM.
“Laws” means any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guidelines or other requirement by any Governmental Authority.
“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Newco, as may be amended from time to time.
“Newco” has the meaning set forth in the Preamble.
“Newco Units” means the Units (as defined in the LLC Agreement) of Newco.
“Obligations” means the obligation of the Pledgor to pay Damages in the amount and at the time required by Section 7.3(d) of the Transaction Agreement following a claim for indemnification by an Indemnified AMH Party pursuant to Article VII or Section 8.1 of the Transaction Agreement.
“Pledged Equity Interests” means the Equity Interests constituting part of the Collateral.
“Pledgor” has the meaning set forth in the Preamble.
“Transaction Agreement” has the meaning in the recitals of this Agreement.
“Transaction Documents” means the Transaction Agreement and the Ancillary Agreements.
“Remedies Event” means the failure of the Pledgor to make any payment required by Section 7.3(d) of the Transaction Agreement following a claim by an Indemnified Party for indemnification pursuant to Article VII or Section 8.1 of the Transaction Agreement.
“Secured Parties” means the AMH and the other Indemnified AMH Parties.
“Security Interests” means the security interests in the Collateral granted under this Agreement securing the Obligations.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or the priority of the Security Interests in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
1.4    Terms Generally. The definitions in Section 1.2 and Section 1.3 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context, shall otherwise require. Unless otherwise expressly provided herein, the word “day” means a calendar day.
Article II
THE SECURITY INTERESTS
2.1    Grant of Security Interests. To secure the due and punctual payment of all Obligations, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, in accordance with the terms of the Transaction Agreement, the Pledgor hereby grants to the Collateral Agent for its own benefit and for the benefit of each other Secured Party a security interest in all of the Pledgor’s right, title and interest in, to and under the following, whether now owned or existing or hereafter acquired, created or arising, whether tangible or intangible, and regardless of where located (all of which are herein collectively called the “Collateral”):
(i)    the Equity Interests described on Schedule II hereto, as such schedule may be amended, supplemented or modified from time as may be permitted hereby, and all dividends, distributions, cash, instruments and other property, income, profits and proceeds from time to time received or receivable or otherwise made upon or distributed in respect of or in exchange for any or all of the Pledged Equity Interests;
(ii)    all additional or substitute Equity Interests in any Issuer from time to time issued to or otherwise acquired by the Pledgor, including in connection with the payment to the Pledgor of any Earn-Out Payments pursuant to the Transaction Agreement and all dividends, distributions, cash, instruments and other property, income, profits and proceeds from time to time received or receivable or otherwise made upon or distributed in respect of such additional or substitute Equity Interests;
(iii)     all right, title and interest of the Pledgor in each Issuer, including, without limitation:
(A)    all of the Pledgor’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any limited liability company agreement or operating agreement, or at Law or otherwise in respect of such Pledged Equity Interests;
(B)    all present and future claims, if any, of the Pledgor against any such Issuer for moneys loaned or advanced, for services rendered or otherwise; and
(C)    all of the Pledgor’s rights under any limited liability company agreement or operating agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of the Pledgor relating to such Pledged Equity Interests, including any power to terminate, cancel or modify any limited liability company agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of one or more other Persons in respect of such Pledged Equity Interests and any such Issuer, to make determinations, to exercise any election (including, without limitation, election of remedies) or option to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or give receipt for any of the foregoing or for any assets of any such Issuer, to enforce or execute any checks or other instruments or orders, to file any claims and to take any other action in connection with any of the foregoing; and
(iv)    all Proceeds of all or any of the Collateral.
2.2    Security Interests Absolute. All rights of the Collateral Agent and the Secured Parties, all security interests hereunder and all obligations of the Pledgor hereunder are unconditional and absolute and independent and separate from any other security for or guaranty of the Obligations, whether executed by the Pledgor or any other Person. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or the Transaction Documents, the obligations of the Pledgor hereunder shall not be released, discharged or otherwise affected or impaired by:
(iii)    any extension, renewal, settlement, compromise, acceleration or waiver in respect of any obligation of any other Person under the Transaction Documents or any other agreement or instrument evidencing or securing any Obligation or any other obligation under the Transaction Documents, by operation of Law or otherwise;
(iv)    any change in the manner, place, time or terms of payment of any Obligation or any other amendment, supplement or modification to any Transaction Document or any other agreement or instrument evidencing or securing any Obligation or any other obligation under the Transaction Documents, except to the extent expressly agreed in writing by the Collateral Agent and the Pledgor;
(v)    any non-perfection or invalidity of any direct or indirect security for any Obligation or any other obligation under the Transaction Documents, any sale, exchange, surrender, realization upon, offset against or other action in respect of any direct or indirect security for any Obligation or any other obligation under the Transaction Documents or any release of any other obligor in respect of any Obligation or any other obligation under the Transaction Documents;
(vi)    any insolvency, bankruptcy, reorganization, arrangement, readjustment, composition, liquidation or other similar proceeding affecting the Pledgor or its assets;
(vii)    the existence of any claim, set-off or other right which the Pledgor may have at any time against any other Person, whether in connection herewith or any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit, by counterclaim or otherwise;
(viii)    any invalidity or unenforceability relating to or against the Pledgor or any other Person for any reason of any Transaction Document or any other agreement or instrument evidencing or securing any Obligation or any other obligation under the Transaction Documents or any provision of Law or regulation purporting to prohibit the payment by the Pledgor of any Obligation or any other obligation under the Transaction Documents;
(ix)    any failure by any Secured Party: (A) to file or enforce a claim against the Pledgor (in a bankruptcy or other proceeding); (B) to give notice of the existence, creation or incurrence by the Pledgor of any new or additional indebtedness or obligation under or with respect to the Obligations; (C) to commence any action against the Pledgor or any other Person party to the Transaction Documents; (D) to disclose to the Pledgor any facts which such Secured Party may now or hereafter know with regard to the Pledgor or any other Person party to the Transaction Documents; or (E) to proceed with due diligence in the collection, protection or realization upon any collateral securing the Obligations or any other obligation under the Transaction Documents;
(x)    any direction as to application of payment by the Pledgor or any other Person;
(xi)    any subordination by any Secured Party of the payment of any Obligation to the payment of any other liability (whether matured or unmatured) of the Pledgor to its creditors; or
(xii)    any other act or omission to act or delay of any kind by the Pledgor, any Secured Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this clause, constitute a legal or equitable discharge of the Pledgor’s obligations hereunder.
2.3    Continuing Liability of the Pledgor. The Security Interests are granted as security only and shall not subject the Collateral Agent or any Secured Party to, or transfer or in any way affect or modify, any obligation or liability of the Pledgor with respect to any of its Collateral or any transaction in connection therewith.
Article III
REPRESENTATIONS AND WARRANTIES
The Pledgor represents and warrants that, on the date hereof, and on each date any other property or assets become Collateral hereunder:
3.1    Title to Collateral. The Pledgor is the legal, record and beneficial owner of, and has good and marketable title to, all of the Collateral pledged by it hereunder, free and clear of any Liens other than Liens created hereunder and in connection with the Security Interests and the restrictions contained in the LLC Agreement, the AGM Exchange Agreement, the Transaction Agreement (and any Permitted Liens). Other than financing statements or other similar or equivalent documents or instruments with respect to the Security Interests, no financing statement, mortgage, security agreement or similar or equivalent document or instrument covering all or any part of the Collateral is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a Lien on such Collateral other than Permitted Liens. No Collateral is in the possession or control of any Person (other than the Collateral Agent) asserting any claim thereto or security interest therein.
3.2    Perfection and Priority of Security Interests. Upon Delivery, if applicable, of all Collateral to the Collateral Agent in accordance with the provisions hereof and due filing of Uniform Commercial Code financing statements stating that the same identifies the Collateral in the offices specified on Schedule I, the Security Interests shall constitute perfected security interests in all right, title and interest of the Pledgor in the Collateral, in each case prior to all other Liens (other than Permitted Liens) and rights of others therein, and, to the extent control of such Collateral may be obtained pursuant to Article 8 and/or 9 of the UCC, the Collateral Agent will have control of the Collateral subject to no adverse claims of any Person. On and as of the date hereof, no registration, recordation or filing with any Governmental Authority is required in connection with the execution and delivery of this Agreement or necessary for the validity or enforceability hereof or for the perfection of the Security Interests other than the filing of financing statements.
3.3    Collateral. Schedule II hereto (as such schedule may be amended, supplemented or modified from time to time) sets forth the name of, and the ownership interest (including percentage owned and number of shares, units or other equity interests) of the Pledgor in the Pledged Equity Interests. The Pledgor holds all such Collateral directly (i.e., not through a Securities Intermediary or any other Person).
3.4    No Consents. No consent of any other Person, and no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any Governmental Authority is required to be obtained by the Pledgor in connection with the execution, delivery or performance of this Agreement, or in connection with the exercise of the rights and remedies of the Collateral Agent pursuant to this Agreement, except as may be required to perfect the Security Interests or in connection with the disposition of the Collateral by Laws affecting the offering and sale of securities generally.
Article IV
COVENANTS
The Pledgor covenants and agrees that, until the Discharge of Obligations, the Pledgor will comply with the following:
4.1    Delivery of Collateral. All Collateral shall be Delivered to and held by or on behalf of the Collateral Agent pursuant to this Agreement; provided that so long as no Remedies Event has occurred and is continuing, the Pledgor may retain any Collateral which it is otherwise entitled to receive and retain pursuant to Section 5.1. The Collateral Agent will promptly give the Pledgor copies of any material notices and material communications received by the Collateral Agent with respect to Collateral registered in the name of the Collateral Agent or its nominee or custodian.
4.2    Change of Name or Location. The Pledgor will not change its name or location (determined as provided in Section 9-307 of the UCC) in any manner, in each case, unless it shall have given the Collateral Agent not less than 30 days’ prior notice thereof. The Pledgor shall not in any event change its name or location (determined as provided in Section 9-307 of the UCC) if such change would cause the Security Interests in any Collateral to lapse or cease to be perfected unless the Pledgor has taken on or before the date of lapse all actions necessary to ensure that the Security Interests in the Collateral do not lapse or cease to be perfected.
4.3    Further Actions. The Pledgor will, from time to time at its expense and in such manner and form as the Collateral Agent may reasonably request, execute, deliver, file and record or authorize the recording of any financing statement, specific assignment, instrument, document, agreement or other paper and take any other action (including, without limitation, any filings of financing or continuation statements under the UCC) that from time to time may be reasonably necessary or advisable, or that the Collateral Agent may reasonably request, in order to create, preserve, perfect or maintain the Security Interests or to enable the Collateral Agent to exercise and enforce any of its rights, powers and remedies created hereunder or under applicable Law with respect to any of the Collateral. To the extent permitted by applicable Law, the Pledgor hereby authorizes the Collateral Agent to execute and file, in the name of the Pledgor and without the separate authorization or authentication of the Pledgor appearing thereon, such UCC financing statements or continuation statements as the Collateral Agent in its reasonable discretion may deem necessary or reasonably appropriate to perfect or maintain the perfection of or to further perfect or maintain the perfection of the Security Interests; provided that the description of the collateral contained therein shall be limited to the description of the Collateral and shall not refer to any other assets or property of the Pledgor. The Pledgor and Collateral Agent shall equally share the costs of, or incidental to, any recording or filing of any financing or continuation statements concerning the Collateral.
4.4    Disposition of Collateral. Except as permitted by the LLC Agreement or the AGM Exchange Agreement, the Pledgor will not sell, exchange, assign or otherwise dispose of, or grant any option with respect to, any Collateral or create or suffer to exist any Lien on any Collateral (other than the Security Interests or any Permitted Liens).
4.5    Additional Collateral. In the event that any Issuer at any time issues any additional Equity Interests to the Pledgor, the Pledgor will promptly Deliver, if applicable, all such items to the Collateral Agent to hold as Collateral hereunder and will within 5 Business Days thereafter deliver to the Collateral Agent such supplements to Schedule II attached hereto as are necessary to cause such schedule to be complete and accurate at such time.
4.6    Information Regarding Collateral. The Pledgor will, promptly upon request, provide to the Collateral Agent all information and evidence it may reasonably request concerning the Collateral relevant to the Pledgor to enable the Pledgor to enforce the provisions of this Agreement.
Article V
DISTRIBUTIONS ON COLLATERAL; VOTING
5.1    Right to Receive Distributions on Collateral; Voting.
(a)    Unless and until a Remedies Event shall have occurred and is continuing:
(i)    The Pledgor shall be entitled to exercise any and all voting, management, administration and other rights pertaining to the Collateral pledged by it pursuant to this Agreement or any part thereof for any purpose.
(ii)    The Pledgor shall be entitled to receive and retain any and all dividends, distributions, cash, property, instruments and other payments and distributions made upon or in respect of the Collateral otherwise permitted to be distributed pursuant to the terms of the LLC Agreement or the operating agreements of AMH or the AOG Principal Entities (including, for the avoidance of doubt, any such distribution in connection with a reduction of capital, capital surplus or paid-in-surplus); provided, however, that any and all:
(A)    additional stock, other securities, limited liability company membership interests, partnership interests, promissory notes or other instruments or property paid or distributed in respect of any Pledged Equity Interests by way of share-split, spin-off, split-up, reclassification, combination of shares or similar rearrangement of the relevant Issuer; and
(B)    all other or additional stock, other securities, limited liability company membership interests, partnership interests, promissory notes or other instruments or property which may be paid in respect of the Collateral by reason of any consolidation, merger, exchange of shares, conveyance of assets, liquidation or similar reorganization of the relevant Issuer;
shall be Delivered to the Collateral Agent or its nominee or custodian to hold as Collateral hereunder.

(b)    Upon the occurrence and during the continuance of a Remedies Event:
(i)    All rights of the Pledgor to receive the dividends, interest, distributions, cash, instruments and other payments and distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.1(a) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Collateral such dividends, interest, distributions, cash, instruments and other payments and distributions.
(ii)    All dividends, interest, distributions, cash, instruments and other payments and distributions which are received by the Pledgor contrary to the provisions of clause (i) of this Section 5.1(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of the Pledgor and shall be Delivered, in the same form as so received to the Collateral Agent or its nominee or custodian to hold as Collateral.
(c)    Upon the occurrence and during the continuance of a Remedies Event, all rights of the Pledgor to exercise the voting, management, administration and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 5.1(a)(i) shall cease, all such rights shall thereupon become vested in the Collateral Agent, who shall thereupon have the sole right to exercise such voting and other consensual rights, and the Pledgor shall take all actions as may be necessary or appropriate to effect such right of the Collateral Agent.
Article VI
GENERAL AUTHORITY; REMEDIES
6.1    General Authority. Until the Discharge of Obligations, the Pledgor hereby irrevocably appoints the Collateral Agent and any officer or agent thereof as its true and lawful attorney-in-fact, with full power of substitution, in the name of the Pledgor or otherwise, for the sole use and benefit of the Collateral Agent and the Secured Parties, but at the Pledgor’s expense, to the extent permitted by Law, to exercise at any time and from time to time after a Remedies Event has occurred and is continuing, all or any of the following powers with respect to all or any of the Collateral; such power, being coupled with an interest, is irrevocable until the Discharge of Obligations:
(iii)    to take any and all reasonably appropriate action and to execute any and all documents and instruments which may be necessary or desirable to carry out the terms of this Agreement;
(iv)    to receive, take, indorse, assign and deliver any and all checks, notes, drafts, acceptances, documents and other negotiable and non-negotiable instruments taken or received by the Pledgor in connection with the Collateral;
(v)    to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due on or by virtue of any Collateral;
(vi)    to commence, settle, compromise, compound, prosecute, defend or adjust any claim, suit, action or proceeding with respect to, or in connection with, the Collateral;
(vii)    to sell, transfer, assign or otherwise deal in or with the Collateral or the Proceeds thereof, as fully and effectually as if the Collateral Agent were the absolute owner thereof;
(viii)    to vote all or any part of the Pledged Equity Interests (whether or not transferred into the name of the Collateral Agent) and give all consents, waivers and ratifications in respect of the Collateral; and
(ix)    to do, at its option, but at the expense of the Pledgor, all acts and things which the Collateral Agent deems reasonably necessary to protect or preserve the Collateral and to realize upon the Collateral.
6.2    Remedies upon Remedies Event.
(a)    If any Remedies Event has occurred and is continuing, the Collateral Agent may, in addition to all other rights and remedies granted to it in this Agreement and in any other agreement securing, evidencing or relating to the Obligations (but in each case subject to Section 6.7): (i) exercise on behalf of the Secured Parties all rights and remedies of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and (ii) without demand of performance or other demand or notice of any kind (except as herein provided or as may be required by mandatory provisions of Law) to or upon the Pledgor or any other Person (all of which demands and/or notices are hereby waived by the Pledgor), collect, receive, appropriate and realize upon the Collateral and/or sell, assign, give an option or options to purchase or otherwise dispose of and deliver the Collateral (or contract to do so) or any part thereof in one or more parcels (which need not be in round lots) at public or private sale or at broker’s board or on any securities exchange, at any office of the Collateral Agent or elsewhere in such manner as is commercially reasonable and as the Collateral Agent may, in its sole discretion, deem best, for cash, on credit or for future delivery, without assumption of any credit risk and at such price or prices as the Collateral Agent may reasonably deem satisfactory.
(b)    The Collateral Agent shall give the Pledgor not less than 20 days’ prior notice of the time and place of any sale or other intended disposition of any of the Collateral if permitted under Section 6.2(a)(ii). Any such notice shall (i) in the case of a public sale, state the time and place fixed for such sale, (ii) in the case of a sale at a broker’s board or on a securities exchange, state the board or exchange at which such sale is to be made and the day on which the Collateral, or the portion thereof being sold, will first be offered for sale, (iii) in the case of a private sale, state the day after which such sale may be consummated, (iv) contain the information specified in Section 9-613 of the UCC, (v) be authenticated and (vi) be sent to the parties required to be notified pursuant to Section 9-611(c) of the UCC. The Collateral Agent and the Pledgor agree that such notice constitutes reasonable notification within the meaning of Section 9-611 of the UCC. Except as otherwise provided herein, the Pledgor hereby waives, to the extent permitted by applicable Law, notice and judicial hearing in connection with the Collateral Agent’s taking possession or disposition of any of the Collateral.
(c)    The Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale). The Pledgor will execute and deliver such documents and take such other action as the Collateral Agent deems necessary or reasonably advisable in order that any such sale may be made in compliance with Law. Upon any such sale, the Collateral Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold to it absolutely and free from any claim or right of whatsoever kind of the Pledgor. Any such public sale shall be held at such time or times within ordinary bankers hours and at such place or places as the Collateral Agent may fix in the notice of such sale. At any such sale, the Collateral may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may reasonably determine. The Collateral Agent shall not be obligated to make any such sale pursuant to any such notice. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned without further notice. In the case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the selling price is paid by the purchaser thereof, but the Collateral Agent shall not incur any liability in the case of the failure of such purchaser to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may again be sold upon like notice.
(d)    Without limiting the generality of the foregoing, if any Remedies Event has occurred and is continuing, The Collateral Agent shall have the right, upon notice to the Pledgor, to cause the Equity Interests consisting of AOG Principal Units, AGM Shares and AMH Units to be transferred of record into the name of the Collateral Agent or its nominee, or any Secured Party, to satisfy any Obligations then due and payable, with the number of such Equity Interests to be so transferred being equal to (x) the amount of Damages owing and unpaid pursuant to Section 7.3(d) of the Transaction Agreement divided by (y) the volume weighted average trading price of Class A Shares on the New York Stock Exchange for the thirty (30) consecutive trading days ending on the trading day immediately preceding the date of such transfer, provided that if at any time the Exchange Rate (as defined in the AGM Exchange Agreement) changes so as no longer to be 1 for 1, the number of the Equity Interests to be so transferred of record shall be equitably adjusted to reflect such change.
6.3    Other Rights of the Collateral Agent.
(a)    If any Remedies Event has occurred and is continuing, the Collateral Agent, instead of exercising the power of sale conferred upon it pursuant to Section 6.2, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell the Collateral to satisfy any Obligations then due and payable, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction, and may in addition institute and maintain such suits and proceedings as the Collateral Agent may deem appropriate to protect and enforce the rights vested in it by this Agreement.
(b)    If any Remedies Event has occurred and is continuing, the Collateral Agent shall, to the extent permitted by applicable Law, without notice to the Pledgor or any party claiming through the Pledgor, without regard to the solvency or insolvency at such time of any Person then liable for the payment of any of the Obligations, without regard to the then value of the Collateral and without requiring any bond from any complainant in such proceedings, be entitled as a matter of right to the appointment of a receiver or receivers (who may be the Collateral Agent) of the Collateral or any part thereof, and of the profits, revenues and other income thereof, pending such proceedings, with such powers as the court making such appointment shall confer, and to the entry of an order directing that the profits, revenues and other income of the property constituting the whole or any part of the Collateral be segregated, sequestered and impounded for the benefit of the Collateral Agent and the Secured Parties, and the Pledgor irrevocably consents to the appointment of such receiver or receivers and to the entry of such order.
6.4    Limitation on Duty of the Collateral Agent in Respect of Collateral. Beyond the exercise of reasonable care in the custody thereof, neither the Collateral Agent nor any Secured Party shall have any duty to exercise any rights or take any steps to preserve the rights of the Pledgor in the Collateral in its or their possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. Without limiting the foregoing, the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property, and (i) shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of the Collateral Agent or any agent or bailee selected by the Collateral Agent in good faith (absent gross negligence and willful misconduct of the Collateral Agent) or (ii) shall not have any duty or responsibility for ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters.
6.5    Waiver and Estoppel.
(a)    The Pledgor agrees, to the extent it may lawfully do so, that it will not at any time in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, moratorium, turnover or redemption Law, or any Law permitting it to direct the order in which the Collateral shall be sold to pay any Obligations then due and payable, now or at any time hereafter in force which may delay, prevent or otherwise affect the performance or enforcement of this Agreement, and the Pledgor hereby waives all benefit or advantage of all such Laws to the extent permitted by Law. The Pledgor covenants that it will not hinder, delay or impede the execution of any power granted to the Collateral Agent or any other Secured Party in this Agreement or any other Transaction Document.
(b)    The Pledgor, to the extent it may lawfully do so, on behalf of itself and all who claim through or under it, including without limitation any and all subsequent creditors, vendees, assignees and lienors, waives and releases all rights to demand or to have any marshalling of the Collateral upon any sale of any Collateral permitted to be made hereunder, whether made under any power of sale granted herein or pursuant to judicial proceedings or under any foreclosure or any enforcement of this Agreement, and consents and agrees that all of the Collateral may at any such sale be offered and sold as an entirety.
(c)    The Pledgor waives, to the extent permitted by Law, presentment, demand, protest and any notice of any kind (except the notices expressly required hereunder or in the other Transaction Documents) in connection with this Agreement and any action taken by the Collateral Agent with respect to the Collateral.
6.6    Application of Proceeds.
(a)    Priority of Distributions. The Proceeds of any sale of, or other realization upon, all or any part of the Collateral by or on behalf of the Collateral Agent (including any Proceeds received and held pursuant to Section 5.1(b)) shall be applied to the payment in full of all claims and other amounts then due and payable to the Collateral Agent and the Secured Parties in respect of any of the Obligations.
(b)    Deficiencies. It is understood that the Pledgor shall remain liable to the extent of any deficiency between the amount of the proceeds of, or other realization upon, the Collateral and the amount of the Obligations.
6.7    Exercise of Remedies with Respect to Pledged Equity Interests. Notwithstanding anything to the contrary in this Article VI or elsewhere in this Agreement, in exercising its rights upon the occurrence of a Remedies Event, the Collateral Agent may (i) sell, assign, transfer and/or otherwise foreclose on and/or (ii) upon any acceptance of any Collateral in full or partial satisfaction of any Obligations with respect to such Remedies Event, become and remain the owner and holder of, only that portion of the Collateral as is reasonably necessary to satisfy Obligations that are then due and payable with respect to such Remedies Event.
Article VII
MISCELLANEOUS
7.1    Notices. Unless otherwise expressly provided herein, all notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail with postage prepaid and return receipt requested or sent by commercial overnight courier, courier fees prepaid (if available; otherwise, by the next best class of service available), to the parties at the address specified for notices in or pursuant to the Transaction Agreement. All such notices or other communications shall be deemed to have been received on the date of the personal delivery, on the third Business Day after the mailing or dispatch thereof, or in the case of electronic mail or facsimile transmission, on the date received, subject to confirmation of receipt.
7.2    No Waivers; Non-Exclusive Remedies. No failure or delay on the part of the Collateral Agent or any Secured Party to exercise, no course of dealing with respect to, and no delay in exercising, any right, power or privilege under this Agreement or any other Transaction Document or any other document or agreement contemplated hereby or thereby and no course of dealing between the Collateral Agent or any Secured Party and the Pledgor or any other Person party to a Transaction Document shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or privilege hereunder or under any Transaction Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein and in the other Transaction Documents are cumulative and are not exclusive of any other remedies provided by Law.
7.3    Protection of Collateral; Indemnification.
(a)    Protection of Collateral. If the Pledgor fails to comply with the provisions of any Transaction Document, such that the validity, perfection or rank of the Security Interests are thereby diminished or put at risk, the Collateral Agent may, but shall not be required to, effect such compliance on behalf of the Pledgor, and the Pledgor shall reimburse the Collateral Agent for the reasonable and documented costs thereof on demand. All sums so paid or incurred by the Collateral Agent for the foregoing, shall, together with any interest thereon until paid, be additional Obligations hereunder.
(b)    Indemnification. The Pledgor hereby agrees to indemnify Collateral Agent and its directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any claim of any Person (1) relating to or arising out of the acts or omissions of Pledgor under this Agreement (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified), or (2) resulting from the ownership of or lien on any Collateral, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).
7.4    Amendments and Waivers. Any provision of this Agreement may be amended, changed, discharged, terminated or waived if, but only if, such amendment or waiver is in writing and is signed by the Pledgor and the Collateral Agent.
7.5    Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and inure to the benefit of the Collateral Agent and the Secured Parties and their respective successors and assigns. In the event of an assignment of all or any of the Obligations by the Collateral Agent or any Secured Party to an affiliate of the Collateral Agent as permitted under Section 9.9 of the Transaction Agreement, the rights hereunder, to the extent applicable to the Obligations so assigned, may be transferred with such Obligations. The Pledgor shall not assign or delegate any of its rights and duties hereunder without the prior written consent of the Collateral Agent.
7.6    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed in all respects (including as to validity, interpretation and effect) by the internal laws of the State of New York, without giving effect to any conflict of laws rules or principles that would require or permit the application of another jurisdiction’s laws.
(b)    Each party hereby irrevocably agrees that any action or proceeding arising out of any dispute in connection with this Agreement, any rights or obligations hereunder or the performance of such rights or obligations shall be brought exclusively in the courts of the State of New York or the federal courts of the United States of America located in the State of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in the Transaction Agreement, such service to become effective 10 days after such mailing.
(c)    Each party hereby waives all rights to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement, any rights or obligations hereunder or the performance of such rights and obligations. Each party (i) certifies that no representative, agent or attorney of any person has represented, expressly or otherwise, that any person would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that the other parties have been induced to enter into this Agreement and the transactions contemplated hereby by, among other things, the waivers and certifications contained herein.
7.7    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
7.8    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
7.9    Termination and Release.
(a)    Upon the Discharge of Obligations, the Security Interests shall terminate and all rights to the Collateral shall revert to the Pledgor. Upon any such termination of the Security Interests or release of Collateral, the Collateral Agent will, upon request by and at the expense (shared equally) of the Pledgor and Collateral Agent, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence the termination of the Security Interests or the release of such Collateral, as the case may be. Any such documents shall be without recourse to or warranty by the Collateral Agent or the Secured Parties. Upon any release of Collateral pursuant to this Section 7.9(a), none of the Secured Parties shall have any continuing right or interest in such Collateral.
(b)    Notwithstanding anything herein or in any Transaction Document to the contrary, upon the termination of the applicable transfers restrictions set forth in Section 2.2 of the Equity Consideration Agreement, Article VIII of the LLC Agreement or Article III of the Registration Rights Agreement (as defined in the LLC Agreement) with respect to any portion of the Pledged Equity Interests, the Security Interests created pursuant to this Agreement in such Pledged Equity Interests, shall be automatically released, such Pledged Equity Interests shall no longer constitute Collateral, Schedule II shall be accordingly amended and the Collateral Agent will execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence the termination of the Security Interests or the release of such Pledged Equity Interests. Any such documents shall be without recourse to or warranty by the Collateral Agent or the Secured Parties. Upon any release of the Pledged Equity Interests pursuant to this Section 7.9(b), none of the Secured Parties shall have any continuing right or interest in such Pledged Equity Interests.
7.10    Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, of the parties with respect to the subject matter hereof.
7.11    Specific Performance. Without limiting or otherwise modifying any of the rights that the Collateral Agent has hereunder, the Pledgor agrees that irreparable damage would occur in the event that a Remedies Event were to occur. Accordingly, the Pledgor agrees that, in addition to any other remedies, the Collateral Agent shall be entitled to enforce the terms of this Agreement by a decree of specific performance and/or an injunction and/or any other equitable remedies without the necessity of proving the inadequacy of money damages as a remedy. The Pledgor hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Pledgor further agrees that the only permitted objection that it may raise in response to any action for specific performance, an injunction and/or any other equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.
7.12    Collateral Agent.
(a)    AMH hereby appoints the Collateral Agent, and each other Indemnified AMH Party by accepting the benefits of this Agreement is hereby deemed to have appointed the Collateral Agent, in each case to act as its collateral agent for the purpose of acquiring, holding and enforcing any and all Liens on the Collateral granted hereunder to secure any of the Obligations and exercising any and all rights and remedies under this Agreement and in respect of the Collateral, together with such powers and discretion as are reasonably incidental thereto. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 7.12 are solely for the benefit of the Collateral Agent and the Secured Parties and neither the Pledgor nor any other Person shall have any rights as a third party beneficiary to any of such provisions. The Collateral Agent shall make demands, give notices, exercise or refrain from exercising any rights and take or refrain from taking any action (including the exercise of any rights and remedies with respect to the Collateral) under this Agreement. Only the Collateral Agent may take any and all actions with respect to the Collateral and exercise any and all rights and remedies under this Agreement and none of the other Secured Parties individually shall take any such action. The Collateral Agent may resign at any time upon 30 days’ prior written notice and AMH shall have the right at such time to nominate a successor collateral agent to serve as the “Collateral Agent” under this Agreement. The Collateral Agent shall have no liability whatsoever to any Secured Party as a result of any release of Collateral by it as permitted by this Section 7.12.
(a)    The Collateral Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Collateral Agent shall not:
(i)    be subject to any fiduciary or other implied duties, except as provided in Section 7.12(d) below, regardless of whether a Remedies Event has occurred and is continuing;
(ii)    have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or that the Collateral Agent is required to exercise as directed in writing by AMH; and
(iii)    except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Pledgor or any of its affiliates that is communicated to or obtained by the person serving as the Collateral Agent or any of its affiliates in any capacity.
(b)    The Collateral Agent shall not be liable to the Secured Parties for any action taken or not taken by it (x) with the consent or at the request of AMH on behalf of all the Secured Parties or (y) in the absence of its own gross negligence or willful misconduct.
(c)    The Collateral Agent shall not be responsible to the Secured Parties for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, the Transaction Agreement or any other Ancillary Agreements, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Remedies Event, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (v) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. The Collateral Agent may consult with legal counsel, independent accountants and other experts selected by it in respect of matters relating to this Agreement, and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such Persons; provided that this sentence shall not apply if the selection of such Persons by the Collateral Agent was based on gross negligence, willful misconduct or fraud.
(d)    In the case of any proceeding under any Debtor Relief Law or any other judicial proceeding relating to the Pledgor, the Collateral and this Agreement, the Collateral Agent shall be entitled and empowered by intervention in such proceeding or otherwise to file and prove a claim and to undertake any other action it shall deem reasonable to undertake or it shall be instructed to undertake by AMH.
(e)    Each of the Indemnified AMH Parties by accepting the rights and benefits of this Agreement and the Collateral shall indemnify the Collateral Agent and the Collateral Agent’s affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates (the “Collateral Agent Indemnitees”) against, and hold each Collateral Agent Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including reasonable attorneys fees and expenses) incurred by any Collateral Agent Indemnitee or asserted against such Collateral Agent Indemnitee by any third party or by the Pledgor arising out of, in connection with, or as a result of (i) the execution and delivery of this Agreement, or any agreement or instrument contemplated hereby or thereby, the performance by the Collateral Agent hereto of its respective obligations hereunder or the consummation of the transactions contemplated hereby and the administration of this Agreement and the Collateral and any other action undertaken by the Collateral Agent under this Agreement on behalf of the Secured Parties or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party, the Pledgor or any other Person and whether any Collateral Agent Indemnitee is a party thereto; provided, however that such indemnity shall not, as to any Collateral Agent Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Collateral Agent Indemnitee.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their representative officers thereunto duly authorized as of the date first above written.

PLEDGOR:	AR CAPITAL, LLC By: Name: Title:
COLLATERAL AGENT AND SECURED PARTY:	AMH HOLDINGS (CAYMAN), L.P. By: [●], its general partner By: Name: Title:

EXHIBIT J

Form of Equity Consideration Agreement

See attached.

EQUITY CONSIDERATION AGREEMENT
This EQUITY CONSIDERATION AGREEMENT (this “Agreement”), dated as of [●], 2015, is entered into between (i) AR Capital, LLC, a Delaware limited liability company (“ARC”), (ii) Nicholas S. Schorsch, Peter M. Budko, William M. Kahane and Edward M. Weil, Jr. (each, an “ARC Principal” and together the “ARC Principals”) and AMH Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership (“AMH”).
RECITALS
A. ARC, AR Global, LLC, a Delaware limited liability company (“Newco”) and AMH are party to a Transaction Agreement, dated as of August [6], 2015 (the “Transaction Agreement”) pursuant to which, and subject to the terms and conditions set forth therein, ARC intends to transfer to AMH, and AMH intends to acquire from ARC, a 60% interest in Newco in exchange for the Consideration.
B. Pursuant to the terms of Sections 1.2(c) [(upfront consideration)], 1.6(a) [(earn-out consideration)] and 1.8 [(deferred consideration)] of the Transaction Agreement, ARC has received, or in the future may receive, consideration in the form of (i) AMH Units and (ii) Installment Notes (or cash issued in lieu thereof) that will be contributed to certain AOG Principal Entities in exchange for equity interests of such AOG Principal Entities in accordance with the terms of Section 1.7 of the Transaction Agreement and the AOG Exchange Agreement (such equity interests together with the AMH Units issued pursuant to the Transaction Agreement, the “AOG Principal Units”).
C. ARC will be permitted to exchange AOG Principal Units for Class A Shares in accordance with the terms of the Exchange Agreement.
D. ARC and each of the ARC Principals agree to the transfer and ownership restrictions set forth herein with respect their Economic Interests and the Class A Shares.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:
AGREEMENT
Section 1.    Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Transaction Agreement. The other terms when used in this Agreement shall have the following meanings:
“Agreement” has the meaning set forth in the preamble.
“AMH” has the meaning set forth in the preamble.
“AOG Principal Units” has the meaning set forth in the recitals.
“ARC” has the meaning set forth in the preamble.
“ARC Principal Group” means, with respect to each ARC Principal, such ARC Principal and his Group.
“ARC Principals” has the meaning set forth in the preamble.
“B Share Event” has the meaning set forth in Section 2.6.
“Board” means the board of directors of AGM or any duly authorized committee thereof.
“Charitable Institution” means an organization described in Section 501(c)(3) of the Code (or any corresponding provision of a future United State Internal Revenue law) which is exempt from income taxation under Section 501(a) thereof.
“Class A Shares” means the Class A Shares of AGM representing Class A limited liability company interests of AGM and any equity securities issued or issuable in exchange for or with respect to such Class A Shares (i) by way of a dividend, split or combination of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.
“Class B Share” means the Class B share of common stock, par value $0.001 per share, of RCAP.
“Disability” shall refer to any physical or mental incapacity that prevents an ARC Principal from carrying out all or substantially all of his duties under his Employment Agreement with Newco or any other affiliate of AMH in such capacity for any period of one hundred eighty (180) consecutive days or any aggregate period of eight (8) months in any 12month period, as determined, in its sole discretion, by a majority of the members of the board of Newco.
“Earn-out Consideration” means any Consideration paid pursuant to Section 1.6(a) of the Transaction Agreement.
“Economic Interests” means, with respect to the AOG Principal Units (and all securities into which such AOG Principal Units are exchanged therefor) held at any time by ARC, the number of AOG Principal Units (and all securities into which such AOG Principal Units are exchanged therefor) that would be distributable to an ARC Principal and his Group, assuming that ARC were liquidated and ARC distributed its assets in accordance with its governing agreements.
“Exchange” means the exchange by ARC of an AOG Principal Unit for a Class A Share pursuant to the Exchange Agreement, and the subsequent sale of such Class A Share, at prevailing market prices for a Class A Share (unless ARC Principal requesting such Exchange is willing to accept a lower price, e.g., to effect a block trade).
“Exchange Agreement” means the Fifth Amended and Restated Exchange Agreement, dated as of the date hereof, among AGM, ARC and the other parties thereto.
“Group” means, with respect to each ARC Principal, such ARC Principal and (i) such ARC Principal’s spouse, (ii) a lineal descendant of such ARC Principal’s parents, the spouse of any such descendant or a lineal descendent of any such spouse, (iii) a Charitable Institution solely controlled by such ARC Principal and other members of his Group, (iv) a trustee of a trust (whether inter vivos or testamentary), all of the current beneficiaries and presumptive remaindermen of which are one or more of such ARC Principal and Persons described in clauses (i) through (iii) of this definition, (v) a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned by one or more of such ARC Principal and Persons described in clauses (i) through (iv) of this definition, (vi) an individual mandated under a qualified domestic relations order or (vii) a legal or personal representative of such ARC Principal in the event of his death or Disability. For purposes of this definition, (x) “lineal descendants” shall not include individuals adopted after attaining the age of eighteen (18) years and such adopted Person’s descendants; and (y) “presumptive remaindermen” shall refer to those Persons entitled to a share of a trust’s assets if it were then to terminate. No ARC Principal shall ever be a member of the Group of another ARC Principal.
“Manager” means AGM Management, LLC, a Delaware limited liability company and the manager of AGM.
“Newco” has the meaning set forth in the recitals.
“RCAP” means RCS Capital Corporation, a Delaware corporation, or any successor or assign thereto.
“Restricted AOG Units” has the meaning set forth in Section 2.2(b).
“Transaction Agreement” has the meaning set forth in the recitals.
“Transfer Restriction Extension Event” means the occurrence of one or more of the following with respect to an ARC Principal: (i) a For Cause Event or (ii) such ARC Principal resigns from his employment as an employee, officer or director of Newco or any of its Subsidiaries.
“Upfront Consideration” means any Consideration paid pursuant to Section 1.2(c) or 1.8 of the Transaction Agreement.
Section 2.    Ownership and Transfer Restrictions.
2.1    Subject to the limitations set forth in Section 2.2 and the Exchange Agreement, each ARC Principal (and upon the death or Disability of such ARC Principal, his duly appointed personal representative) individually shall have the right to cause ARC to effect, at any time and from time to time, on one or more occasions, an Exchange with respect to all or a portion of such ARC Principal Group’s Economic Interest in AOG Principal Units. The proceeds from any such Exchange, net of all selling expenses (other than selling expenses borne by Apollo pursuant to the Shareholders Agreement), shall be distributed by ARC to the members of such selling ARC Principal’s Group in proportion to their Economic Interest in AOG Principal Units subject to such Exchange. Upon the direction by an ARC Principal (and upon the death or Disability of such ARC Principal, his duly appointed personal representative) to effect an Exchange in compliance with this Agreement, ARC shall be required to undertake an Exchange, at the Exchange Rate (as defined in the Exchange Agreement), of an AOG Principal Unit for a Class A Share and shall use commercially reasonable efforts to promptly consummate such Exchange; provided that each ARC Principal acknowledges that one or more events, such as an underwriter cutback, the unavailability of a registration, the possession of material non-public information, or general market dislocation may affect the timing of a proposed sale or disposition of Class A Shares following an Exchange, and accordingly, ARC shall sell or dispose of such shares as promptly as practicable upon receipt thereof, taking into account the circumstances surrounding such proposed sale or disposition.
2.2     Notwithstanding the foregoing, each ARC Principal agrees that he will not, directly or indirectly (and ARC will not on such ARC Principal’s behalf):
(k)    effect any transfers of any Economic Interests in the AOG Principal Units acquired with respect to the Upfront Consideration:
(i)    prior to the first anniversary of the Closing Date;
(ii)    following the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, in a cumulative amount greater than 25% of such ARC Principal’s Economic Interests in the AOG Principal Units acquired with respect to the Upfront Consideration;
(iii)    following the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, in a cumulative amount greater than 50% of such ARC Principal’s Economic Interests in the AOG Principal Units acquired with respect to the Upfront Consideration; or
(iv)    following the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date, in a cumulative amount greater than 75% of such ARC Principal’s Economic Interests in the AOG Principal Units acquired with respect to the Upfront Consideration; or
(l)    effect any transfers of any Economic Interests in the AOG Principal Units acquired with respect to the Earn-out Consideration:
(xiv)    prior to the first anniversary of the issuance thereof;
(xv)    following the first anniversary of the issuance thereof but prior to the second anniversary of such issuance, in a cumulative amount greater than 33.3% of such ARC Principal’s Economic Interests in the AOG Principal Units acquired with respect to the Earn-Out Consideration; or
(xvi)    following the second anniversary of the issuance thereof but prior to the third anniversary of such issuance, in a cumulative amount greater than 66.7% of such ARC Principal’s Economic Interests in the AOG Principal Units acquired with respect to the Earn-Out Consideration;
provided that notwithstanding anything herein to the contrary, if an ARC Principal is subject to a Transfer Restriction Extension Event, then, with respect to any AOG Principal Units that were subject to the transfer restrictions set forth in Section 2.2(a) or (b) at the time of such Transfer Restriction Extension Event (such AOG Principal Units, the “Restricted AOG Units”), such ARC Principal will not, directly or indirectly, effect any transfers of his Economic Interests in the Restricted AOG Units acquired with respect to the Upfront Consideration or in the Restricted AOG Units acquired with respect to the Earn-out Consideration prior to the tenth anniversary of Closing.
2.3    Neither ARC, any ARC Principal or member of any ARC Principal Group nor any Person controlled by any member of any ARC Principal Group will acquire or own any Class A Shares other than Class A Shares received pursuant to the Exchange Agreement and then only to the extent provided in the Exchange Agreement.
2.4    AGM shall not be obligated to register any proposed transfer of any Class A Shares by ARC on the stock transfer books of AGM until AGM shall have received an opinion of counsel reasonably satisfactory to AGM to the effect that the proposed transfer is in compliance with the Securities Act or any such other applicable laws and/or representation letters in form and substance reasonably satisfactory to AGM, in each case to the extent necessary to ensure compliance with the provisions of the Securities Act and any other applicable laws.
2.5    AMH shall provide ARC and each of the ARC Principals advance written notice of every “Notice Date” (as defined in the Exchange Agreement) no later than the earlier of (i) twenty (20) Business Days prior to such Notice Date or (ii) the date any Founder (as defined in the Exchange Agreement) is provided written notice of such Notice Date.
2.6    If, as of the date hereof, or at any time following the date hereof until the fifth anniversary of the date hereof, Nicholas S. Schorsch fails to have beneficial ownership and voting control of the Class B Share, in each case, other than because he is compelled or required to sell the Class B Share (including, but not limited to, as a result of a mandatory and legally binding redemption by RCAP) (any such failure, a “B Share Event”), then, with respect to any AOG Principal Units that were subject to the transfer restrictions set forth in Section 2.2(a) or (b) at the time of such B Share Event, Nicholas S. Schorsch will not, directly or indirectly, effect any transfers of his Economic Interests in such AOG Principal Units prior to the tenth anniversary of Closing.
Section 3.    Binding Effect; Benefits. This Agreement shall be binding upon the successors, heirs, executors, and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement and their respective successors or permitted assigns any legal or equitable right, remedy, or claim under or in respect of any agreement or any provision contained herein.
Section 4.    Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach, and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.
Section 5.    Amendments. This Agreement may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of the ARC Principals, ARC and AMH.
Section 6.    Assignability. Neither this Agreement nor any right, remedy, obligation, or liability arising hereunder or by reason hereof shall be assignable by ARC or any of the ARC Principals without the prior written consent of AMH.
Section 7.    Governing Law. This Agreement shall be governed in all respects (including as to validity, interpretation and effect) by the internal laws of the State of New York, without giving effect to any conflict of laws rules or principles that would require or permit the application of another jurisdiction’s laws.
Section 8.    Jurisdiction.
(m)    Each party hereby irrevocably agrees that any action or proceeding arising out of any dispute in connection with this Agreement, any rights or obligations hereunder or the performance of such rights or obligations shall be brought exclusively in the courts of the State of New York or the federal courts of the United States of America located in the State of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Article X, such service to become effective 10 days after such mailing.
(n)    Each party hereby waives all rights to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement, any rights or obligations hereunder or the performance of such rights and obligations. Each party (i) certifies that no representative, agent or attorney of any person has represented, expressly or otherwise, that any person would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that the other parties have been induced to enter into this Agreement and the transactions contemplated hereby by, among other things, the waivers and certifications contained herein.
Section 9.    Enforcement. Each party agrees that the parties shall be entitled to specific performance of the terms hereof.
Section 10.    Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail with postage prepaid and return receipt requested or sent by commercial overnight courier, courier fees prepaid (if available; otherwise, by the next best class of service available), to the parties at the following addresses:
if to AMH, to it at:
AMH Holdings (Cayman), L.P.
9 West 57th Street, 43rd Floor
New York, New York 10019
Attn: John J. Suydam
Email: jsuydam@ApolloLP.com
with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attn:    Jeffery J. Rosen
Gregory V. Gooding
Email: jrosen@debevoise.com
ggooding@debevoise.com
(a)    if to ARC, to it at:
AR Capital, LLC
405 Park Avenue, 14th Floor
New York, NY 10022
Attn: Jesse C. Galloway
Email: jgalloway@arlcap.com
with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Ave
NY, NY 10017
Attn:     Lee Meyerson
    Elizabeth Cooper
Email: lmeyerson@stblaw.com
ecooper@stblaw.com
(b)    if to any of the ARC Principals, to the address set forth opposite such ARC Principal’s name in Section 5.1 of the ARC Principals’ Disclosure Letter;
or to such other Person or address as any party shall specify by notice in writing to the other parties in accordance with this Article X. All such notices or other communications shall be deemed to have been received on the date of the personal delivery, on the third Business Day after the mailing or dispatch thereof, or in the case of electronic mail or facsimile transmission, on the date received, subject to confirmation of receipt; provided that notice of change of address shall be effective only upon receipt.
Section 11.    Headings. The headings contained herein are for convenience and shall not control or affect the meaning or interpretation of any provision hereof.
Section 12.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
Section 13.    Severability. In case any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, the validity and enforceability of the remaining provisions shall not in any way be affected thereby.
Section 14.    Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, of the parties with respect to the subject matter hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have hereby executed this Agreement as of the date first written above.
AMH HOLDINGS (CAYMAN), L.P.
By: AMH Holdings GP, Ltd., its general partner
By: Apollo Management Holdings GP, LLC, its sole director
By:    ____________________________
    Name:
    Title:

AR CAPITAL, LLC
By:    _____________________________
    Name:
    Title:

NICHOLAS S. SCHORSCH
_________________________________

PETER M. BUDKO
_________________________________

WILLIAM M. KAHANE
___________________________________

EDWARD M. WEIL, JR
___________________________________

EXHIBIT K

Form of Joinder to Shareholders Agreement

See attached.

Exhibit K – Form of Joinder to Shareholders Agreement

JOINDER, dated as of [•], 2015 (this “Joinder”), to the SHAREHOLDERS AGREEMENT (the “Agreement”) of APOLLO GLOBAL MANAGEMENT, LLC, a Delaware limited liability company (the “Company”), dated as of July 13, 2007, as amended by the First Amendment and Joinder dated as of August 18, 2009, by and among the Company, AP Professional Holdings, L.P., BRH Holdings, L.P., Black Family Partners, L.P., MJR Foundation LLC, MJH Partners, L.P., Leon D. Black, Marc J. Rowan and Joshua J. Harris, and, solely in connection with Article VII of the Agreement, APO Corp., APO Asset Co., LLC, APO (FC), LLC, Apollo Principal Holdings I, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings III, L.P., Apollo Principal Holdings IV, L.P., Apollo Principal Holdings V, L.P., Apollo Principal Holdings VI, L.P., Apollo Principal Holdings VII, L.P., Apollo Principal Holdings VIII, L.P., Apollo Principal Holdings IX, L.P. and Apollo Management Holdings, L.P.
WHEREAS, AR Capital LLC, a Delaware limited liability company (“AR Capital”), has acquired an ownership interest in the Apollo Operating Group and agrees to become party to the Agreement in accordance with the terms hereof.
NOW, THEREFORE, pursuant to the terms of the Agreement, and in consideration of the above premises, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.1	Defined Terms.
Capitalized terms used but not defined herein shall have the respective meanings given to them in the Agreement.

1.2	Joinder to the Agreement.
(a) AR Capital hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a “Shareholder” for all purposes thereof; provided, however, that AR Capital shall not be bound by Article II of the Agreement and no covenants, terms or conditions of Article II shall apply to AR Capital.

1.3	No Other Amendments or Waivers; Integration.
Except as expressly amended by this Joinder, the Agreement shall remain in full force and effect, enforceable in accordance with its terms. Except as specifically set forth herein, this Joinder is not a consent to any waiver or modification of any other term or condition of the Agreement or any of the instruments or documents referred to in the Agreement and shall not prejudice any rights that the parties thereto may now or hereafter have under or in connection with the Agreement or any of the instruments or documents referred to therein. Except as specifically set forth herein, this Joinder shall be interpreted in a manner consistent with the terms of the Agreement.

1.4	Governing Law.
THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF).

1.5	Counterparts and Facsimile Execution.
This Joinder may be executed in any number of counterparts, including by facsimile or other electronic transmission, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.
* * * * *

IN WITNESS WHEREOF, the undersigned have caused this Joinder to be duly executed and delivered, all as of the date first set forth above.

AP PROFESSIONAL HOLDINGS, L.P.

By:	BRH Holdings GP, Ltd. its General Partner

By:
John J. Suydam
Vice President

Leon D. Black

Marc J. Rowan

Joshua J. Harris

AR Capital, LLC

By:

Acknowledged and Agreed:

APOLLO GLOBAL MANAGEMENT, LLC

By:	AGM Management, LLC, its Manager

By:	BRH Holdings GP, Ltd., its Sole Member

By:
John J. Suydam Vice President

Agreed and acknowledged solely in connection with Article VII of the Agreement:

APOLLO PRINCIPAL HOLDINGS I, L.P.

By:	Apollo Principal Holdings I GP, LLC, its General Partner

By:
John J. Suydam Vice President and Secretary

APOLLO PRINCIPAL HOLDINGS II L.P.

By:	Apollo Principal Holdings II GP, LLC, its General Partner

By:
John J. Suydam Vice President and Secretary

APOLLO PRINCIPAL HOLDINGS III L.P.

By:	Apollo Principal Holdings III GP, LLC, its General Partner

By:
John J. Suydam Vice President and Secretary

APOLLO PRINCIPAL HOLDINGS IV L.P.

By:	Apollo Principal Holdings IV GP, LLC, its General Partner

By:
John J. Suydam Vice President and Secretary

APOLLO PRINCIPAL HOLDINGS V, L.P.

By:	Apollo Principal Holdings V GP, LLC, its General Partner

By:
John J. Suydam Vice President

APOLLO PRINCIPAL HOLDINGS VI, L.P.

By:	Apollo Principal Holdings VI GP, LLC, its General Partner

By:
John J. Suydam Vice President

APOLLO PRINCIPAL HOLDINGS VII, L.P.

By:	Apollo Principal Holdings VII GP, Ltd., its General Partner

By:
John J. Suydam Vice President

APOLLO PRINCIPAL HOLDINGS VIII, L.P.

By:	Apollo Principal Holdings VIII GP, Ltd., its General Partner

By:
John J. Suydam Vice President

APOLLO PRINCIPAL HOLDINGS IX, L.P.

By:	Apollo Principal Holdings IX GP, Ltd., its General Partner

By:
John J. Suydam Vice President

APOLLO PRINCIPAL HOLDINGS X, L.P.

By:	Apollo Principal Holdings X GP, Ltd., its General Partner

By:
John J. Suydam Vice President

AMH HOLDINGS (CAYMAN), L.P.

By:	AMH Holdings GP, Ltd., its General Partner

By:
John J. Suydam Vice President and Secretary

APO ASSET CO., LLC

By:
John J. Suydam Vice President and Secretary

APO CORP.

By:
John J. Suydam Vice President and Secretary

APO (FC), LLC

By:
John J. Suydam Vice President and Secretary